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INDEX TO FINANCIAL STATEMENTS

As filed pursuant to 424(b)(3)
Under the Securities Act of 1933
Registration No. 333-210791

        PROSPECTUS

$550,000,000

Zayo Group, LLC

and

Zayo Capital, Inc.

Exchange Offer for All Outstanding

$550,000,000 aggregate principal amount of 6.375% Senior Notes due 2025
(CUSIP Nos. 989194 AN5 and U98832 AG0)
for new 6.375% Senior Notes due 2025
that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time, on May 19, 2016, unless extended.

         We are jointly offering to exchange up to $550,000,000 aggregate principal amount of our 6.375% Senior Notes due 2025 (the "Exchange Notes") for an equal amount of our outstanding, unregistered 6.375% Senior Notes due 2025 (the "Outstanding Notes"). The term "Notes" refers to both the Outstanding Notes and the Exchange Notes. We refer to the offer to exchange the Exchange Notes for the Outstanding Notes as the "exchange offer" in this prospectus. The Exchange Notes will be identical in all material respects to the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the "Securities Act"), and except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes.

         The Exchange Notes will constitute part of the same series as the $350 million aggregate principal amount of 6.375% Senior Notes due 2025 that the Issuers issued on May 6, 2015 (the "Initial 2025 Notes"), the majority of which have been exchanged for notes that have been registered under the Securities Act. Once exchanged pursuant to this exchange offer, the Exchange Notes are expected to be fungible with and have the same CUSIP number as the Initial 2025 Notes that have previously been exchanged.

Material Terms of the Exchange Offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on May 19, 2016, unless extended.

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  Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of Exchange Notes.

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  You may withdraw tendered Outstanding Notes at any time at or prior to the expiration of the exchange offer.

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  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

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  The exchange of the Exchange Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

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  There is no existing public market for the Outstanding Notes or the Exchange Notes.

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  Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for the period required by the Securities Act, we will make available to any such broker-dealer a prospectus meeting the requirements of the Securities Act for use in connection with any such resale. See "Plan of Distribution" on page 161 of this prospectus.

         See the "Description of Notes" and section beginning on page 106 for more information about the Exchange Notes to be issued in this exchange offer.

See "Risk Factors" beginning on page 10.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 20, 2016

        This prospectus is part of a registration statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and does not contain all of the information contained in the registration statement. This information is available without charge upon written or oral request. See "Where You Can Find More Information." In order to ensure timely delivery, you must request such information no later than May 12, 2016, which is five business days before the expiration of the exchange offer (unless we extend the exchange offer as described herein).

        We have not authorized anyone else to provide you with information other than in this prospectus or to make additional representations. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume the information appearing in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations, and prospects may have changed since those dates. None of our contractual counterparties, nor any of their officers, directors, agents or employees, shall be deemed an issuer or underwriter of the securities offered hereby, nor shall any of the foregoing persons have any liability arising out of or related to the offer of these securities.

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WHERE YOU CAN FIND MORE INFORMATION

        Zayo Group, LLC (the "Company"), Zayo Capital, Inc. ("Zayo Capital") and the current subsidiaries of the Company that have guaranteed the notes (the "Guarantors") have jointly filed a registration statement with the Securities and Exchange Commission (the "SEC") on Form S-4 to register the exchange offer contemplated in this prospectus. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus contains summaries of the material terms and provisions of certain documents and in each instance we refer you to the copy of such document filed as an exhibit to the registration statement.

        We file annual and quarterly reports and other information with the SEC. The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by Zayo Group, LLC and Zayo Capital, Inc. with the SEC may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Such information may also be accessed electronically by means of the SEC's homepage on the Internet at www.sec.gov, which contains reports and other information regarding registrants, including Zayo Group, LLC, that file electronically with the SEC. The information contained on the SEC website is not incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

        You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Zayo Group, LLC
1805 29th Street, Suite 2050
Boulder, CO 80301
(303) 381-4683
Attention: Wendy Cassity, Secretary

        In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

        Pursuant to the indenture governing the Notes, Zayo Group, LLC and Zayo Capital, Inc. have agreed, whether or not subject to the informational requirements of the Exchange Act, to provide the trustee and holders of the Notes with annual, quarterly and other reports at the times and containing in all material respects the information specified in Sections 13 and 15(d) of the Exchange Act and to file such reports with the SEC.

NON-GAAP FINANCIAL MEASURES

        We have included Adjusted EBITDA as a financial measure in this prospectus. Adjusted EBITDA is not defined under generally accepted accounting principles in the United States, or GAAP. We define Adjusted EBITDA as earnings/(loss) from continuing operations before interest, income taxes, depreciation and amortization ("EBITDA") adjusted to exclude acquisition or disposal-related transaction costs, losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains (losses) on intercompany loans, and non-cash income (loss) on equity and cost method investments. We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures used by management for planning and forecasting for future periods. We believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and facilitates comparison of our results with the results of other companies that have different financing and capital structures.

        We also monitor Adjusted EBITDA because our subsidiaries have debt covenants that restrict their borrowing capacity that are based on a leverage ratio, which utilizes a modified EBITDA, as defined in our Credit Agreement (as defined below) and the indentures governing our outstanding notes. The modified EBITDA is consistent with our definition of Adjusted EBITDA; however, it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the quarter for which the debt compliance certification is due. Adjusted EBITDA results, along with other quantitative and qualitative information, are also utilized by management and our compensation committee for purposes of determining bonus payouts to employees.

        Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

  •
  does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

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  does not reflect changes in, or cash requirements for, our working capital needs;

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  does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

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  does not reflect cash required to pay income taxes.

        Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate Adjusted EBITDA in the same fashion.

        Because we have acquired numerous entities since our inception and incurred transaction costs in connection with each acquisition, borrowed money in order to finance our operations and acquisitions, and used capital and intangible assets in our business, and because the payment of income taxes is necessary if we generate taxable income after the utilization of our net operating loss carryforwards, any measure that excludes these items has material limitations. As a result of these limitations, these measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of our liquidity. See "Selected Historical Consolidated Financial Information" for a quantitative reconciliation of Adjusted EBITDA to net income/(loss).

 FORWARD-LOOKING STATEMENTS

        Information contained in this prospectus that is not historical by nature constitutes "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "intends," "estimates," "projects," "could," "may," "will," "should," or "anticipates" or the negatives thereof, other variations thereon, or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved, and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to:

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  We have consistently generated net losses since our inception and such losses may continue in the future.

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  Since our inception, we have used more cash than we have generated from operations, and we may continue to do so.

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  We are highly dependent on our management team and other key employees, many of whom own equity that was previously illiquid but became liquid as a result of the initial public offering of Zayo Group Holdings, Inc.

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  Our revenue is relatively concentrated among a small number of customers, and the loss of any of these customers could significantly harm our business, financial condition, results of operations, and cash flows.

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  Future acquisitions are a component of our strategic plan, and will include integration and other risks that could harm our business.

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  We are growing rapidly and may not maintain or efficiently manage our growth.

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  Any failure of our physical infrastructure or services could lead to significant costs and disruptions.

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  We use franchises, licenses, permits, rights-of-way, conduit leases, fiber agreements, and property leases, which could be canceled or not renewed.

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  We are required to maintain, repair, upgrade, and replace our network and our facilities, the cost of which could materially impact our results and our failure to do so could irreparably harm our business.

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  Our debt level could negatively impact our financial condition, results of operations, cash flows, and business prospects and could prevent us from fulfilling our obligations under our outstanding indebtedness. In the future, we may incur substantially more indebtedness, which could further increase the risks associated with our leverage.

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  Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

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  Our future tax liabilities are not predictable or controllable. If we become subject to increased levels of taxation, our financial condition and operations could be negatively impacted.

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  The international operations of our business expose us to risks that could materially and adversely affect the business.

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  We may be vulnerable to security breaches that could disrupt our operations and adversely affect our business and operations.

        Other factors and risks that may affect our business and future financial results are detailed in "Risk Factors" in this prospectus.

        We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

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 MARKET, INDUSTRY, AND OTHER DATA

        In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Industry surveys, publications, consultant surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but completeness of such information is not guaranteed. We take responsibility for compiling and extracting, but we have not ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. While we are not aware of any misstatements regarding market data, industry data, and forecasts presented herein, estimates in such information involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Risk Factors" in this prospectus.

PROSPECTUS SUMMARY

        This summary highlights some of the information contained in this prospectus. This summary may not contain all of the information that may be important to you. For a more complete understanding of our business and this exchange offer, we encourage you to read this entire prospectus, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the more detailed information regarding our Company and the Notes, as well as our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See "Forward-Looking Statements."

        Zayo Group, LLC, a co-issuer of the Notes (the "Company"), is a direct subsidiary of Zayo Group Holdings, Inc. ("ZGH"), a publicly traded company listed on the New York Stock Exchange under the symbol ZAYO. Zayo Capital, Inc., a co-issuer of the Notes ("Zayo Capital"), is a wholly-owned subsidiary of the Company with no operations and no subsidiaries of its own. Unless the context otherwise requires, references in this prospectus to the "Issuers" are to the Company and Zayo Capital and not to any of their subsidiaries. Unless otherwise indicated or the context otherwise requires, "we," "us," and "our" refer to the Company and its consolidated subsidiaries, including Zayo Capital.

        Our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus, we have provided definitions of some of these terms in the "Glossary of Terms" beginning on page G-1 of this prospectus.

        We are a large and fast-growing provider of bandwidth infrastructure in the United States, Canada and Europe. Our products and services enable mission-critical, high-bandwidth applications, such as cloud-based computing, video, mobile, social media, machine-to-machine connectivity, and other bandwidth-intensive applications. Key products include leased dark fiber, fiber to cellular towers and small cell sites, dedicated wavelength connections, Ethernet, IP connectivity, cloud services and other high-bandwidth offerings. We provide our services over a unique set of dense metro, regional, and long-haul fiber networks and through our interconnect-oriented datacenter facilities. Our fiber networks and datacenter facilities are critical components of the overall physical network architecture of the Internet and private networks. Our customer base includes some of the largest and most sophisticated consumers of bandwidth infrastructure services, such as wireless service providers; telecommunications service providers; financial services companies; social networking, media, and web content companies; education, research, and healthcare institutions; and governmental agencies. We typically provide our bandwidth infrastructure services for a fixed monthly recurring fee under contracts that vary between one and twenty years in length. We operate our business with a unique focus on capital allocation and financial performance with the ultimate goal of maximizing equity value for ZGH stockholders. Our core values center on partnership, alignment, and transparency with our three primary constituent groups-employees, customers, and ZGH stockholders.

Recent Developments

  Allstream Acquisition

        On January 15, 2016, we acquired 100% of the equity interest in Allstream, Inc. and Allstream Fiber U.S. Inc. (together, "Allstream") for cash consideration of CAD $427.0 million (or $298.0 million), subject to certain post-closing adjustments (the "Allstream Acquisition"). The consideration paid is net of CAD $38.0 million (or $26.0 million) of working capital and other liabilities that we assumed in the Allstream Acquisition. The Allstream Acquisition was funded with the proceeds of the Term Loan Amendment (as defined below).

        The Allstream Acquisition adds more than 18,000 route miles to our fiber network, including 12,500 miles of long-haul fiber connecting all major Canadian markets and 5,500 route miles of metro fiber network connecting approximately 3,300 on-net buildings concentrated in Canada's top five metropolitan markets.

  Term Loan Borrowings and Issuance of 6.375% Senior Notes due 2025

        On January 15, 2016, we entered into an Incremental Amendment (the "Term Loan Amendment") to the credit agreement (the "Credit Agreement") governing our senior secured term loan facility (the "Term Loan Facility") and senior secured revolving credit facility (the "Revolver" and together with the Term Loan Facility, the "Credit Facilities"). Under the terms of the Term Loan Amendment, the Company's Term Loan Facility was increased by $400 million. The additional amounts borrowed bear interest at LIBOR plus 3.5% with a minimum LIBOR rate of 1.0%. The $400 million add-on was priced at 99.0%. No other terms of the Credit Agreement were amended.

        On April 14, 2016, the Issuers closed a private offering of $550 million of the Outstanding Notes, which was an additional issuance of the Issuers' 6.375% Senior Notes due 2025 (collectively, the "2025 Notes"). Upon completion of the offering, $900 million in aggregate principal amount of 2025 Notes is outstanding. The net proceeds of the offering plus cash on hand (i) were used to repay approximately $197 million of borrowings under the Term Loan Facility, and (ii) will be used to redeem the approximately $326 million of remaining 10.125% Senior Notes due 2020 (the "2020 Notes"), including the required make-whole premium and accrued interest. As used herein, the term "Notes Offering" refers to the offering and the use of the net proceeds therefrom plus cash on hand as described in this paragraph.

Corporate Information

        Our principal executive office is located at 1805 29th Street, Suite 2050, Boulder, Colorado 80301. Our telephone number at that address is (303) 381-4683. Our website address is www.zayo.com. Information on our website is deemed not to be a part of this prospectus.

        Our fiscal year ends June 30 each year, and we refer to the fiscal year ending June 30, 2016 as "Fiscal 2016," the fiscal year ended June 30, 2015 as "Fiscal 2015" and the fiscal year ended June 30, 2014 as "Fiscal 2014."

SUMMARY OF THE EXCHANGE OFFER

        We are jointly offering to exchange up to $550,000,000 aggregate principal amount of our 6.375% Senior Notes due 2025 (the "Exchange Notes") for an equal amount of our outstanding, unregistered 6.375% Senior Notes due 2025 (the "Outstanding Notes" and together with the Exchange Notes, the "Notes"). The term "Indenture" refers to the indenture that governs both the Outstanding Notes and the Exchange Notes.

        The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer."

The Exchange Offer	We are offering to exchange $1,000 principal amount of Exchange Notes, which have been registered under the Securities Act, for each $1,000 principal amount of Outstanding Notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $550,000,000 aggregate principal amount of the Outstanding Notes is outstanding.

We issued the Outstanding Notes in a private transaction for resale pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights, and rights to increased interest in addition to the stated interest rate on the Outstanding Notes ("Additional Interest") will not apply to the Exchange Notes.

In order to exchange your Outstanding Notes for Exchange Notes, you must properly tender them at or prior to the expiration of the exchange offer.
Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on May 19, 2016, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Time."

Procedures for Tendering Outstanding Notes

You may tender your Outstanding Notes through book-entry transfer in accordance with The Depository Trust Company's Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

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complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your Outstanding Notes, to the exchange agent at the address set forth under "The Exchange Offer—The Exchange Agent"; or

•

arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the Outstanding Notes being tendered into the exchange agent's account at The Depository Trust Company.

You may tender your Outstanding Notes for Exchange Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Guaranteed Delivery Procedures

If you wish to tender your Outstanding Notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Owners

If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."

Withdrawal of Tenders

You may withdraw your tender of Outstanding Notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights."

Acceptance of Outstanding Notes and Delivery of Exchange Notes

We will accept any and all Outstanding Notes that are properly tendered in the exchange offer and not withdrawn at or prior to the expiration time promptly upon the expiration time. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer, and any tendered Outstanding Notes that are not accepted for exchange will be returned to the tendering holder promptly upon the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Time."

Registration Rights Agreement

We are making the exchange offer pursuant to a registration rights agreement that we entered into with the initial purchaser of the Outstanding Notes on April 14, 2016 (the "Registration Rights Agreement").

Resales of Exchange Notes

We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an "affiliate" of ours;
• the Exchange Notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the exchange offer;
• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes issued in the exchange offer; and

•

if you are a broker-dealer, you will receive the Exchange Notes for your own account, the Outstanding Notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any Exchange Notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See "The Exchange Offer—Consequences of Exchanging Outstanding Notes."
Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your Outstanding Notes in the exchange offer, your Outstanding Notes will continue to be subject to the restrictions on transfer provided in the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes, the liquidity and the trading market for your untendered Outstanding Notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."

Exchange Agent

The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. For additional information, see "The Exchange Offer—The Exchange Agent" and the accompanying letter of transmittal.

Material U.S. Federal Income Tax Considerations

The exchange of your Outstanding Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the Exchange Notes. For additional information, see "Material U.S. Federal Income Tax Considerations."

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

        The terms of the Exchange Notes are substantially the same as the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights, and Additional Interest will not apply to the Exchange Notes. The following is a summary of the principal terms of the Exchange Notes. A more detailed description is contained in the section "Description of Notes" in this prospectus.

Issuers	Zayo Group, LLC and Zayo Capital, Inc., as co-issuers.
Securities Offered
$550,000,000 aggregate principal amount of 6.375% Senior Notes due 2025. The Outstanding Notes are an additional issuance of our Initial 2025 Notes and will be treated as a single series under the Indenture with the Initial 2025 Notes. Following the issuance of the Outstanding Notes, $900 million in aggregate principal amount of such series is outstanding. The Outstanding Notes do not have the same CUSIP number as the Initial 2025 Notes. However, following this exchange offer, we intend for the Exchange Notes and the Initial 2025 Notes that have been exchanged to have the same CUSIP number and be fungible for trading purposes.
Maturity Date	The Exchange Notes will mature on May 15, 2025.
Interest	We pay interest on the Exchange Notes semi-annually in arrears on May 15 and November 15 of each year to holders of record on the May 1 or November 1 immediately preceding the interest payment date.
Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Outstanding Notes, if any.
Optional Redemption
We may redeem the Exchange Notes, in whole or in part, on or after May 15, 2020 at the applicable redemption prices set forth in this prospectus under the heading "Description of Notes—Optional Redemption," plus accrued and unpaid interest.

We may redeem the Exchange Notes, in whole or in part, at any time before May 15, 2020 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest and a "make-whole" premium.

In addition, using the proceeds of certain equity offerings, we may redeem, at any time prior to May 15, 2018, up to 40% of the Exchange Notes at a redemption price equal to 106.375% of their principal amount, plus accrued and unpaid interest.
See "Description of Notes—Optional Redemption."

Subsidiary Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our current and future domestic restricted subsidiaries and any other restricted subsidiaries of ours that guarantee any indebtedness of the Issuers or any guarantor (the "Guarantors"). We refer to the guarantees of the Exchange Notes as the "Guarantees."
Ranking	The Exchange Notes and the Guarantees will be general unsecured obligations of the Issuers and each Guarantor and will rank:
• equally in right of payment with all existing and future senior unsecured indebtedness of the Issuers and the Guarantors;

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senior in right of payment to all future indebtedness of the Issuers and the Guarantors that is by its terms expressly subordinated in right of payment to the Exchange Notes or the applicable Guarantee, if any;

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effectively subordinated to the Issuers' and the Guarantors' secured indebtedness, including the indebtedness under the Credit Facilities, to the extent of the value of the collateral securing such indebtedness; and

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structurally subordinate in right of payment to all future indebtedness and other liabilities of future subsidiaries of the Issuers and the Guarantors that do not guarantee the Exchange Notes, which will consist only of unrestricted subsidiaries and foreign subsidiaries that do not guarantee any of our other indebtedness.

As of December 31, 2015, on an as adjusted basis after giving effect to the Term Loan Amendment and the Notes Offering:
• the Notes were effectively subordinated in right of payment to $35.9 million in capital lease obligations to the extent of the value of the collateral securing such capital lease obligations;

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the Notes were effectively subordinated in right of payment to $1,842.0 million of senior secured indebtedness consisting of indebtedness under the Term Loan Facility to the extent of the value of the collateral; and

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we would have had an additional $440.8 million available for borrowing under the Revolver, subject to certain conditions, all of which would be effectively senior to the Exchange Notes if borrowed to the extent of the value of the collateral.

For the year ended June 30, 2015 and the six months ended December 31, 2015, the non-guarantor subsidiaries of the Company (other than Zayo Capital) generated 12% and 11%, respectively, of the Company's consolidated net revenue. In addition, as of December 31, 2015, these non-guarantor subsidiaries of the Company held 14% of the Company's total consolidated assets and had $242.4 million in liabilities (excluding inter-company liabilities).
Change of Control
If we experience a change of control, we will be required to make an offer to repurchase the Notes at a price equal to 101% of the outstanding principal amount of the Notes plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The Indenture governing the Notes restrict our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional indebtedness and issue preferred stock;
• pay dividends or make other distributions with respect to any equity interests or make certain investments or other restricted payments;
• create liens;
• sell assets;
• incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;
• consolidate or merge with or into other companies or transfer all or substantially all of our assets;
• engage in transactions with affiliates; and
• enter into sale and leaseback transactions.
These covenants are subject to a number of important qualifications and exceptions. See "Description of Notes—Certain Covenants."
Risk Factors	See "Risk Factors" for a discussion of certain risks you should carefully consider.

RISK FACTORS

        The Exchange Notes involve substantial risks similar to those associated with the Outstanding Notes. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the Notes or otherwise fulfill our obligations under the Indenture.

Risk Factors Related to the Exchange Offer

We cannot assure you that an active trading market for the Exchange Notes will exist if you desire to sell the Exchange Notes.

        There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not intend to have the Exchange Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the Exchange Notes. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

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  the number of holders of Exchange Notes;

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  our operating performance and financial condition;

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  the market for similar securities;

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  the interest of securities dealers in making a market in the Exchange Notes; and

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  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may face similar disruptions that may adversely affect the prices at which you could sell your Exchange Notes. Therefore, you may not be able to sell your Exchange Notes at a particular time and the price that you receive when you sell may not be favorable.

You may have difficulty selling any Outstanding Notes that you do not exchange.

        If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to hold Outstanding Notes subject to restrictions on their transfer. Those transfer restrictions are described in the Indenture and in the legend contained on the Outstanding Notes, and arose because we originally issued the Outstanding Notes under an exemption from the registration requirements of the Securities Act.

        In general, you may offer or sell your Outstanding Notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the Outstanding Notes under the Securities Act or any state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes issued in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes" for a discussion of additional consequences of failing to exchange your Outstanding Notes.

Risks Related to Our Business

We have consistently generated net losses since our inception and such losses may continue in the future.

        We have consistently generated net losses since our inception and such losses may continue in the future. These net losses primarily have been driven by significant depreciation, amortization, interest expense, and stock-based compensation. During the fiscal year ended June 30, 2015 and the six months ended December 31, 2015, we had depreciation and amortization expense of $406.2 million and $230.8 million, stock-based compensation expense of $200.7 million and $89.0 million, and interest expense of $214.0 million and $105.0 million, respectively. At December 31, 2015, we had $4,207.9 million of total debt (including capital lease obligations and before any unamortized discounts, premiums and debt issuance costs) after giving effect to the Term Loan Amendment and the Notes Offering. We cannot assure you that we will generate net income in the future.

Since our inception, we have used more cash than we have generated from operations, and we may continue to do so.

        Since our inception, we have consistently consumed our entire positive cash flow generated from operating activities with our investing activities. Our investing activities have consisted principally of the acquisition of businesses as well as material additions to property and equipment. We have funded the excess of cash used in investing activities over cash provided by operating activities with proceeds from equity contributions and debt issuances.

        We intend to continue to invest in expanding our fiber network and our business and pursuing acquisitions that we believe provide an attractive return on our capital. These investments may continue to exceed the amount of cash flow available from operations after debt service requirements. To the extent that our investments exceed our cash flow from operations, we plan to rely on potential future debt or ZGH equity issuances, which could increase interest expense or dilute the interest of ZGH stockholders, as well as cash on hand and borrowings under our Revolver. We cannot assure you, however, that we will be able to obtain or continue to have access to sufficient capital on reasonable terms, or at all, to successfully grow our business.

We are highly dependent on our management team and other key employees, many of whom own equity that was previously illiquid but became liquid as a result of the initial public offering of ZGH.

        We expect that our continued success will largely depend upon the efforts and abilities of members of our management team and other key employees. Our success also depends upon our ability to identify, attract, develop, and retain qualified employees. None of the executive management team except for Mr. Caruso is bound by an employment agreement with us. If we lost members of our management team or other key employees, it would likely have a material adverse effect on our business.

        All of our officers and many of our key management and employees have had a significant portion of their compensation paid in equity. The liquidity provided by ZGH's initial public offering and subsequent equity offerings in many cases represents material wealth of our officers and key management employees that may impact retention and focus of existing key employees.

Our revenue is relatively concentrated among a small number of customers, and the loss of any of these customers could significantly harm our business, financial condition, results of operations, and cash flows.

        Our largest single customer, based on recurring revenue, accounted for approximately 6% of our revenue during each of Fiscal 2015 and the six months ended December 31, 2015, and total revenues from our top ten customers accounted for approximately 27% of our revenue during each of Fiscal 2015 and the six months ended December 31, 2015. We currently depend, and expect to continue to depend, upon a relatively small number of customers for a significant percentage of our revenue. Many of these customers are also competitors for some or all of our service offerings. Our customer contracts typically have terms of one to twenty years. Our customers may elect not to renew these contracts. Furthermore, our customer contracts are terminable for cause if we breach a material provision of the contract. We may face increased competition and pricing pressure as our customer contracts become subject to renewal. Our customers may negotiate renewal of their contracts at lower rates, for fewer services or for shorter terms. Many of our customers are in the telecommunications industry, which is undergoing consolidation. To the extent that two or more of our customers combine, they may be able to use their greater size to negotiate lower prices from us and may purchase fewer services from us, especially if their networks overlap. If we are unable to successfully renew our customer contracts on commercially acceptable terms, or if our customer contracts are terminated, our business could suffer.

        We are also subject to credit risk associated with the concentration of our accounts receivable from our key customers. If one or more of these customers were to become bankrupt, insolvent or otherwise were unable to pay for the services provided by us, we may incur significant write-offs of accounts receivable or incur impairment charges.

        We have numerous customer orders for connections, including contracts with multiple national wireless carriers to build out additional towers. If we are unable to satisfy new orders or build our network according to contractually specified deadlines, we may incur penalties or suffer the loss of revenue.

Future acquisitions are a component of our strategic plan, and will include integration and other risks that could harm our business.

        We have grown rapidly and intend to continue to acquire complementary businesses and assets, and some of these acquisitions may be large or in new geographic areas where we do not currently operate. This exposes us to the risk that when we evaluate a potential acquisition target we over-estimate the target's value and, as a result, pay too much for it. We also cannot be certain that we will be able to successfully integrate acquired assets or the operations of the acquired entity with our existing operations. Businesses and assets that we have acquired or may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. While we usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our operating results and financial condition.

        We have previously engaged in and may continue to engage in large acquisitions, such as the AboveNet and Latisys acquisitions and the recent Allstream Acquisition, which could be much more difficult to integrate. Difficulties with integration could cause material customer disruption and dissatisfaction, which could in turn increase churn and reduce new sales. Additionally, we may not be able to integrate acquired businesses in a manner that permits us to realize the cost synergies we anticipate in the time, manner, or amount we currently expect, or at all. Our actual cost synergies, cost savings, growth opportunities, and efficiency and operational benefits resulting from any acquisition may be lower and may take longer to realize than we currently expect. In addition, some recently acquired companies have had Adjusted EBITDA margins that were lower than ours, which had a negative impact on our incremental margins. Future acquisitions may have a similar effect. In addition, as a result of our frequent acquisitions, research analysts' valuation models may not take into account current acquisitions, or they may not correctly or timely include the effects of such acquisitions, which may cause our reported results to differ from their expectations.

        We may incur additional debt to assist in the funding of these potential transactions, which may increase our leverage. Further, additional transactions could cause disruption of our ongoing business and divert management's attention from the management of daily operations to the closing and integration of the acquired business. Acquisitions also involve other operational and financial risks such as:

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  increased demand on our existing employees and management related to the increase in the size of the business and the possible distraction from our existing business due to the acquisition;

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  loss of key employees and salespeople of the acquired business;

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  liabilities of the acquired business, both unknown and known at the time of the consummation of the acquisition;

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  discovery that the financial statements we relied on to buy a business were incorrect;

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  expenses associated with the integration of the operations of the acquired business;

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  the possibility of future impairment, write-downs of goodwill and other intangibles associated with the acquired business;

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  finding that the services and operations of the acquired business do not meet the level of quality of those of our existing services and operations; and

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  recognizing that the internal controls of the acquired business were inadequate.

We are growing rapidly and may not maintain or efficiently manage our growth.

        We have rapidly grown our company through acquisitions of companies and assets as well as expansion of our own network and the acquisition of new customers through our own sales efforts. We also intend to continue to grow our company, including through acquisitions, some of which may be large. Customers can be reluctant to switch providers of bandwidth services because it can involve substantial expense and technical difficulty. That can make it harder for us to acquire new customers through our own sales efforts. Our expansion may place strains on our management and our operational and financial infrastructure. Our ability to manage our growth will be particularly dependent upon our ability to:

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  expand, develop, and retain an effective sales force and other qualified personnel;

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  maintain the quality of our operations and our service offerings;

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  attract customers to switch from their current providers to us in spite of the costs associated with switching providers;

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  maintain and enhance our system of internal controls to ensure timely and accurate reporting; and

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  expand our operational information systems in order to support our growth, including integrating new customers without disruption.

Service level agreements in our customer agreements could subject us to liability or the loss of revenue.

        Our contracts with customers typically contain service guarantees (including network availability) and service delivery date targets, which could enable customers to claim credits and, under certain conditions, terminate their agreements. Our inability to meet our service level guarantees could adversely affect our revenue. Lost revenue from failure to meet service level guarantees was approximately $0.9 million and $0.1 million in Fiscal 2015 and the six months ended December 31, 2015, respectively. While we typically have carve-outs for force majeure events, many events, such as fiber cuts, equipment failure and third-party vendors being unable to meet their underlying commitments with us, could impact our ability to meet our service level agreements.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions.

        Our business depends on providing customers with highly reliable service. The services we provide are subject to failure resulting from numerous factors, including:

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  human error;

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  power loss;

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  improper building maintenance by the landlords of the buildings in which our datacenters are located;

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  physical or electronic security breaches;

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  fire, earthquake, hurricane, flood, and other natural disasters;

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  water damage;

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  the effect of war, terrorism, and any related conflicts or similar events worldwide; and

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  sabotage and vandalism.

        Problems within our network or our datacenters, whether within our control or the control of our landlords or other third-party providers, could result in service interruptions or equipment damage. As current and future customers increase their power usage in our facilities over time, the remaining available power for future customers could limit our ability to grow our business and increase occupancy rates or network density within our existing facilities. Accordingly, we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers. In the past, we have experienced disruptions in our network attributed to equipment failure and power outages. Although such disruptions have been remedied and the network has been stabilized, there can be no assurance that similar disruptions will not occur in the future. Given the service level agreement obligations we typically have in our customer contracts, such disruptions could result in customer credits; however, we cannot assume that our customers will accept these credits as compensation in the future, and we may face additional liability or loss of customers.

We use franchises, licenses, permits, rights-of-way, conduit leases, fiber agreements, and property leases, which could be canceled or not renewed.

        We must maintain rights-of-way, franchises, and other permits from railroads, utilities, state highway authorities, local governments, transit authorities, and others to operate our owned fiber network. We cannot be certain that we will be successful in maintaining these rights-of-way agreements or obtaining future agreements on acceptable terms. Some of these agreements are short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. If a material portion of these agreements are terminated or are not renewed, we might be forced to abandon our networks. In order to operate our networks, we must also maintain fiber leases and IRU agreements that we have with public and private entities. There is no assurance that we will be able to renew those fiber routes on favorable terms, or at all. If we are unable to renew those fiber routes on favorable terms, we may face increased costs or reduced revenues.

        In order to expand our network to new locations, we often need to obtain additional rights-of-way, franchises, and other permits. Our failure to obtain these rights in a prompt and cost-effective manner may prevent us from expanding our network, which may be necessary to meet our contractual obligations to our customers and could expose us to liabilities.

        If we lose or are unable to renew key real property leases where we have located our POPs, it could adversely affect our services and increase our costs, as we would be required to restructure our network and move our POPs.

We are required to maintain, repair, upgrade, and replace our network and our facilities, the cost of which could materially impact our results and our failure to do so could irreparably harm our business.

        Our business requires that we maintain, repair, upgrade, and periodically replace our facilities and networks. This requires management time and capital expenditures. In the event that we fail to maintain, repair, upgrade, or replace essential portions of our network or facilities, it could lead to a material degradation in the level of service that we provide to our customers. Our networks can be damaged in a number of ways, including by other parties engaged in construction close to our network facilities. In the event of such damage, we will be required to incur expenses to repair the network. We could be subject to significant network repair and replacement expenses in the event a terrorist attack or a natural disaster damages our network. Further, the operation of our network requires the coordination and integration of sophisticated and highly specialized hardware and software. Our failure to maintain or properly operate this can lead to degradations or interruptions in customer service. Our failure to provide proper customer service could result in claims from our customers, early termination of contracts, and damage to our reputation.

Our debt level could negatively impact our financial condition, results of operations, cash flows, and business prospects and could prevent us from fulfilling our obligations under our outstanding indebtedness. In the future, we may incur substantially more indebtedness, which could further increase the risks associated with our leverage.

        As of December 31, 2015, our total debt (including capital lease obligations and before any unamortized discounts, premiums or debt issuance costs) after giving effect to the Term Loan Amendment and the Notes Offering was $4,207.9 million, primarily consisting of our $550.0 million of Outstanding Notes, $1,430.0 million of 6.00% Senior Notes due 2023 (the "2023 Notes" and together with the 2020 Notes, the Initial 2025 Notes, and the Outstanding Notes, the "Existing Notes"), $350.0 million of the Initial 2025 Notes, $1,842.0 million Term Loan Facility and $35.9 million in capital lease obligations. In addition, we have a $450.0 million Revolver, of which $440.8 million was available at December 31, 2015, subject to certain conditions. Subject to the limitations set forth in the indentures governing the Existing Notes (the "Existing Indentures") and the Credit Agreement, we may incur additional indebtedness (including additional first lien obligations) in the future. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face in light of our current debt level, including our possible inability to service our debt, could intensify. Our level of debt could have important consequences, including the following:

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  making it more difficult for us to satisfy our obligations under our debt agreements;

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  requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures, and other general business activities;

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  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, and general corporate and other activities;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  increasing our vulnerability to both general and industry-specific adverse economic conditions;

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  placing us at a competitive disadvantage relative to less leveraged competitors; and

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  preventing us from raising the funds necessary to repurchase the Existing Notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the Existing Indentures.

        Cash payments for interest, net of capitalized interest, which are reflected in our cash flows from operating activities, during the year ended June 30, 2015 and the six months ended December 31, 2015 were $191.2 million and $112.5 million, respectively, and represented 32% and 33%, respectively, of our cash flows from operating activities. Excluding our aggregate redemptions of $924.4 million of notes in December 2014 and March 2015 and Term Loan Facility repayment of $344.5 million in May 2015, we also made cash payments related to principal payments on our debt obligations (including capital leases) during the year ended June 30, 2015 and the six months ended December 31, 2015 of $23.1 million and $10.5 million, respectively, which are reflected in our cash flows from financing activities, and represented 4% and 3% of our cash flows from operating activities during the respective periods.

We may not be able to generate enough cash flow to meet our debt obligations.

        Our future cash flow may be insufficient to meet our debt obligations and commitments. Any insufficiency could negatively impact our business. A range of economic, competitive, business, regulatory, and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt. Many of these factors, such as economic and financial conditions in our industry and the U.S. or the global economy, or competitive initiatives of our competitors, are beyond our control.

        If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

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  reducing or delaying capital investments;

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  raising additional capital;

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  refinancing or restructuring our debt; and

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  selling assets.

        We cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms, or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations.

        If we are unable to meet our debt service obligations, we would be in default under the terms of the Existing Indentures and the Credit Agreement, permitting acceleration of the amounts due on the Existing Notes and under the Credit Agreement and eliminating our ability to draw on the Revolver. If the amounts outstanding under the Credit Facilities, the Existing Notes, or other future indebtedness were to be accelerated, we could be forced to file for bankruptcy.

Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

        The Existing Indentures and the Credit Agreement each contain, and agreements governing future debt issuances may contain, covenants that restrict our ability to, among other things:

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  incur additional indebtedness and issue preferred stock;

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  pay dividends or make other distributions with respect to any equity interests or make certain investments or other restricted payments;

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  create liens;

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  sell or otherwise dispose of assets, including capital stock of subsidiaries;

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  incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

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  consolidate or merge with or into other companies or transfer all, or substantially all, of our assets;

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  engage in transactions with affiliates;

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  engage in business other than telecommunications; and

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  enter into sale and leaseback transactions.

        As a result of these covenants, we are limited in the manner in which we may conduct our business, and as a result we may be unable to engage in favorable business activities or finance future operations or capital needs. The ability to comply with some of the covenants and restrictions contained in the Credit Agreement and the Existing Indentures may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with the covenants, ratios, or tests in the Credit Agreement, the Existing Indentures, or the agreement governing any future indebtedness could result in an event of default under the Credit Agreement, the Existing Indentures or the agreement governing any such future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition, and results of operations.

        In addition, the Credit Facilities require us to comply with specified financial ratios, including ratios regarding total leverage and secured leverage. Our ability to comply with these ratios may be affected by events beyond our control. These restrictions limit our ability to plan for or react to market conditions, meet capital needs, or otherwise constrain our activities or business plans. They also may adversely affect our ability to finance our operations, enter into acquisitions, or engage in other business activities that would be in our interest.

        A breach of any of the covenants contained in the Credit Agreement, the Existing Indentures, or the agreement governing any future indebtedness or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable or to terminate the ability to borrow under the Revolver. If the amounts outstanding under the Credit Facilities, the Existing Notes or other future indebtedness were to be accelerated, we cannot assure that our assets would be sufficient to repay in full the money owed, including the Notes. In such a situation, we could be forced to file for bankruptcy.

Our future tax liabilities are not predictable or controllable. If we become subject to increased levels of taxation, our financial condition and operations could be negatively impacted.

        We provide telecommunication and other services in multiple jurisdictions across North America and Europe and are, therefore, subject to multiple sets of complex and varying tax laws and rules. We cannot predict the amount of future tax liabilities to which we may become subject. Any increase in the amount of taxation incurred as a result of our operations or due to legislative or regulatory changes would be adverse to us. In addition, we may become subject to income tax audits by many tax jurisdictions throughout the world. It is possible that certain tax positions taken by us could result in tax liabilities for us. While we believe that our current provisions for taxes are reasonable and appropriate, we cannot assure you that these items will be settled for the amounts accrued or that we will not identify additional exposures in the future.

We cannot assure you whether, when or in what amounts ZGH will be able to use its net operating losses, or when they will be depleted.

        For U.S. federal income tax purposes we are a disregarded entity and treated as a part of ZGH. At June 30, 2015, ZGH had approximately $1,115.0 million of federal net operating losses ("NOLs"), which relate primarily to prior acquisitions. Under certain circumstances, these NOLs can be used to offset ZGH's future federal and certain taxable income. If ZGH experiences an "ownership change," as defined in Section 382 of the Internal Revenue Code and related Treasury regulations at a time when its market capitalization is below a certain level, its ability to use the NOLs could be substantially limited. This limit could impact the timing of the usage of the NOLs, thus accelerating cash tax payments or causing NOLs to expire prior to their use, which could affect the ultimate realization of the NOLs.

        Furthermore, transactions that ZGH enters into, as well as transactions by existing or future 5% stockholders that ZGH does not participate in, could cause ZGH to incur an "ownership change," which could prevent it from fully utilizing its NOLs to reduce its federal income taxes. These limitations could cause ZGH not to pursue otherwise favorable acquisitions and other transactions involving its capital stock, or could reduce the net benefits to be realized from any such transactions. Despite this, ZGH expects to use substantially all of these NOLs and certain other deferred tax attributes as an offset to its federal future taxable income, although the timing of that use will depend upon its future earnings and future tax circumstances. If and when ZGH's NOLs are fully utilized, we expect that the amount of our cash flow dedicated to the payment of federal taxes will increase substantially.

We may be subject to interest rate risk and increasing interest rates may increase our interest expense.

        Borrowings under each of the Credit Facilities bear, and our future indebtedness may bear, interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

The international operations of our business expose us to risks that could materially and adversely affect the business.

        We have operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose us to risks inherent in international operations. These include:

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  general economic, social and political conditions;

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  the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

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  tax rates in some foreign countries may exceed those in the U.S.;

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  foreign currency exchange rates may fluctuate, which could adversely affect our results of operations and the value of our international assets and investments;

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  foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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  difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

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  difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

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  changes in U.S. laws and regulations relating to foreign trade and investment.

        We may as part of our expansion strategy increase our exposure to international investments and operations.

Our international operations are subject to the laws and regulations of the U.S. and many foreign countries, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act.

        We are subject to a variety of laws regarding our international operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and regulations issued by U.S. Customs and Border Protection, the U.S. Bureau of Industry and Security, the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") and various foreign governmental agencies. We cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. Actual or alleged violations of these laws could lead to enforcement actions and financial penalties that could result in substantial costs.

        The U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. Recent years have seen a substantial increase in anti-bribery law enforcement activity with more frequent and aggressive investigations and enforcement proceedings by both the Department of Justice and the U.S. Securities and Exchange Commission, increased enforcement activity by non-U.S. regulators and increases in criminal and civil proceedings brought against companies and individuals. We have created and implemented a program for compliance with anti-bribery laws. Because our anti-bribery internal control policies and procedures have been recently implemented, we may have increased exposure to reckless or criminal acts committed by our employees or third-party intermediaries. Violations of these anti-bribery laws may result in criminal or civil sanctions, which could have a material adverse effect on our business, financial condition, and results of operations.

Our international operations expose us to currency risk.

        We conduct a portion of our business using the British Pound Sterling, Canadian Dollar and the Euro. Appreciation of the U.S. Dollar adversely affects our consolidated revenue. For example, the U.S. Dollar has appreciated significantly against the Euro in recent periods. Since we tend to incur costs in the same currency in which those operations realize revenue, the effect on operating income and operating cash flow is largely mitigated. However, if the U.S. Dollar continues to appreciate significantly, future revenues, operating income and operating cash flows could be materially affected.

We may be vulnerable to security breaches that could disrupt our operations and adversely affect our business and operations.

        Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions, or shutdowns due to unauthorized access, computer viruses, cyber-attacks, distributed denial of service, and other security breaches. An attack on or security breach of our network could result in interruption or cessation of services, our inability to meet our service level commitments, and potentially compromise customer data transmitted over our network. We cannot guarantee that our security measures will not be circumvented, resulting in network failures or interruptions that could impact our network availability and have a material adverse effect on our business, financial condition, and operational results. We may be required to expend significant resources to protect against such threats. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, and we could lose customers. Any such events could result in legal claims or penalties, disruption in operations, misappropriation of sensitive data, damage to our reputation, and/or costly response measures, which could adversely affect our business.

Risks Related to Our Industry

We could face increased competition from companies in the telecommunications and media industries that currently do not focus on bandwidth infrastructure.

        Many of our competitors in the bandwidth infrastructure space are other focused bandwidth infrastructure providers that operate on a regional or local basis. In some cases, we also compete with communications service providers who also own certain infrastructure assets and make them available to customers as an infrastructure service. These communication service providers include ILECs, such as AT&T and Verizon, and cable television companies, such as Comcast.

        Some of these competitors have greater financial, managerial, sales and marketing, and research and development resources than we do and are able to promote their brands with significantly larger budgets. Most of them are also our customers. If ILECs and cable television companies focus on providing bandwidth infrastructure, it could have a material adverse effect on us. A few of these competitors also have significant fiber assets that they principally employ in the provision of their communications services. If any of these competitors with greater resources and/or significant fiber assets chose to focus those resources on bandwidth infrastructure, our ability to compete in the bandwidth infrastructure industry could be negatively impacted. To the extent that communication service providers, cable television companies, and other media companies choose to distribute their content over their own networks that could reduce demand for our services. Additionally, significant new entrants into the bandwidth services industry would increase supply, which could cause prices for our services to decline.

Consolidation among companies in the telecommunications and cable television industries could further strengthen our competitors and adversely impact our business.

        The telecommunications and cable television industries are intensely competitive and continue to undergo significant consolidation. There are many reasons for consolidation in these industries, including the desire for communications and cable television companies to acquire network assets in regions where they currently have no or insufficient amounts of owned network infrastructure. The consolidation within the industry may cause customers to disconnect services to move them to their own networks, or consolidate buying with other bandwidth infrastructure providers. Additionally, consolidation in the industry could further strengthen our competitors, give them greater financial resources and geographic reach, and allow them to put additional pressure on prices for bandwidth infrastructure services.

Certain of our services are subject to regulation that could change or otherwise impact us in an adverse manner.

        Communications services are subject to domestic and international regulation at the federal, state, and local levels. These regulations affect our business and our existing and potential competitors. Our electronic communications services and electronic communications networks in Europe, Canada and elsewhere are subject to regulatory oversight by national communications regulators, such as the United Kingdom's Office of Communications ("Ofcom") and France's Autorité de Régulation des Communications Electroniques et des Postes ("ARCEP"). In addition, in the United States, both the Federal Communications Commission ("FCC") and the state public utility commissions or similar regulatory authorities (the "State PUCs") typically require us to file periodic reports, pay various regulatory fees and assessments, and to comply with their regulations. Similarly, in Canada, we are subject to the rules and oversight of the Canadian Radio-television and Telecommunications Commission ("CRTC") as well as the laws and regulations of other federal and provincial bodies. Such compliance can be costly and burdensome and may affect the way we conduct our business. Delays in receiving required regulatory approvals (including approvals relating to acquisitions or financing activities or for interconnection agreements with other carriers), the enactment of new and adverse international or domestic legislation or regulations (including those pertaining to broadband initiatives and net-neutrality), or the denial, modification or termination by a regulator of any approval or authorization, could have a material adverse effect on our business. Further, the current regulatory landscape is subject to change through judicial review of current legislation and rulemaking by the FCC, Ofcom, ARCEP, CRTC and other domestic, foreign, and international rulemaking bodies. These bodies regularly consider changes to their regulatory framework and fee obligations. Changes in current regulation may make it more difficult to obtain the approvals necessary to operate our business, significantly increase the regulatory fees to which we are subject, or have other adverse effects on our future operations in the United States, Canada and Europe.

We may be liable for the material that content providers distribute over our network.

        Although we believe our liability for third party information stored on or transmitted through our networks is limited, the liability of private network operators is limited both by changing technology and evolving legal principles. As a private network provider, we could be exposed to legal claims relating to third party content stored or transmitted on our networks. Such claims could involve, among others, allegations of defamation, invasion of privacy, copyright infringement, or aiding and abetting restricted activities such as online gambling or pornography. If we decide to implement additional measures to reduce our exposure to these risks or if we are required to defend ourselves against these kinds of claims, our operating results and financial condition could be negatively affected.

Unfavorable general global economic conditions could negatively impact our operating results and financial condition.

        Unfavorable general global economic conditions could negatively affect our business. Although it is difficult to predict the impact of general economic conditions on our business, these conditions could adversely affect the affordability of, and customer demand for, our services, and could cause customers to delay or forgo purchases of our services. One or more of these circumstances could cause our revenue to decline. Also, our customers may not be able to obtain adequate access to credit, which could affect their ability to purchase our services or make timely payments to us. The current economic conditions, including federal fiscal and monetary policy actions, may lead to inflationary conditions in our cost base, particularly in our lease and personnel related expenses. This could harm our margins and profitability if we are unable to increase prices or reduce costs sufficiently to offset the effects of inflation in our cost base. For these reasons, among others, if challenging economic conditions persist or worsen, our operating results and financial condition could be adversely affected.

Disruptions in the financial markets could affect our ability to obtain debt or equity financing or to refinance our existing indebtedness on reasonable terms or at all.

        Disruptions in the financial markets could impact our ability to obtain debt or equity financing, or lines of credit, in the future as well as impact our ability to refinance our existing indebtedness on reasonable terms or at all, which could affect our strategic operations and our financial performance and force modifications to our operations.

Changes in our traffic patterns or industry practice could result in increasing peering costs for our IP network.

        Peering agreements with other ISPs have allowed us to access the Internet and exchange traffic with these providers. In most cases, we peer with these ISPs on a payment-free basis, referred to as settlement-free peering. We plan to continue to leverage this settlement-free peering. If other providers change the terms upon which they allow settlement-free peering or if changes in Internet traffic patterns, including the ratio of inbound to outbound traffic, cause us to fall below the criteria that these providers use in allowing settlement-free peering, the costs of operating our Internet backbone will likely increase. Any increases in costs could have an adverse effect on our margins and our ability to compete in the IP market.

Terrorism and natural disasters could adversely impact our business.

        The ongoing threat of terrorist activity and other acts of war or hostility have had, and may continue to have, an adverse effect on business, financial and general economic conditions. Effects from these events and any future terrorist activity, including cyber terrorism, may, in turn, increase our costs due to the need to provide enhanced security, which would adversely affect our business and results of operations. Terrorist activity could damage or destroy our Internet infrastructure and may adversely affect our ability to attract and retain customers, raise capital, and operate and maintain our network access points. We are particularly vulnerable to acts of terrorism because of our large datacenter presence in New York. We are also susceptible to other catastrophic events such as major natural disasters, extreme weather, fires, or similar events that could affect our headquarters, other offices, our network, infrastructure, or equipment, all of which could adversely affect our business.

Risks Related to the Notes and the Guarantees

The Notes will be structurally subordinated to all liabilities of subsidiaries that are not Guarantors.

        Certain of our current and future subsidiaries (foreign subsidiaries that do not guarantee any of our other indebtedness and unrestricted subsidiaries) will not guarantee the Notes. See "Description of Notes—Note Guarantees." In the event of a bankruptcy, liquidation or reorganization of any future non-guarantor subsidiary, including any of our future foreign subsidiaries that do not guarantee any of our other indebtedness, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those entities before any assets are made available for distribution to us. As a result, the Notes will effectively be subordinated to the prior payment of all of the liabilities of all future non-guarantor subsidiaries. Non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

We will need to repay or refinance any indebtedness under our Revolver and Term Loan Facility prior to the maturity of the Notes.

        Our Revolver and Term Loan Facility will mature prior to the maturity of the Notes. If we are unable to repay, extend, or refinance either of the Credit Facilities prior to maturity, it would have a material adverse effect on the value of the Notes. In addition, any debt that we incur to refinance debt under either of the Credit Facilities could also mature prior to the Notes, and could therefore create the same financing risk.

A financial failure by us, any of our subsidiaries or any other entity in which we have an interest may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

        A financial failure by us, any of our subsidiaries or any other entity in which we have an interest could affect payment of the Notes if a bankruptcy court were to "substantively consolidate" us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with our financial statements. If a bankruptcy court substantively consolidated us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with ours, the assets of each entity would be subject to the claims of creditors of all entities. This would expose holders of the Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. The Indenture does not limit the ability of entities whose financial statements are not consolidated with us to incur debt, which could increase this risk. Furthermore, forced restructuring of the Notes could occur through the "cram-down" provision of the bankruptcy code. Under this provision, the Notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

We may not be able to repurchase the Notes upon a change of control.

        Upon a change of control as defined in the Indenture, we will be required to make an offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the notes or unless such obligation is suspended. See "Description of Notes—Offers to Purchase; Open Market and Other Purchases—Repurchase at the Option of Holders—Change of Control." We may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control offer or, if then permitted under the Indenture governing the Notes, to redeem the Notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under each of the Existing Indentures. The occurrence of a change of control would also constitute an event of default under our Credit Agreement and may constitute an event of default under the terms of our other indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under our Credit Facilities or holders of other indebtedness to permit the required repurchase or redemption, but the required holders of such indebtedness have no obligation to grant, and may refuse to grant such a waiver.

The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of "substantially all" of our assets or a change in the composition of our board of managers is uncertain.

        The definition of change of control in the Indenture includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries' assets taken as a whole to another person or group is uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the Existing Indentures related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of Notes to require us to repurchase Notes as a result of a change in the composition of the managers on our board is uncertain.

Federal and state statutes allow courts, under specific circumstances, to cancel the Notes or the related Guarantees and require noteholders to return payments received from us or the Guarantors.

        Our creditors or the creditors of the Guarantors of the Notes could challenge the issuance of the Notes and the related Guarantees as fraudulent conveyances or on other grounds. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the Notes or the Guarantees could be found to be a fraudulent transfer and declared void if a court determined that we or the relevant guarantor, at the time that we or the relevant guarantor incurred the indebtedness evidenced by the note or its guarantee, as applicable, (1) delivered the note or guarantee, as applicable, with the intent to hinder, delay or defraud existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of the note or guarantee, as applicable, and any of the following three conditions apply:

  •
  we or the guarantor was insolvent or rendered insolvent by reason of delivering the note or guarantee;

  •
  we or the guarantor was engaged in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

  •
  we or the guarantor intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay such debts at maturity.

        In addition, any payment by us or that guarantor pursuant to the Notes or its guarantee, as applicable, could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of the creditors of us or the guarantor, as applicable. In any such case, the right of noteholders to receive payments in respect of the Notes from us or any such guarantor, as applicable, would be effectively subordinated to all indebtedness and other liabilities of ours or that guarantor.

        The Indenture contains a "savings clause," which limits the liability of each guarantor that is a subsidiary of ours on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Guarantees would suffice, if necessary, to pay the Notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in the Indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the Guarantees would be deemed fraudulent conveyances would be significantly increased.

        If a court declares the Notes or Guarantees to be void, or if the Notes or Guarantees must be limited or voided in accordance with their terms, any claim a noteholder may make against us for amounts payable on the Notes could, with respect to amounts claimed against us or the Guarantors, be subordinated to our indebtedness and the indebtedness of the Guarantors, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

  •
  the sum of our or its debts, including contingent liabilities, was greater than the fair saleable value of all of our or its assets;

  •
  the present fair saleable value of our or its assets was less than the amount that would be required to pay our or its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  we or the guarantor could not pay our or its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to the issuance of the Notes and its guarantee of the Notes, respectively, will not be insolvent, will not have unreasonably small capital for the business in which we or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may be subject to interest rate risk and increasing interest rates may increase our interest expense.

        Borrowings under each of the Credit Facilities bear, and our future indebtedness may bear, interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

        The Existing Indentures and the Credit Agreement each contain, and agreements governing future debt issuances may contain, covenants that restrict our ability to, among other things:

  •
  incur additional indebtedness and issue preferred stock;

  •
  pay dividends or make other distributions with respect to any equity interests or make certain investments or other restricted payments;

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  create liens;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

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  consolidate or merge with or into other companies or transfer all, or substantially all, of our assets;

  •
  engage in transactions with affiliates;

  •
  engage in business other than telecommunications; and

  •
  enter into sale and leaseback transactions.

        As a result of these covenants, we are limited in the manner in which we may conduct our business, and as a result we may be unable to engage in favorable business activities or finance future operations or capital needs. The ability to comply with some of the covenants and restrictions contained in the Existing Indentures and Credit Agreement may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with the covenants, ratios, or tests in the Existing Indentures, Credit Agreement or the agreement governing any future indebtedness could result in an event of default under the Existing Indentures, Credit Agreement or the agreement governing any such future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition, and results of operations.

        In addition, the Credit Facilities require us to comply with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. These restrictions limit our ability to plan for or react to market conditions, meet capital needs, or otherwise constrain our activities or business plans. They also may adversely affect our ability to finance our operations, enter into acquisitions, or engage in other business activities that would be in our interest.

        A breach of any of the covenants contained in the Existing Indentures, the Credit Agreement or the agreements governing any future indebtedness or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable or to terminate the ability to borrow under the Revolver. If the amounts outstanding under the Credit Facilities, the Existing Notes or other future indebtedness were to be accelerated, we cannot assure that our assets would be sufficient to repay in full the money owed, including the Notes. In such a situation, we could be forced to file for bankruptcy.

There is no public market for the Notes.

        The Notes are a new issue of securities, and there is no existing trading market for the Notes. Although the initial purchaser has informed us that it currently makes a market in the Notes, it has no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell the Notes will be favorable.

        We do not intend to apply for listing or quotation of the Notes on any securities exchange or stock market. The liquidity of any market for the Notes will depend on a number of factors, including:

  •
  the number of noteholders,

  •
  our operating performance and financial condition,

  •
  our ability to complete this exchange offer,

  •
  the market for similar securities,

  •
  the interest of securities dealers in making a market in the Notes, and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the Notes will be free from similar disruptions. Any disruptions could have an adverse effect on noteholders. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar Notes, our performance, or other factors.

The Company is dependent upon dividends from its subsidiaries to meet its debt service obligations.

        The Company is a holding company and conducts all of its operations through its subsidiaries. The Company's ability to meet its debt service obligations will be dependent on receipt of dividends from its direct and indirect subsidiaries. Subject to the restrictions contained in the Indenture and the agreements governing our existing indebtedness, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by the Company's subsidiaries to the Company. In addition, federal and state corporate law and federal and state regulatory requirements may limit the ability of the Company's subsidiaries to pay dividends to it. We cannot assure you that the agreements governing the current and future indebtedness of the Company's subsidiaries, applicable laws, or state regulation will permit the Company's subsidiaries to provide it with sufficient dividends, distributions or loans to fund payment of the Notes, or to fund our other liquidity needs.

The Notes will be joint and several obligations of a Delaware limited liability company and a Delaware corporation, the latter of which has no independent operations or subsidiaries and generates no cash flow to service the Notes.

        Zayo Capital is, as of the date of this prospectus, a finance company with no independent operations and no material assets. As a result of the foregoing, Zayo Capital has no cash flows and will provide no credit support for the Notes.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

        We may be able to incur additional debt in the future. The terms of the Existing Indentures and the Credit Agreement allow us to incur substantial amounts of additional debt, subject to certain limitations. If additional debt is added to our current debt levels, the related risks we could face would be magnified.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

        Our ability to make scheduled principal and interest payments on our indebtedness, including the Notes, and our ability to refinance that indebtedness, will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If we do not have sufficient funds on hand to pay our debt, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, sell assets, or sell additional shares of securities. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able to obtain such financing or complete such transactions on terms acceptable to us, or at all. In addition, we may not be able to consummate an asset sale to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. The Indenture and the agreements governing our existing indebtedness restrict our ability to use the proceeds from asset sales. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition and our ability to satisfy our obligation under the Notes.

There are significant restrictions on your ability to transfer or resell the Outstanding Notes.

        The Outstanding Notes were offered and sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, you may transfer or resell the Outstanding Notes in the United States only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. Under the registration rights agreement, we have agreed to file with the SEC an exchange offer registration statement or, under some circumstances, a shelf registration statement with respect to the Outstanding Notes and to use our reasonable best efforts to cause the registration statement to become effective. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the Exchange Notes generally may be resold or otherwise transferred by each holder of the Exchange Notes with no need for further registration. However, the Exchange Notes will constitute a new issue of securities with no established trading market. An active trading market for the Exchange Notes may not develop, or, in the case of non-exchanging holders of the Outstanding Notes, the trading market for the Notes following the exchange offer may not continue.

Any rating downgrade for the Notes may cause the price of the Notes to fall.

        We have received credit ratings from certain rating services in connection with this offering of the Notes. In the event a rating service were to lower its rating on the Notes below the rating initially assigned to the Notes or otherwise announce its intention to put the Notes on credit watch, the price of the Notes could decline.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following tables include selected historical consolidated financial information for Zayo Group, LLC for the periods and as of the dates indicated. The selected historical consolidated financial information for Zayo Group, LLC as of June 30, 2015 and 2014, and for the years ended June 30, 2015, 2014 and 2013 is derived from, and qualified by reference to, our audited consolidated financial statements included in this prospectus. The selected historical consolidated financial information as of June 30, 2013, 2012 and 2011 and for the years ended June 30, 2012 and 2011 is derived from, and qualified by reference to, our audited consolidated financial statements not included in this prospectus. The selected historical consolidated financial information as of December 31, 2015, and for the six months ended December 31, 2015 and 2014 is derived from, and qualified by reference to, our unaudited condensed consolidated financial statements included in this prospectus. The selected historical consolidated financial information as of December 31, 2014 is derived from our unaudited condensed consolidated financial statements not included in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial statements in all material respects.

        The selected historical consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes related notes and other financial information included in this prospectus. These historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended June 30,					Six Months ended December 31,
	2015	2014	2013	2012	2011	2015	2014
Consolidated Statements of Operations Data (in millions):
Revenue	$1,347.1	$1,129.7	$1,011.0	$382.0	$287.2	$736.4	$644.5
Operating costs and expenses	1,177.8	1,066.1	895.3	305.5	246.1	625.6	586.7

Operating income	169.3	63.6	115.7	76.5	41.1	110.8	57.8
Other expenses, net	(333.1)	(200.4)	(279.4)	(52.8)	(33.5)	(123.0)	(159.3)

Earnings/(loss) before income taxes	(163.8)	(136.8)	(163.7)	23.7	7.6	(12.2)	(101.5)
Provision/(benefit) for income taxes	(8.7)	40.3	(21.8)	29.5	12.5	13.8	5.1

Net loss	$(155.1)	$(177.1)	$(141.9)	$(5.8)	$(4.9)	(26.0)	(106.6)

Consolidated Balance Sheet Data (at period end) (in millions):
Cash and cash equivalents	$308.0	$297.4	$91.3	$150.7	$25.4	$175.6	$152.0
Property and equipment, net	3,299.2	2,822.4	2,437.7	754.7	518.5	3,626.1	2,930.6
Total assets	6,094.0	4,980.9	4,152.1	1,354.8	778.9	6,273.1	4,988.8
Long-term debt and capital lease obligations, including current portion	3,701.4	3,178.9	2,744.8	684.3	354.2	3,702.2	2,937.3
Total member's equity	1,194.1	401.3	558.8	365.9	228.3	1,231.6	1,057.7
Other Financial Data (in millions):
Adjusted EBITDA(1)	$782.6	$660.3	$560.5	$194.5	$126.7	$434.3	$372.7
Reconciliation of Adjusted EBITDA (in millions):
Net loss	(155.1)	(177.1)	(141.9)	(5.8)	(4.9)	(26.0)	(106.6)
Add back non-adjusted EBITDA items included in Net loss:
Interest Expense	214.0	203.5	202.5	50.7	33.4	105.0	100.3

	Year Ended June 30,					Six Months ended December 31,
	2015	2014	2013	2012	2011	2015	2014
Depreciation and amortization expense	406.2	338.2	324.5	85.0	60.5	230.8	192.9
Provision/(benefit) for income taxes	(8.7)	40.3	(21.8)	29.5	12.5	13.8	5.1
Transaction costs(2)	5.9	4.5	14.2	6.6	0.9	3.3	4.6
Stock-based compensation	200.7	253.7	105.8	26.3	24.3	89.0	117.1
Loss on extinguishment of debt	94.3	1.9	77.3	—	—	—	30.9
Unrealized foreign currency (gain)/loss on intercompany loans(3)	24.4	(4.7)	(0.1)	—	—	17.8	27.9
Non-cash loss on investments	0.9	—	—	2.2	—	0.6	0.5

Adjusted EBITDA	$782.6	$660.3	$560.5	$194.5	$126.7	$434.3	$372.7

(1)
Adjusted EBITDA is not a financial measurement prepared in accordance with GAAP. We define Adjusted EBITDA as earnings from continuing operations before interest, income taxes, depreciation, and amortization ("EBITDA") adjusted to exclude acquisition or disposal-related transaction costs, losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains (losses) on an intercompany loan, and non-cash income (loss) on equity and cost method investments. See "Non-GAAP Financial Measures." The table above sets forth, for the periods indicated, a reconciliation of Net loss to Adjusted EBITDA, as Net loss is calculated in accordance with GAAP.

(2)
Transaction costs include expenses associated with professional services (i.e. legal, accounting, regulatory, etc.) rendered in connection with signed and/or closed acquisitions or disposals (including spin-offs), travel expense, severance expense incurred on the date of acquisition or disposal, and other direct expenses incurred that are associated with such acquisitions or disposals.

(3)
Unrealized foreign currency gains and losses result from the translation of intercompany loans to foreign subsidiaries denominated in U.S. dollars to British pounds, the functional currency of the subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings/(loss) from continuing operations before income taxes, as adjusted to include fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt discount, and amortization of debt issuance costs and that portion of rental expense under operating leases that we believe to be a reasonable approximation of interest factor.

	Year Ended June 30,
									Six Months Ended December 31, 2015
	2011	2012	2013		2014		2015
Ratio of earnings to fixed charges(1)	1.2	1.42	n/a	(2)	n/a	(3)	n/a	(4)	n/a	(5)

(1)
The ratio of earnings to fixed charges is computed by dividing earnings/(loss) from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt discount, and amortization of debt issuance costs and that portion of rental expense under operating leases that we believe to be a reasonable approximation of interest factor.

(2)
For the fiscal year ended June 30, 2013, earnings were insufficient to cover fixed charges by $163.7 million.

(3)
For the fiscal year ended June 30, 2014, earnings were insufficient to cover fixed charges by $136.8 million.

(4)
For the fiscal year ended June 30, 2015, earnings were insufficient to cover fixed charges by $163.8 million.

(5)
For the six months ended December 31, 2015, earnings were insufficient to cover fixed charges by $12.2 million.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the Exchange Notes.

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        This exchange offer is being made pursuant to the registration rights agreement. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange Outstanding Notes that are validly tendered at or prior to the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on May 19, 2016, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration time;

  •
  if any one of the conditions set forth below under "—Conditions to the Exchange Offer" has not been satisfied or waived at or before the expiration of the offer, to terminate the exchange offer and not accept any Outstanding Notes for exchange; and

  •
  to amend the exchange offer in accordance with applicable law or regulation.

        In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change. We will give written notice of any extension, non-acceptance, termination, or amendment as promptly as practicable by a public announcement. In the case of an extension, such public announcement shall be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time and shall include disclosure of the approximate number of Outstanding Notes tendered to date.

        During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

How to Tender Outstanding Notes for Exchange

        Only a record holder of Outstanding Notes may tender in the exchange offer. When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who desires to tender Outstanding Notes for exchange must, at or prior to the expiration time:

  •
  transmit a properly completed and duly executed letter of transmittal, the Outstanding Notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading "—The Exchange Agent"; or

  •
  if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, an agent's message must be transmitted by The Depository Trust Company ("DTC"), to the exchange agent at the address set forth below under the heading "—The Exchange Agent," and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

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  if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

        The term "agent's message" means a message that:

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  is transmitted by DTC;

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  is received by the exchange agent and forms a part of a book-entry transfer;

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  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

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  states that we may enforce the letter of transmittal against such holder.

        The method of delivery of the Outstanding Notes, the letter of transmittal or agent's message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

        Signatures on a letter of transmittal must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

  •
  by a holder of Outstanding Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions, each of the foregoing being referred to herein as an "eligible institution."

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the person who signed the letter of transmittal, the Outstanding Notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder's signature guaranteed by an eligible institution.

        We, in our reasonable judgment, will make a final and binding determination of all questions as to the validity, form, eligibility (including time of receipt), and acceptance of Outstanding Notes tendered for exchange and all other required documents based upon whether the Outstanding Notes and all such other documents have been properly tendered in accordance with the procedures set forth in this prospectus. We reserve the absolute right to:

  •
  reject any and all tenders of any Outstanding Note not properly tendered;

  •
  refuse to accept any particular Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of such Outstanding Note may be deemed unlawful;

  •
  waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Note, either before or after the expiration time (including the right to waive the ineligibility of any holder who seeks to tender Outstanding Notes in the exchange offer); and

  •
  determine the eligibility of any holder who seeks to tender Outstanding Notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer as to any particular Outstanding Note, either before or after the expiration time (including the letter of transmittal and the instructions thereto), will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all Outstanding Notes. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

        WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

        Any financial institution that is a participant in DTC's system must make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of Outstanding Notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's Outstanding Notes or other required documents to reach the exchange agent at or prior to the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

        You may withdraw tenders of your Outstanding Notes at any time at or prior to the expiration time.

        For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under "—The Exchange Agent," at or prior to the expiration time. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the Outstanding Notes to be withdrawn;

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  identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes;

  •
  where Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC; and

  •
  bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such Outstanding Notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

        We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn Notes may be re-tendered by following one of the procedures described under "—How to Tender Outstanding Notes for Exchange" above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

        All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all Outstanding Notes validly tendered and not validly withdrawn as of such date. We will promptly issue Exchange Notes for all validly tendered Outstanding Notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Outstanding Notes for exchange when, as, and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

        For each Outstanding Note accepted for exchange, the holder will receive an Exchange Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of Exchange Notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the Outstanding Notes, or if no interest has been paid, from November 15, 2015. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

        If we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will promptly return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable. The untendered portion of any untendered note tendered in part must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Conditions to the Exchange Offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of Outstanding Notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that would reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

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  any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the Notes under the Trust Indenture Act of 1939, as amended; or

  •
  any law, rule or regulation is enacted, adopted, proposed, or interpreted that would reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable Exchange Notes in the exchange offer. See "—Consequences of Failure to Exchange Outstanding Notes."

Accounting Treatment

        For accounting purposes, we will not recognize gain or loss upon the issuance of the Exchange Notes for Outstanding Notes. We are capitalizing costs incurred in connection with the issuance of the exchange notes and amortizing those costs over the life of the debt.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

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  SEC registration fees;

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  fees and expenses of the exchange agent and trustee;

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  our accounting and legal fees;

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  printing fees; and

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  related fees and expenses.

Transfer Taxes

        Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, Exchange Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

Deliver by Mail or Overnight Package to:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attention: Dacia Jones
Telephone: (315) 414-3349

By Facsimile Transmission: (732) 667-9408	Confirm Facsimile Transmission (315) 414-3349

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

        Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and be subject to the provisions in the Indenture and the legend contained on the Outstanding Notes regarding the transfer restrictions of the Outstanding Notes but will not retain any rights under the registration rights agreement. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the Outstanding Notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

        Holders of the Exchange Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the Notes have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Outstanding Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Exchange Notes may be offered for resale, resold, or otherwise transferred by holders of those Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

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  the holder is not an "affiliate" of ours within the meaning of Rule 405 promulgated under the Securities Act;

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  the Exchange Notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

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  neither the holder, nor, to the actual knowledge of such holder, any other person receiving Exchange Notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued in the exchange offer;

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  if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; and

  •
  if such a holder is a broker-dealer, such broker-dealer will receive the Exchange Notes for its own account in exchange for Outstanding Notes and that:

  •
  such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of Exchange Notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of Outstanding Notes) by delivery of the prospectus relating to the exchange offer). See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

        However, because the SEC has not considered the exchange offer for our Outstanding Notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

        Any holder that is an affiliate of ours or that tenders Outstanding Notes in the exchange offer for the purpose of participating in a distribution:

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  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The Exchange Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the Exchange Notes. We currently do not intend to register or qualify the sale of the Exchange Notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

        Under the registration rights agreement, we agreed, among other things, that if:

          (1)   we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or any applicable interpretation of the staff of the SEC;

          (2)   the exchange offer is not consummated, for any reason, on or before August 12, 2016; or

          (3)   any holder of Outstanding Notes notifies us that:

            (a)   it is prohibited by law or SEC policy from participating in the exchange offer;

            (b)   it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

            (c)   it is a broker-dealer and owns Notes acquired directly from us or an affiliate of ours,

then we will file with the SEC a shelf registration statement to cover resales of the Notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        If obligated to file the shelf registration statement, we will use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as promptly as possible after the obligation to file such shelf registration statement arises.

        If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Outstanding Notes during the periods specified in the registration rights agreement (except with respect to permitted suspension periods as provided therein), then we will pay Additional Interest to each holder of affected Outstanding Notes on the terms provided in the registration rights agreement.

        Holders of Notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time period set forth in the registration rights agreement in order to have their Notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Outstanding Notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

        Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

        The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See "Where You Can Find More Information."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

        The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see "Forward-Looking Statements" and "Risk Factors" for a discussion of the uncertainties, risks and assumptions that may cause our actual results to differ materially from those currently anticipated. This discussion should be read in conjunction with the "Selected Historical Consolidated Financial Information," our unaudited interim condensed consolidated financial statements and related notes as of December 31, 2015 and for the six month periods ended December 31, 2014 and 2015, and our historical consolidated financial statements and related notes as of June 30, 2014 and 2015 and for the fiscal years ended June 30, 2013, 2014 and 2015, each of which are included in this prospectus.

        Amounts presented in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are rounded. As such, rounding differences could occur in period-over-period changes and percentages reported throughout this section.

Overview

Introduction

        We are a large and fast-growing provider of bandwidth infrastructure in the United States, Canada and Europe. Our products and services enable mission-critical, high-bandwidth applications, such as cloud-based computing, video, mobile, social media, machine-to-machine connectivity, and other bandwidth-intensive applications. Key products include leased dark fiber, fiber to cellular towers and small cell sites, dedicated wavelength connections, Ethernet, IP connectivity, cloud services and other high-bandwidth offerings. We provide our services over a unique set of dense metro, regional, and long-haul fiber networks and through our interconnect-oriented datacenter facilities. Our fiber networks and datacenter facilities are critical components of the overall physical network architecture of the Internet and private networks. Our customer base includes some of the largest and most sophisticated consumers of bandwidth infrastructure services, such as wireless service providers; telecommunications service providers; financial services companies; social networking, media, and web content companies; education, research, and healthcare institutions; and governmental agencies. We typically provide our bandwidth infrastructure services for a fixed monthly recurring fee under contracts that vary between one and twenty years in length. As of December 31, 2015, we had $6.5 billion in revenue under contract with a weighted average remaining contract term of approximately 47 months. We operate our business with a unique focus on capital allocation and financial performance with the ultimate goal of maximizing equity value for Zayo Group Holdings, Inc. ("ZGH") stockholders. Our core values center on partnership, alignment, and transparency with our three primary constituent groups-employees, customers, and ZGH stockholders.

        We are a wholly-owned subsidiary of Zayo Group Holdings, Inc., a Delaware corporation, which prior to October 16, 2014, was wholly owned by Communications Infrastructure Investments, LLC, a Delaware limited liability company ("CII").

        On October 22, 2014, ZGH completed an initial public offering ("IPO") of shares of its common stock, which were listed on the New York Stock Exchange ("NYSE") under the ticker symbol "ZAYO". Our fiscal year ends June 30 each year, and we refer to the fiscal year ending June 30, 2016 as "Fiscal 2016," the fiscal year ended June 30, 2015 as "Fiscal 2015," the fiscal year ended June 30, 2014 as "Fiscal 2014" and the fiscal year ended June 30, 2013 as "Fiscal 2013."

        We are headquartered in Boulder, Colorado.

  Our Segments

        We use the management approach to determine the segment financial information that should be disaggregated and presented. The management approach is based on the manner by which management has organized the segments within the Company for making operating decisions, allocating resources, and assessing performance. With the continued increase in our scope and scale, effective October 1, 2015, our chief operating decision maker ("CODM"), who is our Chief Executive Officer, implemented certain organizational changes to the management and operation of the business that directly impact how the CODM makes resource allocation decisions and manages the Company. The change in structure had the impact of establishing a new reportable segment and re-aligning our existing Strategic Product Groups ("SPGs") within the revised reportable segments. The segment level financial and operating metrics included within this prospectus have been recast to reflect the Company's current reportable segments as described below:

  Dark Fiber Solutions.    Through the Dark Fiber Solutions segment, we provide raw bandwidth infrastructure to customers that require more control of their internal networks. These services include dark fiber and mobile infrastructure (fiber-to-the-tower and small cell). Dark fiber is a physically separate and secure, private platform for dedicated bandwidth. We lease dark fiber pairs (usually 2 to 12 total fibers) to our customers, who "light" the fiber using their own optronics. Our mobile infrastructure services provide direct fiber connections to cell towers, small cells, hub sites, and mobile switching centers. Dark Fiber Solutions customers include carriers and other communication service providers, Internet service providers, wireless service providers, major media and content companies, large enterprises, and other companies that have the expertise to run their own fiber optic networks or require interconnected technical space. The contract terms in the Dark Fiber Solutions segment tend to range from three to twenty years.

  Network Connectivity.    The Network Connectivity segment provides bandwidth infrastructure solutions over our metro, regional, and long-haul fiber networks where it uses optronics to light the fiber and our customers pay for access based on the amount and type of bandwidth they purchase. Our services within this segment include wavelength, Ethernet, IP and SONET. We target customers who require a minimum of 10G of bandwidth across their networks. Network Connectivity customers include carriers, financial services companies, healthcare, government institutions, education institutions and other enterprises. The contract terms in this segment tend to range from two to five years.

  Colocation and Cloud Infrastructure.    The Colocation and Cloud Infrastructure segment provides data center infrastructure solutions to a broad range of enterprise, carrier, content and cloud customers. Our services within this segment include colocation, interconnection, cloud, hosting and managed services, such as security and remote hands offerings. Solutions range in size from single cabinet and server support to comprehensive international outsourced IT infrastructure environments. Our datacenters also support a large component of our networking equipment for the purpose of aggregating and distributing data, voice, Internet, and video traffic. The contract terms in this segment tend to range from two to five years.

  Other.    The Other segment is primarily comprised of Zayo Professional Services ("ZPS"). ZPS provides network and technical resources to customers in designing, acquiring and maintaining their networks. Services are typically provided for a term of one year for a fixed recurring monthly fee in the case of network and on an hourly basis for technical resources (usage revenue).

        Prior to our change in reportable segments, the operating segments were reported as Physical Infrastructure, which included our Dark Fiber, Mobile Infrastructure ("MIG") and Zayo Colocation ("zColo") SPGs, Cloud and Connectivity, which included our Waves, Sonet Ethernet, IP and Cloud SPGs, and Other, which primarily included ZPS. The new structure has removed the zColo and Cloud SPGs out of the Physical Infrastructure and Cloud and Connectivity reporting segments, respectively, creating a new reportable segment named Zayo Colocation and Cloud Infrastructure. The Dark Fiber and MIG SPGs are now reported in the Dark Fiber Solutions operating segment, and Ethernet, IP, Waves, and SONET are now reported in the Network Connectivity operating segment. All prior period segment level financial and operating metrics included in this prospectus have been recast to conform to the current period presentation for comparability.

Factors Affecting Our Results of Operations

Business Acquisitions

        We were founded in 2007 with the investment thesis of building a bandwidth infrastructure platform to take advantage of the favorable Internet, data, and wireless growth trends driving the ongoing demand for bandwidth infrastructure, and to be an active participant in the consolidation of the industry. These trends have continued in the years since our founding, despite volatile economic conditions, and we believe that we are well positioned to continue to capitalize on those trends. We have built a significant portion of our network and service offerings through 38 acquisitions to date.

        As a result of the growth of our business from these acquisitions, and capital expenditures and the increased debt used to fund those investing activities, our results of operations for the respective periods presented and discussed herein are not comparable.

Recent Significant Acquisitions

  Latisys Holdings, LLC

        On February 23, 2015, we acquired all of the equity interest of the subsidiaries of Latisys Holdings, LLC ("Latisys"), a colocation and infrastructure as a service ("Iaas") provider for a price of $677.5 million, net of cash acquired. The Latisys acquisition was funded with the proceeds of our January Notes Offering (as defined below).

        The Latisys acquisition added colocation and IaaS services through eight datacenters across five markets in Northern Virginia, Chicago, Denver, Orange County and London. The acquired datacenters totaled over 185,000 square feet of billable space and 33 megawatts of critical power.

        The results of the acquired Latisys business are included in our operating results beginning February 23, 2015.

  Neo Telecoms ("Neo")

        On July 1, 2014, we acquired a 96% equity interest in Neo, a Paris-based bandwidth infrastructure company, for purchase consideration of €54.1 million ($73.9 million, net of cash acquired, based on the foreign currency exchange rate on that date). The purchase consideration was funded with cash on hand available from the proceeds of the Sixth Amendment to our Credit Agreement (as defined below). The acquisition of Neo added over 300 route miles of owned Paris metro fiber and approximately 540 on-net buildings to our network. Neo also operates nine colocation centers across France, offering more than 36,000 square feet of datacenter space. The Paris and regional network throughout France were integrated into our existing European network connecting London, Frankfurt, and Amsterdam and the U.S.

        The results of the acquired Neo business are included in our operating results beginning July 1, 2014.

  Geo Networks Limited ("Geo")

        On May 16, 2014, we acquired all of the outstanding shares of Geo, which is a London-based dark fiber provider. The purchase consideration of £174.3 million ($292.3 million), net of cash acquired, was paid with a combination of cash on hand and available funds drawn on our Revolver (as defined below).

        Geo owns and operates a high capacity fiber network in the United Kingdom, providing dark fiber and colocation services to a variety of high-bandwidth sectors including media companies, service providers, financial services, datacenters, and gaming organizations. The acquisition added over 2,100 route miles to our European network and additional connectivity to 587 on-net buildings.

        The results of the acquired Geo business are included in our operating results beginning May 16, 2014.

Recently Closed Acquisitions

  Clearview

        On April 1, 2016, we acquired 100% of the equity interest in Clearview International, LLC ("Clearview") for cash consideration of $18.9 million, subject to customary post-closing adjustments. The acquisition was funded with cash on hand. Clearview is a Texas based colocation and cloud infrastructure services provider with two Texas data centers. The data centers, located at 6606 LBJ Freeway in Dallas, Texas and 700 Austin Avenue in Waco, Texas add approximately 30,000 square feet of colocation space, as well as a robust set of hybrid cloud infrastructure services that complement our global cloud capabilities.

        The results of the acquired Clearview business will be included in our operating results beginning April 1, 2016.

  Allstream

        On January 15, 2016, we acquired 100% of the equity interest in Allstream, Inc. and Allstream Fiber U.S. Inc. (together "Allstream") for cash consideration of CAD $427.0 million (or $298.0 million), subject to certain post-closing adjustments. The consideration paid is net of CAD $38.0 million (or $26.0 million) of working capital and other liabilities assumed by us in the acquisition. The acquisition was funded with an incremental borrowing under our Term Loan Facility (defined below).

        The acquisition adds more than 18,000 route miles to our fiber network, including 12,500 miles of long-haul fiber connecting all major Canadian markets and 5,500 route miles of metro fiber network connecting approximately 3,300 on-net buildings concentrated in Canada's top five metropolitan markets.

        The operating results of the acquired Allstream business will be included in our results beginning January 15, 2016.

  Viatel

        On December 31, 2015, we acquired 100% of the interest in Viatel Infrastructure Europe Ltd, Viatel (UK) Limited, Viatel France SAS, Viatel Deutschland GmbH and Viatel Nederland BV (collectively "Viatel") for cash consideration of €92.6 million (or $101.0 million), net of cash acquired. The final purchase consideration is subject to certain post-closing adjustments. The acquisition was funded with cash on hand. €5.0 million (or $5.5 million) of the purchase consideration is currently held in escrow pending expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

        The Viatel acquisition provides us with Pan-European intercity and metro fiber capability via a 8,400 kilometer fiber network across eight countries. The transaction added 12 new metro networks, seven data centers and connectivity to 81 on-net buildings. Two wholly-owned subsea cable systems provide connectivity on two of Europe's key routes—London-Amsterdam and London-Paris.

        The operating results of the acquired Viatel business will be included in our results beginning January 1, 2016.

  Stream Dallas Data Center

        On December 31, 2015, the Company acquired a 36,000 square foot data center located in Dallas, Texas for cash consideration of $16.7 million.

        The operating results of the acquired Stream Dallas Data Center business will be included in our results beginning January 1, 2016.

  Summary of Business Acquisitions

        The table below summarizes the dates and purchase prices (which are net of cash acquired and include assumption of debt and capital leases) of all acquisitions and asset purchases through March 31, 2016.

Acquisition	Date	Acquisition Cost
		(in millions)
Memphis Networx	July 31, 2007	$9.2
PPL Telecom	August 24, 2007	46.3
Indiana Fiber Works	September 28, 2007	22.6
Onvoy	November 7, 2007	70.0
Voicepipe	November 7, 2007	2.8
Citynet Fiber Networks	February 15, 2008	99.2
Northwest Telephone	May 30, 2008	5.2
CenturyTel Tri-State Markets	July 22, 2008	2.7
Columbia Fiber Solutions	September 30, 2008	12.1
CityNet Holdings Assets	September 30, 2008	3.4
Adesta Assets	September 30, 2008	6.4
Northwest Telephone California	May 26, 2009	0.0
FiberNet	September 9, 2009	96.6
AGL Networks	July 1, 2010	73.7
Dolphini Assets	September 20, 2010	0.2
American Fiber Systems	October 1, 2010	114.1
360networks	December 1, 2011	317.9
MarquisNet	December 31, 2011	13.6
Arialink	May 1 2012	17.1
AboveNet	July 2, 2012	2,210.0
FiberGate	August 31, 2012	118.3
USCarrier	October 1, 2012	16.1
FTS	December 14, 2012	109.7
Litecast	December 31, 2012	22.2
Core NAP	May 31, 2013	7.1
Corelink	August 1, 2013	1.9
Access	October 1, 2013	40.1
FiberLink	October 2, 2013	43.1
CoreXchange	March 4, 2014	17.2
Geo	May 16, 2014	292.3
Neo	July 1, 2014	73.9
Colo Facilities Atlanta	July 1, 2014	51.9
IdeaTek Systems	January 1, 2015	52.7
Latisys	February 23, 2015	677.5
Viatel	December 31, 2015	101.0
Stream Dallas Data Center	December 31, 2015	16.7
Allstream	January 15, 2016	298.0
Less portion allocated to the discontinued operations of Onvoy, LLC		(62.3)

Total		$5,000.5

        We completed each of the acquisitions described above, with the exception of Voicepipe and Corelink, with cash raised through combinations of equity issuances and the incurrence of debt. We acquired Voicepipe from certain existing CII equity holders in exchange for CII preferred units, and we acquired Corelink with a combination of cash and CII preferred units.

Debt and Equity Financing

        On December 15, 2014, we and Zayo Capital, Inc. (the "Issuers") redeemed $75.0 million of our then outstanding 8.125% senior secured notes due 2020 at a price of 108.125% and $174.4 million of our 10.125% senior unsecured notes due 2020 (the "2020 Notes") at a price of 110.125% (collectively, the "December Notes Redemption"). As part of the December Notes Redemption, we recorded an early redemption call premium of $23.8 million which was recorded as a loss on extinguishment of debt on the consolidated statements of operations in Fiscal 2015.

        On January 23, 2015, the Issuers completed a private offering (the "January Notes Offering") of $700.0 million aggregate principal amount of their 6.00% senior unsecured notes due 2023 (the "2023 Notes"). On March 9, 2015, the Issuers completed a private offering of an additional $730.0 million aggregate principal amount of 2023 Notes at a premium of 1% (the "March Notes Offering") resulting in aggregate gross proceeds for the 2023 Notes of $1,437.3 million. The issue premium of $7.3 million in connection with the March Notes Offering is being accreted as a reduction of interest expense over the term of the 2023 Notes under the effective interest method. The 2023 Notes bear interest at the rate of 6.00% per year, which is payable on April 1 and October 1 of each year. The 2023 Notes will mature on April 1, 2023. The net proceeds from the January Notes Offering were used to fund the Latisys acquisition (see Note 2—Acquisitions to our audited consolidated financial statements). The net proceeds from the March Notes Offering were used to redeem the Issuers' remaining $675.0 million then outstanding 2020 Notes (the "Second Notes Redemption") at a price of 105.75%. As part of the Second Notes Redemption, we recorded an early redemption call premium of $38.8 million. The call premium was recorded as a loss on extinguishment of debt on the consolidated statements of operations in Fiscal 2015.

        On April 17, 2015, we entered into a Seventh Amendment to our Credit Agreement. Under the terms of the Seventh Amendment, the Revolver was increased by $200.0 million to $450.0 million, and the maturity date of the Revolver was extended to the earliest of (i) five years after the effective date of the Seventh Amendment, (ii) six months prior to the maturity date of our Term Loan Facility, subject to repayment or amendment thereof, and (iii) six months prior to the maturity date of the 2020 Notes, subject to repayment or amendment thereof. The Seventh Amendment also increased the letter of credit commitment from $30.0 million to $50.0 million and provided that, in the event that the Term Loan Facility was amended or refinanced to remove all financial maintenance covenants, the Fixed Charge Coverage Ratio maintenance requirement would be replaced with a springing Senior Secured Leverage Ratio maintenance requirement applicable only to the Revolver. Further, pursuant to the Seventh Amendment, up to $50.0 million of revolving loans and letters of credit may be denominated in or issued in, as applicable, Euros or British Pound Sterling.

        On May 6, 2015, the Issuers completed a private offering of $350.0 million aggregate principal amount of 6.375% senior unsecured notes due 2025 (the "Initial 2025 Notes"). Interest on the Initial 2025 Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2015. The 2025 Notes will mature on May 15, 2025. The net proceeds from this issuance of the Initial 2025 Notes were used to repay $344.5 million of our Term Loan Facility. As a result of that repayment, we recorded a loss on extinguishment of debt of $8.4 million.

        On May 6, 2015, we entered into an Amendment and Restatement Agreement whereby the Credit Agreement was amended and restated in its entirety. The amended and restated Credit Agreement extended the maturity date of all of the outstanding term loans under the Term Loan Facility to May 6, 2021. The interest rate margins applicable to the Term Loan Facility were decreased by 25 basis points to LIBOR plus 2.75% with a minimum LIBOR of 1.0%. In addition, the amended and restated Credit

Agreement removed the Fixed Charge Coverage Ratio covenant and replaced such covenant with a springing Senior Secured Leverage Ratio maintenance requirement applicable only to the Revolver, increased certain lien and debt baskets, and removed certain covenants related to collateral.

        On January 15, 2016, we entered into an Incremental Amendment to our Credit Agreement. Per the terms of the amendment, our Term Loan Facility was increased by $400 million, and the additional amounts borrowed will bear interest at LIBOR plus 3.5% with a minimum LIBOR rate of 1.0%. The $400 million add-on was priced at 99.0%. No other terms of the Credit Agreement were amended.

        On April 14, 2016, the Issuers closed a private offering of $550 million of the Outstanding Notes, which was an additional issuance of the Initial 2025 Notes (collectively, the "2025 Notes"). Upon completion of the offering, $900 million in aggregate principal amount of 2025 Notes is outstanding. The net proceeds of the offering plus cash on hand (i) were used to repay approximately $197 million of borrowings under the Term Loan Facility, and (ii) will be used to redeem the approximately $326 million of remaining 2020 Notes, including the required make-whole premium and accrued interest. As used herein, the term "Notes Offering" refers to the offering and the use of the net proceeds therefrom plus cash on hand as described in this paragraph.

        Interest rates on the Term Loan Facility and Revolver as of December 31, 2015 were 3.75% and approximately 3.2%, respectively.

        As of December 31, 2015, no amounts were outstanding under the Revolver.

Capital Expenditures

        During Fiscal 2015, 2014, and 2013, we invested, net of stimulus grant reimbursements, $530.4 million, $360.8 million, and $332.6 million, respectively, in capital expenditures. During the six months ended December 31, 2015 and 2014, we invested $331.6 million and $244.8 million, respectively, in capital expenditures. These capital expenditures were primarily incurred to expand our fiber network to support new customer contracts. We expect to continue to make significant capital expenditures in future periods.

Background for Review of Our Results of Operations

  Revenue

        Our revenue is comprised predominately of monthly recurring revenue ("MRR"). MRR is related to an ongoing service that is generally fixed in price and paid by the customer on a monthly basis. We also report monthly amortized revenue ("MAR"), which represents the amortization of previously collected upfront charges to customers. Upfront charges are typically related to IRUs structured as pre-payments rather than monthly recurring payments (though we structure IRUs as both prepaid and recurring, largely dependent on the customers' preference) and installation fees. The last category of revenue we report is other revenue. Other revenue includes credits and adjustments, termination revenue, construction services, and equipment sales.

        Our consolidated reported revenue in any given period is a function of our beginning revenue under contract and the impact of organic growth and acquisition activity. Our organic activity is driven by net new sales ("bookings"), gross installed revenue ("installs") and churn processed ("churn") as further described below.

  Net New Sales.    Net new sales ("bookings") represent the dollar amount of orders, to be recorded as MRR and MAR upon installation, in a period that have been signed by the customer and accepted by our service delivery organization. The dollar value of bookings is equal to the monthly recurring price that the customer will pay for the services and/or the monthly amortized amount of the revenue that we will recognize for those services. To the extent a booking is cancelled by the customer prior to it being installed, it is subtracted from the total bookings number in the period that it is cancelled. Bookings do not immediately impact revenue until they are installed (gross installed revenue).

  Gross Installed Revenue.    Installs are the amount of MRR and MAR for services that have been installed, tested, accepted by the customer, and have been recognized in revenue during a given period. Installs include new services, price increases, and upgrades.

  Churn Processed.    Churn is any negative change to MRR and MAR. Churn includes disconnects, negative price changes, and disconnects associated with upgrades or replacement services. For each period presented, disconnects associated with attrition and upgrades are the drivers of churn, accounting for more than 80% of negative changes in MRR and MAR while price changes account for less than 20%. Monthly churn is also presented as a percentage of MRR and MAR ("churn percentage").

        Given the size and amount of acquisitions we have completed, we have estimated the revenue growth rate associated with our organic activity in each period reported. Our estimated organic growth rate is calculated by adding an estimate of the acquired companies' revenue for the reporting period prior to the date of inclusion in our results of operations, and then calculating the growth rate between the two reported periods. The estimate of acquired annual revenue is based on the acquired companies' revenues for the most recent quarter prior to close (including estimated purchase accounting adjustments) multiplied by four. If, in calculating our estimated organic growth rates, we were to use the actual revenue results for the four quarters preceding the closing of each of our acquisitions, our estimated organic growth rates would be higher than the estimated organic growth rates presented. If we were to use acquired annualized revenue, calculated by taking each acquired company's revenues for the most recent quarter prior to the closing of such acquisition and multiplying by four, our estimated organic growth rates would be lower than the estimated organic growth rates presented.

        We have foreign subsidiaries that enter into contracts with customers and vendors in currencies other than the United States Dollar ("USD")—principally the Great British Pound ("GBP") and to a lesser extent the Euro. Changes in foreign currency exchange rates impact our revenue and expenses each period. The comparisons excluding the impact of foreign currency exchange rates assume exchange rates remained constant at the comparative period rate.

  Operating Costs and Expenses

        Our operating costs and expenses consist of network expense ("Netex"), compensation and benefits, network operations expense ("Netops"), stock-based compensation expense, other expenses, and depreciation and amortization.

        Netex consists of third-party network service costs resulting from our leasing of certain network facilities, primarily leases of circuits and dark fiber, from carriers to augment our owned infrastructure, for which we are generally billed a fixed monthly fee. Netex also includes colocation facility costs for rent and license fees paid to the landlords of the buildings in which our colocation business operates, along with the utility costs to power those facilities. While increases in demand for our services will drive additional operating costs in our business, consistent with our strategy of leveraging our owned infrastructure assets, we expect to primarily utilize our existing network infrastructure or build new network infrastructure to meet the demand. In limited circumstances, we will augment our network with additional circuits or services from third-party providers. Third-party network service costs include the upfront cost of the initial installation of such circuits. Such costs are included in operating costs in our consolidated statements of operations over the respective service period.

        Compensation and benefits expenses include salaries, wages, incentive compensation and benefits. Employee-related costs that are directly associated with network construction, service installations (and development of business support systems) are capitalized and amortized to operating costs and expenses. Compensation and benefits expenses related to the departments attributed to generating revenue are included in our operating costs line item while compensation and benefits expenses related to the sales, product, and corporate departments are included in our selling, general and administrative expenses line item of our consolidated statements of operations.

        Netops expense includes all of the non-personnel related expenses of operating and maintaining our network infrastructure, including contracted maintenance fees, right-of-way costs, rent for cellular towers and other places where fiber is located, pole attachment fees, and relocation expenses. Such costs are included in operating costs in our consolidated statements of operations.

        Prior to ZGH's IPO, our stock-based compensation expense contained two components, CII common unit awards classified as liabilities and, to a lesser extent, CII preferred unit awards classified as equity. For the CII common units granted to employees and directors, we recognized an expense equal to the fair value of all of those common units that vest during the period plus the change in fair value of previously vested units, and recorded a liability in respect of those amounts. Following the IPO, our stock-based compensation expense contains three components: previously granted CII common unit awards, CII preferred unit awards and restricted stock unit awards made under our new equity compensation program. For previously granted CII common unit awards, following the IPO, we amortize the offering date fair value of those units (including unvested units) over the vesting period based on expected settlement behavior with a corresponding adjustment to equity, as the awards no longer have cash settlement features. For previously granted CII preferred units, we use the straight line method, over the vesting period, to amortize the fair value of those units, as determined on the date of grant. We recognize stock-based compensation expense for restricted stock unit awards granted to employees, members of management, and directors based on their estimated grant date fair value on a straight line basis over the requisite service period, as adjusted for an estimate of forfeitures. These restricted stock unit awards are primarily equity classified, except certain awards that have not yet been granted to employees. Following ZGH's IPO, subsequent changes in the fair value of the CII preferred and common units and restricted stock unit awards granted generally do not affect the amount of expense we recognize.

        Stock-based compensation expense is included, based on the responsibilities of the awarded recipient, in either our operating costs or selling, general and administrative expenses in our consolidated statements of operations.

        Other expenses include expenses such as property tax, franchise fees, colocation facility maintenance, travel, office expense and other administrative costs. Other expenses are included in both operating costs and selling, general and administrative expenses depending on their relationship to generating revenue or association with sales and administration.

        Transaction costs include expenses associated with professional services (i.e. legal, accounting, regulatory, etc.) rendered in connection with acquisitions or disposals (including spin-offs), travel expense, severance expense incurred on the date of acquisition or disposal, and other direct expenses incurred that are associated with signed and/or closed acquisitions or disposals. Transaction costs are included in selling, general and administrative expenses in our consolidated statements of operations.

Results of Operations

        Refer to "Selected Historical Consolidated Financial Information" for additional financial information for the indicated periods.

Six Months Ended December 31, 2015 Compared to the Six Months Ended December 31, 2014

	For the six months ended December 31,
	2015	2014	$ Variance	% Variance
	(in millions)
Segment and consolidated revenue:
Dark Fiber Solutions	$272.7	$257.1	$15.6	6%
Network Connectivity	335.7	321.9	13.8	4%
Colocation and Cloud Infrastructure	116.8	53.9	62.9	117%
Other	11.2	11.6	(0.4)	(3)%

Consolidated	$736.4	$644.5	$91.9	14%

        Our total revenue increased by $91.9 million, or 14%, to $736.4 million for the six months ended December 31, 2015, from $644.5 million for the six months ended December 31, 2014. The increase in revenue was driven by our organic growth as well as Fiscal 2015 acquisitions.

        We estimate that the period-over-period organic growth was approximately 5%. Our organic growth was driven by installs that exceeded churn over the course of both periods, resulting from continued strong demand for bandwidth infrastructure services broadly across our service territory and customer verticals. Additional underlying revenue drivers included:

  •
  Bookings increased period over period to $13.2 million from $11.0 million in combined MRR and MAR. The total contract value associated with bookings, for the six months ended December 31, 2015, was approximately $878.3 million.

  •
  During the six months ended December 31, 2015, we recognized net installs of $4.4 million as compared to $3.3 million during the six months ended December 31, 2014.

  •
  Monthly churn percentage decreased between the two periods to 1.1% from 1.2%.

        We estimate that the period-over-period acquisition-related revenue growth was approximately 9%.

        The average exchange rate between the USD and GBP strengthened by 6.8% during the six months ended December 31, 2015 as compared to the six months ended December 31, 2014. The average exchange rate between the USD and Euro strengthened by 16.5%. Normalizing our revenue to exclude the impact of foreign currency exchange rate fluctuations, we estimate that revenue would have increased between the six months ended December 31, 2015 and December 31, 2014 by an additional $7.3 million, or 15%, for a total period-over-period increase of $99.2 million.

        Dark Fiber Solutions.    Revenue from our Dark Fiber Solutions segment increased by $15.6 million, or 6%, to $272.7 million from $257.1 million for the six months ended December 31, 2015 and 2014, respectively.

        Dark Fiber is the largest SPG within the segment and benefited from continued growth in infrastructure demand. Our Mobile Infrastructure product also contributed to the segment's growth. Bookings of MRR and MAR for the six months ended December 31, 2015 were $4.5 million (with a total contract value of approximately $612.8 million), an increase from the $3.9 million in bookings for the same period in the prior year. Gross installs were $4.2 million for the six months ended December 31, 2015, compared to $3.9 million for the same period in prior year. The monthly churn percentage remained consistent between the two periods at 0.7% for the six months ended December 31, 2015 and 2014, with total churn processed of $1.8 million for the six months ended December 31, 2015 and 2014.

        Network Connectivity.    Revenue from our Network Connectivity segment increased by $13.8 million, or 4%, to $335.7 million from $321.9 million for the six months ended December 31, 2015 and 2014, respectively. The increase was a result of both organic and acquisition related growth.

        Growth was strongest in the segment's Ethernet and IP SPGs, driven by customer demand and increased effectiveness in marketing these products. Wavelength revenue growth was dampened by churn, including price concessions that were proactively offered in exchange for customer contract extensions. SONET is a legacy product, and its revenue declined between the two periods, consistent with our expectations.

        Bookings of MRR and MAR increased to $6.4 million from $6.0 million between the two comparative periods, with a total contract value of approximately $205.0 million for the six months ended December 31, 2015. Gross installs were $6.6 million for the six months ended December 31, 2015, compared to $6.0 million in the prior year. The monthly churn percentage decreased from 1.6% for the six months ended December 31, 2014 to 1.4% for the six months ended December 31, 2015, resulting in total churn processed of $4.7 million for the six months ended December 31, 2015, compared to $5.0 million for the six months ended December 31, 2014.

        Colocation and Cloud Infrastructure.    Revenue from our Colocation and Cloud Infrastructure segment increased by $62.9 million, or 117%, to $116.8 million from $53.9 million for the six months ended December 31, 2015 and 2014, respectively. The increase was a result of both organic and acquisition related growth.

        zColo is the largest SPG within the segment and benefited from continued growth in infrastructure demand. Bookings of MRR and MAR increased to $2.2 million from $1.1 million between the two comparative periods, with a total contract value of approximately $59.6 million for the six months ended December 31, 2015. Gross installs were $1.5 million for the six months ended December 31, 2015, compared to $1.0 million in the prior year. The monthly churn percentage remained consistent between the two periods at 1.1%, resulting in total churn processed of $1.2 million for the six months ended December 31, 2015, compared to $0.6 million for the six months ended December 31, 2014.

        Other.    Revenue from our Other segment decreased by $0.4 million, or 3%, to $11.2 million from $11.6 million, for the six months ended December 31, 2015 and 2014, respectively. The Other segment represented approximately 1.5% of our total revenue during the six months ended December 31, 2015.

        The following table reflects the stratification of our revenues during these periods. The substantial majority of our revenue continued to come from recurring payments from customers under contractual arrangements.

	For the six months ended December 31,
	2015		2014
	(in millions)
Monthly recurring revenue	$668.7	91%	$581.4	90%
Amortization of deferred revenue	41.9	6%	34.6	5%
Other Revenue	25.8	3%	28.5	5%

Total Revenue	$736.4	100%	$644.5	100%

Operating Costs and Expenses

	For the six months ended December 31,
	2015	2014	$ Variance	% Variance
	(in millions)
Segment and consolidated operating costs and expenses:
Dark Fiber Solutions	$226.1	$256.7	$(30.6)	(12)%
Network Connectivity	267.3	272.7	(5.4)	(2)%
Colocation and Cloud Infrastructure	122.6	46.0	76.6	167%
Other	9.6	9.3	0.3	3%
Corporate	—	2.0	(2.0)	*

Consolidated	$625.6	$586.7	$38.9	7%

*
not meaningful

        Our operating costs increased by $38.9 million, or 7%, to $625.6 million for the six months ended December 31, 2015 from $586.7 million for the six months ended December 31, 2014. The increase in consolidated operating costs was primarily due to a $37.9 million increase in depreciation and amortization expense and a $14.4 million increase in Netex as a result of Fiscal 2015 acquisitions and organic growth of our network partially offset by a $28.1 million decrease in stock-based compensation.

        Dark Fiber Solutions.    Dark Fiber Solutions operating costs decreased by $30.6 million, or 12%, to $226.1 million for the six months ended December 31, 2015 from $256.7 million for the six months ended December 31, 2014. The decrease in operating costs and expenses was primarily a result of a $26.2 million decrease in stock-based compensation, partially offset by increased costs as a result of Fiscal 2015 acquisitions and organic growth of our network.

        Network Connectivity.    Network Connectivity operating costs decreased by $5.4 million, or 2%, to $267.3 million for the six months ended December 31, 2015 from $272.7 million for the six months ended December 31, 2014. The decrease in operating costs and expenses was primarily a result of a $9.6 million decrease in stock-based compensation, partially offset by increased costs as a result of Fiscal 2015 acquisitions and organic growth of our network.

        Colocation and Cloud Infrastructure.    Colocation and Cloud Infrastructure operating costs increased by $76.6 million, or 167%, to $122.6 million for the six months ended December 31, 2015 from $46.0 million for the six months ended December 31, 2014. The increase in operating costs and expenses was primarily a result of increased costs as a result of Fiscal 2015 acquisitions, specifically Latisys, and organic growth and a $6.9 million increase in stock-based compensation.

        Other.    Other operating costs increased by $0.3 million, or 3%, to $9.6 million for the six months ended December 31, 2015 from $9.3 million for the six months ended December 31, 2014.

        The table below sets forth the components of our operating costs and expenses during the six months ended December 31, 2015 and 2014.

	For the six months ended December 31,
	2015	2014	$ Variance	% Variance
	(in millions)
Netex	$99.6	$85.2	$14.4	17%
Compensation and benefits expenses	81.1	76.0	5.1	7%
Network operations expense	81.0	74.9	6.1	8%
Other expenses	40.8	36.0	4.8	13%
Transaction costs	3.3	4.6	(1.3)	(28)%
Stock-based compensation	89.0	117.1	(28.1)	(24)%
Depreciation and Amortization	230.8	192.9	37.9	20%

Total operating costs and expenses	$625.6	$586.7	$38.9	7%

        Netex.    Our Netex increased by $14.4 million, or 17%, to $99.6 million for the six months ended December 31, 2015 from $85.2 million for the six months ended December 31, 2014. The increase in Netex was primarily due to increased facility costs related to the colocation acquisitions completed in Fiscal 2015, partially offset by cost savings, as planned network related synergies were realized. Netex as a percentage of total revenue remained materially consistent at 14% and 13% for the six months ended December 31, 2015 and 2014, respectively.

        Compensation and Benefits Expenses.    Compensation and benefits expenses increased by $5.1 million, or 7%, to $81.1 million for the six months ended December 31, 2015 from $76.0 million for the six months ended December 31, 2014.

        The increase in compensation and benefits expenses reflected the increase in headcount during Fiscal 2016 to support our growing business, including certain employees retained from businesses acquired during Fiscal 2015, and was partially offset by a decrease in bonus expense.

        Network Operations Expenses.    Network operations expenses increased by $6.1 million, or 8%, to $81.0 million for the six months ended December 31, 2015 from $74.9 million for the six months ended December 31, 2014. The increase principally reflected the growth of our network assets and the related expenses of operating that expanded network. Our total network route miles increased approximately 16% to 95,178 miles at December 31, 2015 from 82,280 miles at December 31, 2014.

        Other Expenses.    Other expenses increased by $4.8 million, or 13%, to $40.8 million for the six months ended December 31, 2015, from $36.0 million for the six months ended December 31, 2014. The increase was primarily the result of additional expenses attributable to our Fiscal 2015 acquisitions.

        Transaction Costs.    Transaction costs decreased by $1.3 million, or 28%, to $3.3 million for the six months ended December 31, 2015 from $4.6 million for the six months ended December 31, 2014. The decrease was primarily the result of higher transaction-related costs associated with the Fiscal 2015 acquisitions of Geo Networks Limited, AtlantaNAP and Neo.

        Stock-Based Compensation.    Stock-based compensation expense decreased by $28.1 million, or 24%, to $89.0 million for the six months ended December 31, 2015 from $117.1 million for the six months ended December 31, 2014.

        Prior to ZGH's IPO, we recognized changes in the fair value of the CII common units through increases or decreases in stock-based compensation expense and adjustments to the related stock-based compensation liability. This liability was impacted by changes in the estimated value of the common units, number of vested common units, and distributions made to holders of the common units. In connection with the IPO, we re-measured the fair value of the common units at the offering date based on various projections involving future stock performance, vesting and forfeitures. The fair value of unvested common units on the offering date is recognized as stock-based compensation expense ratably over the remaining vesting period. For restricted stock unit awards, expense is recognized based on the estimated fair value of the units awarded over the requisite service period. The estimated fair value of the restricted stock unit awards is impacted by various factors, including market and performance-based targets, expectations regarding future stock performance, the measurement or performance period, and forfeiture rates.

Depreciation and Amortization

        Depreciation and amortization expense increased by $37.9 million, or 20%, to $230.8 million for the six months ended December 31, 2015 from $192.9 million for the six months ended December 31, 2014. The increase was primarily a result of depreciation related to increased capital expenditures and increased amortization expense associated with our Fiscal 2015 acquisitions.

Total Other Expense, Net

        The table below sets forth the components of our total other expense, net for the six months ended December 31, 2015 and 2014, respectively.

	For the six months ended December 31,
	2015	2014	$ Variance	% Variance
	(in millions)
Interest expense	$(105.0)	$(100.3)	$(4.7)	(5)%
Loss on extinguishment of debt	—	(30.9)	30.9	*
Foreign currency loss on intercompany loans	(17.8)	(27.9)	10.1	36%
Other expense, net	(0.2)	(0.2)	—	*

Total other expenses, net	$(123.0)	$(159.3)	$36.3	23%

*
not meaningful

        Interest expense.    Interest expense increased by $4.7 million, or 5%, to $105.0 million from $100.3 million for the six months ended December 31, 2015 and 2014, respectively. The increase was primarily a result of our increased indebtedness, partially offset by reduced interest rates on our outstanding indebtedness as a result of our Fiscal 2015 debt transactions.

        Loss on extinguishment of debt.    As part of our December Notes Redemption, we paid an early redemption call premium of $23.8 million and recorded an expense of $7.1 million related to unamortized debt issuance costs associated with the notes redeemed. These expenses were recorded as a loss on extinguishment of debt during the six months ended December 31, 2014.

        Foreign currency loss on intercompany loans.    Foreign currency loss on intercompany loans decreased $10.1 million, or 36%, to $17.8 million for the six months ended December 31, 2015, from $27.9 million for the six months ended December 31, 2014. This non-cash loss was driven by the strengthening of the USD against the GBP period over period and the related impact on intercompany loans entered into by foreign subsidiaries in their functional currency.

Provision for Income Taxes

        Income tax expense increased over the prior year by $8.7 million to $13.8 million for the six months ended December 31, 2015 from $5.1 million for the six months ended December 31, 2014. Our provision for income taxes included both the current provision and a provision for deferred income tax expense resulting from timing differences between tax and financial reporting accounting bases. As a result of our stock-based compensation related to the CII common and preferred units and certain transaction costs not being deductible for income tax purposes, our effective tax rate was higher than the statutory rate.

        The following table reconciles our expected tax provision based on the statutory federal tax rate applied to our earnings before income taxes to our actual provision for income taxes:

	For the six months ended December 31,
	2015	2014
	(in millions)
Expected benefit at the statutory rate	$(4.3)	$(35.6)
Increase/(decrease) due to:
Non-deductible stock-based compensation	17.4	42.1
State income taxes benefit, net of federal benefit	(0.5)	(4.5)
Transactions costs not deductible for tax purposes	0.5	0.4
Foreign tax rate differential	0.3	0.8
Other, net	0.4	1.9

Provision for income taxes	$13.8	$5.1

Adjusted EBITDA

        We define Adjusted EBITDA as earnings/(loss) from operations before interest, income taxes, depreciation and amortization ("EBITDA") adjusted to exclude acquisition or disposal-related transaction costs, losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses) on intercompany loans, and non-cash income/(loss) on equity and cost method investments. We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures used by management for planning and forecasting for future periods. We believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and facilitates comparison of our results with the results of other companies that have different financing and capital structures.

        We also monitor Adjusted EBITDA because our subsidiaries have debt covenants that restrict their borrowing capacity that are based on a leverage ratio, which utilizes a modified EBITDA, as defined in our Credit Agreement and the indentures governing our outstanding notes. The modified EBITDA is consistent with our definition of Adjusted EBITDA; however, it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the quarter for which the debt compliance certification is due.

        Adjusted EBITDA results, along with other quantitative and qualitative information, are also utilized by management and our compensation committee for purposes of determining bonus payouts to employees.

        Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

  •
  does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

  •
  does not reflect cash required to pay income taxes.

        Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate Adjusted EBITDA in the same fashion.

        Reconciliations from segment and consolidated Adjusted EBITDA to net (loss)/earnings from operations are as follows:

	For the six months ended December 31, 2015
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
	(in millions)
Segment and consolidated Adjusted EBITDA	$195.7	$178.6	$57.4	$2.6	$—	$434.3
Interest expense	(50.2)	(34.7)	(19.1)	—	(1.0)	(105.0)
Depreciation and amortization expense	(112.9)	(67.5)	(49.5)	(0.9)	—	(230.8)
Transaction costs	(1.1)	(2.0)	(0.2)	—	—	(3.3)
Stock-based compensation	(35.0)	(40.6)	(13.3)	(0.1)	—	(89.0)
Unrealized foreign currency gain/(loss) on intercompany loans	0.1	0.1	—	—	(18.0)	(17.8)
Non-cash loss on investments	(0.4)	—	(0.2)	—	—	(0.6)

(Loss)/income from operations before income taxes	$(3.8)	$33.9	$(24.9)	$1.6	$(19.0)	$(12.2)

	For the six months ended December 31, 2014
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
	(in millions)
Segment and consolidated Adjusted EBITDA	$174.8	$168.7	$26.7	$2.5	$—	$372.7
Interest expense	(57.9)	(37.5)	(4.9)	—	—	(100.3)
Depreciation and amortization expense	(111.8)	(68.2)	(12.0)	(0.9)	—	(192.9)
Transaction costs	(1.6)	(0.6)	(0.4)	—	(2.0)	(4.6)
Stock-based compensation	(61.2)	(50.2)	(6.4)	0.7	—	(117.1)
Loss on extinguishment of debt	(17.4)	(12.9)	(0.6)	—	—	(30.9)
Unrealized foreign currency loss on intercompany loans	—	(0.2)	—	—	(27.7)	(27.9)
Non-cash loss on investments	(0.5)	—	—	—	—	(0.5)

(Loss)/income from operations before income taxes	$(75.6)	$(0.9)	$2.4	$2.3	$(29.7)	$(101.5)

Year Ended June 30, 2015 Compared to the Year Ended June 30, 2014

Revenue

	Year ended June 30
	2015	2014	$ Variance	% Variance
	(in millions)
Segment and consolidated revenue:
Dark Fiber Solutions	$531.3	$419.8	$111.5	27%
Network Connectivity	648.0	606.2	41.8	7%
Colocation and Cloud Infrastructure	144.6	75.6	69.0	91%
Other	23.2	28.1	(4.9)	(17)%

Consolidated	$1,347.1	$1,129.7	$217.4	19%

        Our total revenue increased by $217.4 million, or 19%, to $1,347.1 million for the year ended June 30, 2015, from $1,129.7 million for the year ended June 30, 2014. The increase in revenue was driven by our organic growth as well as Fiscal 2014 and 2015 acquisitions.

        We estimate that the period-over-period organic growth was approximately 7%. Our organic growth was driven by installs that exceeded churn over the course of both periods, resulting from continued strong demand for bandwidth infrastructure services broadly across our service territory and customer verticals. Additional underlying revenue drivers included:

  •
  Bookings decreased period-over-period from $21.8 million to $24.8 million in combined MRR and MAR. The total contract value associated with bookings for the year ended June 30, 2015 was approximately $1,849.9 million.

  •
  During the year ended June 30, 2015, the Company recognized net installs of $7.2 million as compared to $5.2 million during the year ended June 30, 2014.

  •
  Monthly churn percentage between the two periods decreased to 1.3% from 1.4%.

        We estimate that the period-over-period acquisition-related revenue growth was approximately 12%.

        The average exchange rate between the USD and GBP strengthened by 3.2% during the year ended June 30, 2015. Normalizing our revenue to exclude the impact of foreign currency exchange rate fluctuations, we estimate that revenue would have increased between the year ended June 30, 2015 and June 30, 2014 by an additional $2.2 million.

        Dark Fiber Solutions.    Revenue from our Dark Fiber Solutions segment increased by $111.5 million, or 27%, to $531.3 million from $419.8 million, for the years ended June 30, 2015 and 2014, respectively. The increase was a result of both organic and acquisition related growth.

        Dark Fiber is the largest Strategic Product Group within the segment and benefited from continued growth in infrastructure demand. Our FTT product also contributed to the segment's growth. Bookings of MRR and MAR for the year ended June 30, 2015 were $9.4 million (with a total contract value of approximately $1,360.6 million), an increase from the $0.4 million in bookings for the same period in the prior year. Gross installs were $7.4 million for Fiscal 2015, compared to $6.7 million for Fiscal 2014. The monthly churn percentage decreased from 0.8% to 0.7%, resulting in total churn processed of $3.6 million compared to $3.3 million in the same period in the prior year.

        Network Connectivity.    Revenue from our Network Connectivity segment increased by $41.8 million, or 7%, to $648.0 million from $606.2 million for the years ended June 30, 2015 and 2014, respectively. The increase was a result of both organic and acquisition related growth.

        Growth was strongest in the segment's Ethernet and IP Strategic Product Groups, driven by customer demand and increased effectiveness in marketing these products. Wavelength revenue growth was dampened by churn, including price concessions that were proactively offered in exchange for customer contract extensions. SONET is a legacy product, and its revenue declined between the two periods, consistent with our expectations. Bookings of MRR and MAR increased from $11.1 million to $12.5 million between the two comparative periods, with a total contract value of approximately $398.8 million for the year ended June 30, 2015. Gross installs were $12.3 million for the year ended June 30, 2015, compared to $11.2 million in the prior year. The monthly churn percentage decreased from 1.7% to 1.6%, resulting in total churn processed of $9.9 million compared to $10.1 million in the same period in the prior year.

        Colocation and Cloud Infrastructure.    Revenue from our Colocation and Cloud Infrastructure segment increased by $69.0 million, or 91%, to $144.6 million from $75.6 million for the years ended June 30, 2015 and 2014, respectively. The increase was a result of both organic and acquisition related growth.

        zColo is the largest SPG within the segment and benefited from continued growth in infrastructure demand. Bookings of MRR and MAR increased from $1.6 million to $2.9 million between the two comparative periods, with a total contract value of approximately $89.0 million for the year ended June 30, 2015. Gross installs were $3.3 million for the year ended June 30, 2015, compared to $1.7 million in the prior year. The monthly churn percentage increased from 1.1% to 1.2%, resulting in total churn processed of $1.7 million compared to $0.9 million in the same period in the prior year.

        Other.    Revenue from our Other segment decreased by $4.9 million, or 17%, to $23.2 million from $28.1 million, for the years ended June 30, 2015 and 2014, respectively. The decrease was the result of the non-recurring nature of revenue related to the Other segment, which had slightly lower sales in Fiscal 2015 as compared to Fiscal 2014. The Other segment represented approximately 1.7% of our total revenue during the year ended June 30, 2015.

        The following table reflects the stratification of our revenues during these periods. The substantial majority of our revenue continued to come from recurring payments from customers under contractual arrangements.

	Year ended June 30,
	2015		2014
	(in millions)
Monthly recurring revenue	$1,211.8	90%	$1,035.8	92%
Amortization of deferred revenue	72.1	5%	55.9	5%
Other Revenue	63.2	5%	38.0	3%

Total Revenue	$1,347.1	100%	$1,129.7	100%

Operating Costs and Expenses

	Year ended June 30
	2015	2014	$ Variance	% Variance
	(in millions)
Segment and consolidated operating costs and expenses:
Dark Fiber Solutions	$479.3	$474.0	$5.3	1%
Network Connectivity	548.6	502.2	46.4	9%
Colocation and Cloud Infrastructure	121.7	67.1	54.6	81%
Other	28.2	22.8	5.4	24%

Consolidated	$1,177.8	$1,066.1	$111.7	10%

        Our operating costs increased by $111.7 million, or 10% to $1,177.8 million for Fiscal 2015 from $1,066.1 million for Fiscal 2014. The increase in consolidated operating costs was primarily due to increased costs as a result of Fiscal 2015 and Fiscal 2014 acquisition related growth, and organic growth of our network, partially offset by a $53.0 million decrease in stock-based compensation.

        Dark Fiber Solutions.    Dark Fiber Solutions operating costs increased by $5.3 million, or 1%, to $479.3 million for Fiscal 2015 from $474.0 million for Fiscal 2014. The increase in operating costs and expenses was primarily a result of the timing of our Fiscal 2015 and Fiscal 2014 acquisitions and additional costs associated with the organic growth of our network partially offset by a decrease in stock-based compensation.

        Network Connectivity.    Network Connectivity operating costs increased by $46.4 million, or 9%, to $548.6 million for Fiscal 2015 from $502.2 million for Fiscal 2014. The increase in operating costs and expenses was primarily a result of the timing of our Fiscal 2015 and Fiscal 2014 acquisitions.

        Colocation and Cloud Infrastructure.    Colocation and Cloud Infrastructure operating costs increased by $54.6 million, or 81%, to $121.7 million for Fiscal 2015 from $67.1 million for Fiscal 2014. The increase in operating costs and expenses was primarily a result of the timing of our Fiscal 2015 and Fiscal 2014 acquisitions.

        Other.    Other operating costs increased by $5.4 million, or 24%, to $28.2 million for Fiscal 2015 from $22.8 million for Fiscal 2014 as a result of decreased revenue from ZPS.

        The table below sets forth the components of our operating costs and expenses during the years ended June 30, 2015 and 2014:

	Year ended June 30,
	2015	2014	$ Variance	% Variance
	(in millions)
Netex	$178.3	$150.5	$27.8	18%
Compensation and benefits expenses	158.6	126.9	31.7	25%
Netops expense	152.5	130.5	22.0	17%
Other expenses	75.6	61.8	13.8	22%
Transaction costs	5.9	4.5	1.4	31%
Stock-based compensation	200.7	253.7	(53.0)	(21)%
Depreciation and Amortization	406.2	338.2	68.0	20%

Total operating costs and expenses	$1,177.8	$1,066.1	$111.7	10%

        Netex.    Our Netex increased by $27.8 million, or 18%, to $178.3 million for Fiscal 2015 from $150.5 million for Fiscal 2014. The increase in Netex was primarily due to increased facility costs related to the colocation acquisitions completed in Fiscal 2015 and Fiscal 2014, partially offset by cost savings, as planned network related synergies were realized. Netex as a percentage of total revenue remained at 13% for Fiscal 2015 and 2014.

        Compensation and Benefits Expenses.    Compensation and benefits expenses increased by $31.7 million, or 25%, to $158.6 million for Fiscal 2015 from $126.9 million for Fiscal 2014.

        The increase in compensation and benefits reflected the increase in headcount during Fiscal 2015 to support our growing business, including certain employees retained from businesses acquired since June 30, 2014, and employer matching of employee 401(k) contributions beginning in the fourth quarter of Fiscal 2014.

        Headcount as of the end of the respective periods was:

	June 30, 2015	June 30, 2014
Dark Fiber Solutions	769	751
Network Connectivity	650	623
Colocation and Cloud Infrastructure	318	110
Other	96	29

Total	1,833	1,513

        Network Operations Expenses.    Network operations expenses increased by $22.0 million, or 17%, to $152.5 million for Fiscal 2015 from $130.5 million for Fiscal 2014. The increase principally reflected the growth of our network assets and the related expenses of operating that expanded network. Our total network route miles increased approximately 6% to 85,644 miles at June 30, 2015 from 80,861 miles at June 30, 2014.

        Other Expenses.    Other expenses increased by $13.8 million, or 22%, to $75.6 million for Fiscal 2015, from $61.8 million Fiscal 2014. The increase was primarily the result of additional expenses attributable to our Fiscal 2014 and 2015 acquisitions.

        Transaction Costs.    Transaction costs increased by $1.4 million, or 31%, to $5.9 million for Fiscal 2015 from $4.5 million for Fiscal 2014. The increase was due to higher transaction-related costs associated with our Fiscal 2015 acquisitions.

        Stock-Based Compensation.    Stock-based compensation expense decreased by $53.0 million, or 21%, to $200.7 million for Fiscal 2015 from $253.7 million for Fiscal 2014.

        Prior to ZGH's IPO, we recognized changes in the fair value of the common units through increases or decreases in stock-based compensation expense and adjustments to the related stock-based compensation liability. This liability was impacted by changes in the estimated value of the common units, number of vested common units, and distributions made to holders of the common units. In connection with the IPO, we re-measured the fair value of the common units at the offering date based on various projections involving future stock performance, vesting and forfeitures. The fair value of unvested common units on the offering date is recognized as stock-based compensation expense ratably over the remaining vesting period. For restricted stock unit awards, expense is recognized based on the estimated fair value of the units awarded over the requisite service period. The estimated fair value of the restricted stock unit awards is impacted by various factors, including market and performance-based targets, expectations regarding future stock performance, the measurement or performance period, and forfeiture rates. The higher Fiscal 2014 stock-based compensation expense is primarily driven by increases to the estimated fair value of our liability classified common unit awards.

Depreciation and Amortization

        Depreciation and amortization expense increased by $68.0 million, or 20%, to $406.2 million for Fiscal 2015 from $338.2 million for Fiscal 2014. The increase was primarily the result of depreciation related to capital expenditures since June 30, 2014 and acquisition-related growth.

Total Other Expense, Net

        The table below sets forth the components of our total other expense, net for the years ended June 30, 2015 and 2014.

	Year ended June 30,
	2015	2014	$ Variance	% Variance
	(in millions)
Interest expense	$(214.0)	$(203.5)	$(10.5)	(5)%
Loss on extinguishment of debt	(94.3)	(1.9)	(92.4)	*
Foreign currency (loss)/gain on intercompany loans	(24.4)	4.7	(29.1)	*
Other (expense)/income, net	(0.4)	0.3	(0.7)	(233)%

Total other expenses, net	$(333.1)	$(200.4)	$(132.7)	(66)%

*
Not meaningful

        Interest expense.    Interest expense increased by $10.5 million, or 5%, to $214.0 million from $203.5 million for the years ended June 30, 2015 and 2014, respectively. The increase was primarily a result of our increased indebtedness and changes in the fair value of our interest rate swaps, partially offset by reduced interest rates on our outstanding indebtedness as a result of our Fiscal 2015 debt transactions.

        Loss on extinguishment of debt.    During the year ended June 30, 2015, we redeemed our $750.0 million 8.125% senior secured notes due 2020 and a portion of our 10.125% senior unsecured notes due 2020 and repaid $344.5 million on our Term Loan Facility. As part of the redemptions and early payment on the Term Loan Facility, we paid early redemption call premiums totaling $62.6 million and recorded an expense of $31.7 million related to unamortized debt issuance costs and discounts associated with the extinguished indebtedness. These expenses were recorded as a loss on extinguishment of debt during the year ended June 30, 2015.

        Foreign currency (loss)/gain on intercompany loans.    Foreign currency (loss)/gain on intercompany loans decreased to a loss of $24.4 million for the years ended June 30, 2015, from a gain of $4.7 million for the year ended June 30, 2014. This non-cash loss was driven by the strengthening of the USD against the GBP and the related impact on intercompany loans entered into by foreign subsidiaries in their functional currency.

(Benefit)/provision for Income Taxes

        Income tax expense decreased over the prior year by $49.0 million, to an income tax benefit of $8.7 million for Fiscal 2015, from an income tax expense of $40.3 million for Fiscal 2014. Our provision for income taxes included both the current provision and a provision for deferred income tax expense resulting from timing differences between tax and financial reporting accounting bases. In addition, as a result of our stock-based compensation related to our CII common and preferred units and certain transaction costs not being deductible for income tax purposes, our effective tax rate was higher than the statutory rate.

        The following table reconciles an expected tax provision based on a statutory federal tax rate applied to our earnings before income tax to our actual provision for income taxes (in millions):

	Year ended June 30,
	2015	2014
Expected benefit/provision at the statutory rate	$(57.3)	$(47.9)
Increase/(decrease) due to:
Non-deductible stock-based compensation	59.4	96.5
State income taxes benefit, net of federal benefit	(7.4)	(6.3)
Transactions costs not deductible for tax purposes	0.7	0.8
Reversal of uncertain tax positions, net	—	(2.6)
Change in effective tax rate	(2.2)	(0.3)
Change in valuation allowance	—	1.3
Foreign tax rate differential	0.6	1.0
Other, net	(2.5)	(2.2)

(Benefit)/provision for income taxes	$(8.7)	$40.3

Year Ended June 30, 2014 Compared to the Year Ended June 30, 2013

Revenue

	Year ended June 30
	2014	2013	$ Variance	% Variance
	(in millions)
Segment and consolidated revenue:
Dark Fiber Solutions	$419.8	$358.8	$61.0	17%
Network Connectivity	606.2	570.5	35.7	6%
Colocation and Cloud Infrastructure	75.6	54.2	21.4	39%
Other	28.1	27.5	0.6	2%

Consolidated	$1,129.7	$1,011.0	$118.7	12%

        Our total revenue increased by $118.7 million, or 12%, to $1,129.7 million for Fiscal 2014, from $1,011.0 million for Fiscal 2013. The increase in revenue was driven by our organic growth as well as the timing of our Fiscal 2014 and Fiscal 2013 acquisitions.

        We estimate that we achieved an organic growth rate of approximately 6% year-over-year. Our organic growth was driven by installs that exceeded churn over the course of both periods, resulting from continued strong demand for bandwidth infrastructure services broadly across our service territory and customer industry verticals. Further underlying revenue drivers included:

  •
  Bookings increased from $17.7 million to $21.8 million in combined MRR and MAR. This growth was driven by increased customer demand for our services, our growing fiber and datacenter footprint (from both organic investments and acquisitions), and our sales force's improved effectiveness in selling this base of assets. The total contract value associated with this period's bookings was approximately $1,700.0 million.

  •
  Installs increased to $5.2 million for Fiscal 2014, from $4.8 million for Fiscal 2013, but trailed the increase in bookings, which included more infrastructure-related services with longer booking to install time intervals. Examples included several FTT sales and a large dark fiber sale to Level 3 (previously, TW Telecom).

  •
  Total churn grew to $14.7 million from $13.6 million, although the monthly churn percentage remained constant at 1.4% between Fiscal 2013 and Fiscal 2014.

        We estimate that the period-over-period acquisition-related revenue growth was approximately 6%. Multiple Fiscal 2014 and Fiscal 2013 acquisitions impacted revenue growth between the two periods. The five Fiscal 2014 acquisitions were completed on August 1, 2013, October 1, 2013, October 2, 2013, March 4, 2014, and May 16, 2014 and were included in our Fiscal 2014 results for approximately eleven, nine, nine, four, and one month(s), respectively. The Fiscal 2014 acquisitions represented smaller acquisitions of dark fiber and colocation-only providers, with the exception of Geo, which was a larger acquisition of a European-based dark fiber and wavelength services provider completed in the fourth quarter of Fiscal 2014. The six Fiscal 2013 acquisitions were completed at various times throughout the year, although the largest (AboveNet) closed on July 2, 2012 and was fully included in our annual results for the year ended June 30, 2014 and 2013 and therefore was not a contributor to the period-over-period acquisition growth. The other acquisitions were included in our results of operations for only part of Fiscal 2013 compared to their inclusion for all of Fiscal 2014.

        Dark Fiber Solutions.    Revenues from our Dark Fiber Solutions segment increased by $61.0 million, or 17%, to $419.8 million for Fiscal 2014 from $358.8 million for Fiscal 2013.

        Dark fiber is the largest Strategic Product Group within the segment and benefited from continuing growth in infrastructure demand. Our FTT products also contributed to the segment's growth. Bookings of MRR and MAR for the year ended June 30, 2014, were $8.9 million (with a total contract value of approximately $1,224.8 million). more than double the $465.7 million in bookings for the prior annual period. Installs were $6.7 million for Fiscal 2014, compared to $5.5 million for the prior annual period. The monthly churn percentage remained consistent at 0.8%. The Dark Fiber Solutions period-over-period revenue results were primarily influenced by our Fiscal 2013 and Fiscal 2014 acquisitions and organic growth.

        Network Connectivity.    Revenues from our Network Connectivity segment increased by $35.7 million, or 6%, to $606.2 million for Fiscal 2014, from $570.5 million for Fiscal 2013.

        Growth was strongest in the segment's Ethernet and IP Strategic Product Groups, driven by customer demand and increased effectiveness in marketing these products. Wavelength revenue growth was dampened by churn, including price concessions we proactively offered in exchange for customer contract extensions. SONET is a legacy product, and its revenue declined between the two periods, consistent with our expectations. Bookings of MRR and MAR decreased slightly to $11.1million from $11.3 million between the two periods, with a total contract value of approximately $398.8 million, for the year ended June 30, 2014. Installs were $11.2 million for the year ended June 30, 2014, compared to $11.8 million for the comparative annual period. The monthly churn percentage remained consistent at 1.7% for the two periods, resulting in total churn processed of $10.1 million compared to $9.6 million in the prior fiscal year.

        Colocation and Cloud Infrastructure.    Revenues from our Colocation and Cloud Infrastructure segment increased by $21.4 million, or 39%, to $75.6 million for Fiscal 2014, from $54.2 million for Fiscal 2013.

        zColo is the largest SPG within the segment and benefited from continued growth in infrastructure demand. Bookings of MRR and MAR increased to $1.6 million from $1.1 million between the two periods, with a total contract value of approximately $89.0 million, for the year ended June 30, 2014. Installs were $1.7 million for the year ended June 30, 2014, compared to $0.9 million for the comparative annual period. The monthly churn percentage decreased between the two periods to 1.1% from 1.6%, resulting in total churn processed of $0.8 million compared to $0.9 million in the prior fiscal year. The Colocation and Cloud Infrastructure period-over-period revenue results were primarily influenced by our Fiscal 2013 and Fiscal 2014 acquisitions and organic growth.

        Other.    Revenue from our Other segment, consisting of ZPS, increased by 2%, or $0.6 million, to $28.1 million for Fiscal 2014 from $27.5 million for Fiscal 2013. The increase was largely driven by a one-time equipment sale in the fourth quarter of Fiscal 2014. The Other segment represented approximately 3% of our total revenue.

        The following table reflects the stratification of our revenues during these periods. The substantial majority of our revenue continued to come from recurring payments from customers under contractual arrangements.

	Year ended June 30,
	2014		2013
Monthly recurring revenue	$1,035.8	92%	$947.8	94%
Amortization of deferred revenue	55.9	5%	43.1	4%
Other Revenue	38.0	3%	20.1	2%

Total Revenue	$1,129.7	100%	$1,011.0	100%

Operating Costs and Expenses

	Year ended June 30
	2014	2013	$ Variance	% Variance
	(in millions)
Segment and consolidated operating costs and expenses:
Dark Fiber Solutions	$474.0	$331.1	$142.9	43%
Network Connectivity	502.2	497.5	4.7	1%
Colocation and Cloud Infrastructure	67.1	44.0	23.1	53%
Other	22.8	24.2	(1.4)	(6)%
Eliminations	—	(1.5)	1.5	(100)%

Consolidated	$1,066.1	$895.3	$170.8	19%

        Dark Fiber Solutions.    Dark Fiber Solutions operating costs and expenses increased by $142.9 million, or 43%, to $474.0 million for Fiscal 2014 from $331.1 million for Fiscal 2013. The increase in operating costs and expenses was primarily a result of our Fiscal 2013 and Fiscal 2014 acquisitions.

        Network Connectivity.    Network Connectivity operating costs and expenses increased by $4.7 million, or 1%, to $502.2 million for Fiscal 2014 from $497.5 million for Fiscal 2013. The relatively flat operating costs and expenses in relation to the 6% increase in revenue for Network Connectivity was primarily due to realized network-related cost synergies related to our acquisitions, and, to a lesser extent, ongoing off-net circuit cost reduction projects.

        Colocation and Cloud Infrastructure.    Colocation and Cloud Infrastructure operating costs and expenses increased by $23.1 million, or 53%, to $67.1 million for Fiscal 2014 from $44.0 million for Fiscal 2013. The increase in operating costs and expenses was primarily a result of our Fiscal 2013 and Fiscal 2014 acquisitions.

        Other.    Other operating costs and expenses decreased by $1.4 million, or 6%, to $22.8 million for Fiscal 2014 from $24.2 million for Fiscal 2013. The reduction in other operating costs and expenses was primarily attributable to a reduction in MRR.

        The table below sets forth the components of our operating costs and expenses during the years ended June 30, 2014 and 2013.

	Year ended June 30
	2014	2013	$ Variance	% Variance
	(in millions)
Netex	$150.5	$145.9	$4.6	3%
Compensation and benefits expenses	126.9	123.4	3.5	3%
Netops expense	130.5	120.9	9.6	8%
Other Operating expense	61.8	60.6	1.2	2%
Transaction costs	4.5	14.2	(9.7)	(68)%
Stock-based compensation	253.7	105.8	147.9	140%
Depreciation and Amortization	338.2	324.5	13.7	4%

Total Operating costs and expenses	$1,066.1	$895.3	$170.8	19%

        Netex.    Our Netex increased by $4.6 million, or 3%, to $150.5 million for Fiscal 2014 from $145.9 million for Fiscal 2013. The increase in Netex was primarily due to increased facility costs related to the colocation acquisitions completed in Fiscal 2013 and Fiscal 2014, partially offset by cost savings, as planned network related synergies were realized. Netex as a percentage of total revenue decreased to 13% from 15% as a result of cost reductions and because our incremental revenue typically has less third-party network service costs associated with it than the existing base of revenue.

        Compensation and Benefits Expenses.    Compensation and benefits expenses increased by $3.5 million, or 3%, from $123.4 million for Fiscal 2013 to $126.9 million for Fiscal 2014.

        The increase in compensation and benefits reflected the increase in headcount during Fiscal 2014 to support our growing business, including certain employees retained from businesses acquired since June 30, 2013, and employer matching of employee 401(k) contributions beginning in the fourth quarter of Fiscal 2014. This was partially offset by a reduction in bonus payout as the average payout for the year ended June 30, 2013 was approximately 130% of target as compared to approximately 100% of target for the year ended June 30, 2014.

        Headcount as of the end of the respective periods was:

	Year ended June 30,
	2014	2013
Dark Fiber Solutions	751	416
Network Connectivity	623	651
Colocation and Cloud Infrastructure	110	63
Other	29	30

Total	1,513	1,160

        Netops.    Netops expense increased by $9.6 million, or 8%, to $130.5 million for Fiscal 2014 from $120.9 million for Fiscal 2013. The increase principally reflected the growth of our network assets and the related expenses of operating that expanded network. Our total network route miles increased approximately 7%, to 80,860 miles at June 30, 2014, from 75,839 miles at June 30, 2013.

        Other Expenses.    Other expenses increased by $1.2 million, or 2%, to $61.8 million for Fiscal 2014 from $60.6 million for Fiscal 2013. The increase was primarily the result of additional expenses attributable to our Fiscal 2014 and Fiscal 2013 acquisitions, which were partially offset by the receipt of

$3.8 million in connection with an escrow settlement relating to the 360networks acquisition during the second quarter of Fiscal 2014.

        Transaction Costs.    Transaction costs decreased by $9.7 million, or 68%, to $4.5 million for Fiscal 2014 from $14.2 million for Fiscal 2013. The decrease was due to higher transaction-related costs in the first quarter of Fiscal 2013 associated with the AboveNet acquisition, partially offset by the transaction-related costs associated with the Geo and Neo acquisitions in Fiscal 2014.

        Stock-Based Compensation.    Stock-based compensation expense increased by $147.9 million, or 140%, from $105.8 million for Fiscal 2013 to $253.7 million for Fiscal 2014.

        Prior to ZGH's IPO, we recognized changes in the fair value of the common units through increases or decreases in stock-based compensation expense and adjustments to the related stock-based compensation liability. This liability was impacted by changes in the estimated value of the common units, number of vested common units, and distributions made to holders of the common units. The following table reflects the estimated fair value of the common units during the relevant periods impacting the stock-based compensation expense for the years ended June 30, 2014 and June 30, 2013:

	Estimated fair value as of June 30,
Common Units	2014	2013	2012
	(estimated value per unit)
Class A	$2.47	$1.50	$0.92
Class B	2.22	1.34	0.81
Class C	1.92	1.14	0.68
Class D	1.86	1.1	0.65
Class E	1.62	0.95	0.55
Class F	1.44	0.75	0.49
Class G	0.82	0.46	n/a
Class H	0.70	0.38	n/a
Class I	0.45	n/a	n/a
Class J	0.33	n/a	n/a
Class K	0.29	n/a	n/a
ZPS Class A	0.09	0.2	n/a

Depreciation and Amortization

        Depreciation and amortization expense increased by $13.7 million, or 4%, to $338.2 million for Fiscal 2014 from $324.5 million for Fiscal 2013. The increase was primarily the result of depreciation related to capital expenditures since June 30, 2013 and acquisition-related growth.

Total Other Expense, Net

        The table below sets forth the components of our total other expense, net for the years ended June 30, 2014 and 2013.

	Year ended June 30
	2014	2013	$ Variance	% Variance
	(in millions)
Interest expense	$(203.5)	$(202.5)	$(1.0)		*
Loss on extinguishment of debt	(1.9)	(77.3)	75.4		*
Foreign currency gain on intercompany loans	4.7	0.1	4.6		*
Other income, net	0.3	0.3	—		*

Total other expenses, net	$(200.4)	$(279.4)	$79.0	28%

*
not meaningful

        Interest Expense.    Interest expense increased by $1.0 million, or less than 1%, to $203.5 million for Fiscal 2014, from $202.5 million for Fiscal 2013. The increase was primarily a result of additional interest expense related to the $150.0 million and $275.0 million add-ons to our Term Loan Facility during the second and fourth quarters of Fiscal 2014, respectively. Also contributing to the increase in interest expense was the impact of changes in market value of our interest rate swaps during the year ended June 30, 2014 as compared to the year ended June 30, 2013. The change in market value was additional interest expense of $4.7 million for the year ended June 30, 2014 as compared to a reduction in interest expense of $2.6 million for the year ended June 30, 2013, representing a year over year increase in interest expense of $7.3 million. These increases were partially offset by a decrease in interest expense resulting from the amendments to our Credit Agreement during the second and third quarters of Fiscal 2013 and second quarter of Fiscal 2014 to lower the interest rates on our Term Loan Facility and Revolver, in addition to quarterly principal payments on our Term Loan Facility, which reduced our outstanding debt obligations.

        Loss on Extinguishment of Debt.    In connection with the debt refinancing activities during Fiscal 2014, we recognized an expense of $1.9 million associated with debt extinguishment costs, including a cash expense of $0.9 million associated with the payment of third party costs and non-cash expenses of $1.0 million, consisting of $0.7 million associated with the write-off of unamortized debt issuance costs and $0.3 million associated with the write-off of the net unamortized discount on the extinguished debt balances.

        In connection with the debt refinancing activities during the Fiscal 2013, we incurred an expense of $77.3 million associated with debt extinguishment costs, including a cash expense of $41.9 million associated with the payment of early redemption fees and other third party expenses on our previous indebtedness and non-cash expenses, including $35.4 million associated with the write-off of unamortized debt issuance costs and unamortized discounts.

Provision for Income Taxes

        Income tax expense increased over the prior year by $61.5 million, from an income tax benefit of $21.8 million for Fiscal 2013 to an income tax expense of $40.3 million for Fiscal 2014. Our provision for income taxes included both the current and deferred provision for income tax expense resulting from timing differences between tax and financial reporting accounting bases. In addition, as a result of our pre-IPO stock-based compensation and certain transaction costs not being deductible for income tax purposes, our effective tax rate was higher than the statutory rate.

        The following table reconciles our expected tax benefit based on the statutory federal tax rate applied to our earnings before income taxes to our actual (benefit)/provision for income taxes:

        The following table reconciles our expected tax provision based on the statutory federal tax rate applied to our earnings before income taxes to our actual provision/(benefit) for income taxes:

	Year ended June 30,
	2014	2013
Expected benefit/provision at the statutory rate	$(47.9)	$(57.1)
Increase/(decrease) due to:
Non-deductible stock-based compensation	96.5	35.6
State income taxes benefit, net of federal benefit	(6.3)	(1.9)
Transactions costs not deductible for tax purposes	0.8	1.3
Reversal of uncertain tax positions, net	(2.6)	—
State NOL adjustment	—	2.8
Change in effective tax rate	(0.3)	—
Change in valuation allowance	1.3	—
Foreign tax rate differential	1.0	(2.3)
Other, net	(2.2)	(0.2)

(Benefit)/provision for income taxes	$40.3	$(21.8)

Adjusted EBITDA

        Reconciliations from segment and consolidated Adjusted EBITDA to net (loss)/earnings from operations are below. See "Results of Operations—Six Months Ended December 31, 2015 Compared to Six Months Ended December 31, 2014—Adjusted EBITDA" for a discussion of our definition and use of Adjusted EBITDA.

	For the year ended June 30, 2015
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
Segment and consolidated Adjusted EBITDA	$364.3	$339.2	$73.8	$5.3	$—	$782.6
Interest expense	(115.7)	(75.8)	(22.5)	—	—	(214.0)
Depreciation and amortization expense	(222.0)	(136.3)	(46.0)	(1.9)	—	(406.2)
Transaction costs	(1.8)	(0.6)	(1.4)	—	(2.1)	(5.9)
Stock-based compensation	(95.4)	(90.1)	(15.7)	0.5	—	(200.7)
Loss on extinguishment of debt	(53.3)	(39.3)	(1.7)	—	—	(94.3)
Unrealized foreign currency loss on intercompany loans	—	(0.3)	—	—	(24.1)	(24.4)
Non-cash loss on investments	(0.9)	—	—	—	—	(0.9)

(Loss)/income from operations before income taxes	$(124.8)	$(3.2)	$(13.5)	$3.9	$(26.2)	$(163.8)

	For the year ended June 30, 2014
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
Segment and consolidated Adjusted EBITDA	$288.2	$326.7	$37.4	$8.0	$—	$660.3
Interest expense	(116.5)	(81.2)	(5.3)	—	(0.5)	(203.5)
Depreciation and amortization expense	(192.3)	(131.4)	(12.7)	(1.8)	—	(338.2)
Transaction costs	(2.2)	(1.0)	(0.6)	—	(0.7)	(4.5)
Stock-based compensation	(147.8)	(90.0)	(15.6)	(0.3)	—	(253.7)
Loss on extinguishment of debt	(1.1)	(0.8)	—	—	—	(1.9)
Unrealized foreign currency loss on intercompany loans	—	—	—	—	4.7	4.7

(Loss)/income from operations before income taxes	$(171.7)	$22.3	$3.2	$5.9	$3.5	$(136.8)

	For the year ended June 30, 2013
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
Segment and consolidated Adjusted EBITDA	$250.7	$278.3	$25.4	$6.2	$(0.1)	$560.5
Interest expense	(115.7)	(83.5)	(3.3)	—	—	(202.5)
Depreciation and amortization expense	(175.4)	(139.1)	(8.1)	(1.9)	—	(324.5)
Transaction costs	(5.4)	(7.0)	(1.8)	—	—	(14.2)
Stock-based compensation	(41.1)	(58.6)	(5.3)	(0.8)	—	(105.8)
Loss on extinguishment of debt	(43.7)	(32.2)	(1.4)	—	—	(77.3)
Unrealized foreign currency loss on intercompany loans	—	—	—	—	0.1	0.1

(Loss)/income from operations before income taxes	$(130.6)	$(42.1)	$5.5	$3.5	$—	$(163.7)

Liquidity and Capital Resources

        Our primary sources of liquidity have been cash provided by operations, equity contributions, and incurrence of debt. Our principal uses of cash have been for acquisitions, capital expenditures, and debt service requirements. We anticipate that our principal uses of cash in the future will be for acquisitions, capital expenditures, working capital, and debt service.

        We have financial covenants under the indentures governing our 2020 Notes, 2023 Notes, and 2025 Notes and our Credit Agreement that, under certain circumstances, restrict our ability to incur additional indebtedness. The indenture governing the 2020 Notes limits any increase in our secured indebtedness (other than certain forms of secured indebtedness expressly permitted under such indenture) to a pro forma secured debt ratio of 4.50 times our previous quarter's annualized modified EBITDA (as defined in the indenture) and limits our incurrence of additional indebtedness to a total indebtedness ratio of 5.25 times the previous quarter's annualized modified EBITDA. The indentures governing the 2023 Notes and the 2025 Notes limit any increase in our secured indebtedness (other than certain forms of secured indebtedness expressly permitted under such indentures) to a pro forma secured debt ratio of 4.50 times our previous quarter's annualized modified EBITDA (as defined in the indentures), and limit our incurrence of additional indebtedness to a total indebtedness ratio of 6.00 times the previous quarter's annualized modified EBITDA. The Credit Agreement also contains a covenant, applicable only to the Revolver, that we maintain a senior secured leverage ratio below 5.25:1.00 at any time when the aggregate principal amount of loans outstanding under the Revolver is greater than 35% of the commitments under the Revolver. The Credit Agreement also requires that we and our subsidiaries comply with customary affirmative and negative covenants, including covenants restricting the ability of us and our subsidiaries, subject to specified exceptions, to incur additional indebtedness, make additional guaranties, incur additional liens on assets, or dispose of assets, pay dividends, or make other distributions, voluntarily prepay certain other indebtedness, enter into transactions with affiliated persons, make investments and amend the terms of certain other indebtedness.

        As of December 31, 2015 and June 30, 2015, we had $175.6 million and $308.0 million in cash and cash equivalents and a working capital surplus of $9.8 million and $178.9 million, respectively. Cash and cash equivalents consist of amounts held in bank accounts and highly-liquid U.S. treasury money market funds. Additionally, as of December 31, 2015 and June 30, 2015, we had $440.8 million available under our Revolver, subject to certain conditions.

        Our capital expenditures increased by $86.8 million, or 35%, during the six months ended December 31, 2015, as compared to the six months ended December 31, 2014, to $331.6 million from $244.8 million, respectively. Our capital expenditures, net of stimulus grants, increased by $169.6 million, or 47%, during the year ended June 30, 2015 as compared to the year ended June 30, 2014, to $530.4 million from $360.8 million, respectively. The increase in capital expenditures is a result of meeting the needs of our larger customer base resulting from our acquisitions and organic growth. We expect to continue to invest in our network for the foreseeable future. These capital expenditures, however, are expected to primarily be success-based; that is, in most situations, we will not invest the capital until we have an executed customer contract that supports the investment.

        As part of our corporate strategy, we continue to be regularly involved in discussions regarding potential acquisitions of companies and assets, some of which may be quite large. We expect to fund such acquisitions with cash from operations, debt issuances (including available borrowings under our $450.0 million Revolver), and available cash on hand. We regularly assess our projected capital requirements to fund future growth in our business, repay our debt obligations, and support our other general corporate and operational needs, and we regularly evaluate our opportunities to raise additional capital. As market conditions permit, we may refinance existing debt, issue new debt through the capital markets, or obtain additional bank financing to fund our projected capital requirements or provide additional liquidity.

        On January 15, 2016, we acquired 100% of the equity interest in Allstream for cash consideration of CAD $427.0 million (or $298.0 million), subject to certain post-closing adjustments. The consideration paid is net of CAD $38.0 million (or $26.0 million) of working capital and other liabilities assumed by us in the acquisition. The acquisition was funded with an incremental borrowing under our Term Loan Facility.

        On January 15, 2016, we entered into an amendment to our Credit Agreement. Under the terms of the amendment, our Term Loan Facility was increased by $400 million, and the additional amounts bear interest at LIBOR plus 3.5% with a minimum LIBOR rate of 1.0%. The $400 million add-on was priced at 99.0%. No other terms of the Credit Agreement were amended.

        On April 14, 2016, the Issuers closed a private offering of $550 million of the Outstanding Notes, which was an additional issuance of the 2025 Notes. Upon completion of the offering, $900 million in aggregate principal amount of 2025 Notes is outstanding. The net proceeds of the offering plus cash on hand (i) were used to repay approximately $197 million of borrowings under the Term Loan Facility, and (ii) will be used to redeem the approximately $326 million of remaining 2020 Notes, including the required make-whole premium and accrued interest.

Cash Flows

        We believe that our cash flows from operating activities, in addition to cash and cash equivalents currently on-hand, will be sufficient to fund our operating activities and capital expenditures for the foreseeable future, and in any event for at least the next 12 to 18 months. Given the generally volatile global economic climate, no assurance can be given that this will be the case.

        We regularly consider acquisitions and additional strategic opportunities, including large acquisitions, which may require additional debt or equity financing.

        The following table sets forth the components of our cash flows for the years ended June 30, 2015, 2014 and 2013 and the six months ended December 31, 2015 and 2014.

	Year Ended June 30,			Six Months Ended December 31,
	2015	2014	2013	2015	2014
	(in millions)
Net cash provided by operating activities	$607.0	$562.0	$404.7	$341.4	$232.6
Net cash used in investing activities	$(1,386.1)	$(754.1)	$(2,804.0)	$(449.6)	$(371.3)
Net cash provided by financing activities	$793.5	$397.2	$2,340.2	$(20.9)	$(5.1)

Net Cash Flows from Operating Activities

        Net cash flows from operating activities increased by $108.7 million, or 47%, to $341.4 million from $232.6 million during the six months ended December 31, 2015 and 2014, respectively. Net cash flows from operating activities during the six months ended December 31, 2015 include our net loss of $26.0 million, plus the add backs of non-cash items deducted in the determination of net loss, principally depreciation and amortization of $230.8 million, stock-based compensation expense of $89.0 million, foreign currency loss on intercompany loans of $17.8 million, non-cash cash interest expense of $6.6 million and deferred income taxes of $8.3 million. Also contributing to the cash provided by operating activities were additions to deferred revenue of $86.6 million, partially offset by amortization of deferred revenue of $41.9 million, and an excess tax benefit from stock-based compensation of $7.9 million. Cash flow during the period was decreased by the net change in working capital components of $25.0 million. The $25.0 million cash outflow associated with the change in working capital components was primarily driven by a reduction to accrued interest during the period of $17.0 million.

        Net cash flows from operating activities during the six months ended December 31, 2014 represents our net loss of $106.6 million, plus the add back to our net loss of non-cash items deducted in the determination of net loss, principally depreciation and amortization of $192.9 million, stock-based compensation expense of $117.1 million, foreign currency loss on intercompany loans of $27.9 million and non-cash interest expense of $9.4 million. Also contributing to the cash provided by operating activities were additions to deferred revenue of $84.1 million, less amortization of deferred revenue of $34.6 million. Cash flow during the period was reduced by the net change in working capital components of $89.3 million. The $89.3 million cash outflow associated with the change in working capital components was primarily driven by a reduction to accrued interest payments of $144.7 million made during the period.

        The increase in net cash flows from operating activities during the six months ended December 31, 2015 as compared to the six months ended December 31, 2014 is primarily a result of additional earnings and synergies realized from our Fiscal 2015 acquisitions, a $32.2 million decrease in cash paid for interest, net of capitalized interest and organic growth.

        Net cash flows from operating activities increased by $45.0 million to $607.0 million from $562.0 million during the years ended June 30, 2015 and 2014, respectively.

        Net cash flows from operating activities during the year ended June 30, 2015 include the net loss of $155.1 million, plus the add backs of non-cash items deducted in the determination of net loss, principally depreciation and amortization of $406.2 million, stock-based compensation expense of $200.7 million, foreign currency loss on intercompany loans of $24.4 million and non-cash cash interest expense of $19.7 million plus an add back for $94.3 million associated with a loss on extinguishment of debt, partially offset by the deferred tax benefit of $13.2 million. Also contributing to the cash provided by operating activities were additions to deferred revenue of $149.1 million, less amortization of deferred revenue of $72.1 million. Cash flow during the period was reduced by the net change in working capital components of $49.8 million. The $49.8 million cash outflow associated with the change in working capital components was primarily driven by increases in trade receivables of $11.2 million, decrease of accounts payable and accrued liabilities of $22.9 million and increases in other assets and liabilities of $14.4 million.

        Net cash flows from operating activities during the year ended June 30, 2014 represents our net loss of $177.1 million, plus the add back to our net loss of non-cash items deducted in the determination of net loss, principally depreciation and amortization of $338.2 million, non-cash interest expense of $22.1 million, the deferred tax provision of $26.9 million, stock-based compensation expense of $253.7 million and loss on extinguishment of debt of $1.9 million. Also contributing to the cash provided by operating activities were additions to deferred revenue of $163.8 million, less amortization of deferred revenue of $55.6 million. Cash flow during the period was increased by the net change in working capital components of $(9.1) million.

        The increase in net cash flows from operating activities during the year ended June 30, 2015 as compared to the year ended June, 2014 is primarily a result of additional earnings from organic growth and synergies realized from our Fiscal 2014 and Fiscal 2015 acquisitions, offset in part by increased interest and tax payments.

        Net cash flows from operating activities increased by $161.6 million, or 40%, to $566.5 million from $404.9 million during the years ended June 30, 2014 and 2013, respectively.

        Net cash flows from operating activities during the year ended June 30, 2013 represents the loss from operations of $141.9 million, plus the add backs of non-cash items deducted in the determination of net loss, principally depreciation and amortization of $324.5 million, stock-based compensation expense of $105.8 million, losses on extinguishment of debt of $77.3 million, additions to deferred revenue of $61.7 million and non-cash interest expense of $12.3 million, partially offset by amortization of deferred revenue of $43.1 million and deferred tax provision of $23.5 million, plus the net change in working capital components.

        The increase in net cash flows from operating activities during the year ended June 30, 2014 as compared to the year ended June 30, 2013 is primarily a result of additional earnings from our organic growth, a higher volume of upfront IRU payments, cost synergies realized from our acquisitions and interest expense savings from our refinancings.

Cash Flows Used in Investing Activities

        We used cash in investing activities of $449.6 million and $371.3 million during the six months ended December 31, 2015 and 2014, respectively. During the six months ended December 31, 2015, our principal uses of cash for investing activities were $331.6 million in additions to property and equipment and $101.0 million related to our Viatel business acquisition.

        During the six months ended December 31, 2014, our principal uses of cash for investing activities were $244.8 million in additions to property and equipment, $73.9 million for the acquisition of Neo and $52.5 million for the acquisition of AtlantaNAP.

        We used cash in investing activities of $1,386.1 million, $754.1 million and $2,804.0 million during the years ended June 30, 2015, 2014 and 2013, respectively.

        During the year ended June 30, 2015, our principal uses of cash for investing activities were $530.4 million in additions to property and equipment and $855.7 million in net cash paid for acquisitions.

        During the year ended June 30, 2014, our principal uses of cash for investing activities were $360.8 million in additions to property and equipment and $393.0 million in net cash paid for acquisitions.

        During the year ended June 30, 2013, our principal uses of cash for investing activities were $323.3 million in additions to property and equipment, net of stimulus grant reimbursements and $2,483.4 million in net cash paid for acquisitions. Our largest acquisition in Fiscal 2013 was our $2,210.0 million acquisition of AboveNet.

Cash Flows Provided By Financing Activities

        Our net cash used in financing activities was $20.9 million and $5.1 million during the six months ended December 31, 2015 and 2014, respectively.

        Our cash flows used in financing activities during the six months ended December 31, 2015 were primarily comprised of $17.5 million in ZGH common stock repurchases, $8.3 million in principal payments on long-term debt and $2.2 million in principal payments on capital lease obligations, partially offset by a $7.9 million excess tax benefit from stock-based compensation.

        During the six months ended December 31, 2014, our cash flows used in financing activities were primarily comprised of $279.7 million in equity contributions from Holdings, offset by our $249.4 million Note Redemption, $23.8 million early redemption fees paid on our Note Redemption, $10.3 million of principal payments on long-term borrowings and $1.3 million in principal payments on capital lease obligations.

        Our net cash provided by financing activities was $793.5 million, $397.2 million and $2,340.0 million during the years ended June 30, 2015, 2014 and 2013, respectively.

        Our cash flows provided by financing activities during the year ended June 30, 2015 are primarily comprised of $1,787.3 million from debt proceeds and $385.0 million of proceeds from equity contributions. These were partially offset by $1,292.0 million of principal payments on long-term debt and capital lease obligations, $62.6 million of early redemption fees on debt extinguished and $24.2 million of debt issuance costs.

        Our cash flows provided by financing activities during the year ended June 30, 2014 are primarily comprised of $423.6 million from debt proceeds, partially offset by $25.9 million of principal payments on long-term debt and capital lease obligations and $4.9 million in debt issuance costs.

        Our cash flows from financing activities during the year ended June 30, 2013 primarily consist of $3,189.3 million from the proceeds from long-term debt, $343.8 million in equity contributions from CII and $22.6 million in net transfers of cash out of restricted cash accounts. These cash inflows were partially offset by $83.1 million in debt issuance costs, $1,058.6 million in principal repayments on long-term debt and capital lease obligations and $72.1 million in early redemption fees on debt extinguishments.

Contractual Cash Obligations

        The following table represents a summary of our estimated future payments under contractual cash obligations as of June 30, 2015 for continuing operations. Changes in our business needs, cancellation provisions, changing interest rates and other factors may result in actual payments differing from these estimates. We cannot provide certainty regarding the timing and amounts of these future payments.

	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(in millions)
Long-term debt (principal and interest)	$4,986.4	$213.8	$393.4	$390.9	$3,988.3
Operating leases	$673.9	119.3	162.3	111.6	280.7
Purchase obligations	226.4	226.4	—	—	—
Capital leases (principal and interest)	$45.1	6.4	12.6	8.8	17.3

Total	$5,931.8	$565.9	$568.3	$511.3	$4,286.3

        Our operating leases and purchase commitments include expected payments for our operating facilities, network services and capacity, communications equipment, and maintenance obligations. Our purchase commitments are primarily success-based, meaning that before we commit resources to expand our network, we have a signed customer contract that will provide us with an attractive return on the required capital. The contractual long-term debt payments, above, include an estimate of future interest expense based on the interest rates in effect on our floating rate debt obligations as of the most recent balance sheet date.

        Cash payments for interest, net of capitalized interest, which are reflected in our cash flows from operating activities, during the year ended June 30, 2015 were $191.2 million and represent 31% of our cash flows from operating activities before interest expense. We also made cash payments related to principal payments on our long-term debt and capital lease obligations of $23.1 million (exclusive of the impact of redemption and refinancing transactions), which are reflected in our cash flows from financing activities, and represent 4% of our cash flows from operating activities.

Off-Balance Sheet Arrangements

        We do not have any special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging, or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii), or disclosed in Note 14-Commitments and Contingencies to our audited consolidated financial statements, or in the Contractual Cash Obligations table included above.

Recently Issued Accounting Pronouncements

Debt Issuance Costs

        On April 7, 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Prior to the issuance of ASU 2015-03, debt issuance costs were required to be presented as deferred charge assets, separate from the related debt liability. ASU 2015-03 does not change the recognition and measurement requirements for debt issuance costs. The Company early-adopted ASU 2015-03 as of the end of Fiscal 2015, and applied its provisions retrospectively. The adoption of ASU 2015-03 resulted in the reclassification of $71.0 million and $89.4 million of unamortized debt issuance costs related to the Company's notes from other non-current assets to long-term debt within its consolidated balance sheets as of both June 30, 2015 and June 30, 2014, respectively.

Revenue Recognition

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. In July 2015, the FASB deferred the effective date to annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2017. Early adoption is permitted as of the original effective date or annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Critical Accounting Policies and Estimates

        This discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical results which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

        We have accounting policies that involve estimates such as the allowance for doubtful accounts, revenue reserves, useful lives of long-lived assets, fair value of our common and preferred units issued as compensation, accruals for estimated tax and legal liabilities, accruals for exit activities associated with real estate leases, accruals for customer disputes and valuation allowance for deferred tax assets. We have identified the policies below, which require the most significant judgments and estimates to be made in the preparation of our consolidated financial statements, as critical to our business operations and an understanding of our results of operations.

Revenue and Trade Receivables

        We recognize revenue derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and colocation services when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. Taxes collected from customers and remitted to government authorities are excluded from revenue.

        We often bill customers for upfront charges, which are non-refundable. These charges relate to down payments or prepayments for future services and are influenced by various business factors including how we and the customer agree to structure the payment terms. If the upfront payment made by a customer provides no benefit to the customer beyond the contract term, the upfront charge is deferred and recognized as revenue ratably over the contract term. If the upfront payment provides benefit to the customer beyond the contract term, the charge is recognized as revenue over the estimated life of the customer relationship.

        Revenue attributable to leases of dark fiber pursuant to IRUs is accounted for in the same manner as the accounting treatment for sales of real estate with property improvements or integral equipment. This accounting treatment typically results in the deferral of revenue for the cash that has been received and the recognition of revenue ratably over the term of the agreement (generally up to 20 years).

        Revenue is recognized at the amount expected to be realized, which includes billing and service adjustments. During each reporting period, we make estimates for potential future sales credits to be issued in respect of current revenue related to service interruptions and customer disputes, which are recorded as a reduction in revenue. We analyze historical credit activity when evaluating our credit reserve requirements. We reserve for known service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. The determination of the customer dispute credit reserve involves significant judgment, estimations and assumptions.

        We defer recognition of revenue until cash is collected on certain components of revenue, principally contract termination charges and late fees.

        We estimate the ability to collect our receivables by performing ongoing credit evaluations of our customers' financial condition, and provide an allowance for doubtful accounts based on expected collection of our receivables. Our estimates are based on assumptions and other considerations, including payment history, credit ratings, customer financial performance, industry financial performance and aging analysis.

Stock-Based Compensation

        We account for our stock-based compensation in accordance with the provisions of ASC 718—Compensation: Stock Compensation, which requires stock compensation to be recorded as either liability or equity awards based on the terms of the grant agreement.

CII Common Units

        The CII common units granted to employees were considered to be stock-based compensation with terms that required the awards to be classified as liabilities due to cash settlement features. Prior to ZGH's IPO, we adjusted the value of the vested portion of our common unit liability awards to their fair value at the end of each reporting period. We used a third party valuation firm to assist in the valuation of the CII common units at each reporting period. In developing a value for the common units, a two-step valuation approach was used. In the first step, we estimated the value of our equity through an analysis of valuations associated with various future potential liquidity scenarios. The second step involved allocating these values across our capital structure.

        We allocated value to each class of common units using the Probability Weighted Expected Return Method ("PWERM"). The unit value was based on a probability-weighted present value of expected future proceeds to our shareholders, considering each potential liquidity scenario available to us as well as preferential rights of each security. The potential scenarios that we considered within the PWERM framework were remaining a private company with the same ownership, a sale or merger, and an initial public offering. The PWERM utilized a variety of assumptions regarding the likelihood of a certain scenario occurring, if the scenario involved a transaction, the potential timing of such an event, and the potential valuation that each scenario might yield.

        Based on these scenarios, management calculated the probability-weighted expected return to all of the equity holders. The resulting enterprise valuation was then allocated across our capital structure. Upon a liquidation of CII, or upon a non-liquidating distribution, the holders of common units would share in the proceeds after the CII preferred unit holders received their unreturned capital contributions and their priority return (6% per annum). After the preferred unreturned capital contributions and the priority return were satisfied, the remaining proceeds were allocated on a scale ranging from 85% to the Class A preferred unit holders and 15% to the common unit holders to 80% to the preferred unit holders and 20% to the common unit holders depending upon the return multiple to the preferred unit holders, also known as the waterfall allocation.

        The value attributable to each class of shares was then discounted in order to account for the lack of marketability of the units. In determining the appropriate lack of marketability discount, we evaluated both empirical and theoretical approaches to arrive at a composite range that we believed indicated a reasonable spectrum of discounts for each of the valuation techniques utilized. The empirical methods we evaluated relied on datasets procured from observed transactions in equity interests in the public domain that were perceived to incorporate pricing information related to the marketability (or lack thereof) of the equity interest itself. These empirical methods included initial public offering studies and restricted stock studies. Theoretical models utilized in our analysis formed the primary basis for the discount for lack of marketability, and included the Finnerty Average-Strike Put, the Asian Protective Put and the Black-Scholes-Merton Protective Put.

        In connection with ZGH's IPO and the related amendment to the CII operating agreement, there was a deemed modification to the stock compensation arrangements with our current and former employees and directors. As a result, previously issued common units, which were historically accounted for as liability awards, became classified as equity awards. Prior to reclassifying our common unit liability to equity, we re-measured the fair value of the CII common units factoring in the change in fair value resulting from the passage of time and the change in fair value caused by the modification. The fair value of these previously vested common units was estimated to be $490.2 million on the modification date, and this amount is reflected in our consolidated statement of Member's equity as an increase to member's interest during the year ended June 30, 2015. The unrecognized compensation associated with unvested CII common units was $70.2 million as of June 30, 2015, which will be recognized ratably over the remaining vesting period of the outstanding common units through May 15, 2017.

        On October 9, 2014, we and CII's board of managers approved a non-liquidating distribution by CII of shares of ZGH's common stock held by CII to holders of CII vested common units. Holders of vested CII common units received shares of ZGH's common stock as a distribution in respect of the value of their underlying vested CII common units. Employees with unvested CII common units will continue to receive monthly distributions from CII of our common stock as they vest under the original terms of the CII common unit grant agreements. CII may be required to distribute additional shares of ZGH's common stock to CII common unit holders on a quarterly basis through June 30, 2016 based on our stock price performance, subject to the existing vesting provisions of the CII common units. The shares to be distributed to the common unit holders are based on a pre-existing distribution mechanism, whose primary input is our stock price at each subsequent measurement date. Any remaining shares of common stock owned by CII will be distributed to the existing CII preferred unit holders.

        The valuation of the CII common units as of the date of ZGH's IPO was determined based on a Monte Carlo simulation. The Monte Carlo valuation analysis attempts to approximate the probability of certain outcomes by running multiple trial runs, called simulations, using random variables to generate potential future stock prices. This valuation technique was used to estimate the fair value associated with future distributions of our common stock to CII common unit holders. The Monte Carlo simulation first projects the number of shares to be distributed by CII to the common unit holders at each subsequent measurement date based on stock price projections under each simulation. Shares attributable to unvested CII common units are subject to the existing vesting provisions of the CII common unit awards. The estimated future value of shares scheduled to be distributed by CII based on vesting provisions are calculated under each independent simulation. The present value of the number of shares of common stock to be distributed to common unit holders under each simulation is then computed, and the average of each simulation is the fair value of our common stock to be distributed by CII to the common unit holders. This value was then adjusted for prior non-liquidating distributions made by us to derive a value for CII common units by class and on a per unit basis. These values were used to calculate the fair value of outstanding CII common units as of the IPO date. Various inputs and assumptions were utilized in the valuation method, including forfeiture behavior, vesting provisions, holding restrictions, peer companies' historical volatility, and an appropriate risk-free rate.

Performance Incentive Compensation Plan

        In October 2014, the ZGH Board of Directors adopted the 2014 Performance Compensation Incentive Plan ("PCIP"). The PCIP includes incentive cash compensation and equity (in the form of ZGH restricted stock units or "RSUs"). Grants of RSUs under the PCIP plan are made quarterly for all participants. The PCIP went into effect on October 16, 2014.

        The PCIP has the following components:

  Part A

        Under Part A of the PCIP, all full-time employees, including our executives, are eligible to earn quarterly awards of RSUs. Each participant in Part A of the PCIP will have a target RSU annual award value, which will be allocated each fiscal quarter. The number of Part A RSUs granted will be calculated based on the final award value determined by the Compensation Committee divided by the average closing price of our common stock over the last ten trading days of the respective performance quarter. Part A RSUs will cliff vest based upon continued employment through the end of the fourth full fiscal quarter ending after the grant date of the Part A RSU. Thereafter, the RSUs will be converted for an equal number of shares in ZGH common stock.

        Each quarterly Part A award is recorded as a liability as of the end of the respective measurement quarter, as the awards represent an obligation denominated in a fixed dollar amount to be settled in a variable number of shares during the subsequent quarter. Upon the issuance of the RSUs, the liability is re-measured, representing the vested portion of the fair value of the actual number of RSUs issued, and the liability is then reclassified to member's interest. The remaining unvested value is expensed through the respective vesting date.

  Part B

        Under Part B of the PCIP, participants, who include members of our senior management team, are awarded quarterly grants of RSUs. The number of the RSUs earned by the participants is based on our stock price performance over a four fiscal quarter measurement period and Part B RSUs cliff vest based upon continued employment at the end of the measurement period. The existence of a vesting provision that is associated with the performance of our stock price is a market condition, which affects the determination of the grant date fair value. Upon vesting, RSUs convert to shares of ZGH's common stock.

        The grant date fair value of Part B awards issued during a given period are expensed over the performance period. The grant date fair value is estimated utilizing a Monte Carlo simulation, which uses randomly generated stock-price paths through a Geometric Brownian Motion stock price simulation. This simulation provides a stochastic projection of the ten-day average closing stock price ending on the vesting date (i.e., end of performance period), the total stock price performance over the performance period, and the number of common shares to be issued at the vesting date. Various assumptions are utilized in the valuation method, including the target stock price performance ranges and respective share payout percentages, our historical stock price performance and volatility, peer companies' historical volatility and an appropriate risk-free rate. The aggregate future value of the grant under each simulation is calculated using the estimated per share value of the common stock at the end of the restriction period multiplied by the number of common shares projected to be granted at the vesting date. The present value of the aggregate grant is then calculated under each simulation resulting in a distribution of potential present values. The average of this present value distribution equals the fair value of the grant.

  Part C

        Under Part C of the PCIP, independent directors of ZGH are eligible to receive quarterly awards of RSUs. Independent directors electing to receive a portion of their annual director fees in the form of RSUs are granted a set dollar amount of Part C RSUs each quarter. The quantity of Part C RSUs granted is based on the average closing price of ZGH's common stock over the last ten trading days of the quarter ended immediately prior to the grant and vest at the end of each quarter for which the grant was made.

Property and Equipment

        We record property and equipment acquired in connection with a business combination at their estimated fair values on the acquisition date. See "—Critical Accounting Policies and Estimates: Acquisitions—Purchase Price Allocation." Purchases of property and equipment are stated at cost, net of depreciation. Major improvements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a capital project's completion are reflected as construction-in-progress and are part of network infrastructure assets. Depreciation begins once the property and equipment is available and ready for use. Certain internal direct labor costs of constructing or installing property and equipment are capitalized. Capitalized direct labor reflects a portion of the salary and benefits of certain field engineers and other employees that are directly related to the construction and installation of network infrastructure assets. We have contracted with third party contractors for the construction and installation of the majority of our fiber network. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements, which are amortized over the lesser of the estimated useful lives or the term of the lease.

        Estimated useful lives of our property and equipment in years are as follows:

Land	N/A
Buildings improvements and site improvements	15 to 20
Furniture, fixtures and office equipment	3 to 7
Computer hardware	3 to 5
Software	3
Machinery and equipment	5 to 7
Fiber optic equipment	8
Circuit switch equipment	10
Packet switch equipment	5
Fiber optic network	15 to 20
Construction in progress	N/A

        We perform periodic internal reviews to estimate useful lives of our property and equipment. Due to rapid changes in technology and the competitive environment, selecting the estimated economic life of telecommunications property and equipment requires a significant amount of judgment. Our internal reviews take into account input from our network services personnel regarding actual usage, physical wear and tear, replacement history, and assumptions regarding the benefits and costs of implementing new technology that factor in the need to meet our financial objectives.

        When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts, and resulting gains or losses are reflected in operating income.

        From time to time, we are required to replace or re-route existing fiber due to structural changes such as construction and highway expansions, which is defined as a "relocation." In such instances, we fully depreciate the remaining carrying value of network infrastructure removed or rendered unusable, and capitalize the new fiber and associated construction costs of the relocation placed into service. To the extent that the relocation does not require the replacement of components of our network, and only involves the act of moving our existing network infrastructure, as-is, to another location, the related costs are expensed as incurred.

        Interest costs are capitalized for all assets that require a period of time to get them ready for their intended use. This policy is based on the premise that the historical cost of acquiring an asset should include all costs necessarily incurred to bring it to the condition and location necessary for its intended use. In principle, the cost incurred in financing expenditures for an asset during a required construction or development period is itself a part of the asset's historical acquisition cost. The amount of interest costs capitalized for qualifying assets is determined based on the portion of the interest cost incurred during the assets' acquisition periods that theoretically could have been avoided if expenditures for the assets had not been made. The amount of interest capitalized in an accounting period is calculated by applying the capitalization rate to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used to determine the value of interest capitalized in an accounting period is based on our weighted average effective interest rate for outstanding debt obligations during the respective accounting period.

        We periodically evaluate the recoverability of our long-lived assets and evaluate such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such assets. We consider various factors to determine if an impairment test is necessary. The factors include: consideration of the overall economic climate, technological advances with respect to equipment, our strategy, and capital planning. Since our inception, no event has occurred nor has there been a change in the business environment that would trigger an impairment test for our property and equipment assets.

Deferred Tax Assets

        Deferred tax assets arise from a variety of sources, the most significant being: tax losses that can be carried forward to be utilized against taxable income in future years; and expenses recognized in our income statement but disallowed in our tax return until the associated cash flow occurs.

        We record a valuation allowance to reduce our deferred tax assets to the amount that is expected to be recognized. The amount of deferred tax assets recorded on our consolidated balance sheets is influenced by management's assessment of our future taxable income with regard to relevant business plan forecasts, the reversal of deferred tax balances, and reasonable tax planning strategies. At each balance sheet date, existing assessments are reviewed and, if necessary, revised to reflect changed circumstances. In a situation where recent losses have been incurred, the relevant accounting standards require convincing evidence that there will be sufficient future taxable income.

        In connection with several of our acquisitions, we have acquired significant net operating loss carry forwards ("NOLs"). The Tax Reform Act of 1986 contains provisions that limit the utilization of NOLs if there has been an "ownership change" as described in Section 382 of the Internal Revenue Code.

        Upon acquiring a company that has NOLs, we prepare an assessment to determine if we have a legal right to use the acquired NOLs. In performing this assessment we follow the regulations within the Internal Revenue Code Section 382: Net Operating Loss Carryovers Following Changes in Ownership. Any disallowed NOLs acquired are written-off in purchase accounting.

        A valuation allowance is required for deferred tax assets if, based on available evidence, it is more-likely-than-not that all or some portion of the asset will not be realized due to the inability to generate sufficient taxable income in the period and/or of the character necessary to utilize the benefit of the deferred tax asset. When evaluating whether it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized, all available evidence, both positive and negative, that may affect the realizability of deferred tax assets is identified and considered in determining the appropriate amount of the valuation allowance. We continue to monitor our financial performance and other evidence each quarter to determine the appropriateness of our valuation allowance. If we are unable to meet our taxable income forecasts in future periods we may change our conclusion about the appropriateness of the valuation allowance which could create a substantial income tax expense in our consolidated statement of operations in the period such change occurs.

        As of June 30, 2015, we had a cumulative federal (U.S.) NOL carry forward balance of $1,115.0 million. During the year ending June 30, 2015, we utilized $95.9 million of NOL carry forwards that were available to offset future taxable income. Our NOL carry forwards, if not utilized to reduce taxable income in future periods, will expire in various amounts beginning in 2020 and ending in 2032. As a result of Internal Revenue Service regulations, we are currently limited to utilizing a maximum of $485.9 million of acquired NOL carry forwards during Fiscal 2015; however, to the extent that we do not utilize $485.9 million of our acquired NOL carry forwards during a fiscal year, the difference between the $485.9 million maximum usage and the actual NOLs usage is carried over to the next calendar year. Of our $1,115.0 million NOL carry forwards balance, $927.0 million of these NOL carry forwards were acquired in acquisitions. The deferred tax assets recognized at June 30, 2015 have been based on future profitability assumptions over a five-year horizon.

        The analysis of our ability to utilize our NOL balance is based on our forecasted taxable income. The forecasted assumptions approximate our best estimates, including market growth rates, future pricing, market acceptance of our products and services, future expected capital investments, and discount rates. Although our forecasted income includes increased taxable earnings in future periods, flat earnings over the period in which our NOL carry forwards are available would result in full utilization of our current unreserved NOL carry forwards.

Goodwill and Purchased Intangibles

        We review goodwill and indefinite-lived intangible assets for impairment at least annually in April, or more frequently if a triggering event occurs between impairment testing dates.

        Intangible assets arising from business combinations, such as acquired customer contracts and relationships (collectively "customer relationships"), are initially recorded at fair value. We amortize customer relationships primarily over an estimated life of ten to twenty years using the straight-line method, as this method approximates the timing in which we expect to receive the benefit from the acquired customer relationship assets. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination.

        Our impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The qualitative assessment includes comparing the overall financial performance of the reporting units against the planned results used in the last quantitative goodwill impairment test. Additionally, each reporting unit's fair value is assessed in light of certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity- and reporting unit-specific events. If it is determined under the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a two-step quantitative impairment test is performed. Under the first step, the estimated fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. If the estimated fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in acquisition accounting. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit under the two-step assessment is determined using a discounted cash flow analysis. The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgments and estimates.

        Our impairment assessment for indefinite-lived intangible assets involves comparing the estimated fair value of indefinite-lived intangible assets to their respective carrying values. To the extent the carrying value of indefinite-lived intangible assets exceeds the fair value, we will recognize an impairment loss for the difference.

        Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We recorded no impairment charges for goodwill or intangibles during the years ended June 30, 2015, 2014, or 2013.

Acquisitions—Purchase Price Allocation

        We apply the acquisition method of accounting to account for business combinations. The cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued. Identifiable assets, liabilities, and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date. The excess of the cost of the acquisition over our interest in the fair value of the identifiable net assets acquired is recorded as goodwill. If our interest in the fair value of the identifiable net assets acquired in a business combination exceeds the cost of the acquisition, a gain is recognized in earnings on the acquisition date only after we have reassessed whether we have correctly identified all of the assets acquired and all of the liabilities assumed.

        For certain of our larger acquisitions, we engage outside appraisal firms to assist in the fair value determination of identifiable intangible assets such as customer relationships, tradenames, property and equipment and any other significant assets or liabilities. We adjust the preliminary purchase price allocation, as necessary, after the acquisition closing date through the end of the measurement period (up to one year) as we finalize valuations for the assets acquired and liabilities assumed.

        The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, and the assumptions and estimates used to determine cash inflows and outflows or other valuation techniques (such as replacement cost). We determine which discount rates to use based on the risk inherent in the related activity's current business model and industry comparisons. Terminal values are based on the expected life of products, forecasted life cycle and forecasted cash flows over that period. Although we believe that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from the estimated or forecasted amounts and the difference could be material.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our exposure to market risk consists of changes in interest rates from time to time and market risk arising from changes in foreign currency exchange rates that could impact our cash flows and earnings.

        As of December 31, 2015, we had outstanding $350.0 million 2025 Notes, $1,430.0 million 2023 Notes and $325.6 million 2020 Notes, a balance of $1,638.5 million on our Term Loan Facility, and $35.9 million of capital lease obligations. As of December 31, 2015, we had $440.8 million available for borrowing under our Revolver, subject to certain conditions.

        On January 15, 2016, we entered into an Incremental Amendment to our Credit Agreement, which increased the Term Loan Facility by $400.0 million at an interest rate of LIBOR plus 3.5% with a minimum LIBOR rate of 1.0%.

        On April 14, 2016, we closed the private offering of $550 million of the Outstanding Notes, which was an additional issuance of the 2025 Notes. Upon completion of the offering, $900 million in aggregate principal amount of 2025 Notes is outstanding. The net proceeds of the offering plus cash on hand (i) were used to repay approximately $197 million of borrowings under the Term Loan Facility, and (ii) will be used to redeem the approximately $326 million of remaining 2020 Notes, including the required make-whole premium and accrued interest.

        Based on current market interest rates for debt of similar terms and average maturities and based on recent transactions, we estimated the fair value of our 2020 Notes, 2023 Notes and Initial 2025 Notes to be $2,034.0 million as of December 31, 2015. Our 2025 Notes, 2023 Notes and 2020 Notes accrue interest at fixed rates of 6.375%, 6.00% and 10.125%, respectively.

        Both our Revolver and our Term Loan Facility accrue interest at floating rates subject to certain conditions. As of December 31, 2015, the applicable interest rate on our Revolver was approximately 3.2% and the rate on our Term Loan Facility was 3.75%. A hypothetical increase in the applicable interest rate on our Term Loan Facility of one percentage point would increase our annual interest expense by only 0.4% or $6.5 million, which is limited as a result of the applicable interest rate as of December 31, 2015 being below the Credit Agreement's 1.0% LIBOR floor. As of December 31, 2015, a hypothetical increase of one percentage point above the LIBOR floor would have increased the Company's annual interest expense by approximately $16.4 million before considering the offsetting effects of our interest rate swaps.

        In August 2012, we entered into interest rate swap agreements with an aggregate notional value of $750.0 million and a maturity date of June 30, 2017. The contract states that we pay a 1.67% fixed rate of interest for the term of the agreement, beginning June 30, 2013. The counterparties pay to us the greater of actual LIBOR or 1.25%. We entered into the swap arrangements to reduce the risk of increased interest costs associated with potential future increases in LIBOR rates. As of December 31, 2015, a hypothetical increase in LIBOR rates of 100 basis points would have increased the fair value of our interest rate swaps by approximately $9.5 million.

        We are exposed to the risk of changes in interest rates if it is necessary to seek additional funding to support the expansion of our business and to support acquisitions. The interest rate that we may be able to obtain on future debt financings will be dependent on market conditions.

        We have exposure to market risk arising from foreign currency exchange rates. During the three and six months ended December 31, 2015, our foreign activities accounted for 10% of our consolidated revenue, respectively. We monitor foreign markets and our commitments in such markets to assess currency and other risks. Currently, fluctuations in foreign exchange rates do not pose a material risk, a 1% increase in foreign exchange rates would change consolidated revenue by approximately $0.4 million for the quarter ended December 31, 2015. To date, we have not entered into any hedging arrangement designed to limit exposure to foreign currencies. As a result of our recent European expansion related to our acquisitions of Geo Networks Limited and Neo Telecoms as well as our recently closed acquisitions of Viatel and Allstream our level of foreign activities is expected to increase and if it does, we may determine that such hedging arrangements would be appropriate and will consider such arrangements to minimize our exposure to foreign exchange risk.

        We do not have any material commodity price risk.

 BUSINESS

        We are a large and fast-growing provider of bandwidth infrastructure in the United States, Canada and Europe. Our products and services enable mission-critical, high-bandwidth applications, such as cloud-based computing, video, mobile, social media, machine-to-machine connectivity, and other bandwidth-intensive applications. Key products include leased dark fiber, fiber to cellular towers and small cell sites, dedicated wavelength connections, Ethernet, IP connectivity, cloud services and other high-bandwidth offerings. We provide our services over a unique set of dense metro, regional, and long-haul fiber networks and through our interconnect-oriented datacenter facilities. Our fiber networks and datacenter facilities are critical components of the overall physical network architecture of the Internet and private networks. Our customer base includes some of the largest and most sophisticated consumers of bandwidth infrastructure services, such as wireless service providers; telecommunications service providers; financial services companies; social networking, media, and web content companies; education, research, and healthcare institutions; and governmental agencies. We typically provide our bandwidth infrastructure services for a fixed monthly recurring fee under contracts that vary between one and twenty years in length. We operate our business with a unique focus on capital allocation and financial performance with the ultimate goal of maximizing equity value for ZGH stockholders. Our core values center on partnership, alignment, and transparency with our three primary constituent groups-employees, customers, and ZGH stockholders.

        We were founded in 2007 with the investment thesis of building a bandwidth infrastructure platform to take advantage of the favorable Internet, data, and wireless growth trends driving the on-going demand for bandwidth infrastructure, and to be an active participant in the consolidation of the industry. The growth of cloud-based computing, video, mobile and social media applications, machine-to-machine connectivity, and other bandwidth-intensive applications continues to drive rapidly increasing consumption of bandwidth on a global basis. As an early believer in the enduring nature of these trends, we assembled our asset base and built a business model specifically to provide high-bandwidth connectivity to customers whose businesses depend most on the continuous and growing demand for bandwidth. As a core tenet of our strategy for capitalizing on these industry trends, we have been a leading industry consolidator and have acquired 38 bandwidth infrastructure businesses and assets to date. Our owned, secure, and redundant fiber network and datacenters serve as the foundation for our bandwidth solutions and allow us to offer customers both physical infrastructure and cloud and connectivity services. We believe the continuously growing demand for stable and secure bandwidth from service providers, enterprises and consumers, combined with our unique and dense metro, regional, and long-haul networks, position us as a mission-critical infrastructure supplier to the largest users of bandwidth.

        Our network footprint includes both large and small metro geographies, the extended suburban regions of many cities, and the large rural, national and international links that connect our metro networks. We believe that our network assets would be difficult to replicate given the geographic reach, network density, and capital investment required. As of December 31, 2015, our fiber networks spanned over 95,000 route miles and 7,442,000 fiber miles (representing an average of 78 fibers per route), served 330 geographic markets in the United States and Europe, and connected to approximately 19,000 buildings, including 5,600 cellular towers and 920 datacenters. We own fiber networks in over 300 metro markets, including large metro areas, such as New York, Chicago, San Francisco, Paris, and London, as well as smaller metro areas, such as Allentown, Pennsylvania; Fargo, North Dakota; and Spokane, Washington. Our networks allow us to provide our high-bandwidth infrastructure services to our customers over redundant fiber facilities between key customer locations. We believe our ownership and the location and density of our expansive network footprint allow us to more competitively service our target customers' bandwidth infrastructure needs at the local, regional, national, and international level relative to other regional bandwidth infrastructure service providers or long-haul carriers. We also provide our network-neutral colocation and interconnection services utilizing our own datacenters located within major carrier hotels and other strategic buildings in 55 locations throughout the United States and France and operate more than 590,000 square feet of billable colocation space as of December 31, 2015.

        The density and geographic reach of our network footprint allow us to provide tailored bandwidth infrastructure solutions on our own network ("on-net") that address the current and future bandwidth needs of our customers. Our dense metro and regional networks have high fiber counts that enable us to provide both our physical infrastructure services (e.g., dark fiber) and our cloud and connectivity services (e.g., wavelengths and Ethernet). Our networks are deep and scalable, meaning we have spare fiber, conduit access rights and/or rights of way that allow us to continue to add capacity to our network as our existing and new customers' demand for our services increases. In addition, many of our core network technologies provide capacity through which we can continue to add wavelengths to our network without consuming additional fiber. We also believe the density and diversity of our networks provide a strong and growing competitive barrier to protect our existing revenue base. We believe our networks provide significant opportunity to organically connect to new customer locations, datacenters, towers, or small cell locations to help us achieve an attractive return on our capital deployed. Since our founding, we have assembled a large portfolio of fiber networks and colocation assets through both acquisitions and customer demand-driven investments in property and equipment. From our inception to date, we have completed acquisitions with an aggregate purchase consideration, net of cash acquired, totaling approximately $5.0 billion. For the period from July 1, 2012 through December 31, 2015, we also invested over $1.5 billion in capital expenditures, exclusive of acquisitions and stimulus grant reimbursements, primarily to expand the reach and capacity of our networks. As of December 31, 2015, our total debt (including capital lease obligations and before any unamortized discounts, premiums and debt issuance costs) as adjusted for the Term Loan Amendment (as defined below) was $4,180 million and was primarily incurred in connection with acquisitions.

        Our business model focuses on providing on-net bandwidth infrastructure solutions to our customers, which results in what we refer to as "infrastructure economics." Infrastructure economics are characterized by attractive revenue visibility, strong margins coupled with operating leverage for new revenue, success-based capital investments with low maintenance capital needs, and the ability to generate significant cash flow over time. Our capital expenditure investments are predominantly success-based, meaning that before we commit resources to expand our network, we have a signed customer contract that will provide us with an attractive return on the required capital. After committing capital to connect additional customer sites, our goal is to sell additional high-bandwidth connectivity on these new routes at a relatively low incremental cost, which further enhances the return we extract from our asset base. Finally, the combination of our scale and infrastructure economics results in the ability to generate meaningful free cash flow over time.

        Our management is intensely focused on creating equity value for the ZGH stockholders. Our equity value creation philosophy includes regular and rigorous financial and operational measurement, financial transparency (both internally and externally), and clear alignment of interests among employees, management, and ZGH stockholders. Our real-time measurement and reporting system serves as the foundation for our decision making and our extensive financial and operational disclosure. We also believe in fostering an entrepreneurial culture that aligns the interests of our employees, management, and ZGH stockholders.

        We are a Delaware limited liability company and wholly owned subsidiary of ZGH, a Delaware corporation, formed in 2007. As of December 31, 2015, we had 1,949 employees.

        Our fiscal year ends June 30 each year and we refer to the fiscal year ending June 30, 2016 as "Fiscal 2016," the fiscal year ended June 30, 2015 as "Fiscal 2015", the fiscal year ended June 30, 2014 as "Fiscal 2014", and the fiscal year ended June 30, 2013 as "Fiscal 2013".

Bandwidth Infrastructure Industry

        We are a bandwidth infrastructure provider, and our services are a critical component of the broader $2 trillion global communications industry. Bandwidth infrastructure, consisting primarily of fiber networks and interconnect-oriented colocation facilities, plays a fundamental role in the communications value chain, similar to other types of infrastructure such as datacenters and cellular towers. Bandwidth infrastructure assets are a critical resource, connecting datacenters, cellular towers, and other carrier and private networks to support the substantial growth in global data, voice and video consumption by both business and individual consumers.

Industry History

        Our industry has changed substantially over the past 16 years. The first phase of the bandwidth infrastructure industry occurred with the advent of the Internet and the ensuing dot com era in the late 1990s. This led to the first major wave of fiber network deployments as a number of companies of varying backgrounds invested billions of dollars in fiber network construction throughout the U.S. and Europe. These fiber network developers included companies with national and international plans (e.g., Level 3 Communications, Qwest Communications, Williams Communications) and more regional plans (e.g., 360networks, Progress Telecom, OnFiber). Following these network builds, many of the fiber companies struggled in the early 2000s due to the lack of sufficient demand for their high-bandwidth services. Bandwidth demand during this timeframe was limited by the fact that many bandwidth-intensive applications (e.g. streaming video, cloud, mobile broadband, big data analytics, etc.) were either not yet contemplated or still very early in their life cycle. Instead, the majority of traffic at the time was low-bandwidth services such as voice and dial-up modem connections. In addition, the similarity of the fiber routes deployed resulted in significant overcapacity and associated pricing pressure, leaving a "last mile" gap and heavy competition and overcapacity along these routes. These two primary factors combined to significantly limit the fiber network providers' operating cash flows, resulting in the majority of these companies transitioning their business models, consolidating and/or seeking bankruptcy protection.

        In the following years, a substantial expansion in computing power and bandwidth-intensive applications drove meaningful bandwidth traffic growth. This growth highlighted the need to address the "last mile" gap by bringing bandwidth capacity directly to both the consumer and business end user. The capacity and performance of the consumer last mile connection was primarily addressed by the expansion of cable networks and through mobile network development by wireless carriers (supported by cellular tower operators). The growing bandwidth demand of business end users was addressed by a number of focused fiber developers constructing new networks to directly connect to datacenters, cellular towers, government facilities, schools, hospitals and other locations with high-bandwidth needs. These fiber network companies were generally local or regional in nature, and were most often either survivors of the initial fiber development wave, subsidiaries of a utility parent, or owned by entrepreneurs. This period is also noted for increased financial discipline following the large speculative capital deployments of the dot com era. This is the timeframe and industry environment in which our Company was founded.

The Industry Today

        The acceleration in the development of bandwidth-intensive devices and applications has resulted in a significant need to further fill in the "last mile" gap, leading to substantial capital investments in fiber networks by bandwidth infrastructure providers. Bandwidth infrastructure service providers support applications such as high definition television broadcasting and video; online streaming video; cloud applications replacing in-house enterprise software platforms; and explosive mobile data consumption. Companies whose services require large amounts of bandwidth and enterprises that consume large amounts of bandwidth are struggling to adapt to this rapidly evolving landscape, and the bandwidth infrastructure industry is growing in economic importance as it addresses this critical need. In addition to these demand trends, there has been significant consolidation amongst the bandwidth infrastructure services providers, validating a core tenet of the Company's founding investment thesis. This has been most pronounced amongst fiber providers in the U.S., with over 60 transactions within the past 10 years (approximately half of which have been consummated by us), and to a lesser degree in Europe.

Industry Participants

        We view the participants in today's communications industry in two distinct categories:

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  Providers of Infrastructure.  Companies that own and operate infrastructure assets that are used to market and deliver infrastructure services. We believe these assets would be difficult to replicate given the significant capital, time, permitting, and expertise required. Providers of infrastructure typically enjoy long-term customer contracts, a highly visible and recurring revenue base, and attractive margins. We further categorize these providers of infrastructure as follows:

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  Bandwidth Infrastructure Providers:  Owners of bandwidth infrastructure assets comprised of fiber networks and interconnect-oriented colocation facilities. Bandwidth infrastructure services include dark fiber, lit services (wavelengths, Ethernet, IP, and SONET), and colocation and interconnection services for the purpose of transporting mission-critical traffic including data, voice, and video.

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  Datacenter Providers:  Owners of datacenter facilities that include raised floor, power and cooling infrastructure. These facilities house and support networking and computing equipment for carrier networks, enterprise cloud platforms, content distribution networks, and other mission-critical applications.

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  Cellular Tower Providers:  Owners of cellular towers, the physical infrastructure upon which antennas and associated equipment are co-located for the wireless carrier industry.

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  Users of Infrastructure.  Users of infrastructure may purchase infrastructure services either to provide value-added services to their customers or for their own private network requirements. We further categorize these users of infrastructure as follows:

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  Communications Service Providers.  Communication service providers, such as wireless service providers, ILECs, CLECs, and ISPs, are companies that use infrastructure to package, market, and sell value-added communications services such as voice, Internet, data, video, wireless, and hosting solutions.

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  End Users.  End users are public sector entities and private enterprises that purchase infrastructure services for their own internal networks. Note that end users may also address their needs by purchasing value-added services from communications service providers.

The Market Opportunity

        The proliferation of smart devices and mobile broadband, real-time streaming video, social networks, online gaming, machine-to-machine connectivity, big data analytics, and cloud computing will continue to drive substantial consumer and business demand for bandwidth. Communications service providers develop and deliver value-added solutions that are tailored to mass market residential and enterprise customers whose needs continue to grow and evolve as bandwidth trends expand. Given this rapid growth and the complexity and cost of building and maintaining networks, communications service providers are increasingly looking to bandwidth infrastructure providers to augment the reach and performance of their own networks and support the delivery of the services their customers demand. As this dynamic continues, bandwidth infrastructure providers will become further entrenched as mission-critical partners to the communications service providers.

        Similarly, end users such as private enterprises (e.g., media/content providers, financial institutions, and hospital systems) and public sector entities (e.g., governmental agencies and school districts) have experienced significant growth and change in the role that bandwidth plays within their organizations. As these needs continue to grow in both volume and criticality, end users will increasingly choose to directly procure bandwidth infrastructure services in order to gain more security, control and scale in their internal network operations. An example of this disintermediation is the trend of large school districts, adapting to e-education requirements, directly purchasing dark fiber as a replacement to more value-added solutions. We believe that, as these dynamics play out across all industries, the number of end users directly seeking bandwidth infrastructure services will continue to expand.

        By focusing on the reach, density, and performance of their physical networks, bandwidth infrastructure providers can deliver customized services to communications service providers and end users more quickly and with superior economics than these users could otherwise self-provide. Whether providing fiber connectivity to a wireless provider's towers to enable mobile broadband, supplying a national communications service provider with a metro fiber footprint in new markets, providing a lit bandwidth connection to multiple enterprise datacenters for an industrial company, providing interconnection capabilities to a hosting company within a datacenter, or solving for the next society-impacting innovation, bandwidth infrastructure providers will continue to invest in and expand their infrastructure assets to meet this growing demand.

        Given the natural economies of scale, there has been significant consolidation among bandwidth infrastructure providers, particularly in the U.S. We believe this consolidation trend will continue in the U.S. and is beginning in Europe. Combined with the barriers to new entrants, we foresee a decreasing number of bandwidth infrastructure providers against a backdrop of continued strong demand for their services.

Our Bandwidth Infrastructure Assets

        Our bandwidth infrastructure assets consist of our fiber networks, the optronic equipment used to provide our lit services over our fiber networks, and our datacenters where we provide colocation and interconnection services.

Our Fiber Networks

        Our fiber network footprint includes both large and small metro geographies, the extended suburban regions of many cities, and the large rural, national and international fiber links that connect our metro networks. Our network represents a collection of assets that we believe is difficult to replicate. As of December 31, 2015, our fiber networks spanned over 95,000 route miles and 7,442,000 fiber miles (representing an average of 78 fibers per route), served approximately 330 geographic markets in the United States and Europe, and connected approximately 19,000 buildings, including approximately 5,600 cellular towers and 920 datacenters. Our networks allow us to provide our high-bandwidth infrastructure services to our customers over redundant fiber facilities between critical customer locations. We believe the expansiveness and density of our fiber network footprint allow us to more competitively service our target customers' bandwidth infrastructure needs at the local, regional, national, and international level relative to other regional or long-haul bandwidth infrastructure service providers. Our fiber networks also have the following key attributes:

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  Extensive Coverage.  Our fiber networks are located across large and small metro geographies, the extended metro and suburban regions of many cities, and traverse large rural areas to connect metro markets. This network coverage allows us to address our target customers' needs in a variety of geographies and for a variety of applications, all while remaining "on-net" and maintaining infrastructure economics.

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  Scalable Network Architecture.  Our networks are scalable, meaning we often have spare fiber, conduit access rights and/or rights of way that allow us to continue to add capacity to our network as our customers' demand for our services increases. In addition, the majority of our core fiber network segments utilize DWDM systems, nearly all of which have spare capacity through which we can continue to add wavelengths to our network without consuming additional fiber.

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  Modern Fiber and Optronics.  Our modern fiber networks support current generation optronic equipment including DWDM systems, carrier class Ethernet switches and IP routers. This equipment is used to provide our lit services. The vast majority of our networks are capable of supporting next generation technologies with minimal capital investment.

        Metro Fiber Networks.    We use our metro fiber networks to provide bandwidth infrastructure services within the metro markets that we serve. Our metro networks are most commonly used in the following two scenarios. First, to provide service between on-net buildings that are located in the same geographic market. Second, to connect our on-net buildings within a metro market to another metro market via our regional and/or long-haul networks. We continue to expand our metro fiber networks within the metro geography and into the surrounding suburban areas as we extend to additional buildings to meet new demand on a success basis. Success-based expansion means that before we commit resources to expand our network, we have a signed customer contract that will provide us with an attractive return on required capital. In many of our metro markets, we have high count fiber cables (sometimes as many as 864 fibers per cable) and in some cases multiple spare conduits on our metro fiber routes. On individual segments where our fiber capacity becomes highly utilized, we seek to augment that capacity also on a success basis.

        Regional and Long-haul Fiber Networks.    We use our regional fiber networks to provide bandwidth infrastructure services between the metro markets that we serve. Our regional and long-haul networks are most commonly used in the following three scenarios. First, to provide service between on-net buildings that are located in different large markets (for example, Chicago and New York). Second, to connect our on-net buildings in small and mid-sized markets back to major datacenters, wireless switching centers, and carrier hotels in larger markets (for example, between Lima, Ohio and Cleveland, Ohio). Third, occasionally our networks provide service between on-net buildings in two different small or mid-sized markets located on various parts of our regional networks (for example, between Sioux Falls, South Dakota and Alexandria, Minnesota). We seek to continue to add new segments and markets to our regional and long-haul networks on a success basis, supported by a customer contract. We have deployed current generation DWDM technologies across the majority of our regional and long-haul networks, allowing a current maximum scaling to four Terabytes (i.e. 4,000G) of bandwidth and the ability to add capacity as demand for bandwidth increases. We expect that as technology continues to advance, we will augment and invest in our regional and long-haul networks accordingly.

        Fiber-to-the-Tower Networks.    We operate fiber-to-the-tower networks across our fiber network footprint. As of December 31, 2015, we connected to approximately 5,600 cellular towers and had contracts with multiple national wireless carriers to build out to approximately 2,500 additional towers. These FTT networks provide our customers with bandwidth infrastructure services that offer significantly improved speed, scale, performance and service levels relative to legacy copper and microwave networks. Our FTT networks are scalable, which means that we can quickly and easily increase the amount of bandwidth that we provide to each of the towers as our customers' wireless data networks grow. Our FTT markets are generally in areas where we already have dense fiber networks (either metro or regional), which affords us the ability to offer ring-protected mobile infrastructure services. We are increasingly providing dark fiber services on our FTT networks.

        Through these fiber networks, we provided service to over approximately 19,000 on-net buildings as of December 31, 2015, and are continually making success-based capital investments to increase our on-net building footprint. On-net buildings are buildings that are directly connected via fiber to our long-haul, regional, metro, and FTT networks. Our customers generally purchase our bandwidth infrastructure services to transport their data, Internet, wireless and voice traffic between buildings directly connected to our network. The types of buildings connected to our network primarily consist of the following:

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  Datacenters, Carrier Hotels and Central Offices.  These buildings house multiple consumers of bandwidth infrastructure services, serving as telecommunications and content exchange points. Our fiber networks generally connect the most important of these buildings in the markets where we operate. As of December 31, 2015, we had over 1,500 of these types of facilities connected to our network.

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  Single-Tenant, High-Bandwidth Locations.  Generally these are other telecom, media or Internet content buildings that house a single large consumer of bandwidth infrastructure services. Examples of these buildings include video aggregation sites, mobile switching centers and carrier POPs. Our network is connected to these buildings only when the tenant is a customer. As of December 31, 2015, we had over 2,000 single-tenant, high-bandwidth locations on-net.

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  Cellular Towers.  We connect to cellular towers and other locations that house wireless antennas. As of December 31, 2015, we had approximately 5,600 cellular towers on-net, and we are actively constructing fiber to over an additional 2,500. Typically, towers have multiple tenants, which provide us with the opportunity to sell services to those additional tenants.

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  Enterprise Buildings.  As of December 31, 2015, our network extended to over 11,000 enterprise buildings. This grouping contains a mix of single tenant and multi-tenant enterprise buildings and includes hospitals, corporate datacenters, schools, government buildings, research centers and other key corporate locations that require bandwidth infrastructure services.

Our zColo Datacenters

        Many of our zColo datacenter facilities are located in some of the most important carrier hotels in the United States, including 60 Hudson Street and 111 8th Avenue in New York; 165 Halsey Street in Newark; 401 N. Broad Street in Philadelphia; 1 Summer Street in Boston; 1950 N. Stemmons Freeway and 2323 Bryan Street in Dallas; and 2001 6th Street in Seattle. zColo also has the exclusive right to operate and provide colocation and interconnection services in the Meet-Me Room at 60 Hudson Street. We also have colocation facilities located in Atlanta, Ashburn, Austin, Baltimore, Chicago, Cincinnati, Cleveland, Columbus, Denver, Las Vegas, Los Angeles, Memphis, Miami, Nashville, Phoenix, Pittsburgh, Minneapolis, Washington, D.C. and nine additional locations in France. All of our facilities are network-neutral, and have ample power to meet customer needs, backup power in the form of batteries and generators, air conditioning, modern fire suppression equipment, 24/7 security and equipment monitoring, and redundant cooling capabilities. We have long-term leases with the owners of each of the buildings where we provide colocation services. As of December 31, 2015, our colocation facilities totaled more than 590,000 square feet of billable colocation space.

Underlying Rights

        We have the necessary right-of-way agreements and other required rights, including state and federal government authorization, to allow us to maintain and expand our fiber networks that are located on private property and public rights-of-way, including utility poles. When we expand our network, we obtain the necessary construction permits, license agreements, permits and franchise agreements. Certain of these permits, licenses and franchises are for a limited duration. When we need to use private property, our strategy is to obtain rights-of-way under long-term contracts.

Our Segments and Services

        We have three primary operating segments: Dark Fiber Solutions, Network Connectivity, and Colocation and Cloud Infrastructure. Our Other segment includes Zayo Professional Services ("ZPS"), our professional services business that provides network and technical resources to our customers. Across our segments, we operate individual Strategic Product Groups. Each Strategic Product Group has financial accountability and decision-making authority, which promotes agility in the fast-moving markets we serve. Financial information for each of our operating segments and our domestic and foreign operations is contained in Note 16—Segment Reporting to our consolidated financial statements.

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  Dark Fiber Solutions.  Through the Dark Fiber Solutions segment, we provide raw bandwidth infrastructure to customers that require more control of their internal networks. These services include dark fiber and mobile infrastructure (fiber-to-the-tower and small cell). Dark fiber is a physically separate and secure, private platform for dedicated bandwidth. We lease dark fiber pairs (usually 2 to 12 total fibers) to our customers, who "light" the fiber using their own optronics. Our mobile infrastructure services provide direct fiber connections to cell towers, small cells, hub sites, and mobile switching centers. Dark Fiber Solutions customers include carriers and other communication service providers, Internet service providers, wireless service providers, major media and content companies, large enterprises, and other companies that have the expertise to run their own fiber optic networks or require interconnected technical space. The contract terms in the Dark Fiber Solutions segment tend to range from three to twenty years. Strategic Product Groups within the Dark Fiber Solutions segment include:

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  Zayo Dark Fiber.  Through our Dark Fiber Strategic Product Group, we provide dark fiber and related services on portions of our existing fiber network and/or newly constructed network segments. We provide dark fiber pairs to our customers, who then light the fiber using their own optronic equipment, allowing the customer to manage bandwidth according to their specific business needs. As part of our service offering, we manage and maintain the underlying fiber network for the customer. Other related services may include the installation and maintenance of building entrance fiber or riser fiber for distribution within a building. Customers include carriers and other communication service providers, ISPs, wireless service providers, major media and content companies, large enterprises, large school districts, government institutions, and other entities that have the expertise to operate their own optronics. We market and sell dark fiber-related services under long-term contracts, typically provided for terms between five and twenty years in length. Customers generally pay on a monthly basis for the fiber; however, some customers pay upfront (generally referred to as an IRU). Fiber maintenance (or O&M) services are generally billed on an annual or monthly recurring basis regardless of the timing of the payment for the fiber lease. Recurring payments are fixed, but often include automatic annual price escalators intended to compensate us for inflation.

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  Zayo Mobile Infrastructure.  Our MIG Strategic Product Group provides two key services: FTT and small cell infrastructure. MIG customers are wireless carriers. Our FTT product consists of fiber-based backhaul from cellular towers to mobile switching centers. This service is generally provided via an Ethernet (in speeds of 50 Mb and above) or dark fiber service, and is used by wireless service providers to enable 3G and 4G mobile voice and data services to their customers. As of December 31, 2015, we had approximately 5,600 cellular towers on-net, and we are actively constructing fiber to over an additional 2,500. Typically, towers have multiple tenants, which provide us with the opportunity to sell services to those additional tenants. MIG's small cell infrastructure services provide two separate sub-services. The first sub-service is neutral space and power at a small cell location (example: a light pole), similar to a tower provider. Wireless services providers purchase this service to have a physical location on which to mount their small cell antennas. The second sub-service is dark fiber backhaul from the antenna location to a mobile switching center or interim aggregation point (often a tower). Services are typically provided for terms between five and 20 years for a fixed recurring monthly fee and, in most cases, an additional upfront, non-recurring fee. Pricing is a function of the quantity of dark fiber or bandwidth consumed and the number of locations served.

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  Network Connectivity.  The Network Connectivity segment provides bandwidth infrastructure solutions over our metro, regional, and long-haul fiber networks where it uses optronics to light the fiber and our customers pay for access based on the amount and type of bandwidth they purchase. Our services within this segment include wavelength, Ethernet, IP and SONET. We target customers who require a minimum of 10G of bandwidth across their networks. Network Connectivity customers include carriers, financial services companies, healthcare, government institutions, education institutions and other enterprises. The contract terms in this segment tend to range from two to five years. Strategic Product Groups within the Network Connectivity segment include:

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  Zayo Wavelength Services.  Through our Wavelength Services Strategic Product Group, we provide lit bandwidth infrastructure services to customers by using optical wavelength technology. The service is provided by using DWDM optronic equipment to "multiplex" multiple channels (i.e., wavelengths) of dedicated capacity on a single fiber pair. The wavelength group provides its services in speeds of 1G, 2.5G, 10G, 40G, and 100G. Customers include carriers, financial services companies, healthcare, government institutions, education institutions and other enterprises. Services are typically provided for terms between one and five years for a fixed recurring monthly fee and in some cases an additional upfront, non-recurring fee.

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  Zayo Ethernet Services.  Our Ethernet Services Strategic Product Group provides lit bandwidth infrastructure services to its customers utilizing Ethernet technology. Ethernet services are offered in metro markets as well as between metro areas (intercity) in point-to-point and multi-point configurations. Unlike data transmission over a dedicated wavelength network, information transmitted over Ethernet is transferred in a packet or frame across the network. The frame enables the data to navigate across a shared infrastructure in order to reach the customer required destination. Services are provided in speeds ranging from 10Mb to 10G. Customers include carriers, financial services companies, healthcare, government institutions, education institutions and other enterprises. Services are typically provided for terms between one and five years for a fixed recurring monthly fee and in some cases an additional upfront, non-recurring fee.

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  Zayo Internet Protocol Services.  The Internet Protocol Strategic Product Group provides lit bandwidth infrastructure services to its customers utilizing Internet Protocol technology. IP technology transports data across multiple circuits over a shared infrastructure from the customer source to the customer required destination. Information leaving the source is divided into multiple packets and each packet traverses the network utilizing the most efficient path and means available, as determined by a network of IP routers. Packets of information may travel across different physical circuits or paths in order to reach the destination, at which point the packets are reassembled to form the complete communication. Services are generally used to exchange or access traffic on the public Internet. Services are provided in speeds ranging from 10Mb to 100G on a single customer port interface. Customers include regional telecommunications and cable carriers, ISPs, enterprises, educational institutions and content companies. Services are typically provided for terms between one and three years for a fixed recurring monthly fee and in some cases a usage-based and/or an additional upfront, non-recurring fee. Pricing is generally a function of bandwidth capacity and transport required to carry traffic from the customer location to a public Internet exchange.

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    Zayo SONET Services.  Our SONET Strategic Product Group provides lit bandwidth infrastructure services to its customers utilizing SONET technology. SONET is a standardized protocol that transfers multiple digital bit streams over optical fiber using lasers. SONET technology is often used to support private line services. This protocol enables transmission of voice, data and video at high speeds. SONET networks are protected, which provides for virtually instantaneous restoration of service in the event of a fiber cut or equipment failure. Services are provided in speeds ranging from DS-1 (1.54Mb) to OC-192 (10G) of capacity. Customers in this group are largely carriers. Services are typically provided for terms between one and five years for a fixed recurring monthly fee and in some cases an additional upfront, non-recurring fee. SONET is generally a more legacy product that is gradually being replaced by Ethernet, wavelength and dark fiber services. As a result, the SONET Strategic Product Group generally manages its business to maximize cash generation and deploys minimal growth capital.

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  Colocation and Cloud Infrastructure.  The Colocation and Cloud Infrastructure segment provides data center infrastructure solutions to a broad range of enterprise, carrier, content and cloud customers. Our services within this segment include colocation, interconnection, cloud, hosting and managed services, such as security and remote hands offerings. Solutions range in size from single cabinet and server support to comprehensive international outsourced IT infrastructure environments. The Company's datacenters also support a large component of our networking equipment for the purpose of aggregating and distributing data, voice, Internet, and video traffic. The contract terms in this segment tend to range from two to five years. Strategic Product Groups within the Colocation and Cloud Infrastructure segment include:

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  Zayo Colocation ("zColo").  Through our zColo Strategic Product Group, we provided network-neutral colocation and interconnection services in 55 datacenter facilities throughout the United States and France as of December 31, 2015. zColo managed more than 590,000 square feet of billable colocation space within these facilities as of December 31, 2015. All of our facilities provide 24 hour per day, 365 days per year management and monitoring with physical security, fire suppression, power distribution, backup power, cooling and multiple redundant fiber connections to multiple network providers. The components of our network neutral colocation offering are: space, power, interconnection and remote technical services. We sell space in half-racks, racks, cabinets, cages, and private suites. We provide alternating current ("AC") and direct current ("DC") power at various levels. Our power product is supported by battery and generator back-up sources. As a network-neutral provider of colocation services, we provide our customers with interconnection services allowing customers to connect and deliver bandwidth between separate networks using fiber, Ethernet, and SONET services. We believe our interconnection offering is differentiated by our inter-building dark fiber infrastructure, allowing connectivity between and among multiple suites in major U.S. datacenters, and our Metro Interconnect product, which allows customers to interconnect to other important traffic exchange buildings within a metro market. We also offer datacenter customers outsourced technical resources through our "remote hands" product. Customers can vary by facility and include: domestic and foreign carriers, ISPs, cloud services providers, on-line gaming companies, content providers, media companies and other data-centric enterprises. Services are typically provided for terms between one and five years for a recurring monthly fee and, in many cases, an additional upfront, non-recurring fee. zColo is the exclusive operator of the Meet-Me Room at 60 Hudson Street in New York, which is one of the most critical carrier hotels in the world.

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    Zayo Cloud Services.  Zayo Cloud Services combines private cloud, public cloud and managed services in order to provide its customers infrastructure as a service (IaaS) which enables on-demand scaling and virtual computing in hybrid environments.

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  Other.  Our Other segment is primarily comprised of ZPS. Through our professional services ZPS Strategic Product Group, we provide network and technical resources to customers who wish to leverage our expertise in designing, acquiring, and maintaining networks. Services are typically provided for a term of one year for a fixed recurring monthly fee in the case of network and on an hourly basis for technical resources (usage revenue).

Our Operations

Network Management and Operations

        Our primary network operating center ("NOC") is located in Tulsa, Oklahoma and provides 24 hour per day, 365 days per year monitoring and network surveillance. As part of our business continuity plan, our primary NOC is backed up by several regional operations centers located in Washington, D.C.; Allentown, Pennsylvania; and Butte, Montana. We continually monitor for and proactively respond to any events that negatively impact or interrupt the services that we provide to our customers. Our NOC also responds to customer network inquiries via standard customer trouble ticket procedures. Our NOC coordinates and notifies our customers of maintenance activities and is the organization responsible for ensuring that we meet our service level agreements.

Information Technology

        Our Information Technology systems have been designed and built specifically for the needs of a focused bandwidth infrastructure provider primarily leveraging the salesforce.com platform. This platform was adopted at our inception and has been enhanced over time to integrate all of our acquired companies and increase functionality in every area.

        Our current systems' capability is mature, and we view our application functionality as a competitive advantage in our industry. Our system is differentiated from the typical telecom industry technology solution consisting of separate and loosely integrated sales force automation, customer relationship management, provisioning, mapping, inventory, financial, provisioning and other systems with multiple, sometimes conflicting databases.

        We have also developed within our salesforce.com platform a proprietary capability we call Tranzact. Tranzact is a set of tools and processes designed to enhance the speed and simplicity of procuring bandwidth infrastructure services. We believe Tranzact will further increase our competitive advantage in delivering bandwidth infrastructure solutions.

        We have a fully implemented business continuity and disaster recovery plan that provides near real-time data access from physically diverse datacenters (Dallas and Washington, D.C.). We further protect our data with off-site data storage practices.

Our Sales and Marketing Organization

        Our business primarily engages in direct sales through our sales organization, consisting of 135 sales representatives as of December 31, 2015. Each of these sales representatives is part of an enterprise or carrier focused sales team led by a sales director whose team is responsible for meeting a quarterly bookings quota. The sales organization sells services across all our Strategic Product Groups.

The sales representatives are directly supported by sales management, engineering, solutions engineering and marketing staff.

        The sales organization is organized into direct sales channels that generally align around both region and customer. Each of these channels maintains dedicated sales and solutions engineering support resources. There are four direct sales channels in the United States who are geographically focused supporting regional carriers and medium to large enterprise customers, particularly in the healthcare, education, internet content, media and financial sectors. Within those channels there are dedicated teams focused on our national wireline and wireless customers across all geographies. Within Europe, there are direct outside sales channels focused on similar European-based customers.

        In addition to the direct channels discussed above, an indirect sales channel manages our channel partner program with various high value telecom sales agents. Finally, we have developed a group of sales overlay teams to focus on leveraging our infrastructure assets for the benefit of specific industry verticals and geographies.

        Our direct sales force is compensated through a unique system relative to typical industry practices. Sales staff are compensated through salary and incentive compensation, which is comprised of cash and equity. Incentive compensation is achieved based upon the net present value ("NPV") of the contracted services sold, the incremental revenue related to contracted services sold and the effective management of churn related to the accounts they manage. We believe that this compensation system best aligns the interests of our salespeople, management and the ZGH stockholders. It also is an example of the financial philosophy and culture that we have developed since our inception.

        Separate from the sales groups, we have a corporate marketing group that is responsible for our web presence, customer facing mapping tools, marketing campaigns, and public relations. The sales organization is further supported by product management teams that are organized into the Strategic Product Groups.

Our Customers

        Our customers generally have a significant and growing need for the bandwidth infrastructure services that we provide. Our customer base consists of wireless service providers, carriers and other communication service providers, media and content companies (including cable and satellite video providers), and other bandwidth-intensive businesses in the education, healthcare, financial services, governmental and technology entities. Our largest single customer, based on recurring revenue, accounted for approximately 6% of our revenue during the six months ended December 31, 2015, and total revenues from our top ten customers accounted for approximately 27% of our revenue during the same period. These customers are multinational organizations with substantial liquidity and access to capital, and whose bandwidth needs are mission-critical to their own businesses and strategies. While these large customers generally have a finite set of master contracts with us, they procure a large volume of individual services with us, each of which has its own service detail and term.

        The majority of our customers sign Master Service Agreements ("MSAs") that contain standard terms and conditions including service level agreements, required response intervals, indemnification, default, force majeure, assignment and notification, limitation of liability, confidentiality and other key terms and conditions. Most MSAs also contain appendices that contain information that is specific to each of the services that we provide. The MSAs either have exhibits that contain service orders or, alternatively, terms for services ordered are set forth in a separate service order. Each service order sets forth the minimum contract duration, the monthly recurring charge, and the non-recurring charges.

Our Business Strategy

        In pursuit of our mission, our Business Strategy includes the following key elements:

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  Focus on Bandwidth Infrastructure.  We expect that bandwidth needs for mobile applications, cloud-based computing, and machine-to-machine connectivity will continue to grow with the continued adoption of bandwidth-intensive devices, as well as the escalating demand for Internet-delivered video. We focus on providing high-bandwidth infrastructure solutions, which we believe are essential in the consumption and delivery of bandwidth-intensive applications and services by enterprise customers and communications service providers. We believe our disciplined approach to providing these critical services to our targeted customers enables us to offer a high level of customer service, while at the same time being responsive to changes in the marketplace.

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  Target Large Consumers of Bandwidth.  Our asset base and product suite are geared for large consumers of bandwidth with high connectivity requirements. The majority of our customers require more than 10G of bandwidth; many of our customers require multiple terabytes of bandwidth. Our revenue base is generally characterized by customers with a high bandwidth spend, consisting of a large number of individual services and increasing bandwidth infrastructure service demand. Tailoring our operations around these products, services and customers allows us to operate efficiently and meet these large consumers' requirements for mission-critical infrastructure.

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  Leverage Our Extensive Asset Base by Selling Services on Our Network.  Targeting our sales efforts on services that utilize our existing fiber networks and datacenters enables us to limit our reliance on third-party service providers. We believe this in turn produces high incremental margins, which helps us expand consolidated margins, achieve attractive returns on the capital we invest, and realize significant levered free cash flow. We also believe this enables us to provide our customers with a superior level of customer service due to the relative ease in responding to customer service inquiries over one contiguous fiber network. Our existing networks enable us to sell additional bandwidth to our existing customers as their capacity needs grow.

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  Continue to Expand Our Infrastructure Assets.  Our ability to rapidly add network capacity to meet the growing requirements of our customers is an important component of our value proposition. We will continue to seek opportunities to expand our network footprint where supporting customer contracts provide an attractive return on our investment. The expansion of our network footprint also provides the ancillary benefit of bringing other potential customer locations within reach. We design our networks with additional capacity so that increasing bandwidth capacity can be deployed economically and efficiently. A significant portion of our capital expenditures are success-based.

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  Leverage Our Existing Relationships and Assets to Innovate.  We believe we possess a unique set of assets and management systems designed to deliver customer solutions tailored to specific trends we observe in the marketplace. Our high-energy, entrepreneurial culture fosters employee innovation on an ongoing basis in response to specific customer requirements. Furthermore, we plan to continue to commit capital to new lines of infrastructure businesses that leverage our existing assets. For example, we are expanding into small cell infrastructure services provided to wireless services providers. These services entail us providing dark fiber and related services from a small cell location back to a mobile switching center. We provide the fiber-based transport over our existing and/or newly constructed fiber networks. In addition, we provide network-neutral space and power for wireless service providers to co-locate their small cell antennas and ancillary equipment.

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  Intelligently Expand Through Acquisitions.  We have made 38 acquisitions to date for an aggregate purchase price, net of cash, of $5.0 billion. We believe we have consistently demonstrated an ability to acquire and effectively integrate companies, realize cost synergies, and organically grow revenue post-acquisition. Acquisitions have the ability to increase the scale of our operations, which in turn affords us the ability to expand our operating leverage, extend our network reach, and broaden our customer base. We believe that our ability to realize significant cost synergies through acquisitions provides us with a competitive advantage in future consolidation opportunities within our industry. We will continue to evaluate potential acquisition opportunities and are regularly involved in acquisition discussions. We will evaluate these opportunities based on a number of criteria, including the quality of the infrastructure assets, the fit within our existing businesses, the opportunity to expand our network, and the opportunity to create value through the realization of cost synergies.

Our Competitive Strengths

        We believe the following are among our core competitive strengths and enable us to differentiate ourselves in the markets we serve:

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  Unique Bandwidth Infrastructure Assets.  We believe replicating our extensive metro, regional, and long-haul fiber assets would be difficult given the significant capital, time, permitting, and expertise required. As of December 31, 2015, our fiber spanned over 95,000 route miles and 7,442,000 fiber miles (representing an average of 78 fibers per route), served 330 geographic markets in the United States and Europe, and connected to approximately 19,000 buildings. The majority of the markets that we serve and buildings to which we connect have few other networks capable of providing similar high-bandwidth infrastructure and connectivity solutions, which we believe provides us with a sustainable competitive advantage in these markets, and positions us as a mission-critical infrastructure supplier to the largest users of bandwidth. We believe that the vast majority of customers using our network, including our lit bandwidth, fiber-to-the-tower, and dark fiber customers, choose our services due to the quality and reach of our network, and the ability our network gives us to innovate and scale with their growing bandwidth needs. Additionally, as of December 31, 2015, we operated 55 datacenter facilities, which are located in eight of the most important carrier hotels in the U.S. and France. This collective presence, combined with our high network density, creates a network effect that helps us retain existing customers and attract new customers. From July 1, 2012 through December 31, 2015, exclusive of acquisitions and stimulus grant reimbursements, we have invested over $1.5 billion of capital in our networks, including expansion and maintenance expenditures.

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  Strong Revenue Growth, Visibility, and Durability.  We have consistently grown our organic revenue, as gross installed revenue has exceeded churn processed in every quarter since we began reporting in March 2010. We believe our exposure to the enduring trend of increasing bandwidth consumption combined with our focused execution have allowed us to achieve this consistent growth. We typically provide our bandwidth infrastructure services for a fixed monthly recurring fee under multi-year contracts. Our contract terms range from one year to twenty years. Our customers use our bandwidth infrastructure to support their mission-critical networks and applications. The switching costs and effort required to replace our services can be high, particularly for the services within our Dark Fiber Solutions segment, given the criticality of our services and the potential cost and disruption. We believe that increasing bandwidth needs combined with the mission-critical nature of our services provided under multi-year contracts create strong revenue growth, visibility, and durability, which support our decision-making abilities and financial stability. We believe that our industry's high barriers to entry, our economies of scale and scope and customer switching costs contribute to our strong financial performance.

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  Customer Service and Ability to Innovate for Our Customers.  Our sales and product professionals work closely with potential and existing customers to design tailored high-bandwidth connectivity solutions across our Strategic Product Groups to meet specific, varying, and evolving customer needs. We are focused on delivering high-quality, reliable service to our customers. We achieve this by leveraging our contiguous network to expand with our customers as they seek to build scale, coverage, and/or performance. Additionally, our focus on serving the largest and most sophisticated users of bandwidth keeps our sales, engineering, and service organizations attuned to the latest technologies, architectures, and solutions that our customers may seek to implement. We believe our willingness to innovate for our customers and our dedication to customer service help establish our position as an important infrastructure supplier and allow us to attract new customers and businesses, sell an increasing amount of services to our existing customers, and reduce customer turnover.

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  Strategic, Operational and Financial Transparency Excellence.  As part of our strategy to serve the largest users of bandwidth, we have completed and integrated 38 acquisitions to date. Our acquired assets have been combined to create a contiguous network with the ability to provision and maintain local, regional, national, or international high-bandwidth connections across our Strategic Product Groups. Our entire network, sales and churn activity, installation pipeline, NPV commission plans, and all customer contracts are managed through an integrated operating and reporting platform, which gives management strong visibility into the business and improves our ability to drive return-maximizing decisions throughout the organization. Our focus on operational and financial transparency not only allows us to be very nimble in attacking various market opportunities, but also provides us the ability to deliver disclosure that stockholders and other stakeholders can use to accurately judge management's performance from a capital allocation, financial, and operational perspective.

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  Financially Focused and Entrepreneurial Culture.  Virtually all operational and financial decisions we make are driven by the standard of maximizing the value of our enterprise. Our sales commission plans use an NPV-based approach with the goal of encouraging the proper behavior within our sales force, and our Strategic Product Groups are held to group level equity internal rate of return ("IRR") targets set by management. To align individual behaviors with ZGH stockholder objectives, equity compensation is used throughout the Company, and our compensation plans include a larger equity component than we believe is standard in our industry. In addition to striving for industry-leading operational and growth outcomes to drive value creation, we are prepared to use debt capacity to enhance stockholder returns, but not at the expense of other stakeholders and only at levels we believe are in the long-term interests of the Company, our customers, and ZGH stockholders. Finally, our owners' manual, mission, and investor transparency all serve to enhance cultural alignment across the Company and ZGH stockholders.

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  Experienced Management with Unique Leadership Approach.  We have assembled an experienced management team that we believe is well-qualified to lead our Company and execute our strategy. Our management team has substantial industry experience in managing and designing fiber networks and network-neutral colocation and interconnection facilities and in selling and marketing bandwidth infrastructure services. In addition, our management team has significant experience in acquiring and integrating bandwidth infrastructure and assets. Our management team is a cohesive unit with a common history that in many cases precedes the Company's founding. We also believe that our approach to leadership—operationally, financially, and culturally—is unique in our industry and differentiates us from our competitors.

Our Competition

        Given the requirement to own the underlying bandwidth infrastructure assets (e.g., fiber networks and datacenter facilities) in order to provide physical infrastructure services, the competitive environment tends to be less intensive for these products and the barriers to entry high. The degree of competition and parties in competition vary by physical infrastructure sub-service and by individual market and fiber route. The competitive situation by service is described as follows:

        Dark Fiber.    Competition in dark fiber services tends to be less intense than for lit bandwidth infrastructure services primarily because a provider must predominantly own and operate a high count fiber network covering a substantial portion of the geographical demand in order to compete for a customer's business. The uniqueness, density and depth (i.e., high fiber count) of our metro, regional, and long-haul fiber networks is therefore a key differentiating factor. In addition, given that providing dark fiber services often includes some degree of network expansion, dark fiber providers must also have internal project management expertise and access to capital to execute on the expansion aspect of the business. Due to the custom nature of most dark fiber opportunities, many larger lit bandwidth infrastructure providers do not actively market dark fiber as a product, even if they own fiber networks in the desired geographies. As a result, competition is often more limited in the dark fiber services market and highly dependent on the local (even sub-market) supply and demand environment. Given this dynamic and the generally longer contractual term of dark fiber services, dark fiber pricing tends to be more inflationary in nature.

        Specific dark fiber competitors vary significantly based on geography, and often a particular solution can be provided by only one to three carriers that have sufficient fiber in place in the desired area or route. These competitors tend to fall into two categories: first, privately owned regional bandwidth infrastructure providers with a similar degree of focus (e.g., Lightower and Sunesys) and second, single market dark fiber providers with market and fiber construction expertise (e.g., DQE Communications and Edison Carrier Solutions).

        Mobile Infrastructure.    Competition in mobile infrastructure services tends to mirror dark fiber services because of the need to own and operate an expansive and deep metro fiber network in order to compete. Given the frequent need to expand upon an existing fiber footprint in order to access additional cell towers and small cell locations, project management expertise and access to capital is also a key competitive factor. One additional criterion is that wireless carriers prefer to work with a more finite group of mobile infrastructure providers on either a metro or regional geographic basis. As a result, the competitive group tends to match that of dark fiber services, with the addition of two competitive groups. First, local cable providers and ILECs who will often break from their retail and small enterprise core focus to compete for FTT business, often as a result of legacy copper or coaxial-based services provided to these towers. Second, microwave backhaul providers who focus on more remote or rural towers that have lesser bandwidth needs that they can serve with less capital-intensive (and less bandwidth-capable) microwave solutions at a lower total cost. Examples of these additional mobile infrastructure competitors are Comcast, Time Warner Cable, CenturyLink, PEG Bandwidth, Conterra and TTMI.

        Colocation.    The market for our colocation and interconnection services is very competitive. We compete based on price, quality of service, network-neutrality, breadth of network connectivity options, type and quantity of customers in our datacenters, and location. We compete against both large, public colocation providers who have significant enterprise values, and privately-held, well-funded companies. Some of our competitors have longer-standing customer relationships and significantly greater access to capital, which may enable them to materially increase datacenter space, and therefore lower overall market pricing for such services. Several of our competitors have much larger colocation facilities in the markets where we operate. Others operate globally and are able to attract a customer base that values and requires global reach and scale.

        These focused interconnection and colocation service providers include: Equinix, Inc., The Telx Group, Inc., Terremark Worldwide, Inc. (a Verizon Communications, Inc. subsidiary), Coresite, Savvis, Inc. (a CenturyLink, Inc. subsidiary), and Cologix. These companies offer similar services and operate in similar markets to us.

        Cloud and Connectivity.    We believe that some of the key factors that influence our customers' selection of us as their cloud and connectivity services provider are our ability to provide an on-net service that utilizes our fiber network on an end-to-end basis, the ability to more quickly implement a complex custom solution to meet customers' needs, the price of the service provided, and the ongoing customer service provided.

        Generally, price competition varies depending on the size and location of the market. We face direct price competition when there are other fiber-based carriers who have networks that serve the same customers and geographies that we do. The specific competitors vary significantly based on geography, and often a particular solution can be provided by only one to three carriers that have comparable fiber in place. Typically, these competitors are large, well-capitalized ILECs, such as AT&T Inc., CenturyLink, Inc., and Verizon Communications Inc., or are publicly traded communications service providers that provide bandwidth infrastructure, such as Level 3 Communications, Inc. or Cogent Communications. In certain geographies, privately-held companies such as Lightower and Southern Light, can also offer comparable fiber-based solutions. On occasion, the price for high-bandwidth infrastructure services is too high compared with the cost of lower-speed, copper-based telecom services. We believe that price competition will continue where our competitors have comparable existing fiber networks. Some of our competitors have long-standing customer relationships, very large enterprise values, and significant access to capital.

Other

        We do not own any significant intellectual property, nor do we spend a material amount on research and development. Our working capital requirements and expansion needs have been satisfied to date through equity contributions, debt issuances and cash provided by operating activities.

Regulatory Matters

        Our operations require that certain of our subsidiaries hold licenses, certificates, and/or other regulatory authorizations from the Federal Communications Commission ("FCC"), state Public Utilities Commissions ("PUCs"), European and Canadian telecommunications regulators (such as, Ofcom and ARCEP in Europe and CRTC in Canada) and other foreign regulators, all of which we have obtained and maintain in the normal course of our business. The FCC, State PUCs and foreign regulators generally have the power to modify or terminate a carrier's authority to provide regulated wireline services for failure to comply with certain federal, state and foreign laws and regulations, and may impose fines or other penalties for violations of the same. The State PUCs typically have similar powers with respect to the intrastate services that we provide under their jurisdiction. In addition, we are required to submit periodic reports to the FCC, State PUCs, and foreign regulators documenting interstate, intrastate and foreign revenue, among other data, for fee assessments and general regulatory governance, and in some states are required to file tariffs of our rates, terms, and conditions of service. In order to engage in certain transactions in these jurisdictions, including changes of control, the encumbrance of certain assets, the issuance of securities, the incurrence of indebtedness, the guarantee of indebtedness of other entities, including subsidiaries of ours, and the transfer of our assets, we are required to provide notice and/or obtain prior approval from certain of these governmental agencies. The construction of additions to our current fiber network is also subject to certain governmental permitting and licensing requirements.

        In addition, our business is subject to various other regulations at the federal, state, local and international levels. These regulations affect the way we can conduct our business and our costs of doing so. However, we believe, based on our examination of such existing and potential new regulations being considered in ongoing FCC, State PUC and European, Canadian and other foreign telecommunications proceedings, that such regulations will not have a significant impact on us.

Properties

        Our principal properties are fiber optic networks and their component assets. We own a majority of the communications equipment required for operating the network and our business. As of December 31, 2015, we own or lease approximately 95,000 fiber route miles or 7,442,000 fiber miles. We provide colocation and interconnection services utilizing our own data centers located within major carrier hotels and other strategic buildings in 55 locations throughout the United States and France as of December 31, 2015. We generally do not own the buildings where we provide our colocation and interconnection services; however, the zColo group managed approximately 590,000 square feet of billable colocation space.

        We lease our corporate headquarters in Boulder, Colorado as well as regional offices and sales, administrative and other support offices. Our corporate headquarters located at 1805 29th Street, Suite 2050, Boulder, Colorado is approximately 30,000 square feet. We lease properties to locate the POPs necessary to operate our networks. Office and POP space is leased in the markets where we maintain our network and generally ranges from 100 to 5,000 square feet. Each of our business units utilize these facilities. The majority of our leases have renewal provisions at either fair market value or a stated escalation above the last year of the current term.

Legal Proceedings

        In the ordinary course of business, we are from time to time party to various litigation matters that we believe are incidental to the operation of our business. We record an appropriate provision when the occurrence of loss is probable and can be reasonably estimated. We cannot estimate with certainty our ultimate legal and financial liability with respect to any such pending litigation matters, and it is possible one or more of them could have a material adverse effect on us. However, we believe that the outcome of any such pending litigation matters will not have a material adverse effect upon our results of operations, our consolidated financial condition, or our liquidity.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

        The following is a summary of provisions relating to our material indebtedness other than the Notes. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Outstanding Notes

        In addition to the Notes, we currently have outstanding $1,430.0 million aggregate principal amount of 2023 Notes; $350.0 million aggregate principal amount of Initial 2025 Notes; and $325.6 million aggregate principal amount of 2020 Notes. We expect to redeem the 2020 Notes on or around May 14, 2016. See "Recent Developments—Term Loan Borrowings and Issuance of 6.375% Senior Notes due 2025."

        Interest on the 2020 Notes is payable on January 1 and July 1 of each year. The 2020 Notes will mature on July 1, 2020. At any time on or after July 1, 2016, we may redeem the 2020 Notes, in whole or in part, at the applicable redemption prices set forth in the indenture governing the 2020 Notes (the "2020 Indenture"), plus accrued and unpaid interest. Before July 1, 2016, we may redeem the 2020 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest and a "make-whole" premium as set forth in the 2020 Indenture. In addition, the 2020 Indenture provided for redemption of up to 35% of the 2020 Notes before July 1, 2015, at a redemption price equal to 110.125% of their principal amount, plus accrued and unpaid interest, using the proceeds of certain equity offerings. Under this provision, we redeemed $174.4 million of the 2020 Notes on December 16, 2014, with a portion of the proceeds of ZGH's initial public offering. The 2020 Indenture limits any increase in our secured indebtedness (other than certain forms of secured indebtedness expressly permitted under the indentures) to a pro forma secured debt ratio of 4.50 times the previous quarter's annualized modified EBITDA (as defined in the 2020 Indenture), and limits our incurrence of additional indebtedness to a total indebtedness ratio of 5.25 times the previous quarter's annualized modified EBITDA.

        Interest on the 2023 Notes is payable on April 1 and October 1 of each year. The 2023 Notes will mature on April 1, 2023. At any time on or after April 1, 2018, the 2023 Notes may be redeemed, in whole or in part, at the applicable redemption prices set forth in the applicable indenture, plus accrued and unpaid interest. Before April 1, 2018, we may redeem the 2023 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued interest and a "make-whole" premium. In addition, before April 1, 2018, up to 40% of the 2023 Notes may be redeemed at a redemption price equal to 106.00% of their principal amount, plus accrued interest, using the proceeds of certain equity offerings. The indenture governing the 2023 Notes limits any increase in our secured indebtedness (other than certain forms of secured indebtedness expressly permitted under such indenture) to a pro forma secured debt ratio of 4.50 times our previous quarter's annualized modified EBITDA (as defined in the indentures), and limits our incurrence of additional indebtedness to a total indebtedness ratio of 6.00 times the previous quarter's annualized modified EBITDA.

        Interest on the Initial 2025 Notes is payable on May 15 and November of each year. The Initial 2025 Notes will mature on May 15, 2025. At any time on or after May 15, 2020, the Initial 2025 Notes may be redeemed, in whole or in part, at the applicable redemption prices set forth in the Indenture governing the Initial 2025 Notes, plus accrued and unpaid interest. Before May 15, 2020, we may redeem the Initial 2025 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued interest and a "make-whole" premium. In addition, before May 15, 2018, up to 40% of the Initial 2025 Notes may be redeemed at a redemption price equal to 106.375% of their principal amount, plus accrued interest, using the proceeds of certain equity offerings. The Indenture governing the Initial 2025 Notes limits any increase in our secured indebtedness (other than certain forms of secured indebtedness expressly permitted under such Indenture) to a pro forma secured debt ratio of 4.50 times our previous quarter's annualized modified EBITDA (as defined in such indenture), and limits our incurrence of additional indebtedness to a total indebtedness ratio of 6.00 times the previous quarter's annualized modified EBITDA.

        The Existing Indentures governing the 2020 Notes, the 2023 Notes and the 2025 Notes contain covenants that, among other things, restrict the ability of the Issuers to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions with respect to any equity interests, make certain investments or other restricted payments, create liens, sell assets, incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to the Issuers, consolidate or merge with or into other companies or transfer all or substantially all of their assets, engage in transactions with affiliates, and enter into sale and leaseback transactions.

Credit Facilities

        We have a $450 million Revolver and a $1,842.0 million Term Loan Facility, which are governed by the Credit Agreement. The Term Loan Facility generally bears interest per annum at a floating rate of LIBOR plus 2.75% with a minimum LIBOR rate of 1.0%, except that the $400 million add-on under the Term Loan Amendment bears interest at LIBOR plus 3.5% with a minimum LIBOR rate of 1.0%. See "Recent Developments—Term Loan Borrowings and Issuance of 6.375% Senior Notes due 2025" for additional information on the Term Loan Amendment. The Revolver, which was undrawn as of December 31, 2015, bears interest at LIBOR plus 2.75% (based on our current leverage ratio) with a minimum LIBOR rate of 0%. Borrowings under the Term Loan Facility and Revolver are prepayable at any time prior to maturity (subject to advance notice) without penalty. The Term Loan Facility will mature in May 2021. The Revolver will mature at the earliest of (i) five years after the effective date of the Seventh Amendment to the Credit Agreement, (ii) six months prior to the maturity date of the Term Loan Facility, subject to repayment or amendment thereof, and (iii) six months prior to the maturity date of the 2020 Notes, subject to repayment or amendment thereof.

        The Credit Agreement includes a covenant, applicable only to the Revolver, that we maintain a senior secured leverage ratio below 5.25:1.00 at any time when the aggregate principal amount of loans outstanding under the Revolver is greater than 35% of the commitments under the Revolver.

        The Credit Agreement also requires that we and our subsidiaries comply with customary affirmative and negative covenants, including covenants restricting our and our subsidiaries' ability, subject to specified exceptions, to incur additional indebtedness, make additional guaranties, incur additional liens on assets, or dispose of assets, pay dividends, or make other distributions, voluntarily prepay certain other indebtedness, enter into transactions with affiliated persons, make investments and amend the terms of certain other indebtedness.

        The Credit Agreement contains customary events of default, including among others, non-payment of principal, interest, or other amounts when due, inaccuracy of representations and warranties, breach of covenants, cross default to certain other indebtedness, insolvency or inability to pay debts, bankruptcy, or a change of control.

 DESCRIPTION OF NOTES

        In this "Description of Notes" only, the word "Issuers" refers to the co-issuers of the notes, Zayo Group, LLC and Zayo Capital, Inc., collectively, and the word "Company" refers solely to Zayo Group, LLC, and not to any of its subsidiaries. The definitions of certain other terms used in this description are set forth throughout the text or under "—Certain Definitions." For purposes of this "Description of Notes," the term "Notes" shall have the meaning set forth below.

        On April 14, 2016, the Issuers completed a private offering of $550 million aggregate principal amount of 6.375% senior unsecured notes due 2025 (the "Outstanding Notes") under an indenture dated May 6, 2015 (the "Indenture") among the Issuers, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). The Outstanding Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Outstanding Notes are an additional issuance of our 6.375% senior unsecured notes due 2025 and will be treated as a single series under the Indenture with the $350 million in aggregate principal amount of such notes issued on May 6, 2015 (the "Initial 2025 Notes"), including for the purpose of determining whether the required percentage of Holders have given their approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders.

        The Outstanding Notes have the same terms as the Initial 2025 Notes, except that the Initial 2025 Notes tendered in the exchange offer for such notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to such Initial 2025 Notes. The Outstanding Notes do not have the same CUSIP number as the Initial 2025 Notes. However, following this exchange offer, we intend for the Exchange Notes and the Initial 2025 Notes that have been exchanged to have the same CUSIP number and be fungible for trading purposes. Following the issuance of the Outstanding Notes, $900 million in aggregate principal amount of the series is outstanding.

        Except as otherwise indicated below, the following summary applies to both the Exchange Notes and the Outstanding Notes. As used in this "Description of Notes," the term "New Notes" means the Exchange Notes and the Outstanding Notes, and the term "Notes" means the New Notes and the Initial 2025 Notes, unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The Issuers will issue, in exchange for the Outstanding Notes, up to $550,000,000 principal amount of 6.375% senior unsecured notes due 2025 (the "Exchange Notes"). The terms of the Exchange Notes and the Outstanding Notes are substantially identical, except that the Exchange Notes:

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  will have been registered under the Securities Act;

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  will not contain transfer restrictions and registration rights that relate to the Outstanding Notes; and

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  will not contain provisions relating to the payment of additional interest, which would have been paid to each Holder of Notes upon certain events of default related to a failure to timely file and keep effective a registration statement under the Registration Rights Agreement dated the Issue Date, among the Issuers, the Initial Guarantors and the Initial Purchaser.

        The Initial 2025 Notes tendered in the exchange offer for such notes were exchanged for notes registered under the Securities Act effective as of December 7, 2015, pursuant to the terms of the Indenture and the registration rights agreement with respect to the Initial 2025 Notes.

        The following description is a summary of the material terms of the Indenture. It does not, however, restate the Indenture in its entirety. You should read the Indenture because it contains additional information and because the Indenture, and not this description, defines your rights as a holder of the Notes. A copy of the Indenture may be obtained by requesting it from the Company.

Brief Description of the Structure and Ranking of the Notes and the Note Guarantees

  The Notes

        The Notes will:

  •
  be the Issuers' senior unsecured obligations;

  •
  mature on May 15, 2025;

  •
  be structurally subordinated to all Indebtedness and other liabilities of future Subsidiaries of the Issuers that do not provide Note Guarantees, which will only consist of Unrestricted Subsidiaries and Foreign Subsidiaries that do not guarantee other Indebtedness of the Company;

  •
  rank equally in right of payment with the Issuers' obligations under the Credit Facilities and any and all of the Issuers' existing and future Indebtedness that is not subordinated in right of payment to the Notes;

  •
  rank senior in right of payment to any and all of the Issuers' future Indebtedness that is subordinated in right of payment to the Notes, if any;

  •
  be effectively subordinated to any existing and future secured Indebtedness of the Issuers, including under the Credit Facilities, to the extent of the value of the assets securing such Indebtedness; and

  •
  be guaranteed on a senior unsecured basis by the Guarantors.

  The Note Guarantees

        Each Note Guarantee of a Guarantor will:

  •
  be the Guarantor's senior unsecured obligation;

  •
  rank equally in right of payment with such Guarantor's obligations under the Credit Facilities and with any and all of such Guarantor's other existing and future Indebtedness that is not subordinated in right of payment to its Note Guarantee, if any;

  •
  rank senior in right of payment to any and all of such Guarantor's existing and future Indebtedness that is subordinated in right of payment to its Note Guarantee, if any; and

  •
  be effectively subordinated to any existing and future secured Indebtedness of such Guarantor, including under the Credit Facilities, to the extent of the value of the assets securing such Indebtedness of such Guarantor.

  General

        As of December 31, 2015, on an as adjusted basis after giving effect to the Term Loan Amendment and the issuance of the Outstanding Notes and use of proceeds therefrom as described in the Outstanding Notes Offering Memorandum and after excluding intercompany balances and intercompany guarantees:

  •
  we would have had $1,842.0 million principal amount outstanding under the Term Loan Facility;

  •
  we would have had $1.43 billion principal amount outstanding of our 6.00% senior notes due 2023 and $900 million principal amount outstanding of our Notes;

  •
  on a consolidated basis, the Company and its Subsidiaries would have had $35.9 million of Indebtedness outstanding other than the Term Loan Facility and the Notes, entirely in the form of capital lease obligations; and

  •
  we would have had $440.8 million available for borrowing under the Revolving Credit Facility, subject to certain conditions.

        As of the date of this prospectus, none of the Company's Foreign Subsidiaries and Zayo Capital, Inc., the co-issuer, guarantee the Notes. For the year ended June 30, 2015 and the six months ended December 31, 2015, the non-guarantor Subsidiaries of the Company (other than Zayo Capital, Inc.) generated 12% and 11%, respectively, of the Company's consolidated net revenue and 10% of the Company's consolidated Adjusted EBITDA. In addition, as of December 31, 2015, these non-guarantor Subsidiaries of the Company held 14% of the Company's total consolidated assets and had $242.4 million in liabilities (excluding inter-company liabilities). In addition, the Indenture does not require any future Foreign Subsidiaries of the Company to guarantee the Notes unless they guarantee other Indebtedness of the Issuers. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries, the non-guarantor Subsidiaries will likely be required to repay financial and trade creditors before distributing any assets to the Issuers or a Guarantor.

        As of the date of this prospectus, all of the Company's Subsidiaries (other than Zayo Capital, Inc., the co-issuer) are "Restricted Subsidiaries." However, under the circumstances described below under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," the Company will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Further, Unrestricted Subsidiaries will not Guarantee the Notes.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers, the Guarantors and the Restricted Subsidiaries may incur, the amount of such additional Indebtedness could be substantial.

Principal, Maturity and Interest

        The Notes will mature on May 15, 2025. The Issuers previously issued the Initial 2025 Notes in the aggregate principal amount of $350 million. The Issuers issued $550 million aggregate principal amount of Outstanding Notes on April 14, 2016, and will issue up to $550 million aggregate principal amount of Exchange Notes in this exchange offer. Subject to the covenant described under "—Certain Covenants—Limitation on Indebtedness," the Issuers are permitted to issue additional notes under the Indenture ("Additional Notes"). The Notes and any Additional Notes that are issued will be treated as a single class under the Indenture, including with respect to waivers, amendments, redemptions and Offers to Purchase. The Additional Notes may be issued at different prices from the original issue price of the Notes. Unless the context otherwise requires, references to the "Notes" for all purposes under the Indenture and in this "Description of Notes" include any Additional Notes that are issued.

        Interest on the New Notes will accrue from the most recent date to which interest has been paid on the Initial 2025 Notes at a rate per annum of 6.375%, and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2016. The interest payment on May 15, 2016 will include accrued interest from November 15, 2015. Interest will be payable to Holders of record on each Note in respect of the principal amount thereof outstanding as of the immediately preceding May 1 or November 1, as the case may be.

        Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the Notes. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable law.

Form of Notes

        The New Notes will be issued only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The New Notes will be initially in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with the Trustee as custodian for the Depository Trust Company ("DTC"). Ownership of interests in the Global Notes, referred to in this description as "book entry interests," will be limited to Persons that have accounts with DTC or their respective participants. The terms of the Indenture provide for the issuance of definitive registered New Notes in certain circumstances. Please see the section entitled "—Book Entry, Delivery and Form."

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Transfer and Exchange

        A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the New Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

        The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Payments on the Notes; Paying Agent and Registrar

        If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will pay all principal, interest and premium, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest, with respect to the Global Notes registered in the name of or held by DTC or its nominee and will be made by wire transfer of immediately available funds to the account specified by DTC.

        The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

  Note Guarantees

  General

        The Guarantors jointly and severally guarantee the due and punctual payment of all amounts payable under the Notes, including principal, premium, if any, and interest. The Indenture requires any future Domestic Subsidiary, that is not designated as an Unrestricted Subsidiary, and any other Restricted Subsidiary that Guarantees Indebtedness of the Issuers or any Guarantor to provide a Note Guarantee. The ability of any future Domestic Subsidiaries to provide a Note Guarantee may be subject to prior approval by certain State PUCs. See "—Certain Covenants—Future Subsidiary Note Guarantees."

        Each Note Guarantee of a Guarantor is the Guarantor's senior obligation. The Indenture states that each Guarantor under its Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. With respect to risks related to such limitations, see "Risk Factors—Risks Related to the Notes and the Guarantees—Federal and state statutes allow courts, under specific circumstances, to cancel the notes or the related guarantees and require noteholders to return payments received from us or the guarantors." Each Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Guarantor.

  Release of the Note Guarantees

        A Note Guarantee of a Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

          (1)   in connection with any sale or other disposition (including by merger or otherwise) of Capital Stock of the Guarantor after which such Guarantor is no longer a Subsidiary of the Company, if the sale of all such Capital Stock of that Guarantor complies with the applicable provisions of the Indenture;

          (2)   if the Company properly designates the Guarantor as an Unrestricted Subsidiary under the Indenture;

          (3)   solely in the case of a Note Guarantee created pursuant to the second paragraph of the covenant described below under "—Certain Covenants—Future Subsidiary Note Guarantees," upon the release or discharge of the Guarantee that resulted in the creation of such Note Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such Note Guarantee;

          (4)   upon a Legal Defeasance or satisfaction and discharge of the Indenture that complies with the provisions under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge"; or

          (5)   upon payment in full of the aggregate principal amount of all Notes then outstanding and all other obligations under the Indenture and the Notes then due and owing.

        Upon any occurrence giving rise to a release of a Note Guarantee as specified above, the Trustee will, at the written directions of the Company, execute any documents reasonably required in order to evidence or effect such release, termination and discharge in respect of such Note Guarantee. Neither the Issuers nor any Guarantor will be required to make a notation on the Notes to reflect any Note Guarantee or any such release, termination or discharge.

  Optional Redemption

        At any time prior to May 15, 2018, the Issuers may redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 60% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers or their Affiliates); and

          (2)   the redemption must occur within 90 days of the date of the closing of such Equity Offering.

        At any time prior to May 15, 2020, the Issuers may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        On or after May 15, 2020, the Issuers may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on May 15 of the years indicated below:

Year	Percentage
2020	103.188%
2021	102.125%
2022	101.063%
2023 and thereafter	100.000%

        If less than all of the Notes are to be redeemed at any time, the Notes will be selected for redemption on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided, however that so long as the Notes are held through DTC, the Notes selected for redemption shall be selected in accordance with the applicable procedures of DTC.

        No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be delivered, at least 30 but not more than 60 days before the redemption date, to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Offers to Purchase; Open Market and Other Purchases

  Repurchase at the Option of Holders

  Change of Control

        Unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under "—Optional Redemption," the Issuers must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, thereon, to the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        The Issuers' ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control may be limited by the Issuers' then-existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases. See "Risk Factors—Risks Related to the Notes and the Guarantees—We may not be able to repurchase the notes upon a change of control."

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuers and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Company. As of the date of this prospectus, the Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to Incur additional Indebtedness are contained in the covenants described below under "—Certain Covenants—Limitation on Indebtedness."

        The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

        If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such notes in connection with an Offer to Purchase upon a Change of Control and the Company, or any third party making a Change of Control offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 15 days nor more than 60 days' prior notice, provided that such notice is given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other holder in such tender offer plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. See "Risk Factors—Risks Related to the Notes and the Guarantees—The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of "substantially all" of our assets or a change in the composition of our board of managers is uncertain."

  Asset Sales

        The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

          (1)   the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of:

            (a)   Cash Equivalents (including any Cash Equivalents received from the conversion within 180 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale);

            (b)   Replacement Assets;

            (c)   any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) 3.0% of Consolidated Total Assets and (y) $150 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

            (d)   any combination of the consideration specified in clauses (a) and (b).

        Any Net Available Cash received by the Company or any Restricted Subsidiary from any Asset Sale may be applied within 365 days of receipt of such Net Available Cash, to permanently reduce any Indebtedness constituting Indebtedness of a non-Guarantor Subsidiary or to permanently reduce any senior Indebtedness of the Issuers or any Guarantor (in each case owing to a Person other than the Company or any Affiliate of the Company) (and, if the obligation repaid is revolving credit Indebtedness, to correspondingly reduce loan commitments with respect thereto).

        The amount of such Net Available Cash required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding paragraph and not applied (or committed to be applied) as so required by the end of such period, or used to consummate an Offer to Purchase pursuant to any indenture or similar document governing Permitted Additional Secured Obligations, shall constitute "Excess Proceeds." If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $50 million, the Company must commence, not later than the 15th Business Day of such month, and consummate an Offer to Purchase, from the Holders and all holders of other Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, the maximum principal amount of Notes and such other Pari Passu Debt that may be purchased out of the Excess Proceeds; provided that the amount of Excess Proceeds required to be used to make an Offer to Purchase pursuant to this paragraph shall be reduced by any mandatory prepayments made under any Series of Pari Passu Debt in respect of such Excess Proceeds (and which prepayments shall not be in excess of such Series pro rata share of such Excess Proceeds). The offer price in any such Offer to Purchase will be equal to 100% of the principal amount (or accreted value, if applicable) of the Notes and such other Pari Passu Debt plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date, and will be payable in cash. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this "—Repurchase at the Option of Holders—Asset Sales" covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture, and those Excess Proceeds shall no longer constitute "Excess Proceeds."

        For the purposes of this covenant, the following are deemed to be Cash Equivalents: the assumption of (i) Indebtedness of the Company (other than Disqualified Stock or Indebtedness that is by its terms subordinated in right of payment to the Notes); (ii) Indebtedness of any Restricted Subsidiary (other than Indebtedness of a Guarantor that is by its terms subordinated in right of payment to the Notes or Disqualified Stock of any Guarantor) or (iii) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Subsidiary of the Company) and, in each case, the full and unconditional release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale.

Certain Covenants

        The Indenture contains, among others, the following covenants.

  Suspension of Covenants on Achievement of Investment Grade Status

        If:

  (a)
  the Notes have achieved an Investment Grade Rating from both of the Ratings Agencies; and

  (b)
  no Default or Event of Default has occurred and is continuing under the Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the "Suspended Covenants"):

  •
  "—Certain Covenants—Repurchase at the Option of Holders—Asset Sales,"

  •
  "—Certain Covenants—Limitation on Restricted Payments,"

  •
  "—Certain Covenants—Limitation on Indebtedness,"

  •
  "—Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,"

  •
  "—Certain Covenants—Limitation on Transactions with Affiliates" and

  •
  the provisions of clause (3) of "—Certain Covenants—Merger, Consolidation, or Sale of Assets."

        If at any time the Notes cease to have such Investment Grade Rating by either Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will, from such date and thereafter be reinstated as if such covenants had never been suspended (the "Reversion Date") and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the "Suspension Period."

        On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to one of the clauses (other than pursuant to clause (2)) set forth in the first paragraph of "—Certain Covenants—Limitation on Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to "—Certain Covenants—Limitation on Indebtedness," such Indebtedness will be deemed to have been outstanding on the Original Issue Date, so that it is classified as permitted under clause (2) of "—Certain Covenants—Limitation on Indebtedness." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Certain Covenants—Limitation on Restricted Payments" will be made as though the covenants described under "—Certain Covenants—Limitation on Restricted Payments" had been in effect since the Original Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Certain Covenants—Limitation on Restricted Payments" to the extent set forth in such covenant.

        There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating.

  Limitation on Restricted Payments

        (A)  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each, a "Restricted Payment"):

           (I)  declare or pay any dividend or make any other payment or distribution with respect to any of the Company's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company's or any Restricted Subsidiary's Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary);

          (II)  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by any Person (other than by the Company or another Restricted Subsidiary);

        (III)  call for redemption or make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee except (a) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, repurchase or other acquisition or (b) intercompany Indebtedness permitted to be Incurred pursuant to clause (6) of the second paragraph of the covenant described below under "—Certain Covenants—Limitation on Indebtedness"; or

        (IV)  make any Investment (other than a Permitted Investment) in any Person; unless, at the time of and after giving pro forma effect to such Restricted Payment:

            (1)   no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

            (2)   the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under "—Certain Covenants—Limitation on Indebtedness"; and

            (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after July 1, 2012 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), and (11) of the next succeeding paragraph (B) and provided that Restricted Payments under clauses (1), (9) and (12) of the next succeeding paragraph (B) shall not cause availability under this clause (3) to be less than zero), is less than the sum, without duplication, of:

              (a)   (x) the aggregate Consolidated Cash Flow accrued in the period beginning on the first day of the quarter beginning on July 1, 2012, and ending on the last day of the most recent quarter for which internal financial statements are available prior to the date of such proposed Restricted Payment (or, if such Consolidated Cash Flow for such period is a deficit, less 100% of such deficit), less (y) 1.5 times consolidated interest expense during such period; plus

              (b)   the aggregate net cash proceeds and the fair market value of securities or other property received by the Company after July 2, 2012 as a contribution to its common equity capital or from the issue, sale or exchange of Equity Interests (other than Disqualified Stock) of the Company and the amount of reduction of Indebtedness of the Company or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company); plus

              (c)   with respect to Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries after July 2, 2012, an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from repayment to the Company or any Restricted Subsidiary of loans or advances or from the receipt of net cash proceeds from the sale of any such Investment, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person; plus

              (d)   $250 million.

        As of December 31, 2015, we had at least $2,220 million available to make Restricted Payments under clause (3) of the immediately preceding paragraph above.

        (B)  The preceding provisions will not prohibit the following; provided that, in the case of clauses (7) and (8) below only, no default in payment of interest, principal, or premium on the Notes has occurred and is continuing:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of the Indenture;

          (2)   the payment of any dividend or other distribution by a Restricted Subsidiary to all the holders of its Equity Interests on a pro rata basis;

          (3)   any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph (A);

          (4)   the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees in exchange for or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;

          (5)   the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and applicable withholding taxes, if any;

          (6)   the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, that such payment shall not be for the purpose of evading the limitations of this covenant (as determined by the Board of Directors of the Company in good faith);

          (7)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with the covenant described below under "—Certain Covenants—Limitation on Indebtedness";

          (8)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, or the dividend or other distribution, directly or indirectly, to Parent, to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, in each case held by any current or former employee or director of the Company (or any Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid, or distributed or paid out as a dividend under this clause (8) in any calendar year will not exceed $30 million (with unused amounts in any calendar year being carried over to succeeding years) or, in the event any unused amounts of any previous year are being carried over, $60 million;

          (9)   the declaration and payment of dividends on the Company's Equity Interests (or a Restricted Payment to Parent to fund a payment of dividends on Parent's Equity Interests) of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to Parent, contributed to the capital of) the Company in or from any public equity offering of common stock after July 2, 2012;

          (10) other Restricted Payments in an aggregate amount not to exceed the greater of (i) $150 million and (ii) 3.0% of the Consolidated Total Assets;

          (11) the declaration and payment of dividends by the Company to, or the making of the loans to, Parent in amounts required for Parent to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) foreign, federal, state and local income taxes, to the extent such income taxes are (i) attributable to the income of the Company and their Restricted Subsidiaries and (ii) required to be paid by Parent, and only for so long as the Company is treated as a pass-through entity for U.S. federal income tax purposes; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of its foreign, federal, state and local taxes for such fiscal year were the Company and its Restricted Subsidiaries to pay such taxes separately from any such parent entity; (c) customary salary, bonus and other benefits payable to officers and employees of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; (d) general corporate operating and overhead costs and expenses of Parent to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and (e) amounts required for Parent to pay fees and expenses incurred by Parent related to the maintenance of Parent of its corporate or other entity existence; and

          (12) other Restricted Payments so long as, after giving pro forma effect to the payment of such Restricted Payment, the Consolidated Leverage Ratio would be positive and less than 3.75 to 1.00.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

  Limitation on Indebtedness

        The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided that the Company or any Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be positive and less than 6.00 to 1.00.

        The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1)   the Incurrence by the Company or any Guarantor of Indebtedness under the Credit Facilities (including, without limitation, the Incurrence by the Company and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed (x) $3.0 billion, plus (y) an additional amount that does not cause the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries to exceed 4.50 to 1.00;

          (2)   the Incurrence of Existing Indebtedness;

          (3)   the Incurrence by the Company and the Guarantors of Indebtedness represented by the Initial 2025 Notes (other than Additional Notes) and the related Note Guarantees;

          (4)   the Incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, whether through the direct acquisition of such assets or the acquisition of Equity Interest of any person owning such assets (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (i) $200 million and (ii) 4.0% of the Consolidated Total Assets;

          (5)   the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (5), (14) or (15) of this paragraph;

          (6)   the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided that:

            (a)   if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a non-Guarantor Restricted Subsidiary, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

            (b)   any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the Guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

          (8)   the Incurrence by the Company or any Guarantor of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

          (9)   the Incurrence by the Company or any Guarantor of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition or acquisition of any business, assets or Capital Stock of a Guarantor (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Guarantor for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Guarantor in connection with such disposition;

          (10) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (11) the Incurrence by the Company or any Guarantor of Indebtedness in respect of bid, performance or surety bonds or letters of credit issued in the ordinary course of business, including letters of credit supporting lease obligations or supporting such bid, performance or surety bonds or in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers' compensation claims; provided that, upon the drawing of such letters of credit or the Incurrence of such repayment or reimbursement obligations under any such bid, performance or surety bonds, such obligations are reimbursed within 30 days following such drawing or Incurrence;

          (12) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes as described below under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge";

          (13) customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

          (14) the Incurrence of Acquired Debt; provided that after giving effect to the Incurrence thereof, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph above;

          (15) the Incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (15), not to exceed the greater of (i) $250 million and (ii) 5.0% of Consolidated Total Assets; or

          (16) the Indebtedness of a Receivables Subsidiary in respect of a Receivables Facility, which is non-recourse to the Issuers or any other Restricted Subsidiary in any way other than Standard Securitization Undertakings.

        For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Facilities outstanding on the Original Issue Date, if any, will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) above and shall not be reclassified.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        The accretion of original issue discount shall be deemed not to be an Incurrence of Indebtedness.

        The Company will not Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the Company unless it is contractually subordinate in right of payment to the Notes at least to the same extent. The Company will not permit the co-issuer or any Guarantor to Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the co-issuer or such Guarantor, as the case may be, unless it is contractually subordinate in right of payment to the Notes or such Guarantor's Note Guarantee, as the case may be, at least to the same extent. For purposes of the Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof.

  Limitation on Liens

        The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

          (2)   pay any liabilities owed to the Company or any Restricted Subsidiary;

          (3)   make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

          (4)   transfer any of its properties or assets to the Company or any Restricted Subsidiary.

        However, the preceding restrictions will not apply to encumbrances or restrictions:

          (1)   existing under, by reason of or with respect to the Credit Facilities as in effect on the Original Issue Date or Existing Indebtedness, or any other agreements in effect on the Original Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not, as determined by the Company in good faith, materially more restrictive than those contained in, as the case may be, the Credit Facilities or the Security Documents as in effect on the Original Issue Date or Existing Indebtedness or such other agreements, as the case may be, as in effect on the Original Issue Date;

          (2)   set forth in the Indenture, the Notes and the Note Guarantees;

          (3)   existing under or by reason of applicable law, rule, regulation or order;

          (4)   with respect to any Person or the property or assets of a Person acquired by the Company or any Restricted Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not, as determined by the Company in good faith, materially more restrictive than those in effect on the date of the acquisition;

          (5)   that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

          (6)   existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

          (7)   arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, as determined by the Company in good faith;

          (8)   that restrict distributions or transfer by a Restricted Subsidiary if such restrictions exist under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, that Restricted Subsidiary and are pending such sale or other disposition;

          (9)   on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

          (10) arising from customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and which the Board of Directors of the Company determines in good faith will not adversely affect the Issuers' ability to make payments of principal or interest on the Notes;

          (11) arising from purchase money obligations Incurred in compliance with clause (4) of the covenant described above under "—Certain Covenants—Limitation on Indebtedness" that impose restrictions of the nature described in clause (4) above on the assets acquired; and

          (12) existing under, by reason of, or with respect to Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary; provided that the Issuers' Boards of Directors determine in good faith at the time such encumbrances or restrictions are created that they do not adversely affect such Issuer's ability to make prepayments of principal or interest on the Notes.

  Merger, Consolidation, or Sale of Assets

        The Issuers.    The Issuers will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuers and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

          (1)   immediately after giving effect to such transaction, no Default or Event of Default exists;

          (2)   either:

            (a)   such Issuer is the surviving corporation; or

            (b)   the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case where such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws and (ii) assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

          (3)   immediately after giving effect to such transaction on a pro forma basis, (i) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under "—Certain Covenants—Limitation on Indebtedness"; or (ii) the Consolidated Leverage Ratio is positive and less than the Company's Consolidated Leverage Ratio immediately prior to such transaction;

          (4)   each Guarantor, unless such Guarantor is the Person with which such Issuer has entered into a transaction under this covenant, will have confirmed to the Trustee in writing that its Note Guarantee will apply to the obligations of such Issuer or the surviving Person in accordance with the Notes and the Indenture; and

          (5)   the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with;

provided that clause (3) above will not apply (i) if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the foregoing limitations; or (ii) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among such Issuer and any Guarantor.

        Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this covenant, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the "Issuers" will refer instead to the successor Person and not to such Issuer), and may exercise every right and power of, such Issuer under the Indenture with the same effect as if such successor Person had been named as an Issuer in the Indenture. In the event of any such transfer, the predecessor will be released and discharged from all liabilities and obligations in respect of the Notes and the Indenture and the predecessor may be dissolved, wound up or liquidated at any time thereafter.

        In addition, the Company and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

        Although there is a limited body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person. See "Risk Factors—Risks Related to the Notes and the Guarantees—The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of 'substantially all' of our assets or a change in the composition of our board of managers is uncertain."

        The Guarantors.    A Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in one or more related transactions, to another Person, other than the Company or another Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Guarantor under the Indenture, including its Note Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee; or

            (b)   such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described above under "—Repurchase at the Option of Holders—Asset Sales."

  Limitation on Transactions with Affiliates

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of their Affiliates (each, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $10 million, unless:

          (1)   such Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary; and

          (2)   the Company delivers to the Trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a Board Resolution attached to in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Members; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150 million or 3% of Consolidated Total Assets, an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

        The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   transactions between or among the Company or its Restricted Subsidiaries;

          (2)   Restricted Payments that are permitted by the provisions of the Indenture described above under "—Certain Covenants—Limitation on Restricted Payments" and Permitted Investments;

          (3)   any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

          (4)   transactions pursuant to agreements or arrangements in effect on the Original Issue Date and described in the Outstanding Notes Offering Memorandum, or any amendment, modification, or supplement thereto or renewal or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented, renewed or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the agreement or arrangement in existence on the Original Issue Date as determined by the Disinterested Members of the Board of Directors of the Company evidenced by a Board Resolution;

          (5)   payments by the Company (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

          (6)   payment of reasonable and customary fees to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company or any Subsidiary thereof; and

          (7)   any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any Restricted Subsidiary with officers and employees of the Company or any Subsidiary thereof and the payment of compensation to officers and employees of the Company or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the Disinterested Members.

  Limitation on Sale and Leaseback Transactions

        The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction with respect to assets or properties if:

          (1)   the Company or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under "—Certain Covenants—Limitation on Liens";

          (2)   the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

          (3)   the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under "—Repurchase at the Option of Holders—Asset Sales."

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

          (1)   any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under "—Certain Covenants—Limitation on Indebtedness";

          (2)   the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

          (3)   such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Company or any Restricted Subsidiary;

          (4)   the Subsidiary being so designated:

            (a)   is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

            (b)   is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

            (c)   has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary, except to the extent such Guarantee or credit support would be released upon such designation; and

          (5)   no Default or Event of Default would be in existence following such designation.

        Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers' Certificate and an Opinion of Counsel certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary as of such date, and if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Issuers will be in default under the Indenture.

        The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

          (1)   such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described above under "—Certain Covenants—Limitation on Indebtedness";

          (2)   all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

          (3)   all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the covenant described above under "—Certain Covenants—Limitation on Liens"; and

          (4)   no Default or Event of Default would be in existence following such designation.

  Future Subsidiary Note Guarantees

        If the Company or any Restricted Subsidiary acquires or creates another Domestic Subsidiary on or after the Original Issue Date, then that newly acquired or created Domestic Subsidiary must become a Guarantor and (i) execute a supplemental indenture and (ii) deliver an Opinion of Counsel to the Trustee. The ability of any future Domestic Subsidiary to become a Guarantor may be subject to prior approval by certain State PUCs.

        The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Issuers or any Guarantor unless such Restricted Subsidiary (a) is a Guarantor or (b) within ten days executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will rank senior in right of payment to or equally in right of payment with such Subsidiary's Guarantee of such other Indebtedness.

  Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

  Payments for Consent

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders that may legally participate in the transaction, in the structure proposed by the Company, and is paid to all such Holders of the Notes that consent, waive or agree to amend in the time frame and in the manner set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        The Issuers will (i) furnish to the Trustee, (ii) upon request, furnish to beneficial owners and prospective investors and (iii) if for any reason such documents are not filed with the Commission, make publicly available on its website, a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

        The Issuers will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuers will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept any Issuer's filings for any reason, such Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if such Issuer were required to file those reports with the Commission.

        If the Company has designated as Unrestricted Subsidiaries any of its Subsidiaries that is a Significant Subsidiary or that, when taken together with all other Unrestricted Subsidiaries, would be a Significant Subsidiary, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and the Restricted

Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

        Notwithstanding the foregoing, if any parent of the Company becomes a Guarantor, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Company, so long as such filings would satisfy the Commission's requirements.

        In addition, the Issuers and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

          (1)   default for 30 days in the payment when due of interest on the Notes;

          (2)   default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

          (3)   failure by the Company or any Restricted Subsidiary to make or consummate an Offer to Purchase in accordance with the provisions described above under "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or to comply with the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of Assets";

          (4)   failure by the Company or any Restricted Subsidiary for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Original Issue Date, if that default:

            (a)   is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity;

  and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

          (6)   failure by the Company or any Restricted Subsidiary to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable and solvent carrier) aggregating in excess of $50 million, which judgments are not paid, discharged or stayed for a period of 90 days;

          (7)   except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

          (8)   certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Restricted Subsidiary that is a Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company).

        In the case of an Event of Default described in clause (8) above, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium, or interest, or the principal of, the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee's personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   the Holder gives the Trustee written notice of a continuing Event of Default;

          (2)   the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3)   such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;

          (4)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5)   during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

        The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Within five Business Days of becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, manager or partner of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

          (1)   the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuers will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Original Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuers will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default will have occurred and be continuing either (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of any Issuers or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of any Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law;

          (7)   the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

          (8)   if the Notes are to be redeemed prior to their Stated Maturity, the Issuers must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date under arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the Issuers' names and at the Issuers' expense; and

          (9)   the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (1)   either:

            (a)   all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

            (b)   all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuers' names and at the Issuers' expense, and in each such case the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date, as the case may be;

          (2)   no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which any Issuer or any Guarantor is a party or by which the any Issuer or any Guarantor is bound;

          (3)   any Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (4)   the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture and the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   change the Stated Maturity of the principal of, or any installment of interest on, any Note;

          (3)   reduce the principal amount of, or premium, if any, or interest on, any Note;

          (4)   change the optional redemption dates or optional redemption prices of the Notes from those stated under "—Optional Redemption";

          (5)   waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except, upon a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all Holders;

          (6)   make any Note payable in money other than U.S. dollars;

          (7)   make any change in the amendment and waiver provisions of the Indenture;

          (8)   release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

          (9)   impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

          (10) amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with the covenant described above under "—Repurchase at the Option of Holders—Asset Sales" after the obligation to make such Offer to Purchase has arisen, or the obligation of the Issuers to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with the covenant described above under "—Repurchase at the Option of Holders—Change of Control" after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

          (11) except as otherwise permitted under the covenants described above under "—Certain Covenants Merger, Consolidation or Sale of Assets" and "—Certain Covenants—Future Subsidiary Note Guarantees," consent to the assignment or transfer by any Issuers or any Guarantor of any of their rights or obligations under the Indenture.

        Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

          (1)   to cure any provision determined by the Board of Directors of the Company in good faith, evidenced by a Board Resolution, to be an ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of any Issuer's or any Guarantor's obligations to Holders of Notes in accordance with the Indenture in the case of a merger or consolidation or sale of all or substantially all of such Issuer's or such Guarantor's assets;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, evidenced by a Board Resolution, adversely affect the legal rights under the Indenture of any such Holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (6)   to comply with the provisions described above under "—Certain Covenants—Future Subsidiary Note Guarantees";

          (7)   to evidence and provide for the acceptance of appointment by a successor Trustee;

          (8)   to provide for the issuance of Additional Notes in accordance with the Indenture; or

          (9)   to conform the Indenture or the Notes to any provision of this "Description of Notes" to the extent such provision is intended to be a verbatim recitation thereof.

Concerning the Trustee

        If the Trustee becomes a creditor of any Issuer or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

        The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interest in the Global Notes may be held only through Euroclear Bank, S.A./N.V as operator of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC).

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See "—Exchange of Global Notes for Certificated Notes."

        In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        The Issuers understand that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuers that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuers fail to appoint a successor depositary;

          (2)   the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Notes (DTC has advised the Issuers that, in such event, under its current practices, DTC would notify its participants of the Issuers' request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

          (3)   there will have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may be exchanged for beneficial interests in any Global Note subject to the delivery by the transferor to the Trustee of any required written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

  Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means Indebtedness of a Person existing at the time such Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary.

        "Affiliate" of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. The terms "controlling," "controlled by" and "under common control with" will have correlative meanings.

        "Applicable Premium" means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at May 15, 2020 (as described above under "—Optional Redemption"), plus (2) all remaining required interest payments due on such Note through May 15, 2020 (excluding accrued but unpaid interest to the date of redemption), discounted to present value using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition (each, a "Transfer") of any assets; and

          (2)   the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors' qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

        Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $30 million;

          (2)   a Transfer of assets that is governed by the provisions of the Indenture described above under "—Repurchase at the Option of the Holders—Change of Control" or the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (3)   a Transfer of assets or Equity Interests between or among the Company and the Restricted Subsidiaries;

          (4)   an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (5)   a Transfer of any assets in the ordinary course of business, including the transfer, conveyance, sale, lease or other disposition of optical fiber owned by the Company or any of its Restricted Subsidiaries in the ordinary course of their business; provided that no such fiber asset sale shall, individually or in the aggregate with all other fiber asset sales, impede the Company or any of its Restricted Subsidiaries from conducting their businesses as conducted as of the Issue Date and as described in the Outstanding Notes Offering Memorandum (as determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution);

          (6)   a Transfer of Cash Equivalents;

          (7)   a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

          (8)   a Transfer that constitutes a Restricted Payment that is permitted by the covenant described above under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment;

          (9)   a Transfer of any property or equipment that has become damaged, worn out or obsolete or any property, equipment or other asset that, in the reasonable good faith judgment of the Company or such Restricted Subsidiary, as the case may be, is not used or useful in the business of the Company or such Restricted Subsidiary, as the case may be;

          (10) the creation of a Lien not prohibited by the Indenture (but not the sale of property subject to a Lien);

          (11) a grant of a license to use the Company's or any Restricted Subsidiary's patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor's use of the patent, trade secret, know-how or other intellectual property; and

          (12) any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Available Cash received by the Company or any Restricted Subsidiary from the Asset Sale that resulted in such Designated Noncash Consideration.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" will have correlative meanings.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of "Change of Control" and "Continuing Directors," a duly authorized committee thereof;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification and delivered to the Trustee.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized or required by law, Regulation or executive order to remain closed.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

        "Cash Equivalents" means:

          (1)   United States dollars and such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than six months from the date of acquisition;

          (3)   certificates of deposit and time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months, and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody's Investors Service, Inc. or A-1 or better from Standard & Poor's Rating Services;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within six months after the date of acquisition;

          (6)   securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least

  "A" by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and having maturities of not more than six months from the date of acquisition; and

          (7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders or an entity of which the Permitted Holders are the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the voting power of the Voting Stock, on a fully diluted basis;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (3)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Stock" means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Original Issue Date or issued thereafter.

        "Communications Act" means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation, CFR Title 47 and the rules, regulations and decisions of the FCC, in each case, as from time to time in effect.

        "Consolidated Cash Flow" means, for any period, the Consolidated Net Income of the Company for such period plus:

          (1)   provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2)   Fixed Charges of the Company and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

          (3)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (4)   restructuring charges and severance costs and charges or expenses attributed to any actual or proposed acquisitions or joint ventures, equity offerings, issuance and retirement of debt and divestitures of assets; minus

          (5)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of a Restricted Subsidiary, and the Fixed Charges of and the depreciation and amortization and other non-cash expenses of a Restricted Subsidiary, will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the net income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Consolidated Leverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of consolidated Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Cash Flow for the most recent quarter for which internal financial statements are available preceding such date of determination (the "Reference Period"), multiplied by four; provided that:

          (1)   if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

          (2)   if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the Reference Period, or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis, after giving effect to such repayment, repurchase, defeasement or discharge;

          (3)   if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for the Reference Period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for the Reference Period;

          (4)   if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or other acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

          (5)   if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of the Reference Period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company, as set forth in an Officer's Certificate, to reflect (i) cost savings initiatives or cost savings synergies reasonably expected to result from any acquisition or disposition and additional costs associated with such combination or divestiture not to exceed in the aggregate 20.0% of Consolidated Cash Flow for the Reference Period multiplied by four and (ii) all adjustments of the nature used in connection with the calculation of "Adjusted EBITDA" as set forth in footnote 1 to the "Selected Historical Consolidated Financial Information" in this prospectus to the extent such adjustments, without duplication, continue to be applicable to the relevant four quarter period; provided that (x) such cost savings initiatives or cost savings synergies and additional costs associated with such combination or divestiture are reasonably identifiable and factually supportable and (y) such actions are reasonably expected to be taken no later than twelve months after the relevant transaction.

        For purposes of this definition, in calculating the Consolidated Cash Flow and the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries, the Consolidated Cash Flow and Indebtedness attributable to discontinued operations will be excluded.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of twelve months).

        If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

        "Consolidated Net Income" means, for any period, the aggregate of the net income (loss) of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Restricted Subsidiary;

          (2)   the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

          (3)   the net income (loss) of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

          (4)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of the Company; or (b) the disposition of any securities by the Company or a Restricted Subsidiary or the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary, will be excluded;

          (5)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;

          (6)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company and any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock (other than Disqualified Stock of the Company); and

          (7)   the cumulative effect of a change in accounting principles will be excluded.

        "Consolidated Secured Debt Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of consolidated Indebtedness (or in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of the Company and its Restricted Subsidiaries that is secured by Liens, as of the date of such determination, to (b) Consolidated Cash Flow for the most recent fiscal quarter for which internal financial statements of the Company and its Restricted Subsidiaries are available preceding such date of determination, multiplied by four, in each case with such pro forma adjustments to such total consolidated Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

        "Consolidated Total Assets" means, as of any date of determination, the total amount of assets which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to the acquisition or disposal of any property or assets consummated on or prior to such date.

        "Credit Facilities" means that certain Credit Agreement, dated as of July 2, 2012, made by and among the Issuers, as borrowers, the Guarantors party thereto, Morgan Stanley Senior Funding, Inc., as authorized representative for the Credit Facility Lenders and as administrative agent for the Term Loan Facility, SunTrust Bank, as administrative agent for the Revolving Credit Facility, and issuing bank and SunTrust Bank as collateral agent, and the other Lenders party thereto, including any related notes, Guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, increased or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise, whether pursuant to the same agreement or one or more replacement or additional agreements, including in the form of notes.

        "Credit Facility Lenders" means the financial institutions and other Persons from time to time parties to the Credit Facilities as lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Disinterested Member" means, with respect to any transaction or series of related transactions, a member of the Company's Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and is not an Affiliate, or an officer, director, member of a supervisory, executive, or management board, or employee of any Person (other than the Company or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

        "Disqualified Stock" means any Capital Stock that (i) by its terms, (ii) by the terms of any security into which it is convertible or for which it is exchangeable, or (iii) by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is 180 days after the date on which the Notes mature, or is redeemable at the option of the holder thereof, in any such case on or prior to such date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (i) the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenants described above under "—Repurchase at the Option of Holders—Asset Sales" and "—Repurchase at the Option of Holders—Change of Control" and (ii) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenants described above under "—Repurchase at the Option of Holders—Asset Sales" and "—Repurchase at the Option of Holders—Change of Control." The term "Disqualified Stock" will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or are required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

        "Domestic Subsidiary" means any Restricted Subsidiary other than a Restricted Subsidiary that is (1) a "controlled foreign corporation" under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public sale or private placement of Capital Stock (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company to the extent the proceeds thereof are contributed to the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) to any Person other than any Subsidiary thereof.

        "Existing Indebtedness" means the aggregate amount of Indebtedness of the Company and the Restricted Subsidiaries (other than Indebtedness under the Credit Facilities or under the Notes and the related Note Guarantees) in existence on the Original Issue Date after giving effect to the issuance of the Initial 2025 Notes and the application of the proceeds therefrom.

        "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination will be conclusive if evidenced by a Board Resolution.

        "FCC" means the Federal Communications Commission or successor agency.

        "Fixed Charges" means, for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of the Company and the Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2)   to the extent not included within (1) of this definition of Fixed Charges, the consolidated interest of the Company and the Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of the Restricted Subsidiaries or secured by a Lien on assets of the Company or a Restricted Subsidiary, whether or not such Guarantee or Lien is called upon; plus

          (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the issuer of such Disqualified or Preferred Stock, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary other than a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board, and in the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Original Issue Date.

        "Government Securities" means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

        "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business.

        "Guarantors" means:

          (1)   the Initial Guarantors; and

          (2)   any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

          (2)   any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or

          (3)   any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Holder" means a Person in whose name a Note is registered.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (the terms "Incurrence" and "Incurred" have correlative meanings); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any specified Person, whether or not contingent:

          (1)   all indebtedness of such Person in respect of borrowed money;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

          (3)   all obligations of such Person in respect of banker's acceptances, letters of credit or similar instruments (or reimbursement obligations in respect thereof);

          (4)   all Capital Lease Obligations of such Person;

          (5)   all obligations of such Person in respect of the deferred and unpaid balance of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

          (6)   all Hedging Obligations of such Person;

          (7)   all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

          (8)   all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

          (9)   all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness; and

          (10) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

        The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of any Indebtedness described in clauses (1) and (2) above will be:

          (1)   the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions in the covenant described above under "—Certain Covenants—Limitation on Liens" shall not be treated as Indebtedness.

        "Initial Guarantors" means all of the Domestic Subsidiaries of the Company as of the Original Issue Date.

        "Initial 2025 Notes Offering Memorandum" means the offering memorandum dated May 1, 2015, related to the sale of the Initial 2025 Notes.

        "Initial Purchasers" means, with respect to the Initial 2025 Notes, Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., and J.P. Morgan Securities LLC and, with respect to the New Notes, Morgan Stanley & Co. LLC.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P or an equivalent rating by another Rating Agency.

        "Investments" in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third party will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third party in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third party unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Company or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in whom the Company or such Restricted Subsidiary is making such Investment.

        "Issue Date" means April 14, 2016, the first date New Notes were issued under the Indenture.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Available Cash" means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking, and brokerage fees, sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements relating to such Asset Sale, (3) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary and (4) appropriate amounts to be provided by the Company or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (4) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Available Cash.

        "Note Guarantee" means a Guarantee of the Notes pursuant to the Indenture.

        "Obligations" with respect to any Indebtedness means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

        "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by delivering a notice to the Trustee and each Holder stating:

          (1)   the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

          (2)   the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Payment Date");

          (3)   that any Note not tendered will continue to accrue interest pursuant to its terms;

          (4)   that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5)   that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the completed form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (6)   that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment

  Date, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

          (7)   that Holders whose Notes are being purchased only in part will be issued New Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to the covenant described above under "—Repurchase at the Option of Holders—Asset Sales," any other Pari Passu Debt included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the "Paying Agent" for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

        "Original Issue Date" means May 6, 2015.

        "Opinion of Counsel" means an opinion from legal counsel that is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) and that meets the requirements of the Indenture.

        "Outstanding Notes Offering Memorandum" means the offering memorandum dated March 31, 2016, related to the sale of the Outstanding Notes.

        "Parent" means Zayo Group Holdings Inc., and any other direct or indirect parent company of the Company.

        "Pari Passu Debt" means (a) any Indebtedness of the Issuers that ranks equally in right of payment with the Notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor's Note Guarantee.

        "Permitted Additional Secured Obligations" means any obligation under any Indebtedness secured by Liens; provided that, as of the date of Incurrence of such Permitted Additional Secured Obligations, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries would be no greater than 4.50 to 1.00.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the Outstanding Notes Offering Memorandum) by the Company and the Restricted Subsidiaries on the Original Issue Date, and other businesses reasonably related or ancillary thereto.

        "Permitted Holders" means any of Battery Venture, Bear Investments LLP and Bear Equity LLC, Tablerock Investments, Centennial Ventures, Charlesbank Capital Partners, Chestnut Venture Partners, Columbia Capital, ESU Investments LLC, GTCR LLC, M/C Venture Partners, Morgan Stanley Alternative Investment Partners, Oak Investment Partners, VP Holdings and any Affiliate thereof.

        "Permitted Investments" means:

          (1)   any Investment in the Company or in a Restricted Subsidiary provided that any investment in a Restricted Subsidiary that is not a Domestic Subsidiary shall be reasonably related to the operations of such Restricted Subsidiary;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "—Repurchase at the Option of Holders—Asset Sales";

          (5)   Hedging Obligations that are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)   (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

          (7)   advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

          (8)   commission, payroll, travel and similar advances to officers and employees of the Company or any Restricted Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

          (9)   Investments by the Company or any Restricted Subsidiary in an aggregate amount at the time of such Investment not to exceed, at any one time outstanding, the greater of (x) $250 million or (y) 5% of Consolidated Total Assets;

          (10) lease, utility and other similar deposits in the ordinary course of business;

          (11) Investments existing on the Original Issue Date; and

          (12) other Investments in any Unrestricted Subsidiary or joint venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Original Issue Date, not to exceed the greater of (x) $250 million or (y) 5% of Consolidated Total Assets.

        "Permitted Liens" means:

          (1)   Liens on the assets of any Issuer and any Guarantor securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described above under "—Certain Covenants—Limitation on Indebtedness" (including Liens securing Indebtedness under the Credit Facilities); provided that any such Lien securing Indebtedness in the form of notes shall not be subordinated to any other Liens permitted by this clause (1);

          (2)   Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (4)   Liens on property of a Person existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

          (5)   [Reserved]

          (6)   Liens existing on the Original Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described above under "—Certain Covenants—Limitation on Indebtedness");

          (7)   Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

          (8)   Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

          (9)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under "—Certain Covenants—Limitation on Indebtedness"; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

          (10) Liens on Cash Equivalents securing Hedging Obligations of the Company or any Restricted Subsidiary (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

          (11) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other social security obligations;

          (12) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

          (13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights-of-way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

          (14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

          (15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

          (16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

          (17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

          (18) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

          (19) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments;

          (20) Liens of franchisors in the ordinary course of business not securing Indebtedness;

          (21) Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of such Restricted Subsidiaries permitted to be incurred under the covenant described above under "—Certain Covenants—Limitation on Indebtedness";

          (22) Liens securing Permitted Additional Secured Obligations;

          (23) Liens incidental to the conduct of the Company's or such Restricted Subsidiary's business or the ownership of its property and assets not securing any Indebtedness and which do not in the aggregate materially detract from the value of the Company's or such Restricted Subsidiary's (as the case may be) assets or materially impair the use thereof in the operation of its business; and

          (24) Other Liens in an amount not to exceed the greater of (i) $100 million and (ii) 2.0% of Consolidated Total Assets of the Company.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:

          (1)   the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (4)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Notes or such Note Guarantees; and

          (5)   such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company or a Guarantor.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or other entity.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities or arrangements, as amended or modified from time to time, pursuant to which the Company or any Subsidiary sells (including a sale in exchange for a promissory note or Capital Stock of a Receivables Subsidiary) its accounts receivable to a Receivables Subsidiary or a Receivables Subsidiary sells accounts receivables to any other Person; provided such transaction is on market terms at the time the Company or such Subsidiary enters into such transaction.

        "Receivables Subsidiary" means a Subsidiary of the Company which engages in no activities other than those reasonably related to or in connection with the entering into of receivables securitization transactions and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and;

          (1)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

            (a)   is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

            (b)   is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

            (c)   subjects any property of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2)   with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

          (3)   to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings. Any designation of a Subsidiary as a Receivable Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

        "Replacement Assets" means (1) non-current assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Revolving Credit Facility" means the revolving credit facility under the Credit Facilities.

        "S&P" means Standard & Poor's Ratings Services.

        "Sale and Leaseback Transaction" means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        "Significant Subsidiary" means (a) with respect to any Person, any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act, and (b) in addition, with respect to the Company, Zayo Capital, Inc.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in receivables financing facilities, including, without limitation, servicing of the obligations thereunder.

        "State PUC" means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any intrastate network facility or telecommunications systems or over Persons who own, construct or operate an intrastate network facility or telecommunications systems, in each case, by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to a Person conducting business in such state.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such installment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person:

          (1)   a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof; and

          (2)   any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

        "Term Loan Amendment" means that certain Incremental Amendment to the Credit Agreement, dated as of January 15, 2016.

        "Term Loan Facility" means the term loan facility under the Credit Facilities.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Notes to May 15, 2020; provided that if the then-remaining term of the Notes from the redemption date to May 15, 2020, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term of the Notes to May 15, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described above under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," and any Subsidiary of such Subsidiary.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material U.S. federal income tax consequences of an exchange of the Outstanding Notes for the Exchange Notes in the exchange offer and the acquisition, ownership, and disposition of the Notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service ("IRS") has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

        This summary applies to you only if you:

  •
  acquired the Outstanding Notes for cash at the initial offering price; and

  •
  hold the Notes as capital assets within the meaning of Section 1221 of the Code.

        This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, "U.S. holders" (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, or persons who hold the Notes as a hedge or who hedge the interest rate on the Notes). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of the Notes that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

        A "non-U.S. holder" is a beneficial owner of the Notes that is an individual, corporation, estate, or trust and is not a U.S. holder.

        The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds the Notes generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

        In certain circumstances (see, for example, "Description of Notes—Repurchase at the Option of Holders—Change of Control"), the Notes provide for the payment of certain amounts in excess of the stated interest and principal. These contingencies could subject the Notes to the provisions of the Treasury Regulations relating to "contingent payment debt instruments." Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is "remote" or is considered to be "incidental." We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual, and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder's income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the Notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt regulations and the consequences thereof.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

        The exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, adjusted tax basis, and holding period in the Exchange Notes as they had in the Outstanding Notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

  Treatment of Stated Interest

        All stated interest on the Notes will generally be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

  Sale or Other Disposition of the Notes

        In general, upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (2) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the holder's cost therefor. Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition the U.S. holder's holding period in the note exceeds one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Taxation of Net Investment Income

        Non-corporate U.S. holders will generally be subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess, if any, of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold. A U.S. holder's net investment income will generally include any income or gain recognized by such U.S. holder with respect to the Notes, unless such income or gain is derived in the ordinary course of the conduct of such U.S. holder's trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a non-corporate U.S. holder, you should consult your own tax advisor regarding the applicability of this 3.8% tax to your investment in the Notes.

  Backup Withholding and Information Reporting

        In general, a U.S. holder of the Notes will be subject to backup withholding with respect to interest on the Notes, and the proceeds of a sale or other disposition (including a retirement or redemption) of the Notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding (including corporations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number ("TIN"), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

  Treatment of Stated Interest

        Subject to the discussion of backup withholding and FATCA below, under the "portfolio interest exemption," a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the Notes that is not effectively connected with the non-U.S. holder's trade or business, provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the common stock of Zayo Group Holdings, Inc. that is entitled to vote;

  •
  the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  the non-U.S. holder is not a "controlled foreign corporation" that is related (actually or constructively) to us;

  •
  the interest payments are not effectively connected with your conduct of a trade or business within the United States; and

  •
  certain certification requirements are met.

        Under current law, the certification requirement will be satisfied in any of the following circumstances:

  •
  If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a U.S. person.

  •
  If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

  •
  If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

        If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the Notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

        If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder (without regard to the 3.8% tax on net investment income discussed above). If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-BEN or W-8BEN-E (or suitable successor or substitute form). A non-U.S. holder will not be subject to U.S. federal withholding tax on any interest on a note that is effectively connected with a trade or business in the United States, provided that non-U.S. holder submits a properly completed and duly executed IRS Form W-8ECI to its paying agent. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

  Sale, Exchange or Other Disposition of the Notes

        Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other disposition of a note, unless:

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and who has a "tax home" in the United States and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable tax treaty so requires, is attributable to a permanent establishment or fixed base of such holder in the U.S.).

        If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the Notes in the same manner as a U.S. holder. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

  Information Reporting and Backup Withholding

        When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the Notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

        Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a U.S. person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

        Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

  FATCA

        Legislation commonly referred to as "FATCA" generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity's jurisdiction may modify these requirements. Withholding under these rules (if applicable) will apply to payments of amounts treated as interest on the Notes and, if made after December 31, 2018, to payments of gross proceeds of the sale, exchange or retirement of the notes. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the Notes.

        The proper tax treatment of a holder of Notes is uncertain in a number of respects. The United States federal income tax discussion set forth above is included for general information only. Holders should consult their tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal and other tax laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Registration Rights Agreement we executed in connection with the offering of the Outstanding Notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 180 days after the expiration time of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

        We will not receive any proceeds from any sale of Exchange Notes by any participating broker-dealer. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the Exchange Notes. Any participating broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain matters with respect to the validity of the Exchange Notes have been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain matters of Minnesota, Illinois, Kansas, and Georgia law have been passed upon for us by Wendy Cassity, our General Counsel.

EXPERTS

        The consolidated financial statements of Zayo Group, LLC as of June 30, 2015 and 2014, and for each of the years in the three-year period ended June 30, 2015, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        Schedules not indicated above have been omitted because of the absence of the condition under which they are required or because the information called for is shown in the consolidated financial statements or in the notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member

Zayo Group, LLC:

We have audited the accompanying consolidated balance sheets of Zayo Group, LLC and subsidiaries (the Company) as of June 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, member's equity, and cash flows for each of the years in the three-year period ended June 30, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zayo Group, LLC as of June 30, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2015, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Denver, Colorado

September 24, 2015, except as to note 16, which is as of April 14, 2016.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30, 2015	June 30, 2014
Assets
Current assets
Cash and cash equivalents	$308.0	$297.4
Trade receivables, net of allowance of $3.4 and $3.7 as of June 30, 2015 and June 30, 2014, respectively	88.0	57.2
Due from related parties	0.6	0.9
Prepaid expenses	37.3	24.9
Deferred income taxes, net	129.5	161.0
Other assets	3.9	2.4

Total current assets	567.3	543.8
Property and equipment, net	3,299.2	2,822.4
Intangible assets, net	948.3	710.3
Goodwill	1,224.4	866.7
Other assets	54.8	37.7

Total assets	$6,094.0	$4,980.9

Liabilities and members' equity
Current liabilities
Current portion of long-term debt	$16.5	$20.5
Accounts payable	40.0	26.7
Accrued liabilities	182.4	172.3
Accrued interest	57.2	57.1
Capital lease obligations, current	4.4	2.4
Due to related parties	1.3	—
Deferred revenue, current	86.6	75.4

Total current liabilities	388.4	354.4
Long-term debt, non-current	3,652.2	3,130.3
Capital lease obligation, non-current	28.3	25.7
Deferred revenue, non-current	612.7	501.5
Stock-based compensation liability	1.9	392.4
Deferred income taxes, net	189.7	153.0
Other long-term liabilities	26.7	22.3

Total liabilities	4,899.9	4,579.6
Commitments and contingencies (Note 14)
Member's Equity
Member's interest	1,699.1	728.9
Accumulated other comprehensive (loss)/income	(7.9)	14.4
Accumulated deficit	(497.1)	(342.0)

Total member's equity	1,194.1	401.3

Total liabilities and member's equity	$6,094.0	$4,980.9

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year ended June 30,
	2015	2014	2013
Revenue	$1,347.1	$1,129.7	$1,011.0

Operating costs and expenses
Operating costs (excluding depreciation and amortization and including stock-based compensation—Note 12)	413.5	343.3	314.1
Selling, general and administrative expenses (including stock-based compensation—Note 12)	358.1	384.6	256.7
Depreciation and amortization	406.2	338.2	324.5

Total operating costs and expenses	1,177.8	1,066.1	895.3

Operating income	169.3	63.6	115.7

Other expenses
Interest expense	(214.0)	(203.5)	(202.5)
Loss on extinguishment of debt	(94.3)	(1.9)	(77.3)
Foreign currency (loss)/gain on intercompany loans	(24.4)	4.7	0.1
Other (expenses)/income, net	(0.4)	0.3	0.3

Total other expenses, net	(333.1)	(200.4)	(279.4)

Loss before income taxes	(163.8)	(136.8)	(163.7)
(Benefit)/provision for income taxes	(8.7)	40.3	(21.8)

Net Loss	$(155.1)	$(177.1)	$(141.9)

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Year Ended June 30,
	2015	2014	2013
Net loss	$(155.1)	$(177.1)	$(141.9)
Foreign currency translation adjustments	(22.3)	19.2	(4.8)

Comprehensive loss	$(177.4)	$(157.9)	$(146.7)

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

(in millions)

	Member's Interest	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Member's Equity
Balance at June 30, 2012	$388.9	$—	$(23.0)	$365.9

Capital contributed (cash)	344.0	—	—	344.0
Non-cash distributions to parent, net	(5.3)	—	—	(5.3)
Preferred stock-based compensation	0.9	—	—	0.9
Foreign currency translation adjustment	—	(4.8)	—	(4.8)
Net loss	—	—	(141.9)	(141.9)

Balance at June 30, 2013	$728.5	$(4.8)	$(164.9)	$558.8

Non-cash distributions to parent, net	(6.0)	—	—	(6.0)
Capital contributed (cash)	5.6	—	—	5.6
Distributions to parent	(1.2)	—	—	(1.2)
Preferred stock-based compensation	0.4	—	—	0.4
Foreign currency translation adjustment	—	19.2	—	19.2
CII Preferred Units issued for Corelink Data Centers, LLC purchase	1.6	—	—	1.6
Net loss	—	—	(177.1)	(177.1)

Balance at June 30, 2014	$728.9	$14.4	$(342.0)	$401.3

Capital contributed (cash)	385.0	—	—	385.0
Reclassification of common unit liability to member's interest	490.2	—	—	490.2
Stock-based compensation	95.0	—	—	95.0
Foreign currency translation adjustment	—	(22.3)	—	(22.3)
Net loss	—	—	(155.1)	(155.1)

Balance at June 30, 2015	$1,699.1	$(7.9)	$(497.1)	$1,194.1

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year ended June 30,
	2015	2014	2013
Cash flows from operating activities
Net loss	$(155.1)	$(177.1)	$(141.9)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	406.2	338.2	324.5
Loss on extinguishment of debt	94.3	1.9	77.3
Non-cash interest expense	19.7	22.1	12.3
Stock-based compensation	200.7	253.7	105.8
Amortization of deferred revenue	(72.1)	(55.6)	(43.1)
Additions to deferred revenue	149.1	163.8	61.7
Provision for bad debts	1.9	1.9	2.1
Foreign currency loss/(gain) on intercompany loans	24.4	(4.7)	(0.1)
Non-cash loss on investments	0.9	—	—
Lease termination charge	—	—	10.2
Deferred income taxes	(13.2)	26.9	(23.5)
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	(11.2)	20.5	(4.4)
Prepaid expenses	(2.9)	(1.4)	1.9
Payables to/(from) related parties, net	1.6	(6.1)	10.5
Accounts payable and accrued liabilities	(22.9)	(6.6)	15.3
Other assets, current and non-current	(7.5)	(1.7)	(11.1)
Other liabilities	(6.9)	(13.8)	7.2

Net cash provided by operating activities	607.0	562.0	404.7

Cash flows from investing activities
Purchases of property and equipment	(530.4)	(360.8)	(332.6)
Broadband stimulus grants received	—	—	9.3
Acquisition of Latisys Holdings, LLC, net of cash acquired	(677.5)	—	—
Acquisition of Ideatek Systems, Inc., net of cash acquired	(52.7)	—	—
Acquisition of Neo Telecoms, net of cash acquired	(73.9)	—	—
Acquisition of Colo Facilities Atlanta, net of cash acquired	(51.9)	—	—
Acquisition of Geo Networks Limited, net of cash acquired	—	(292.3)	—
Acquisition of CoreXchange, LLC	0.3	(17.5)	—
Acquisition of Fiberlink, LLC, net of cash acquired	—	(43.1)	—
Acquisition of Access Communications, Inc., net of cash acquired	—	(40.1)	—
Acquisition of Core NAP, LP	—	—	(7.1)
Acquisition of Litecast/Balticore, LLC	—	—	(22.2)
Acquisition of First Telecom Services, LLC	—	—	(109.7)
Acquisition of USCarrier Telecom, LLC	—	—	(16.1)
Acquisition of FiberGate, net of cash acquired	—	—	(118.3)
Acquisition of Abovenet, Inc., net of cash acquired	—	—	(2,210.0)
Other	—	(0.3)	2.7

Net cash used in investing activities	(1,386.1)	(754.1)	(2,804.0)

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in millions)

	Year ended June 30,
	2015	2014	2013
Cash flows from financing activities
Proceeds from debt	1,787.3	423.6	3,189.3
Proceeds from revolving credit facility	—	195.0	—
Proceeds from equity contributions	385.0	5.6	344.0
Distribution to parent	—	(1.2)	—
Principal payments on long-term debt	(1,288.5)	(18.0)	(1,058.6)
Payment of early redemption fees on debt extinguished	(62.6)	—	(72.1)
Principal payments on capital lease obligations	(3.5)	(7.9)	(1.9)
Payments on revolving credit facility	—	(195.0)	—
Payment of debt issuance costs	(24.2)	(4.9)	(83.1)
Change in restricted cash, net	—	—	22.6

Net cash provided by financing activities	793.5	397.2	2,340.2

Cash flows from continuing operations	14.4	205.1	(59.1)
Effect of changes in foreign exchange rates on cash	(3.8)	1.0	(0.3)

Net increase/(decrease) in cash and cash equivalents	10.6	206.1	(59.4)

Cash and cash equivalents, beginning of year	$297.4	$91.3	$150.7
Net increase/(decrease) in cash and cash equivalents	10.6	206.1	(59.4)

Cash and cash equivalents, end of period	$308.0	$297.4	$91.3

Supplemental disclosure of non-cash investing and financing activities:
Cash paid for interest, net of capitalized interest	$191.2	$175.3	$143.5
Cash paid for income taxes	14.5	5.7	2.8
Non-cash purchases of equipment through capital leasing	6.8	10.5	11.4
Increase in accounts payable and accrued expenses for purchases of property and equipment	8.4	10.9	15.0

        Refer to Note 3—Acquisitions for details regarding the Company's recent acquisitions.

        Refer to Note 11—Equity to the Company's consolidated financial statements for details of the non-cash capital transactions.

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

        Zayo Group, LLC, a Delaware limited liability company, was formed on May 4, 2007, and is the operating parent company of a number of subsidiaries engaged in bandwidth infrastructure provision and services. Zayo Group, LLC and its subsidiaries are collectively referred to as "Zayo Group" or the "Company." Headquartered in Boulder, Colorado, the Company operates bandwidth infrastructure assets, including fiber networks and datacenters, in the United States and Europe to offer:

  •
  Dark Fiber Solutions, including dark fiber and mobile infrastructure services.

  •
  Colocation and Cloud Infrastructure, including Cloud and Colocation services.

  •
  Network Connectivity, wavelengths, Ethernet, IP and SONET services.

  •
  Other services, including Zayo Professional Services ("ZPS").

        Zayo Group is wholly owned by Zayo Group Holdings, Inc. ("Holdings" or "ZGH").

        On October 22, 2014, Holdings completed an initial public offering ("IPO") of shares of its common stock, which were listed on the New York Stock Exchange ("NYSE") under the ticker symbol "ZAYO". Prior to Holding's IPO, ZGH was wholly owned by Communications Infrastructure Investments, LLC ("CII"). The Company's fiscal year ends June 30 each year. The fiscal year ended June 30, 2014 is referred to as "Fiscal 2014" and the fiscal year ending June 30, 2015 as "Fiscal 2015."

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

        The accompanying consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and the instructions to Form 10-K and Regulation S-X. In the opinion of management, all adjustments considered necessary for the fair presentation of financial position, results of operations and cash flows of the Company have been included herein. Unless otherwise noted, dollar amounts and disclosures throughout the Notes to the consolidated financial statements relate to the Company's operating results and are presented in millions of dollars.

        Our fiscal year ends June 30 each year, and we refer to the fiscal year ended June 30, 2015 as "Fiscal 2015," June 30, 2014 as "Fiscal 2014," and the fiscal year ended June 30, 2013 as "Fiscal 2013."

b. Foreign Currency Translation

        For operations outside the U.S. that have functional currencies other than the U.S. dollar, assets and liabilities are translated to U.S. dollars at period-end exchange rates, and revenue, expenses and cash flows are translated using monthly average exchange rates during the year. Gains or losses resulting from currency translation are recorded as a component of accumulated other comprehensive loss in member's equity and in the consolidated statements of comprehensive loss. The Company considers the majority of its investments in its foreign subsidiaries to be permanently reinvested.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

c. Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Significant estimates are used when establishing allowances for doubtful accounts and accruals for billing disputes, determining useful lives for depreciation and amortization and accruals for exit activities associated with real estate leases, assessing the need for impairment charges (including those related to intangible assets and goodwill), determining the fair values of assets acquired and liabilities assumed in business combinations, accounting for income taxes and related valuation allowances against deferred tax assets and estimating the common unit and restricted stock unit grant fair values used to compute the stock-based compensation liability and expense. Management evaluates these estimates and judgments on an ongoing basis and makes estimates based on historical experience, current conditions, and various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

d. Cash and Cash Equivalents and Restricted Cash

        The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash equivalents are stated at cost, which approximates fair value. Restricted cash consists of cash balances held by various financial institutions as collateral for letters of credit and surety bonds. These balances are reclassified to cash and cash equivalents when the underlying obligation is satisfied, or in accordance with the governing agreement. Restricted cash balances expected to become unrestricted during the next twelve months are recorded as current assets. As of June 30, 2015 and 2014, the Company had a non-current restricted cash balance of $4.8 million and $5.1 million respectively.

e. Trade Receivables

        Trade receivables are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its trade receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the customer's financial condition, and the age of receivables and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

f. Property and Equipment

        The Company's property and equipment includes assets in service and under construction or development.

        Property and equipment is recorded at historical cost or acquisition date fair value. Costs associated directly with network construction, service installations, and development of business support systems, including employee-related costs, are capitalized. Depreciation is calculated on a straight-line basis over the asset's estimated useful life from the date placed into service or acquired. Management

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

periodically evaluates the estimates of the useful life of property and equipment by reviewing historical usage, with consideration given to technological changes, trends in the industry, and other economic factors that could impact the network architecture and asset utilization.

        Equipment acquired under capital leases is recorded at the lower of the fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation of equipment held under capital leases is included in depreciation and amortization expense, and is calculated on a straight-line basis over the estimated useful lives of the assets, or the related lease term, whichever is shorter.

        Management reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of its property and equipment may not be recoverable. An impairment loss is recognized when the assets' carrying value exceeds both the assets' estimated undiscounted future cash flows and the assets' estimated fair value. Measurement of the impairment loss is then based on the estimated fair value of the assets. Considerable judgment is required to project such future cash flows and, if required, to estimate the fair value of the property and equipment and the resulting amount of the impairment. No impairment charges were recorded for property and equipment during the years ended June 30, 2015, 2014 or 2013.

        The Company capitalizes interest for assets that require a period of time to get them ready for their intended use. The amount of interest capitalized is based on the Company's weighted average effective interest rate for outstanding debt obligations during the respective accounting period.

g. Goodwill and Acquired Intangibles

        Intangible assets arising from business combinations, such as acquired customer contracts and relationships, (collectively "customer relationships"), are initially recorded at fair value. The Company amortizes customer relationships primarily over an estimated life of 10 to 20 years, using the straight-line method as this method approximates the timing in which the Company expects to receive the benefit from the acquired customer relationship assets. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually in April, or more frequently if a triggering event occurs between impairment testing dates. The Company's impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The qualitative assessment includes comparing the overall financial performance of the reporting units against the planned results used in the last quantitative goodwill impairment test. Additionally, each reporting unit's fair value is assessed in light of certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity- and reporting unit-specific events. The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgments and estimates. If it is determined under the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a two-step quantitative impairment test is performed. Under the first step, the estimated fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. If the estimated fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in acquisition accounting. The residual amount after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit under the two-step assessment is determined using a combination of both income and market-based variation approaches. The inputs and assumptions to valuation methods used to estimate the fair value of reporting units involves significant judgments.

        The Company reviews its indefinite-lived intangible assets for impairment at least annually in April and involves comparing the estimated fair value of indefinite-lived intangible assets to their respective carrying values. To the extent the carrying value of indefinite-lived intangible assets exceeds the fair value, the Company will recognize an impairment loss for the difference. The Company performed a qualitative assessment to determine whether it was more likely than not that the fair value of these assets was in excess of the carrying value for the year ended June 30, 2015, 2014 or 2013 and has concluded there is no indication of impairment.

        Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. No impairment charges were recorded for goodwill or intangibles during the years ended June 30, 2015, 2014 or 2013.

h. Derivative Financial Instruments

        Derivative instruments are recorded in the balance sheet as either assets or liabilities, measured at fair value. The Company has historically entered into interest rate swaps to convert a portion of its floating-rate debt to fixed-rate debt and has not applied hedge accounting; therefore, the changes in the fair value of the interest rate swaps are recognized in earnings as adjustments to interest expense. The principal objectives of the derivative instruments are to minimize the cash flow interest rate risks associated with financing activities. The Company does not use financial instruments for trading purposes. The Company utilizes interest rate swap contracts in connection with debt instruments entered into during the July 2012 financing transactions.

i. Revenue Recognition

        The Company recognizes revenues derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and colocation services when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable, customer acceptance has been obtained with relevant contract terms, and collection of the receivable is reasonably assured. Taxes collected from customers and remitted to a governmental authority are reported on a net basis and are excluded from revenue.

        Most revenue is billed in advance on a fixed-rate basis and the remainder is billed in arrears on a transactional basis determined by customer usage. The Company often bills customers for upfront charges, which are non-refundable. These charges relate to activation fees, installation charges or prepayments for future services and are influenced by various business factors including how the Company and customer agree to structure the payment terms. These upfront charges are deferred and recognized over the underlying contractual term. The Company also defers costs associated with

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

customer activation and installation to the extent of upfront amounts received from customers, which are recognized as expense over the same period for which the associated revenue is recognized.

        The Company typically records revenues from leases of dark fiber, including indefeasible rights-of-use ("IRU") agreements, over the term that the customer is given exclusive access to the assets. Dark fiber IRU agreements generally require the customer to make a down payment upon the execution of the agreement with monthly IRU fees paid over the contract term; however, in some cases, the Company receives up to the entire lease payment at the inception of the lease and recognizes the revenue ratably over the lease term. Revenue related to professional services to provide network management and technical support is recognized as services are provided.

        In determining the appropriate amount of revenue and related reserves to reflect in its consolidated financial statements, management evaluates payment history, credit ratings, customer financial performance, and historical or potential billing disputes and related estimates are based on these factors and assumptions.

j. Operating Costs and Expenses

        The Company's operating costs and expenses consist primarily of network expense ("Netex"), compensation and benefits, network operations expense ("Netops"), stock-based compensation, other expenses, and depreciation and amortization.

        Netex consists of third-party network service costs resulting from the leasing of certain network facilities, primarily leases of circuits and dark fiber, from carriers to augment the Company's owned infrastructure, for which it is generally billed a fixed monthly fee. Netex also includes colocation facility costs for rent and license fees paid to the landlords of the buildings in which the Company's colocation business operates, along with the utility costs to power those facilities.

        Compensation and benefits expenses include salaries, wages, incentive compensation and benefits. Employee-related costs that are directly associated with network construction, service installations and development of business support systems are capitalized and amortized to operating costs and expenses over the customer life. Compensation and benefits expenses related to the departments attributed to generating revenue are included in "Operating costs" while compensation and benefits expenses related to the sales, product, and corporate departments are included in "Selling, general and administrative expenses" in the consolidated statements of operations.

        Netops expense include all of the non-personnel related expenses of operating and maintaining the network infrastructure, including contracted maintenance fees, right-of-way costs, rent for cellular towers and other places where fiber is located, pole attachment fees, and relocation expenses. Netops expense is included in "Operating costs" in the consolidated statements of operations.

        Stock-based compensation expense consists of the fair value of equity based awards granted to employees and independent directors over their applicable vesting period. Stock-based compensation expense is included, based on the responsibilities of the awarded recipient, in either "Operating costs" or "Selling, general and administrative expenses" in the consolidated statements of operations. For additional information regarding our stock-based compensation expense, see Note 12—Stock-Based Compensation.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Other expenses include expenses such as property tax, franchise fees, and colocation facility maintenance, which relate to operating our network and are therefore included in "Operating costs" as well as travel, office expense and other administrative costs that are included in "Selling, general and administrative expenses". Other expenses are included in either "Operating costs" or "Selling, general and administrative expenses" in the consolidated statement of operations depending on their relationship to generating revenue or association with sales and administration.

        Transaction costs include expenses associated with professional services (i.e. legal, accounting, regulatory, etc.) rendered in connection with acquisitions or disposals (including spin-offs), travel expense, severance expense incurred on the date of acquisition or disposal, and other direct expenses incurred that are associated with signed and/or closed acquisitions or disposals. Transaction costs are included in "Selling, general and administrative expenses" in the consolidated statements of operations.

        Related to Netex, the Company recognizes the cost of these facilities or services when it is incurred in accordance with contractual requirements. The Company routinely disputes incorrect billings. The most prevalent types of disputes include disputes for circuits that are not disconnected on a timely basis and usage bills with incorrect records. Depending on the type and complexity of the issues involved, it may take several quarters to resolve disputes.

        In determining the amount of such operating expenses and related accrued liabilities to reflect in its consolidated financial statements, management considers the adequacy of documentation of disconnect notices, compliance with prevailing contractual requirements for submitting such disconnect notices and disputes to the provider of the facilities, and compliance with its interconnection agreements with these carriers. Significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other costs that may be incurred to conclude the negotiations or settle any litigation.

k. Stock-Based Compensation

        In October 2014, the Company adopted a new incentive plan. The plan includes incentive cash compensation (ICC) and equity (in the form of restricted stock units). Grants under the new incentive plan are made quarterly for all participants. The Company recognizes all stock-based awards to employees and independent directors, based on their grant-date fair values and the Company's estimates of forfeitures. The Company recognizes the fair value of outstanding awards as a charge to operations over the vesting period.

        The Company uses the straight-line method to recognize share-based compensation expense for outstanding share awards that do not contain a performance condition.

        Prior to the Company's IPO, the Company was given authorization by CII to award 625,000,000 of CII's common units as profits interests to employees, directors, and affiliates of the Company. The common units were historically considered to be stock-based compensation with terms that required the awards to be classified as liabilities due to cash settlement features. The vested portion of the awards was reported as a liability and the fair value was re-measured at each reporting date until the date of settlement, with a corresponding charge (or credit) to stock-based compensation expense. In connection with the Company's IPO and the related amendment to the CII operating agreement, there was a deemed modification to the stock compensation arrangements with the Company's employees and

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

directors. As a result, previously issued common units which were historically accounted for as liability awards, became classified as equity awards.

        Determining the fair value of certain share-based awards at the grant date and subsequent reporting dates requires judgment. If actual results differ significantly from these estimates, stock-based compensation expense and the Company's results of operations could be materially impacted.

        For additional information regarding our stock-based compensation, see Note 12—Stock-Based Compensation.

l. Legal Costs

        Costs incurred to hire and retain external legal counsel to advise us on regulatory, litigation and other matters is expensed as the related services are received.

m. Income Taxes

        The Company recognizes income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

        Estimating the future tax benefit associated with deferred tax assets requires significant judgment. Deferred tax assets arise from a variety of sources, the most significant being: tax losses that can be carried forward to be utilized against taxable income in future years; and expenses recognized in the Company's financial statements but disallowed in the Company's tax return until the associated cash flow occurs.

        The Company records a valuation allowance to reduce its deferred tax assets to the amount that is expected to be recognized. The valuation allowance is established if, based on available evidence, it is more-likely-than-not that all or some portion of the asset will not be realized due to the inability to generate sufficient taxable income in the period and/or of the character necessary to utilize the benefit of the deferred tax asset. When evaluating whether it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized, all available evidence, both positive and negative, that may affect the realizability of deferred tax assets is identified and considered in determining the appropriate amount of the valuation allowance. The Company continues to monitor its financial performance and other evidence each quarter to determine the appropriateness of the Company's valuation allowance. At each balance sheet date, existing assessments are reviewed and, if necessary, revised to reflect changed circumstances.

        The analysis of the Company's ability to utilize its NOL balance is based on the Company's forecasted taxable income. The forecasted assumptions approximate the Company's best estimates, including market growth rates, future pricing, market acceptance of the Company's products and services and future expected capital investments. If the Company is unable to meet its taxable income forecasts in future periods the Company may change its conclusion about the appropriateness of the valuation allowance which could create a substantial income tax expense in the Company's consolidated statement of operations in the period such change occurs.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Deferred tax liabilities related to investments in foreign subsidiaries and foreign corporate joint ventures that are essentially permanent in duration are not recognized until it becomes apparent that such amounts will reverse in the foreseeable future.

        The Company records interest related to unrecognized tax benefits and penalties in the provision for income taxes.

n. Fair Value of Financial Instruments

        Relevant accounting literature defines and establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques that may be used include the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions.

  Fair Value Hierarchy

        A fair value hierarchy is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that are used to measure fair value are:

  Level 1

        Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

  Level 2

        Inputs to the valuation methodology include:

  •
  quoted prices for similar assets or liabilities in active markets;

  •
  quoted prices for identical or similar assets or liabilities in inactive markets;

  •
  inputs other than quoted prices that are observable for the asset or liability; and

  •
  inputs that are derived principally from or corroborated by observable market data by correlation or other means.

        If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Level 3

        Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

        The Company views fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, management considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

o. Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and accounts receivable. The Company's cash and cash equivalents are primarily held in commercial bank accounts in the United States and Great Britain. The Company limits its cash investments to high-quality financial institutions in order to minimize its credit risk.

        During the years ended June 30, 2015, 2014 and 2013 the Company had no single customer that exceeded 10% of total revenue. The Company's trade receivables, which are unsecured, are geographically dispersed. As of June 30, 2015 and 2014, the Company had one customer with a trade receivable balance of 10% and 12%, respectively, of total receivables.

p. Reclassification of Network Related Expenses and Zayo Professional Services

        The Company has historically included certain network related expenses associated with the operations, support and maintenance of its network assets and technical facilities, including compensation and related benefits and stock-based compensation expense associated with personnel involved in these activities, within the line item "Selling, general and administrative expenses" in its consolidated statement of operations. The Company has changed its presentation of these network related expenses to be included in operating costs in its consolidated statements of operations to differentiate costs attributed to generating revenue from selling, general and administrative expenses. This reclassification does not impact the Company's previously reported total operating costs and expenses, operating income subtotal or net loss total for the periods presented. The following tables reflect the reclassification of network related expenses from "Selling, general and administrative expenses" to "Operating costs" for each of the quarters and annual period for Fiscal 2014.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table reflects the reclassification of network related expenses from "Selling, general and administrative expenses" to "Operating costs" and the impact of the transfer of ZPS into the Company for each of the quarters and annual periods in Fiscal 2014.

	Fiscal 2014 Quarter Ended				Year Ended June 30, 2014
	September 30	December 31	March 31	June 30
Operating costs, as originally stated	$34.9	$35.0	$35.4	$36.2	$141.5
Reclassification of network-related Expenses	42.8	49.0	47.7	53.3	192.8
Transfer of Zayo Professional Services	2.0	1.9	1.8	3.3	9.0

Operating costs, as adjusted	$79.7	$85.9	$84.9	$92.8	$343.3

Selling, general and administrative expenses, as originally stated	$117.4	$134.2	$142.7	$176.9	$571.2
Reclassification of network-related Expenses	(42.8)	(48.9)	(47.8)	(53.3)	(192.8)
Transfer of Zayo Professional Services	1.8	1.7	1.7	1.0	6.2

Selling, general and administrative expenses, as adjusted	$76.4	$87.0	$96.6	$124.6	$384.6

        See also Note 4—Transfer of Zayo Professional Services.

        The interim and annual financial information for Fiscal 2014 have been adjusted accordingly in the Company's condensed consolidated balance sheet and statements of operations. The effect of the transfer of ZPS into the Company on net income/(loss), other comprehensive income/(loss), and any related per-share amounts was immaterial for all prior periods presented herein

q. Recently Issued Accounting Pronouncements

  Debt Issuance Costs

        In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Prior to the issuance of ASU 2015-03, debt issuance costs were required to be presented as deferred charge assets, separate from the related debt liability. ASU 2015-03 does not change the recognition and measurement requirements for debt issuance costs. The Company early-adopted ASU 2015-03 as of the end of Fiscal 2015, and applied its provisions retrospectively. The adoption of ASU 2015-03 resulted in the reclassification of $71.0 million and $89.4 million of unamortized debt issuance costs (see Note 8—Long Term Debt) from other non-current assets to a reduction in Long-term debt, non-current within its consolidated balance sheets as of both June 30, 2015 and June 30, 2014, respectively.

  Revenue Recognition

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(2) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

guidance in GAAP when it becomes effective. In July 2015, the FASB deferred the effective date to annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2017. Early adoption is permitted as of the original effective date or annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

(3) ACQUISITIONS

        Since inception, the Company has consummated 34 transactions accounted for as business combinations. The acquisitions were executed as part of the Company's business strategy of expanding through acquisitions. The acquisitions of these businesses have allowed the Company to increase the scale at which it operates, which in turn affords the Company the ability to increase its operating leverage, extend its network reach, and broaden its customer base.

        The accompanying consolidated financial statements include the operations of the acquired entities from their respective acquisition dates.

Acquisitions Completed During Fiscal 2015

Neo Telecoms ("Neo")

        On July 1, 2014, the Company acquired a 96% equity interest in Neo, a Paris-based bandwidth infrastructure company. The purchase agreement also includes a call option to acquire the remaining equity interest on or after December 31, 2015. The purchase consideration of €54.1 million (or $73.9 million), net of cash acquired, was in consideration of acquiring 96% equity ownership in Neo and a call option to purchase the remaining 4% equity interest in Neo. The fair value of the 4% non-controlling interest in Neo as of the acquisition date was $2.9 million and recorded in Other long-term liabilities. The consideration consisted of cash and was paid with cash on hand from the proceeds of the Sixth Amendment to the Company's term loan facility. €8.7 million (or $11.9 million) of the purchase consideration is currently held in escrow pending the expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

Colo Facilities Atlanta ("AtlantaNAP")

        On July 1, 2014, the Company acquired 100% of the equity interest in AtlantaNAP, a datacenter and managed services provider in Atlanta, for cash consideration of $51.9 million. $5.3 million of the purchase price is currently held in escrow pending the expiration of the indemnification adjustment period. The acquisition was considered an asset purchase for tax purposes.

IdeaTek Systems, Inc. ("IdeaTek")

        Effective January 1, 2015, the Company acquired all of the equity interest in IdeaTek. The purchase price, subject to certain post-closing adjustments, was $52.7 million and was paid with cash on hand, $3.2 million of the purchase consideration is currently held in escrow pending the expiration of

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

        The IdeaTek acquisition added 1,800 route miles to the Company's network in Kansas, and includes a dense metro footprint in Wichita, Kansas. The network spans across Kansas and connects to approximately 600 cellular towers and over 100 additional buildings.

Latisys Holdings, LLC ("Latisys")

        On February 23, 2015, the Company acquired the operating units of Latisys, a colocation and infrastructure as a service ("Iaas") provider for a price of $677.5 million, net of cash acquired. The Latisys acquisition was funded with the proceeds of the January Notes Offering (as defined in Note 8—Long-Term Debt). $31.4 million of the purchase consideration is currently held in escrow pending the expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

        The Latisys acquisition added colocation and IaaS services through eight datacenters across five markets in Northern Virginia, Chicago, Denver, Orange County and London. The acquired datacenters currently total over 185,000 square feet of billable space and 33 megawatts of critical power.

Acquisitions During the Year Ended June 30, 2014

Corelink Data Centers, LLC ("Corelink")

        On August 1, 2013, the Company entered into an asset purchase agreement to acquire Corelink. The transaction was consummated on the same date, at which time the Company acquired substantially all of the net assets of this business for consideration of approximately $1.9 million comprised of 301,949 preferred units of CII with an estimated fair value of $1.6 million and cash of $0.3 million, net of cash acquired. The acquisition was considered a stock purchase for tax purposes. The cash consideration was paid with cash on hand.

Access Communications, Inc. ("Access")

        On October 1, 2013, the Company acquired 100% of the equity interest in Access, a Minnesota corporation, for cash consideration of $40.1 million net of cash acquired, of which $4.0 million is currently held in escrow pending the expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes. The purchase price was paid with cash on hand.

FiberLink, LLC ("FiberLink")

        On October 2, 2013, the Company acquired 100% of the equity interest in FiberLink, an Illinois limited liability company, for cash consideration of $43.1 million which was primarily funded with available funds drawn on the Company's revolving credit facility. The acquisition was considered an asset purchase for tax purposes.

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

CoreXchange, Inc. ("CoreXchange")

        On March 4, 2014, the Company 100% consummated the asset purchase agreement to acquire CoreXchange, a data center, bandwidth and managed services provider located in Dallas, Texas for consideration of $17.2 million net of cash acquired. Through the transaction, the Company acquired one new data center operation located at 8600 Harry Hines Blvd. and secured additional square footage in its existing data center. The consideration was paid with cash on hand. The acquisition was considered an asset purchase for tax purposes.

Geo Networks Limited ("Geo")

        On May 16, 2014, the Company acquired 100% of the equity interest in Ego Holdings Limited, a London-based dark fiber provider. The consideration consisted of cash of £174.3 million (or $292.3 million), net of cash acquired, and was funded with a combination of cash on hand and available funds drawn on the Company's revolving credit facility. In conjunction with the acquisition, the Company repaid Geo's existing debt obligations to the note holders totaling £113.4 million and £69.1 million was paid to the shareholders. The acquisition was considered a stock purchase for tax purposes.

Acquisitions During the Year Ended June 30, 2013

AboveNet, Inc. ("AboveNet")

        On July 2, 2012, the Company acquired 100% of the outstanding capital stock of AboveNet, previously a publicly traded company listed on the NYSE, in exchange for cash of approximately $2,210.0 million, net of cash acquired. The purchase price was based upon the price of $84.00 per share agreed to in the Agreement and Plan of Merger and the number of AboveNet shares outstanding on July 2, 2012. The acquisition was funded through cash proceeds raised through financing transactions that occurred in July 2012. The acquisition was considered a stock purchase for tax purposes.

FiberGate Holdings, Inc. ("FiberGate")

        On August 31, 2012, the Company acquired 100% of the equity interest in FiberGate, a privately held corporation, for total consideration of $118.3 million. The acquisition was funded with cash on hand. $17.6 million of the purchase price is currently held in escrow pending the expiration of the working capital and indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

USCarrier Telecom, LLC ("USCarrier")

        In connection with the October 1, 2010 American Fiber Systems acquisition, the Company acquired an ownership interest in USCarrier. As of June 30, 2012, the Company owned 55% of the outstanding Class A membership units and 34% of the outstanding Class B membership units of USCarrier. On October 1, 2012, the Company acquired the remaining equity interests in USCarrier not previously owned for total consideration of $16.1 million. The purchase price was paid with cash on hand. The acquisition was considered an asset purchase for tax purposes.

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

First Telecom Services, LLC ("First Telecom")

        On December 14, 2012, the Company acquired 100% of the equity interest in First Telecom, for total consideration of $109.7 million. The purchase price was paid with cash on hand. The acquisition was considered an asset purchase for tax purposes.

Litecast/Balticore, LLC ("Litecast")

        On December 31, 2012, the Company acquired 100% of the equity interest in Litecast for total consideration of $22.2 million. The purchase price was paid with cash on hand. The acquisition was considered an asset purchase for tax purposes.

Core NAP, L.P. ("Core NAP")

        On May 31, 2013, the Company acquired substantially all of the net assets of Core NAP for a purchase price of approximately $7.1 million. The purchase price was paid with cash on hand. The acquisition was considered an asset purchase for tax purposes.

Acquisition Method Accounting Estimates

        The Company initially recognizes the assets and liabilities acquired from the aforementioned acquisitions based on its preliminary estimates of their acquisition date fair values. As additional information becomes known concerning the acquired assets and assumed liabilities, management may make adjustments to the opening balance sheet of the acquired company up to the end of the measurement period, which is no longer than a one year period following the acquisition date. The determination of the fair values of the acquired assets and liabilities assumed (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As of June 30, 2015, the Company has not completed its fair value analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of certain working capital and non-working capital acquired assets and assumed liabilities, including the allocations to property, plant and equipment, goodwill and intangible assets, deferred revenue and resulting deferred taxes related to its acquisitions of IdeaTek and Latisys. All information presented with respect to certain working capital and non-working capital acquired assets and liabilities assumed as it relates to these acquisitions are preliminary and subject to revision pending the final fair value analysis. During the first quarter of Fiscal 2015, the Company finalized its fair value analysis and resulting purchase accounting for the Access and FiberLink acquisitions. During the third quarter of Fiscal 2015, the Company finalized its fair value analysis and resulting purchase accounting for the CoreXchange acquisition. During the fourth quarter of Fiscal 2015, the Company finalized its fair value analysis and resulting purchase accounting for the Geo, AtlantaNAP and Neo acquisitions.

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

        The table below reflects the Company's estimates of the acquisition date fair values of the assets and liabilities assumed from its Fiscal 2015 acquisitions (in millions):

Acquisition date	AtlantaNAP July 1, 2014	Neo July 1, 2014	IdeaTek January 1, 2015	Latisys February 23, 2015
Cash	$—	$4.2	$—	$9.4
Other current assets	0.2	9.5	0.8	17.1
Property and equipment	7.0	31.3	32.3	222.9
Deferred tax assets, net	—	—	2.9	—
Intangibles	21.0	26.4	7.6	250.2
Goodwill	25.2	32.5	38.8	279.8
Other assets	—	2.3	—	5.0

Total assets acquired	53.4	106.2	82.4	784.4

Current liabilities	1.5	13.5	4.5	10.7
Deferred revenue	—	3.7	25.2	3.2
Deferred tax liability, net	—	7.6	—	83.6
Other liabilities	—	3.3	—	—

Total liabilities assumed	1.5	28.1	29.7	97.5

Net assets acquired	51.9	78.1	52.7	686.9
Less cash acquired	—	(4.2)	—	(9.4)

Net consideration paid	$51.9	$73.9	$52.7	$677.5

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

        The table below reflects the Company's estimates of the acquisition date fair values of the assets and liabilities assumed from its Fiscal 2014 acquisitions (in millions):

	Corelink August 1, 2013	Access October 1, 2013	FiberLink October 2, 2013	CoreXchange March 4, 2014	Geo May 16, 2014
Acquisition date
Cash	$0.1	$1.2	$—	$—	$13.7
Other current assets	0.5	2.3	0.8	0.6	8.8
Property and equipment	15.9	11.5	15.9	3.1	220.4
Deferred tax assets, net	—	—	7.7	0.2	—
Intangibles	0.2	18.0	19.3	11.0	60.8
Goodwill	2.9	24.0	19.8	3.4	113.8
Other assets	0.5	—	0.1	—	9.8

Total assets acquired	20.1	57.0	63.6	18.3	427.3

Current liabilities	0.7	1.0	1.3	0.5	34.8
Deferred revenue	0.2	5.1	19.2	0.4	45.1
Capital lease obligations	14.2	—	—	0.2	—
Deferred tax liability, net	3.0	9.6	—	—	38.2
Other liabilities	—	—	—	—	3.2

Total liabilities assumed	18.1	15.7	20.5	1.1	121.3

Net assets acquired	2.0	41.3	43.1	17.2	306.0
Less cash acquired	(0.1)	(1.2)	—	—	(13.7)

Net consideration paid	$1.9	$40.1	$43.1	$17.2	$292.3

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

        The table below reflects the Company's estimates of the acquisition date fair values of the acquired assets and liabilities assumed from its Fiscal 2013 acquisitions (in millions):

	AboveNet July 2, 2012	Fibergate August 31, 2012	US Carrier October 1, 2012	First Telecom December 14, 2012	Litecast December 14, 2012	Core NAP May 31, 2013
Acquisition date
Cash	$141.6	$2.3	$—	$—	$—	$—
Other current assets	46.5	4.9	1.3	5.9	0.3	0.2
Property and equipment	1,477.3	59.0	19.4	63.5	0.4	2.5
Deferred tax assets, net	42.1	—	2.0	19.2	—	—
Intangibles	480.4	35.9	6.8	17.1	12.5	4.1
Goodwill	381.6	53.8	5.4	48.4	9.9	1.0
Other assets	12.6	—	—	0.1	—	—

Total assets acquired	2,582.1	155.9	34.9	154.2	23.1	7.8

Current liabilities	78.4	1.5	3.7	4.6	0.2	0.5
Deferred revenue	146.0	2.5	2.2	39.9	0.7	—
Other liabilities	6.1	—	—	—	—	0.2
Deferred tax liability, net	—	31.3	—	—	—	—

Total liabilities assumed	230.5	35.3	5.9	44.5	0.9	0.7

Net assets acquired	2,351.6	120.6	28.9	109.7	22.2	7.1
Cost method investment in USCarrier	—	—	(12.8)	—	—	—
Less cash acquired	(141.6)	(2.3)	—	—	—	—

Net consideration paid	$2,210.0	$118.3	$16.1	$109.7	$22.2	$7.1

        The goodwill arising from the Company's acquisitions results from the cost synergies, anticipated incremental sales to the acquired company's customer base and economies-of-scale expected from the acquisitions. The Company has allocated the goodwill to the reporting units (in existence on the respective acquisition dates) that were expected to benefit from the acquired goodwill. The allocation was determined based on the excess of the fair value of the acquired business over the fair value of the individual assets acquired and liabilities assumed that were assigned to the reporting units. Note 6—Goodwill, displays the allocation of the Company's acquired goodwill to each of its reporting units.

Purchase Accounting Estimates Associated with Deferred Taxes

        The Company acquired material deferred tax assets and/or liabilities in its acquisitions of Latisys, Geo and AboveNet. Based on the Company's fair value assessment related to deferred tax assets acquired in the Latisys, Geo and AboveNet acquisitions, a value of $(83.6) million, $(38.2) million, and $42.1 million, respectively, was assigned to the acquired net deferred tax (liabilities)/asset.

        In conjunction with the acquisition accounting for Latisys and AboveNet, the Company completed a "change in ownership" analysis, within the meaning of Section 382 of the Internal Revenue Code ("IRC"). Section 382 of the IRC limits an acquiring company's ability to utilize net operating loss carry

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

forwards ("NOLs") previously generated by an acquired company in order to reduce future taxable income. As a result of the Company's acquisition of Latisys and AboveNet, the Company is subject to annual limitations on usage of the acquired $126.3 million and $1,008.8 million of NOLs generated by Latisys and AboveNet prior to the acquisition date.

        The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in millions):

	Latisys February 23, 2015	Geo May 16, 2014	AboveNet July 2, 1012
Deferred income tax assets:
Net operating loss carryforwards	$49.9	$2.5	$405.3
Deferred revenue	1.1	4.4	49.1
Accrued expenses	0.1	—	12.2
Allowance for doubtful accounts	0.3	—	2.5
Other	0.4	—	—

Total deferred income tax assets	51.8	6.9	469.1

Deferred income tax liabilities:
Property and equipment	(42.3)	(32.9)	(250.0)
Intangible assets	(93.1)	(12.2)	(177.0)

Total deferred income tax liabilities	(135.4)	(45.1)	(427.0)

Net deferred income tax asset/(liabilities)	$(83.6)	$(38.2)	$42.1

Adjustments to Purchase Accounting Estimates Associated with Prior Year Acquisitions

        During Fiscal 2015, the Company finalized its acquisition accounting for acquisitions consummated during Fiscal 2014 resulting in adjustments to previously reported allocation of the purchase consideration associated with its Fiscal 2014 acquisitions. The adjustments were a result of changes to the original fair value estimates of certain items acquired. These changes are the result of additional information obtained since June 30, 2014 that related to facts and circumstances that existed at the respective acquisition dates. The Company has recast the previously reported consolidated balance sheet as of June 30, 2014 in connection with the finalization of acquisition accounting for these acquisitions. The Company did not recast the previously reported consolidated statement of operations

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

for the year ended June 30, 2014 due to the immaterial effect of the related adjustments. The following table reflects the financial statement captions impacted by the purchase accounting adjustments:

	Adjusted Balance June 30, 2014	Previously Reported Balance* June 30, 2014	Purchase accounting adjustment
Assets
Current assets
Trade receivables, net	57.2	59.0	(1.8)
Prepaid expenses	24.9	25.6	(0.7)
Deferred income taxes, net	161.0	160.4	0.6

Total current assets	243.1	245.0	(1.9)
Property and equipment, net	2,822.4	2,821.4	1.0
Intangible assets, net	710.3	709.7	0.6
Goodwill	866.7	845.3	21.4
Other assets	37.7	37.8	(0.1)

Total assets	$4,680.2	$4,659.2	$21.0

Liabilities
Current liabilities
Accounts payable	26.7	27.0	(0.3)
Accrued liabilities	172.3	159.6	12.7

Total current liabilities	199.0	186.6	12.4
Capital lease obligation, non-current	25.7	22.9	2.8
Deferred revenue, non-current	501.5	496.9	4.6
Deferred income taxes, net	153.0	151.8	1.2

Total liabilities	$879.2	$858.2	$21.0

*
As reported on Form 10-Q filed with the SEC on May 13, 2015

Transaction Costs

        Transaction costs include expenses associated with professional services (i.e., legal, accounting, regulatory, etc.) rendered in connection with signed and/or closed acquisitions or disposals (including spin-offs), travel expense, severance expense incurred on the date of acquisition or disposal, and other direct expenses incurred that are associated with such acquisitions or disposals. The Company incurred transaction costs of $5.9 million, $4.5 million, and $14.2 million, during the years ended June 30, 2015, 2014 and 2013, respectively. Transaction costs have been included in selling, general and administrative expenses in the consolidated statements of operations and in cash flows from operating activities in the consolidated statements of cash flows during these periods.

Pro-forma Financial Information (Unaudited)

        The pro forma results presented below include the effects of the Company's Fiscal 2015 and 2014 acquisitions as if the acquisitions occurred on July 1, 2013. The pro forma net loss for the periods

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(3) ACQUISITIONS (Continued)

ended June 30, 2015 and 2014 includes the additional depreciation and amortization resulting from the adjustments to the value of property and equipment and intangible assets resulting from purchase accounting and adjustment to amortized revenue during Fiscal 2015 and 2014 as a result of the acquisition date valuation of assumed deferred revenue. The pro forma results also include interest expense associated with debt used to fund the acquisitions. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions been consummated as of July 1, 2013.

	Year Ended June 30,
	2015	2014
Revenue	$1,420.2	$1,329.6
Net loss	$(182.4)	$(221.5)

        The Company is unable to determine the amount of revenue associated with each acquisition recognized in the post-acquisition period as a result of integration activities.

(4) TRANSFER OF ZAYO PROFESSIONAL SERVICES

        On July 1, 2014, Zayo Professional Services ("ZPS"), a professional services business that provides network management and technical resources to customers, was transferred from Holdings to the Company. All of the assets and liabilities of ZPS were transferred to the Company as of July 1, 2014 and the transaction was accounted for as an equity transaction at carryover basis, as it was considered to be between entities under common control. The historical results of the Company, including the consolidated financial statements and footnotes, have been recast to include ZPS's historical financial results for all periods presented herein. See Note 1—Business and Basis of Presentation—Reclassification of Network Related Expenses and Zayo Professional Services

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(5) PROPERTY AND EQUIPMENT

        Property and equipment, including assets held under capital leases, was comprised of the following (in millions):

		As of June 30,
	Estimated useful lives (in years)
		2015	2014
Land	N/A	$16.2	$0.7
Building leasehold and site improvements	15 to 20	109.2	64.7
Furniture, fixtures and office equipment	3 to 7	5.1	5.7
Computer hardware	3 to 5	15.1	16.7
Software	3	8.3	9.3
Machinery and equipment	5 to 7	272.1	94.9
Fiber optic equipment	8	623.3	583.7
Circuit switch equipment	10	12.1	11.8
Packet switch equipment	5	76.2	62.8
Fiber optic network	15 to 20	2,715.4	2,450.8
Construction in progress	N/A	437.1	259.0

Total		4,290.1	3,560.1
Less accumulated depreciation		(990.9)	(737.7)

Property and equipment, net		$3,299.2	$2,822.4

        Total depreciation expense, including depreciation of assets held under capital leases, for the years ended June 30, 2015, 2014 and 2013 was $351.4 million, $294.2 million and $280.1 million, respectively.

        During the years ended June 30, 2015, 2014 and 2013, the Company capitalized interest in the amounts of $12.5 million, $12.6 million and $13.0 million, respectively. The Company capitalized $58.3 million, $42.7 million, and $28.6 million of direct labor costs to property and equipment accounts during the years ended June 30, 2015, 2014 and 2013, respectively.

        During the year ended June 30, 2015, the Company wrote-off $93.4 million in fully depreciated property and equipment.

(6) GOODWILL

        The Company's goodwill balance was $1,224.4 million and $866.7 million as of June 30, 2015 and 2014, respectively.

        The Company's reporting units are comprised of its strategic product groups ("SPGs"): Zayo Dark Fiber ("Dark Fiber"), Zayo Wavelength Services ("Waves"), Zayo SONET Services ("SONET"), Zayo Ethernet Services ("Ethernet"), Zayo IP Services ("IP"), Zayo Mobile Infrastructure Group ("MIG"), Zayo Colocation ("zColo"), Zayo Cloud Services ("Cloud") and Other (primarily ZPS).

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(6) GOODWILL (Continued)

        The following reflects the changes in the carrying amount of goodwill during Fiscal 2015 (in millions):

Product Group	As of July 1, 2014	Fiscal 2015 Acquisitions	Foreign Currency Translation and Other	As of June 30, 2015
Dark Fiber	$293.3	$16.0	$(10.2)	$299.1
Waves	269.0	1.4	(4.8)	265.6
Sonet	50.3	—	—	50.3
Ethernet	96.7	8.2	(0.7)	104.2
IP	80.5	6.8	(1.0)	86.3
MIG	43.7	29.8	(0.1)	73.4
zColo	18.6	256.0	(1.4)	273.2
Cloud	—	57.2	(0.2)	57.0
Other	14.6	0.9	(0.2)	15.3

Total	$866.7	$376.3	$(18.6)	$1,224.4

        The following reflects the changes in the carrying amount of goodwill during Fiscal 2014 (in millions):

Product Group	As of July 1, 2013	Fiscal 2014 Acquisitions	Foreign Currency Translation and Other	As of June 30, 2014
Dark Fiber	$193.3	$97.4	$2.6	$293.3
Waves	215.9	49.6	3.5	269.0
Sonet	50.3	—	—	50.3
Ethernet	91.7	4.9	0.1	96.7
IP	80.1	0.2	0.2	80.5
MIG	38.3	5.4	—	43.7
zColo	11.9	6.4	0.3	18.6
Other	7.3	—	7.3	14.6

Total	$688.8	$163.9	$14.0	$866.7

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(7) INTANGIBLE ASSETS

        Identifiable acquisition-related intangible assets as of June 30, 2015 and 2014 were as follows (in millions):

	Gross Carrying Amount	Accumulated Amortization	Net
June 30, 2015
Finite-Lived Intangible Assets
Customer relationships	$1,080.3	$(155.0)	$925.3
Trade names	0.2	(0.1)	0.1
Underlying rights	1.7	(0.2)	1.5

Total	1,082.2	(155.3)	926.9
Indefinite-Lived Intangible Assets
Certifications	3.5	—	3.5
Underlying Rights	17.9	—	17.9

Total	$1,103.6	$(155.3)	$948.3

June 30, 2014
Finite-Lived Intangible Assets
Customer relationships	$789.2	$(103.6)	$685.6
Trade names	0.1	—	0.1
Underlying rights	1.8	(0.1)	1.7

Total	791.1	(103.7)	687.4
Indefinite-Lived Intangible Assets
Certifications	3.5	—	3.5
Underlying rights	19.4	—	19.4

Total	$814.0	$(103.7)	$710.3

        The weighted average remaining amortization period for the Company's customer relationships and trade name assets is 16.3 years and 1.0 years, respectively. The Company has determined that certain underlying rights (including easements) and the certifications have indefinite lives. The amortization period for underlying rights (including easements) is 20 years. The amortization of intangible assets for the years ended June 30, 2015, 2014 and 2013 was $54.8 million, $44.0 million, and $44.4 million, respectively.

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NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(7) INTANGIBLE ASSETS (Continued)

        During the years ended June 30, 2015 and 2014, the Company wrote off $3.5 million and $27.2 million in fully amortized intangible assets, respectively. Estimated future amortization of finite-lived intangible assets is as follows (in millions):

Year Ended June 30,
2016	$66.3
2017	66.2
2018	66.2
2019	66.2
2020	62.6
Thereafter	599.4

Total	$926.9

(8) LONG-TERM DEBT

        As of June 30, 2015 and 2014, long-term debt was as follows (in millions):

	2015	2014
Term Loan Facility due 2021	$1,646.8	$2,010.8
8.125% Senior Secured Notes due 2020	—	750.0
10.125% Senior Unsecured Notes due 2020	325.6	500.0
6.00% Senior Unsecured Notes Due 2023	1,430.0	—
6.375% Senior Unsecured Notes Due 2025	350.0	—

Total debt obligations	3,752.4	3,260.8

Unamortized discount on Term Loan Facility	(19.8)	(20.6)
Unamortized premium on 6.00% Senior Unsecured Notes	7.1	—
Unamortized debt issuance costs	(71.0)	(89.4)

Carrying value of debt	3,668.7	3,150.8
Less current portion	(16.5)	(20.5)

Long-term debt, less current portion	$3,652.2	$3,130.3

        On July 2, 2012, the Company and Zayo Capital, Inc. ("Zayo Capital") issued $750.0 million aggregate principal amount of 8.125% senior secured first-priority notes due 2020 (the "2020 Secured Notes") and $500.0 million aggregate principal amount of 10.125% senior unsecured notes due 2020 (the "2020 Unsecured Notes", and together with the 2020 Secured Notes, the "2020 Notes"). On July 2, 2012, the Company also entered into a $250.0 million senior secured revolving credit facility (the "Revolver") and a $1,620.0 million senior secured term loan facility (the "Term Loan Facility"), both of which have been subsequently amended (the "Credit Agreement"). The Term Loan Facility was issued at a discount of $30.0 million and has a maturity date of July 2019. The issue discount is being amortized to interest expense over the term of the loan. The terms of the amended Term Loan Facility require the Company to make quarterly principal payments of $5.1 million plus an annual payment of up to 50% of excess cash flow, as determined in accordance with the Credit Agreement (no such payment was required during the years ended June 30, 2015 and 2014, respectively). A portion of the

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(8) LONG-TERM DEBT (Continued)

net proceeds from the Existing Notes and the Term Loan Facility, together with cash on hand and equity contributions (See Note 11—Equity), were used to extinguish the Company's prior term loan facility and revolver, to finance the cash tender offer for and subsequent redemption of the Company's prior senior secured notes, to pay the cash consideration for the AboveNet acquisition, and to pay associated fees and expenses.

        In connection with the debt extinguishment activities discussed above, the Company recognized an expense in July 2012 of $65.0 million associated with debt extinguishment costs, including a cash expense of $39.8 million associated with the payment of early redemption fees on the Company's previous indebtedness and non-cash expenses of $17.0 million associated with the write-off of the Company's unamortized debt issuance costs and $8.2 million associated with writing-off the net unamortized discount on the debt balances extinguished.

        On October 5, 2012, the Company and Zayo Capital entered into a second amendment (the "Second Amendment") to the Credit Agreement governing its Term Loan Facility and Revolver. Under the terms of the Second Amendment, effective October 5, 2012, the interest rate on the Term Loan Facility was adjusted to bear an interest rate at LIBOR plus 4.0% (subject to a 5.25% floor), which represented a decrease of 187.5 basis points from the original Credit Agreement. The Second Amendment also reduced the interest rate on the Revolver by 187.5 basis points.

        On February 27, 2013, the Company and Zayo Capital entered into a Fourth Amendment (the "Fourth Amendment") to the Company's Credit Agreement. Under the terms of the Fourth Amendment, effective February 27, 2013, the interest rate on the Term Loan Facility was further adjusted to bear interest at LIBOR plus 3.5% (subject to a 4.5% floor). The amended terms represent a downward adjustment of 50 basis points on the spread and a further 25 basis point reduction minimum floor. Under the terms of the Fourth Amendment, the Revolver bore interest at LIBOR plus 3.00%, based on the Company's current leverage ratio, which represented a 50 basis point reduction. The Fourth Amendment also amended certain terms and provisions of the Credit Agreement, including removing the senior secured and total leverage maintenance covenants and increasing the total leverage ratio required to be met in order to incur certain additional indebtedness from 5.00:1.00 to 5.25:1.00 as a multiple of EBITDA (as defined in the Credit Agreement).

        In connection with the aforementioned amendments, the Company incurred early redemption call premiums of $16.2 million and $16.1 million for the Second Amendment and Fourth Amendment, respectively. The early redemption call premiums were paid with cash on hand to the syndicate of creditors in the Term Loan Facility. Prior to the consummation of the amendments, the Company requested the consent of all creditors holding balances in the Term Loan Facility to the amended terms. $15.3 million and $15.0 million of the early call premium paid to consenting creditors in the Second and Fourth Amendments, respectively, were accounted for as additional debt issuance costs for the modified obligations during the year ended June 30, 2013, which are being amortized over the term of the Term Loan Facility using the effective interest method. The remaining call premium of $0.9 million and $1.1 million associated with the Second and Fourth Amendments, respectively, that was paid to non-consenting creditors has been recorded as a loss on extinguishment of debt on the consolidated statements of operations for the year ended June 30, 2013. Existing and/or new creditors replaced the non-consented commitments, such that the full amount of the Term Loan Facility's commitments were replaced in both the Second and Fourth Amendments.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(8) LONG-TERM DEBT (Continued)

        In connection with the Second and Fourth Amendments, the Company recognized an expense of $12.2 million during the year ended June 30, 2013 associated with debt extinguishment costs. The loss on extinguishment of debt associated with the amendments includes the aforementioned early call premiums paid to non-consenting creditors, non-cash expense associated with the write off of unamortized debt issuance costs and issuance discounts on the debt balances accounted for as an extinguishment, and certain fees paid to third parties involved in the amendments.

        On November 26, 2013, the Company and Zayo Capital entered into a Fifth Amendment (the "Fifth Amendment") to the Company's Credit Agreement. Under the terms of the Fifth Amendment, the Term Loan Facility was increased by $150.0 million to $1,749.8 million and the interest rate was adjusted to LIBOR plus 3.0% with a minimum LIBOR rate of 1.0%. The amended terms represented a downward adjustment of 50 basis points on the interest rate from the Fourth Amendment. The interest rate on the Revolver was amended to LIBOR plus 2.75% (based on the Company's then current leverage ratio), which represented a downward adjustment of 25 basis points on the interest rate from the Fourth Amendment. In connection with the Fifth Amendment, the Company did not incur a re-pricing premium.

        Also, in connection with the Fifth Amendment, the Company recognized an expense during the second quarter of Fiscal 2014 of $1.9 million associated with debt extinguishment costs, including cash expense of $1.0 million related to third party costs and non-cash expense of $0.9 million associated with the write-off of the Company's unamortized debt issuance costs and discount on the Term Loan Facility accounted for as an extinguishment. The Company also incurred an additional $1.5 million in debt issuance costs in the second quarter of Fiscal 2014.

        On May 16, 2014, the Company and Zayo Capital Inc. entered into a Sixth Amendment (the "Sixth Amendment") to the Credit Agreement. Per the terms of the Sixth Amendment, the Company's Term Loan Facility was increased by $275.0 million to $2,015.9 million and bears interest at the existing rate of LIBOR plus 3.0 percent with a minimum LIBOR rate of 1.0 percent. The $275.0 million add-on was priced at 99.5 percent. No other terms of the Credit Agreement were amended. In connection with the Sixth Amendment, the Company incurred an additional $3.2 million in debt issuance costs and $1.4 million was recorded as a discount.

        On December 15, 2014, the Company redeemed $75.0 million of its outstanding 2020 Secured Notes at a price of 108.125% of the principal amount and $174.4 million of its outstanding 2020 Unsecured Notes at a price of 110.125% (collectively, the "December Notes Redemption"). As part of the Note Redemption, the Company recorded an early redemption call premium of $23.8 million which has been recorded as a loss on extinguishment of debt on the consolidated statements of operations in Fiscal 2015.

        On January 23, 2015, the Company and Zayo Capital (together "the Issuers") completed a private offering (the "January Notes Offering") of $700.0 million aggregate principal amount of 6.00% senior unsecured notes due in 2023 (the "2023 Unsecured Notes"). On March 9, 2015, the Issuers completed a private offering of an additional $730.0 million aggregate principal amount of 2023 Unsecured Notes at a premium of 1% (the "March Notes Offering", and together with the January Notes Offering, the "2023 Notes Offerings") resulting in aggregate gross proceeds for the 2023 Unsecured Notes of $1,437.3 million. The issue premium of $7.3 million on the March Notes Offerings is being accreted against interest expense over the term of the notes under the effective interest method. The 2023 Unsecured Notes bear interest at the rate of 6.00% per year, which is payable on April 1 and

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(8) LONG-TERM DEBT (Continued)

October 1 of each year, beginning on October 1, 2015. The 2023 Unsecured Notes will mature on April 1, 2023. The net proceeds from the January Notes Offering were used to fund the Latisys acquisition (see Note 3—Acquisitions). The net proceeds from the March Notes Offering were used to redeem the Company's remaining $675.0 million 2020 Secured Notes (the "Second Note Redemption") at a price of 105.75%. As part of the Second Notes Redemption, we recorded an early redemption call premium of $38.8 million. The call premium has been recorded as a loss on extinguishment of debt on the consolidated statements of operations for the year ended June 30, 2015.

        On April 17, 2015, the Company entered into a Seventh Amendment (the "Seventh Amendment") to the Credit Agreement. Per the terms of the Seventh Amendment, the Revolver was increased by $200.0 million to $450.0 million, and its maturity date was extended to the earliest of (i) five years after the effective date of the Seventh Amendment, (ii) six months prior to the maturity date of the Company's Term Loan Facility, subject to amendment thereof, and (iii) six months prior to the maturity date of the Company's 2020 Unsecured Notes, subject to repayment or amendment thereof. The Seventh Amendment also increased the letter of credit commitment from $30.0 to $50.0 and provided that, in the event that the Term Loan Facility was amended or refinanced to remove all financial maintenance covenants, the Fixed Charge Coverage Ratio maintenance requirement would be replaced with a springing Senior Secured Leverage Ratio maintenance requirement applicable only to the Revolver. Further, pursuant to the Seventh Amendment, up to $50.0 of revolving loans and letters of credit may be denominated in or issued in, as applicable, Euros or British Pound Sterling. Further, pursuant to the Seventh Amendment, up to $50.0 million of revolving loans and letters of credit may be denominated in or issued in, as applicable, Euros or British Pound Sterling.

        On May 6, 2015, the Company and Zayo Capital issued $350.0 million aggregate principal amount of 6.375% senior unsecured notes due in 2025 (the "2025 Senior Unsecured Notes"). Interest on the 2025 Unsecured Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2015. The 2025 Unsecured Notes will mature on May 15, 2025. The net proceeds from the 2025 Senior Unsecured Notes were used to repay $344.5 million of the Company's Term Loan Facility. As a result of the repayment, the Company recorded a loss on extinguishment of debt of $8.4 million.

        On May 6, 2015, the Company entered into an Amendment and Restatement Agreement whereby the Credit Agreement was amended and restated in its entirety. The amended and restated Credit Agreement extended the maturity date of all of the outstanding term loans under the Term Loan Facility to May 6, 2021. The interest rate margins applicable to the Term Loan Facility were decreased by 25 basis points to LIBOR plus 2.75% with a minimum LIBOR of 1.0%. In addition, the amended and restated Credit Agreement removed the Fixed Charge Coverage Ratio covenant and replaced such covenant with a springing Senior Secured Leverage Ratio maintenance requirement applicable only to the Revolver, increased certain lien and debt baskets, and removed certain covenants related to collateral.

        Interest rates on the Term Loan Facility and Revolver as of June 30, 2015 were 3.75% and 3.0%, respectively.

        As of June 30, 2015, no amounts were outstanding under the Revolver. Standby letters of credit were outstanding in the amount of $9.2 million as of June 30 2015, leaving $440.8 million available under the Revolver as of June 30, 2015. The Revolver is subject to a i) fee per annum of 0.25% to 0.375% (based on the Company's current leverage ratio) of the weighted-average unused capacity and

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(8) LONG-TERM DEBT (Continued)

ii) the undrawn amount of outstanding letters of credit backed by the Revolver are subject to a 0.25% fee per annum. Outstanding letters of credit backed by the Revolver accrue interest at a rate ranging from LIBOR plus 2.0% to LIBOR plus 3.0% per annum based upon the Company's leverage ratio. The Revolver has a maturity date of January 2020.

Debt covenants

        The indentures (the "Indentures") governing the 2020 Unsecured Notes, the 2023 Unsecured Notes and the 2025 Unsecured Notes (collectively the "Notes") contain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock; pay dividends or make other distributions with respect to any equity interests, make certain investments or other restricted payments, create liens, sell assets, incur restrictions on the ability of the Company's restricted subsidiaries to pay dividends or make other payments to the Company, consolidate or merge with or into other companies or transfer all or substantially all of their assets, engage in transactions with affiliates, and enter into sale and leaseback transactions. The terms of the Indentures include customary events of default.

        The Credit Agreement contains customary events of default, including among others, non-payment of principal, interest, or other amounts when due, inaccuracy of representations and warranties, breach of covenants, cross default to certain other indebtedness, insolvency or inability to pay debts, bankruptcy, or a change of control. The Credit Agreement also contains a covenant, applicable only to the Revolver, that the Company maintains a senior secured leverage ratio below 5.25:1.00 at any time when the aggregate principal amount of loans outstanding under the Revolver is greater than 35% of the commitments under the Revolver.

        The Indentures governing the 2020 Unsecured Notes limit any increase in the Company's secured indebtedness (other than certain forms of secured indebtedness expressly permitted under the indentures) to a pro forma secured debt ratio of 4.50 times the Company's previous quarter's annualized modified EBITDA, as defined in the Indentures, and limit the Company's incurrence of additional indebtedness to a total indebtedness ratio of 5.25 times the previous quarter's annualized modified EBITDA. The indentures governing the 2023 Unsecured Notes and the 2025 Unsecured Notes limit any increase in the Company's secured indebtedness (other than certain forms of secured indebtedness expressly permitted under such indentures) to a pro forma secured debt ratio of 4.50 times the Company's previous quarter's annualized modified EBITDA (as defined in the indentures), and limit the Company's incurrence of additional indebtedness to a total indebtedness ratio of 6.00 times the previous quarter's annualized modified EBITDA.

        The Company was in compliance with all covenants associated with its debt agreements as of June 30, 2015 and 2014.

Redemption rights

        At any time prior to May 15, 2018 (for the 2025 Unsecured Notes), April 1, 2018 (for the 2023 Unsecured Notes) and July 1, 2016 (for the 2020 Unsecured Notes) the Company may redeem all or part of the applicable Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) accrued interest and a "make-whole" premium, which is a lump sum payment derived from a formula based on the net present value of future coupon payments that will not be paid because of the early redemption.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(8) LONG-TERM DEBT (Continued)

        On or after May 1, 2020 (for the 2025 Unsecured Notes), April 1, 2018 (for the 2023 Unsecured Notes) or July 1, 2016 (for the 2020 Unsecured Notes), the Company may redeem all or part of the applicable Notes, at the redemption prices (expressed as percentages of principal amount and set forth below), plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, subject to the rights of the holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period of the years indicated below:

Year	Redemption Price (2020 Unsecured Notes)
2016	105.063%
2017	102.531%
2018 and thereafter	100.000%

Year	Redemption Price (2023 Unsecured Notes)
2018	104.500%
2019	103.000%
2020	101.500%
2021 and thereafter	100.000%

Year	Redemption Price (2025 Unsecured Notes)
2020	103.188%
2021	102.125%
2022	101.063%
2023 and thereafter	100.000%

        The Company may purchase the Notes in open-market transactions, tender offers, or otherwise. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

        Aggregate future contractual maturities of long-term debt (excluding issue discounts and premiums) were as follows as of June 30, 2015 (in millions):

Year Ended June 30,
2016	$16.5
2017	16.5
2018	16.5
2019	16.5
2020	16.5
Thereafter	3,669.9

Total	$3,752.4

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(8) LONG-TERM DEBT (Continued)

Guarantees

        The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company's current and future domestic restricted subsidiaries. The Notes were co-issued with Zayo Capital, which does not have independent assets or operations.

Debt issuance costs

        In connection with the Credit Agreement (and subsequent amendments thereto), and the various Note offerings, the Company incurred debt issuance costs of $99.3 million (net of extinguishments). These costs are being amortized to interest expense over the respective terms of the underlying debt instruments using the effective interest method, unless extinguished earlier, at which time the related unamortized costs are to be immediately expensed.

        Unamortized debt issuance costs of $23.2 million, $0.7 million and $42.3 million associated with the Company's previous indebtedness were recorded as part of the loss on extinguishment of debt during the years ended June 30, 2015, 2014 and 2013, respectively.

        The balance of debt issuance costs as of June 30, 2015 and June 30, 2014 was $71.0 million and $89.4 million, net of accumulated amortization of $28.3 million and $25.4 million, respectively. The amortization of debt issuance costs is included on the consolidated statements of cash flows within the caption "Non-cash interest expense" along with the amortization or accretion of the premium and discount on the Company's indebtedness and changes in the fair value of the Company's interest rate derivatives. Interest expense associated with the amortization of debt issuance costs was $13.9 million for the years ended June 30, 2015 and 2014 and $11.5 million during the year ended June 30, 2013.

        Debt issuance costs are presented in the consolidated balance sheets as a reduction to "Long-term debt, non-current".

Interest rate derivatives

        On August 13, 2012, the Company entered into forward-starting interest rate swap agreements with an aggregate notional value of $750.0 million, a maturity date of June 30, 2017, and a start date of June 30, 2013. There were no up-front fees for these agreements. The contract states that the Company shall pay a 1.67% fixed rate of interest for the term of the agreement beginning on the start date. The counter-party will pay to the Company the greater of actual LIBOR or 1.25%. The Company entered in to the forward-starting swap arrangements to reduce the risk of increased interest costs associated with potential changes in LIBOR rates.

        Changes in the fair value of interest rate swaps are recorded in interest expense in the consolidated statements of operations for the applicable period. The fair value of the interest rate swaps of $4.1 million and $2.0 million are included in "Other long term liabilities" in the Company's consolidated balance sheet as of June 30, 2015 and 2014, respectively. During the year ended June 30, 2015, 2014 and 2013, $2.1 million, $4.6 million and $(2.6) were recorded as an increase/(decrease) in interest expense for the change in the fair value of the interest rate swaps.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(9) INCOME TAXES

        The Company, a limited liability company, is taxed at the Holdings level. All income tax balances resulting from the operations of Zayo Group, on a separate return basis, are reflected in these financial statements.

        The Company's (benefit)/provision for income taxes from operations are summarized as follows (in millions):

        The United States and foreign components of (loss)/benefit from operations before income taxes are as follows (in millions):

	Year Ended June 30,
	2015	2014	2013
Current Income Taxes
Federal	$1.7	$6.3	$—
State	4.4	3.8	1.7
Foreign	(1.6)	3.3	—

Total	$4.5	$13.4	$1.7

Deferred Income Taxes
Federal	$(8.6)	$26.3	$(23.5)
State	(6.9)	1.2	(3.5)
Foreign	2.3	(0.6)	3.5

Total	(13.2)	26.9	(23.5)

Total (benefit)/provision for income taxes	$(8.7)	$40.3	$(21.8)

        The United States and foreign components of loss from operations before income taxes are as follows (in millions):

	Year Ended June 30,
	2015	2014	2013
United States	$(159.4)	$(127.8)	$(179.5)
Foreign	$(4.4)	$(9.0)	$15.8

Total	$(163.8)	$(136.8)	$(163.7)

        The Company's effective income tax rate differs from what would be expected if the federal statutory rate were applied to earnings before income taxes primarily because of certain expenses that represent permanent differences between book and tax expenses and deductions, such as the stock-based compensation expense related to the Company's CII common units that is recorded as an expense for financial reporting purposes but is not deductible for tax purposes.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(9) INCOME TAXES (Continued)

        A reconciliation of the actual income tax provision and the tax computed by applying the U.S. federal rate to the earnings before income taxes during the years ended June 30, 2015, 2014 and 2013 are as follows (in millions):

	Year ended June 30,
	2015	2014	2013
Expected benefit/provision at the statutory rate	$(57.3)	$(47.9)	$(57.1)
Increase/(decrease) due to:
Non-deductible stock-based compensation	59.4	96.5	35.6
State income taxes benefit, net of federal benefit	(7.4)	(6.3)	(1.9)
Transactions costs not deductible for tax purposes	0.7	0.8	1.3
Reversal of uncertain tax positions, net	—	(2.6)	—
State NOL adjustment	—	—	2.8
Change in effective tax rate	(2.2)	(0.3)	—
Change in valuation allowance	—	1.3	—
Foreign tax rate differential	0.6	1.0	(2.3)
Other, net	(2.5)	(2.2)	(0.2)

(Benefit)/provision for income taxes	$(8.7)	$40.3	$(21.8)

        Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (millions):

	June 30,
	2015	2014
Deferred income tax assets
Net operating loss carry forwards	$434.0	$415.6
Alternate minimum tax credit carryforwards	8.4	6.3
Deferred revenue	243.5	190.7
Accrued expenses	27.9	22.4
Other liabilities	14.4	7.6
Reserves against accounts receivable	10.2	6.4
Other	17.4	2.1

Total deferred income tax assets	755.8	651.1
Valuation allowance	(1.1)	(2.2)

Net deferred tax assets	754.7	648.9
Deferred income tax liabilities
Property and equipment	468.9	374.4
Intangible assets	327.2	239.3
Debt issuance costs	18.8	27.2

Total deferred income tax liabilities	814.9	640.9

Net deferred income tax assets/(liabilities)	$(60.2)	$8.0

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(9) INCOME TAXES (Continued)

        As of June 30, 2015, the Company had $1,115.0 million of federal net operating loss ("NOL") carry forwards. It utilized approximately $95.9 million during Fiscal 2015. The Company has completed several acquisitions in which it acquired net operating loss tax attributes as part of the purchase. These acquisitions, however, were considered a "change in ownership within the meaning of Section 382 of the Internal Revenue Code and, as a result, such NOL carry forwards are subject to an annual limitation, reducing the amount available to offset income tax liabilities absent the limitation. Currently available NOL carry forwards as of June 30, 2015 are approximately $485.9 million. An additional $185.9 million will become available for use during fiscal year ended June 30, 2016. The Company's NOL carry forwards, if not utilized to reduce taxable income in future periods, will expire in various amounts beginning in 2020 and ending in 2032.

        As of June 30, 2015, the Company had approximately $11.6 million of foreign jurisdiction net operating loss carry forwards, primarily in France. The majority of these foreign jurisdiction net operating loss carry forwards do not expire.

        As of June 30, 2015, the Company had tax-effected state net operating loss carry forwards of approximately $38.7 million, which are subject to limitations on their utilization and have various expiration dates through 2032.

        Management believes it is more likely than not that it will utilize its net deferred tax assets to reduce or eliminate tax payments in future periods, with the exception of deferred tax assets related to a foreign subsidiary. The Company's evaluation encompassed (i) a review of its recent history of taxable income for the past three years and (ii) a review of internal financial forecasts demonstrating its expected ability to fully utilize its deferred tax assets prior to expiration.

  Release of Accrual for Uncertain Tax Position

        During Fiscal 2014, the Company released an accrual of $2.6 million related to an uncertain tax position previously recognized in connection with the FiberNet acquisition upon settlement of the matter with the Internal Revenue Service. The uncertain tax position was associated with a deduction taken for accelerated vesting of restricted stock units. This reduced the Company's estimated effective tax rate for the fiscal year ended June 30, 2014. The remaining accrual was recorded as a reduction of the deferred tax assets associated with the Company's net operating loss carry forwards.

        Unrecognized tax benefits represent the aggregate tax effect of differences between tax return positions and the amounts otherwise recognized in the Company's financial statements, and as a result of the substantial NOL carry forwards, are netted against the Company's deferred tax asset balance in the consolidated balance sheets.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows (in millions):

Year Ended June 30, 2014
Balance, beginning of year	$6.4
Decreases	(6.4)

Balance, end of year	$—

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(10) ACCRUED LIABILITIES

        Accrued liabilities included in current liabilities consisted of the following (in millions):

	Year Ended June 30,
	2015	2014
Accrued compensation and benefits	$19.4	$13.3
Accrued property and equipment purchases	54.7	46.2
Network expense accruals	77.2	79.2
Other accrued taxes	12.7	9.3
Accrued professional fees	3.4	3.9
Other accruals	15.0	20.4

Total	$182.4	$172.3

(11) EQUITY

        Zayo Group was initially formed on May 4, 2007, and is a wholly-owned subsidiary of Holdings. Prior to October 16, 2014, Holdings was a wholly owned subsidiary of CII (See Note 1—Business). CII was organized on November 6, 2006, and subsequently capitalized on May 7, 2007, with capital contributions from various institutional and founder investors. Cash, property, and service proceeds from the capitalization of CII were contributed to the Company, and the contributions are reflected in the Company's member's equity.

        During the years ended June 30, 2015, 2014 and 2013, Holdings contributed $385.0 million, $5.6 million and $344.0 million, respectively, in cash to the Company. During the year ended June 30, 2015 there was a deemed modification to the Company's stock compensation arrangements with employees and directors. The modification resulted in a reclassification of previously recorded stock-based compensation liability to member's interest (see Note 12—Stock-Based Compensation).

        As discussed in Note 3—Acquisitions, CII issued 301,949 preferred units with an estimated fair value of $1.6 million in connection with the Corelink acquisition during the first quarter of Fiscal 2014.

        Prior to the spin-off of Onvoy to CII, Holdings was the taxable parent of the Company and Onvoy Voice Services, Inc. ("Onvoy"). Holdings allowed for the sharing of Holdings' NOL carry forwards between the Company and Onvoy. To the extent that any entity utilized NOLs or other tax assets that were generated or acquired by the other entity, the entities would settle the related-party transfer of deferred tax asset associated with such NOLs and other deferred-tax transfers between the companies via an increase or decrease to the respective entity's member's equity. During the years ended June 30, 2014 and 2013, the Company's member's equity balance decreased by $6.0 million and $5.3 million, respectively, as a result of transferring net deferred tax assets or liabilities to Onvoy.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(12) STOCK-BASED COMPENSATION

        The following tables summarize the Company's stock-based compensation expense for liability and equity classified awards included in the consolidated statements of operations (in millions).

	Year Ended June 30,
	2015	2014	2013
Included in:
Operating costs	$23.3	$20.2	$7.7
Selling, general and administrative expenses	177.4	233.5	98.1

Total stock-based compensation expense	$200.7	$253.7	$105.8

CII Common units	$156.4	$253.3	$104.9
CII Preferred units	0.4	0.4	0.9
Part A restricted stock units	12.6	—	—
Part B restricted stock units	31.3	—	—

Total stock-based compensation expense	$200.7	$253.7	$105.8

        As of year ended June 30, 2015, there were 933,217 Part A RSUs outstanding and 1,249,873 Part B target RSUs outstanding.

CII Common Units

        Prior to the Company's IPO, the Company was given authorization by CII to award 625,000,000 of CII's common units as profits interests to employees, directors, and affiliates of the Company. The common units were historically considered to be stock-based compensation with terms that required the awards to be classified as liabilities due to cash settlement features. The vested portion of the awards was reported as a liability and the fair value was re-measured at each reporting date until the date of settlement, with a corresponding charge (or credit) to stock-based compensation expense. In connection with the Company's IPO and the related amendment to the CII operating agreement, there was a deemed modification to the stock compensation arrangements with the Company's employees and directors. As a result, previously issued common units which were historically accounted for as liability awards, became classified as equity awards. Prior to reclassifying the common unit liability to equity, the Company re-measured the fair value of the CII common units factoring in the change in fair value since September 30, 2014 and the change in fair value caused by the modification. The fair value of these previously vested common units was estimated to be $490.2 million on the modification date and this amount is reflected in the Company's consolidated statement of member's equity as an increase to additional-paid-in-capital during the year ended June 30, 2015. The fair value of the unrecognized compensation expense associated with unvested CII common units is being recognized over the remaining vesting period of the Company's outstanding common units through May 15, 2017.

        On October 9, 2014, the Company and CII's board of managers approved a non-liquidating distribution by CII of shares of ZGH's common stock held by CII to holders of CII vested common units. Employees and independent directors of the Company with vested CII common units received shares of ZGH's common stock equal in value to the underlying value of their vested CII common units. The total number of shares of ZGH's common stock that were distributed to CII common unit holders in connection with this non-liquidating distribution was 20,460,047 shares.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(12) STOCK-BASED COMPENSATION (Continued)

        Employees with unvested CII common units have and/or will continue to receive monthly distributions from CII of ZGH's common stock as they vest under the original terms of the CII common unit grant agreements. A total of 6,353,302 shares of ZGH's common stock associated with unvested CII common units that have or will be distributed subsequent to the IPO date. In addition, CII has and may in the future be required to distribute additional shares of ZGH's common stock to CII common unit holders on a quarterly basis through June 30, 2016 based on ZGH's stock price performance, subject to the existing vesting provisions of the CII common units. The shares to be distributed to the common unit holders are based on a pre-existing distribution mechanism, whose primary input is ZGH's stock price at each subsequent measurement date. Any remaining shares of common stock owned by CII will be distributed to the existing CII preferred unit holders. The total number of shares of ZGH's common stock that have or will be distributed to existing CII preferred or common unit holders subsequent to the IPO date is 10,294,867 shares.

        The valuation of the CII common units as of the IPO date was determined based on a Monte Carlo simulation. The Monte Carlo valuation analysis attempts to approximate the probability of certain outcomes by running multiple trial runs, called simulations, using random variables to generate potential future stock prices. This valuation technique was used to estimate the fair value associated with future distributions of common stock to CII common unit holders. The Monte Carlo simulation first projects the number of shares to be distributed by CII to the common unit holders at each subsequent measurement date based on stock price projections under each simulation. Shares attributable to unvested CII common units are subject to the existing vesting provisions of the CII common unit awards. The estimated future value of shares scheduled to be distributed by CII based on vesting provisions are calculated under each independent simulation. The present value of the number of shares of common stock to be distributed to common unit holders under each simulation is then computed, and the average of each simulation is the fair value of ZGH's common shares to be distributed by CII to the common unit holders. This value was then adjusted for prior non-liquidating distributions made by the Company to derive a value for CII common units by class and on per unit basis. These values were used to calculate the fair value of outstanding CII common units as of the IPO date. Various inputs and assumptions were utilized in the valuation method, including forfeiture behavior, vesting provisions, holding restrictions, peer companies' historical volatility, and an appropriate risk-free rate.

        During the years ended June 30, 2015, 2014 and 2013, the Company recognized $156.4 million, $253.3 million and $104.9 million, respectively, of stock-based compensation expense related to vesting of CII common units. As of June 30, 2015, the unrecognized compensation associated with unvested CII common units was $70.2 million.

  CII Preferred Units

        CII has issued preferred units of CII to certain of the Company's executives and independent directors as compensation. The terms of these preferred unit awards require the Company to record the awards as equity awards. The Company estimates the fair value of these equity awards on the grant date and recognizes the related expense over the vesting period of the awards. As these awards have been issued by CII to employees and directors of the Company as compensation, the related expense has been recorded by the Company in the accompanying consolidated statements of operations. The Company recognized stock-based compensation expense and a related increase to the Company's

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(12) STOCK-BASED COMPENSATION (Continued)

member's interest of $0.4 million, $0.4 million and $0.9 million for the years ended June 30, 2015, 2014, and 2013, respectively.

        In connection with the non-liquidating distribution by CII approved on October 9, 2014, the Company's CEO and independent directors with vested CII preferred units received 256,265 shares of ZGH's common stock equal to the underlying value of their vested CII preferred units. A total of 29,555 shares of ZGH's common stock associated with unvested CII preferred units have or will be distributed subsequent to the IPO date.

  Performance Incentive Compensation Plan ("PCIP")

        During October 2014, the Company adopted the 2014 Performance Compensation Incentive Plan ("PCIP"). The PCIP includes incentive cash compensation (ICC) and equity (in the form of restricted stock units or "RSUs"). Grants under the PCIP RSU plans are made quarterly for all participants. The PCIP was effective on October 16, 2014 and will remain in effect for a period of 10 years (or through October 16, 2024) unless it is earlier terminated by the Company's Board of Directors.

        The PCIP has two components: Part A and Part B.

  Part A

        Under Part A of the PCIP, all full-time employees, including the Company's executives, are eligible to earn quarterly awards of RSUs. Each participant in Part A of the PCIP will have a RSU annual award target value, which will be allocated to each fiscal quarter. The final Part A value awarded to a participant for any fiscal quarter is determined by the Compensation Committee subsequent to the end of the respective performance period taking into account the Company's measured value creation for the quarter, as well as such other subjective factors that it deems relevant (including group and individual level performance factors). The number of Part A RSUs granted will be calculated based on the final award value determined by the Compensation Committee divided by the average closing price of ZGH's common stock over the last ten trading days of the respective performance period. Part A RSUs will vest assuming continuous employment fifteen months subsequent to the end of the performance period. Upon vesting, the RSUs convert to an equal number of shares of ZGH's common stock.

        During the years ended June 30, 2015 the Company recognized $12.6 million of compensation expense associated with the vested portion of the Part A awards. The June 30, 2015 quarterly award is recorded as a liability totaling $1.9 million as of June 30, 2015, as the awards represent an obligation denominated in a fixed dollar amount to be settled in a variable number of shares during the quarter ending September 30, 2015. Upon the issuance of the RSUs, the liability is re-measured and then reclassified to member's interest, with a corresponding charge (or credit) to stock based compensation expense. The value of the remaining unvested RSUs is expensed ratably through the vesting date. At June 30, 2015, the remaining unrecognized compensation cost to be expensed over the remaining vesting period for Part A awards is $12.6 million.

  Part B

        Under Part B of the PCIP, participants, who include members of the Company's senior management team, are awarded quarterly grants of RSUs. The number of the RSUs earned by the

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(12) STOCK-BASED COMPENSATION (Continued)

participants is based on ZGH's stock price performance over a four fiscal quarter measurement period and vest, assuming continuous employment at the end of the measurement period. The existence of a vesting provision that is associated with the performance of ZGH's stock price is a market condition, which affects the determination of the grant date fair value. Upon vesting, RSUs convert to an equal number of shares of ZGH's common stock.

        The table below reflects the total Part B RSUs granted during each period presented, the maximum eligible shares of ZGH's stock that the respective Part B RSU grant could be converted into shares of ZGH's common stock and the grant date fair value per Part B RSU (in millions):

	During the three months ended
	June 30, 2015	March 31, 2015	December 31, 2014
Part B RSUs granted	316,353	359,658	575,660
Maximum eligible shares of the Company's stock	1,490,023	1,381,086	2,210,534
Grant date fair value per Part B RSU	$27.10	$24.36	$63.12

        During years ended June 30, 2015, the Company recognized stock-based compensation expense of $31.3 million related to Part B awards.

        The grant date fair value of Part B RSU grants is estimated utilizing a Monte Carlo simulation. This simulation estimates the ten-day average closing stock price ending on the vesting date, the stock price performance over the performance period, and the number of common shares to be issued at the vesting date. Various assumptions are utilized in the valuation method, including the target stock price performance ranges and respective share payout percentages, the Company's historical stock price performance and volatility, peer companies' historical volatility and an appropriate risk-free rate. The aggregate future value of the grant under each simulation is calculated using the estimated per share value of the common stock at the end of the vesting period multiplied by the number of common shares projected to be granted at the vesting date. The present value of the aggregate grant is then calculated under each of the simulations, resulting in a distribution of potential present values. The fair value of the grant is then calculated based on the average of the potential present values. The remaining unrecognized compensation cost associated with Part B RSU grants is $21.9 million at June 30, 2015.

(13) FAIR VALUE MEASUREMENTS

        The Company's financial instruments consist of cash and cash equivalents, restricted cash, trade receivables, accounts payable, interest rate swaps, and long-term debt. The carrying values of cash and cash equivalents, restricted cash, trade receivables, and accounts payable approximated their fair values at June 30, 2015 and 2014, due to the short maturity of these instruments.

        The carrying value of the Company's Notes, excluding debt issuance costs, reflects the original amounts borrowed, inclusive of unamortized premium was $2,112.7 million and $1,250.0 million as of June 30, 2015 and 2014, respectively. Based on market interest rates for debt of similar terms and average maturities, the fair value of the Company's Notes as of June 30, 2015 and 2014 was estimated to be $2,109.3 million and $1,294.8 million, respectively. The Company's fair value estimates associated with its Note obligations were derived utilizing Level 2 inputs—quoted prices for similar instruments in active markets.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(13) FAIR VALUE MEASUREMENTS (Continued)

        The carrying value of the Company's Term Loan Facility, excluding debt issuance costs, reflects the original amounts borrowed, net of the unamortized discounts was $1,627.0 million and $1,990.2 million as of June 30, 2015 and 2014, respectively. The Company's Term Loan Facility accrues interest at variable rates based upon the one month, three month or six month LIBOR (with a LIBOR floor of 1.00%) plus a spread of 2.75%. Since management does not believe that the Company's credit quality has changed significantly since the date when the Term Loan Facility last amended on May 6, 2015, its carrying amount approximates fair value. Excluding any offsetting effect of the Company's interest rate swaps, a hypothetical increase in the applicable interest rate on the Company's term loan of one percentage point above the 1.0% LIBOR floor would increase the Company's annual interest expense by approximately $16.5 million.

        The Company's interest rate swaps are valued using discounted cash flow techniques that use observable market inputs, such as LIBOR-based yield curves, forward rates, and credit ratings. Changes in the fair value of the interest rate swaps of $2.1 million and $4.6 million were recorded as an increase to interest expense during the year ended June 30, 2015 and June 30, 2014, respectively. A hypothetical increase in LIBOR rates of 100 basis points would favorably increase the fair value of the interest rate swaps by approximately $7.3 million.

        As of June 30, 2015 and 2014, there is no balance currently outstanding under the Company's Revolver.

        Financial instruments measured at fair value on a recurring basis are summarized below (in millions):

	Level	June 30, 2015	June 30, 2014
Liabilities Recorded at Fair Value in the Financial Statements:
Interest rate swap	Level 2	$4.1	$2.0

        Prior to the deemed modification of the Company's stock-based compensation arrangements (See Note 12—Stock-based Compensation), the Company recorded its stock based compensation liability at fair value. The fair value of the Company's stock-based compensation liability as of June 30, 2014 was $392.4 million and was derived utilizing Level 3 inputs.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES

Capital Leases

        Future contractual payments under the terms of the Company's capital lease obligations were as follows (in millions):

Year Ended June 30,
2016	$6.4
2017	7.0
2018	5.6
2019	5.0
2020	3.8
Thereafter	17.3

Total minimum lease payments	45.1
Less amounts representing interest	(12.4)
Less current portion	(4.4)

Capital lease obligations, non-current	$28.3

Operating Leases

        The Company leases office space, warehouse space, network assets, switching and transport sites, points of presence and equipment under non-cancelable operating leases. Lease expense was $125.3 million, $90.1 million, and $87.2 million for the years ended June 30, 2015, 2014 and 2013, respectively.

        For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases. When the straight-line expense recorded exceeds the cash outflows during the respective period, the Company records a deferred lease obligation on the consolidated balance sheets and amortizes the deferred rent over the terms of the respective leases.

        Minimum contractual lease payments due under the Company's long-term operating leases are as follows (in millions):

Year Ended June 30,
2016	$119.3
2017	86.9
2018	75.4
2019	62.7
2020	48.9
Thereafter	280.7

$673.9

Lease Termination Costs

        In connection with integration activities associated with acquisitions completed during Fiscal 2012 and 2013, the Company completed an analysis of existing and acquired facilities leases and determined

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES (Continued)

that certain facilities under lease would not be used by the Company in the future. During the fourth quarter of 2013, the Company recorded a charge for lease termination costs totaling $10.4 million related to exit activities initiated for unutilized space associated with leased office and technical facilities, which was partially offset by a benefit related to the release of associated rent escalation accrual in the amount of $0.2 million. The net $10.2 million charge has been included in operating costs and selling, general and administrative expenses for Fiscal 2013. As of June 30, 2015 and 2014, the remaining lease termination obligation associated with these facilities was $6.3 million and $8.1 million, respectively, which is recorded net of anticipated sublease income. The Company periodically re-evaluates its assumptions used to estimate this obligation and may record adjustments prospectively as facts or circumstances change related to the utilized space associated with leased facilities.

Purchase Commitments

        At June 30, 2015, the Company was contractually committed for $226.4 million of capital expenditures for construction materials and purchases of property and equipment. A majority of these purchase commitments are expected to be satisfied in the next twelve months. These purchase commitments are primarily success based; that is, the Company has executed customer contracts that support the future capital expenditures.

Outstanding Letters of Credit

        As of June 30, 2015, the Company had $9.2 million in outstanding letters of credit, which were primarily entered into in connection with various lease agreements.

Contingencies

        In the normal course of business, the Company is party to various outstanding legal proceedings, asserted and unasserted claims, and carrier disputes. In the opinion of management, the ultimate disposition of these matters, both asserted and unasserted, will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

(15) RELATED-PARTY TRANSACTIONS

        The Company has ongoing contractual relationships with Onvoy, LLC and its subsidiaries ("OVS"). OVS is wholly owned by CII and provides voice and managed services. The Company provides OVS and its subsidiaries with bandwidth capacity, and OVS provides the Company and its subsidiaries with voice services. The contractual relationships are based on agreements that were entered into at estimated market rates.

        The following table represents the revenue and expense transactions the Company recorded with OVS (in millions):

	Year Ended June 30,
	2015	2014	2013
Revenues	$6.9	$7.0	6.6

Operating costs	$1.0	$1.6	1.5

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(15) RELATED-PARTY TRANSACTIONS (Continued)

        As of June 30, 2015 and June 30, 2014, the Company had a balance due from OVS in the amount of $0.6 million and $0.1 million, respectively.

        As of June 30, 2015, the Company had a balance due to ZGH of $1.3 million related to certain expenses of the Company that were paid by ZGH.

        As discussed in Note 11—Equity, during Fiscal 2014: i) the Board of CII authorized a non-liquidating distribution to certain common unit holders of up to $10.0 million, and the Company advanced $10.0 million to CII, evidenced by an intercompany note receivable, ii) the board of managers of CII authorized and paid a non-liquidating distribution to the Company's CEO of $3.0 million and amended the intercompany note receivable with CII for the incremental distribution, and iii) the board of managers of CII authorized and redeemed for cash the vested common units held by a member of management for $9.0 million in full and final settlement of his outstanding common unit grants and further amended the intercompany note receivable with CII for the incremental distribution. The amount due to the Company from CII of $22.0 million was reflected as a reduction of stockholder's equity as of June 30, 2014. In October 2014, the Company and CII entered into an agreement which relieved CII of its obligation to repay the outstanding intercompany note receivable balance. As of June 30, 2015, the Company does not have an outstanding receivable balance from CII.

        Dan Caruso, the Company's Chief Executive Officer and Chairman of the Board is a party to an aircraft charter (or membership) agreement through his affiliate, Bear Equity LLC, for business and personal travel. Under the terms of the charter agreement, all fees for the use of the aircraft are effectively variable in nature. For his business travel on behalf of the Company, Mr. Caruso is reimbursed for his use of the aircraft subject to quarterly and annual maximum reimbursement thresholds approved by the Company's Nominating and Governance Committee. During the years ended June 30, 2015 and 2014, respectively, the Company reimbursed Mr. Caruso $0.7 million and $0.1 million for his business use of the aircraft.

        On June 28, 2012, Matt Erickson, the President of Zayo Physical Infrastructure, purchased $0.6 million in aggregate principal amount of the Company's 10.125% 2020 Unsecured Notes at the offering price for such notes. Mr. Erickson qualifies as an "accredited investor" (as defined in Rule 501 under the Securities Act), and this purchase was on terms available to other investors. On December 15, 2015, approximately $0.2 million of Mr. Erickson's notes were redeemed as part of the pro rata redemption of the 2020 Unsecured Notes following the ZGH initial public offering, and as of June 30, 2015, the principal amount of notes held by Mr. Erickson was $0.4 million.

(16) SEGMENT REPORTING

        The Company uses the management approach to determine the segment financial information that should be disaggregated and presented separately in the Company's notes to its financial statements. The management approach is based on the manner by which management has organized the segments within the Company for making operating decisions, allocating resources, and assessing performance.

        As the Company has increased in scope and scale, it has developed its management and reporting structure to support this growth. The Company's dark fiber solutions, network connectivity, colocation and cloud infrastructure and other services are comprised of various related product groups generally defined around the type of service the customer is buying, referred to as Strategic Product Groups ("SPG" or "SPGs"). Each SPG is responsible for the revenue, costs and associated capital expenditures

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

of their respective services. The SPGs enable sales, make pricing and product decisions, engineer networks and deliver services to customers, and support customers for their specific telecom and Internet infrastructure services.

        With the continued increase in the Company's scope and scale, effective October 1, 2015, the Company's chief operating decision maker ("CODM"), the Company's Chief Executive Officer, implemented certain organizational changes to the management and operation of the business that directly impacts how the CODM makes resource allocation decisions and manages the Company. The change in structure had the impact of establishing a new reportable segment and re-aligning the Company's existing SPGs to the revised reportable segments. Prior to this change, the operating segments were reported as Physical Infrastructure, which included the Company's Dark Fiber, MIG and zColo SPGs, Cloud and Connectivity, which included the Company's Waves, SONET, Ethernet, IP and Cloud SPGs, and Other, which primarily included ZPS. The new structure has removed the zColo and Cloud SPGs out of the Physical Infrastructure and Cloud and Connectivity reporting segments, respectively, creating a new reportable segment named Zayo Colocation and Cloud Infrastructure. The Dark Fiber and MIG SPGs are now reported as Dark Fiber Solutions operating segment, and Ethernet, IP, Waves, and SONET, are now reported in the Network Connectivity operating segment. SPGs report directly to the reportable segment managers who are responsible for the operations and financial results for the Dark Fiber Solutions, Network Connectivity, Colocation and Cloud Infrastructure, and Other reportable segments (collectively, the "Revised Segments"). The Revised Segment managers report directly to the CODM, and it is the financial results of those segments that are evaluated and drive the resource allocation decisions.

        The Company's Revised Segments are further described below:

    Dark Fiber Solutions.    Through the Dark Fiber Solutions segment, the Company provides raw bandwidth infrastructure to customers that require more control of their internal networks. These services include dark fiber and mobile infrastructure (fiber-to-the-tower and small cell). Dark fiber is a physically separate and secure, private platform for dedicated bandwidth. The Company leases dark fiber pairs (usually 2 to 12 total fibers) to its customers, who "light" the fiber using their own optronics. The Company's mobile infrastructure services provide direct fiber connections to cell towers, small cells, hub sites, and mobile switching centers. Dark Fiber Solutions customers include carriers and other communication service providers, Internet service providers, wireless service providers, major media and content companies, large enterprises, and other companies that have the expertise to run their own fiber optic networks or require interconnected technical space. The contract terms in the Dark Fiber Solutions segment tend to range from three to twenty years.

    Network Connectivity.    The Network Connectivity segment provides bandwidth infrastructure solutions over the Company's metro, regional, and long-haul fiber networks where it uses optronics to light the fiber and the Company's customers pay for access based on the amount and type of bandwidth they purchase. The Company's services within this segment include wavelength, Ethernet, IP and SONET. The Company targets customers who require a minimum of 10G of bandwidth across their networks. Network Connectivity customers include carriers, financial services companies, healthcare, government institutions, education institutions and other enterprises. The contract terms in this segment tend to range from two to five years.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

    Colocation and Cloud Infrastructure.    The Colocation and Cloud Infrastructure segment provides data center infrastructure solutions to a broad range of enterprise, carrier, content and cloud customers. The Company's services within this segment include colocation, interconnection, cloud, hosting and managed services, such as security and remote hands offerings. Solutions range in size from single cabinet and server support to comprehensive international outsourced IT infrastructure environments. The Company's datacenters also support a large component of the Company's networking equipment for the purpose of aggregating and distributing data, voice, Internet, and video traffic. The contract terms in this segment tend to range from two to five years.

    Other.    The Other segment is primarily comprised of ZPS. ZPS provides network and technical resources to customers in designing, acquiring and maintaining their networks. Services are typically provided for a term of one year for a fixed recurring monthly fee in the case of network and on an hourly basis for technical resources (usage revenue).

        Effective October 1, 2015 revenues for all of the Company's products are included in one of the Company's segments. This segment presentation has been recast for all prior periods presented for comparability. The results of operations for each segment include an allocation of certain indirect costs and corporate related costs, including overhead and third party-financed debt. The allocation is based on a percentage that represents management's estimate of the relative burden each segment bears of indirect and corporate costs. Management has evaluated the allocation methods utilized to allocate these costs and determined they are systematic and rational. Identifiable assets for each reportable segment are reconciled to total consolidated assets including unallocated corporate assets and intersegment eliminations. Unallocated corporate assets consist primarily of cash and deferred taxes.

Segment Adjusted EBITDA

        Segment Adjusted EBITDA is the primary measure used by the Company's CODM to evaluate segment operating performance.

        The Company defines Segment Adjusted EBITDA as earnings from operations before interest, income taxes, depreciation and amortization ("EBITDA") adjusted to exclude acquisition or disposal-related transaction costs, losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains (losses) on intercompany loans, and non-cash income (loss) on equity and cost method investments. The Company uses Segment Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures used by management for planning and forecasting of future periods. The Company believes that the presentation of Segment Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and facilitates comparison of the Company's results with the results of other companies that have different financing and capital structures.

        Segment Adjusted EBITDA results, along with other quantitative and qualitative information, are also utilized by the Company and its Compensation Committee for purposes of determining bonus payouts to employees.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

        Segment Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of the Company's results from operations and operating cash flows as reported under GAAP. For example, Segment Adjusted EBITDA:

  •
  does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, working capital needs;

  •
  does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on the Company's debt; and

  •
  does not reflect cash required to pay income taxes.

        The Company's computation of Segment Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate segment Adjusted EBITDA in the same fashion.

	For the year ended June 30, 2015
	(in millions)
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
Revenue from external customers	$531.3	$648.0	$144.6	$23.2	$—	$1,347.1
Segment Adjusted EBITDA	364.3	339.2	73.8	5.3	—	782.6
Total assets	2,848.9	1,807.7	1,013.7	35.0	388.7	6,094.0
Capital expenditures, net of stimulus grant reimbursements	279.7	195.1	55.4	0.2	—	530.4

	For the year ended June 30, 2014
	(in millions)
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
Revenue from external customers	$419.8	$606.2	$75.6	$28.1	$—	$1,129.7
Segment Adjusted EBITDA	288.2	326.7	37.4	8.0	—	660.3
Total assets	2,714.6	1,739.1	157.9	43.1	326.2	4,980.9
Capital expenditures, net of stimulus grant reimbursements	181.0	151.6	28.2	—	—	360.8

	For the year ended June 30, 2013
	(in millions)
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
Revenue from external customers	$358.8	$570.5	$54.2	$27.8	$(0.3)	$1,011.0
Segment Adjusted EBITDA	250.7	278.3	25.4	6.2	(0.1)	560.5
Total assets	2,213.2	1,685.5	98.3	32.4	122.7	4,152.1
Capital expenditures, net of stimulus grant reimbursements	165.8	143.0	14.5	—	—	323.3

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

Reconciliation from Total Segment Adjusted EBITDA to net loss from operations

	For the year ended June 30,
	2015	2014	2013
	(in millions)
Total Segment Adjusted EBITDA	$782.6	$660.3	$560.5
Interest expense	(214.0)	(203.5)	(202.5)
Depreciation and amortization expense	(406.2)	(338.2)	(324.5)
Transaction costs	(5.9)	(4.5)	(14.2)
Stock-based compensation	(200.7)	(253.7)	(105.8)
Loss on extinguishment of debt	(94.3)	(1.9)	(77.3)
Unrealized foreign currency gain/(loss)	(24.4)	4.7	0.1
Non-cash loss on investments	(0.9)	—	—

Net loss from continuing operations before provision for income taxes	$(163.8)	$(136.8)	$(163.7)

        The following is a summary of geographical information (in millions):

	For the year ended June 30,
	2015	2014	2013
Revenue from external customers:
United States	$1,193.5	$1,059.3	$953.1
United Kingdom	119.0	70.3	57.5
Japan	—	0.1	0.4
France	34.6	—	—

Total Revenue	$1,347.1	$1,129.7	$1,011.0

Long-lived assets:
United States	$3,848.0	$3,140.2	2,995.3
United Kingdom	405.3	429.9	120.2
Japan	0.3	0.3	—
France	48.7	—	—

Total Long-lived assets	$4,302.3	$3,570.4	$3,115.5

        The Company includes all non-current assets, except for goodwill in its long-lived assets.

(17) Condensed Consolidating Financial Information

        As discussed Note 8—Long-Term Debt, as of June 30, 2015, the Company has outstanding $325.6 million 2020 Unsecured Notes, $1,430.0 million 2023 Unsecured Notes and $350.0 million 2025 Senior Unsecured Notes. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company's current and future domestic restricted subsidiaries. Zayo Capital does not have independent assets or operations. The non-guarantor subsidiaries consist of the foreign subsidiaries that were acquired in conjunction with the Company's acquisitions.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

        The accompanying condensed consolidating financial information has been prepared and is presented to display the components of the Company's balance sheets, statements of operations and statements of cash flows in a manner that allows an existing or future holder of the Company's Notes to review and analyze the current financial position and recent operating results of the legal subsidiaries that guarantee the Company's debt obligations.

        The operating activities of the separate legal entities included in the Company's consolidated financial statements are interdependent. The accompanying condensed consolidating financial information presents the results of operations, financial position and cash flows of each legal entity. Zayo Group and its guarantors provide services to each other during the normal course of business. These transactions are eliminated in the consolidated results of operations of the Company. Activity related to income taxes is included at the issuer, or Zayo Group level, and the Company's non-guarantor subsidiaries and is not allocated to the Company's guarantor subsidiaries in the condensed consolidated financial information presented below.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Balance Sheets
Year Ended June 30, 2015

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$274.3	$4.7	$29.0	$—	308.0
Trade receivables, net of allowance	54.7	4.6	28.7	—	88.0
Due from related parties	(1.3)	0.4	2.9	(1.4)	0.6
Prepaid expenses	25.8	4.4	7.1	—	37.3
Deferred income taxes, net	128.5	—	1.0	—	129.5
Other assets	3.6	—	0.3	—	3.9

Total current assets	485.6	14.1	69.0	(1.4)	567.3
Property and equipment, net	2,622.9	335.5	340.8	—	3,299.2
Intangible assets, net	605.8	239.5	103.0	—	948.3
Goodwill	762.2	281.0	181.2	—	1,224.4
Other assets	36.2	8.3	10.3	—	54.8
Related party receivable	304.8	—	—	(304.8)	—
Investment in subsidiary	1,050.8	—	—	(1,050.8)	—

Total assets	$5,868.3	$878.4	$704.3	$(1,357.0)	$6,094.0

Liabilities and member's equity
Current liabilities
Current portion of long-term debt	$16.5	$—	$—	$—	16.5
Accounts payable	26.6	4.0	9.4	—	40.0
Accrued liabilities	125.6	20.6	36.2	—	182.4
Accrued interest	57.2	—	—	—	57.2
Capital lease obligations, current	2.0	1.6	0.8	—	4.4
Due to related parties	1.7	—	—	(1.4)	1.3
Deferred revenue, current	73.2	2.8	10.6	—	86.6

Total current liabilities	302.8	29.0	58.0	(1.4)	388.4
Long-term debt, non-current	3,652.2	—	—	—	3,652.2
Related party debt, long-term	—	—	304.8	(304.8)	—
Capital lease obligation, non-current	5.6	18.6	4.1	—	28.3
Deferred revenue, non-current	559.4	4.6	48.7	—	612.7
Stock-based compensation liability	1.5	0.1	0.3	—	1.9
Deferred income taxes, net	139.2	—	50.5	—	189.7
Other long-term liabilities	13.5	10.5	2.7	—	26.7

Total liabilities	4,674.2	62.8	469.1	(306.2)	4,899.9
Member's equity
Member's interest	1,730.1	778.1	251.2	(1,060.3)	1,699.1
Accumulated other comprehensive (loss)/income	—	—	(7.9)	—	(7.9)
Accumulated deficit	(536.0)	37.5	(8.1)	—	(497.1)

Total member's equity	1,194.1	815.6	235.2	(1,050.8)	1,194.1

Total liabilities and member's equity	$5,868.3	$878.4	$704.3	$(1,357.0)	$6,094.0

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Balance Sheets
Year Ended June 30, 2014

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$256.0	$5.8	$35.6	$—	297.4
Trade receivables, net of allowance	33.6	8.2	15.4	—	57.2
Due from related parties	0.3	—	0.6	—	0.9
Prepaid expenses	18.7	0.9	5.3	—	24.9
Deferred income taxes, net	156.0	3.5	1.5	—	161.0
Other assets	1.9	—	0.5	—	2.4

Total current assets	466.5	18.4	58.9	—	543.8
Property and equipment, net	2,389.3	109.3	323.8	—	2,822.4
Intangible assets, net	563.7	51.1	95.5	—	710.3
Goodwill	683.5	38.0	145.2	—	866.7
Other assets	23.4	3.5	10.8	—	37.7
Related party receivable	267.8	—	—	(267.8)	—
Investment in subsidiary	332.1	—	—	(332.1)	—

Total assets	$4,726.3	$220.3	$634.2	$(599.9)	$4,980.9

Liabilities and member's equity
Current liabilities
Current portion of long-term debt	$20.5	$—	$—	$—	20.5
Accounts payable	20.4	4.3	2.0	—	26.7
Accrued liabilities	125.0	21.0	26.3	—	172.3
Accrued interest	57.1	—	—	—	57.1
Capital lease obligations, current	1.5	0.9	—	—	2.4
Due to related parties	(0.7)	—	0.7	—	—
Deferred revenue, current	56.7	1.6	17.1	—	75.4

Total current liabilities	280.5	27.8	46.1	—	354.4
Long-term debt, non-current	3,130.3	—	—	—	3,130.3
Related party debt, long-term	—	—	267.8	(267.8)	—
Capital lease obligation, non-current	5.6	18.4	1.7	—	25.7
Deferred revenue, non-current	459.5	8.6	33.4	—	501.5
Stock-based compensation liability	343.8	23.3	25.3	—	392.4
Deferred income taxes, net	93.0	—	45.3	—	153.0
Other long-term liabilities	12.3	9.8	0.2	—	22.3

Total liabilities	4,325.0	102.6	419.8	(267.8)	4,579.6
Member's equity
Member's interest	782.2	73.8	205.0	(332.1)	728.9
Accumulated other comprehensive (loss)/income	—	—	14.4	—	14.4
Accumulated deficit	(380.9)	43.9	(5.0)	—	(342.0)

Total member's equity	401.3	117.7	214.4	(332.1)	401.3

Total liabilities and member's equity	$4,726.3	$220.3	$634.2	$(599.9)	$4,980.9

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statements of Operations
Year Ended June 30, 2015

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$1,040.1	$151.6	$155.4	$—	$1,347.1

Operating costs and expenses
Operating costs (excluding depreciation amortization and including stock-based compensation)	313.8	54.4	45.3	—	413.5
Selling, general and administrative expenses (including stock-based compensation)	266.4	38.9	52.8	—	358.1
Depreciation and amortization	321.7	42.7	41.8	—	406.2

Total operating costs and expenses	901.9	136.0	139.9	—	1,177.8

Operating income	138.2	15.6	15.5	—	169.3

Other expenses
Interest expense	(177.0)	(20.3)	(16.7)	—	(214.0)
Loss on extinguishment of debt	(91.8)	(1.7)	(0.8)	—	(94.3)
Foreign currency (loss)/gain on intercompany loans	(23.2)	—	(1.2)	—	(24.4)
Other income, net	(0.4)	—	—	—	(0.4)
Equity in net earnings of subsidiaries	(9.5)	—	—	9.5	—

Total other expense, net	(301.9)	(22.0)	(18.7)	9.5	(333.1)

(Loss)/earnings before provision for income taxes	(163.7)	(6.4)	(3.2)	9.5	(163.8)
(Benefit)/provision for income taxes	(8.6)	—	(0.1)	—	(8.7)

Net (loss)/earnings	$(155.1)	$(6.4)	$(3.1)	$9.5	$(155.1)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statements of Operations
Year Ended June 30, 2014

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$956.5	$102.8	$70.4	$—	$1,129.7

Operating costs and expenses
Operating costs (excluding depreciation amortization and including stock-based compensation)	290.1	45.5	7.7	—	343.3
Selling, general and administrative expenses (including stock-based compensation)	327.3	28.3	29.0	—	384.6
Depreciation and amortization	307.6	13.8	16.8	—	338.2

Total operating costs and expenses	925.0	87.6	53.5	—	1,066.1

Operating income	31.5	15.2	16.9	—	63.6

Other expenses
Interest expense	(201.1)	—	(2.4)	—	(203.5)
Loss on extinguishment of debt	(1.9)	—	—	—	(1.9)
Foreign currency (loss)/gain on intercompany loans	3.5	—	1.2	—	4.7
Other income, net	0.3	—	—	—	0.3
Equity in net earnings of subsidiaries	28.2	—	—	(28.2)	—

Total other expense, net	(171.0)	—	(1.2)	(28.2)	(200.4)

(Loss)/earnings before provision for income taxes	(139.5)	15.2	15.7	(28.2)	(136.8)
(Benefit)/provision for income taxes	37.6	—	2.7	—	40.3

Net (loss)/earnings	$(177.1)	$15.2	$13.0	$(28.2)	$(177.1)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statements of Operations
Year Ended June 30, 2013

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$876.4	$85.4	$57.9	$(8.7)	$1,011.0

Operating costs and expenses
Operating costs (excluding depreciation amortization and including stock-based compensation)	255.5	50.4	16.9	(8.7)	314.1
Selling, general and administrative expenses (including stock-based compensation)	229.5	9.4	17.8	—	256.7
Depreciation and amortization	301.4	9.8	13.3	—	324.5

Total operating costs and expenses	786.4	69.6	48.0	(8.7)	895.3

Operating income	90.0	15.8	9.9	—	115.7

Other expenses
Interest expense	(202.1)	—	(0.4)	—	(202.5)
Loss on extinguishment of debt	(77.3)	—	—	—	(77.3)
Foreign currency (loss)/gain on intercompany loans	0.1	—	—	—	0.1
Other income, net	0.2	—	0.1	—	0.3
Equity in net earnings of subsidiaries	20.7	—	—	(20.7)	—

Total other expense, net	(258.4)	—	(0.3)	(20.7)	(279.4)

(Loss)/earnings before provision for income taxes	(168.4)	15.8	9.6	(20.7)	(163.7)
(Benefit)/provision for income taxes	(26.5)	—	4.7	—	(21.8)

Net (loss)/earnings	$(141.9)	$15.8	$4.9	$(20.7)	$(141.9)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statements of Cash Flows
Year Ended June 30, 2015

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total
Net cash provided by operating activities	$489.3	$55.7	62.0	$607.0

Cash flows from investing activities:
Purchases of property and equipment, net of stimulus grants	(436.8)	(47.8)	(45.8)	(530.4)
Acquisitions, net of cash acquired	(113.5)	(668.3)	(73.9)	(855.7)

Net cash used in investing activities	(550.3)	(716.1)	(119.7)	(1,386.1)

Cash flows from financing activities:
Proceeds from debt	1,747.2	—	40.1	1,787.3
Proceeds from equity offerings and contributions	(290.9)	660.7	15.2	385.0
Direct costs associated with equity offerings	—	—	—	—
Principal payments on long-term debt	(1,288.5)	—	—	(1,288.5)
Payment of early redemption fees on debt extinguished	(62.6)	—	—	(62.6)
Principal repayments on capital lease obligations	(1.7)	(1.4)	(0.4)	(3.5)
Payment of debt issuance costs	(24.2)	—	—	(24.2)

Net cash provided by financing activities	79.3	659.3	54.9	793.5

Effect of changes in foreign exchange rates on cash	—	—	(3.8)	(3.8)
Net (decrease)/increase in cash and cash equivalents	18.3	(1.1)	(2.8)	14.4
Cash and cash equivalents, beginning of period	256.0	5.8	35.6	297.4

Cash and cash equivalents, end of period	$274.3	$4.7	$29.0	$308.0

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statements of Cash Flows
Year Ended June 30, 2014

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total
Net cash provided by operating activities	$485.5	43.2	33.3	$562.0

Cash flows from investing activities:
Purchases of property and equipment, net of stimulus grants	(316.6)	(28.2)	(16.0)	(360.8)
Acquisitions, net of cash acquired	(83.2)	(17.8)	(292.3)	(393.3)

Net cash used in investing activities	(399.8)	(46.0)	(308.3)	(754.1)

Cash flows from financing activities:
Proceeds from debt	423.6	—	—	423.6
Proceeds from revolving credit facility	195.0	—	—	195.0
Proceeds from equity offerings and contributions	11.2	(5.6)	—	5.6
Distribution to parent	(1.2)	—	—	(1.2)
Dividends received/(paid)	(70.8)	15.8	55.0	—
Principal payments on long-term debt	(18.0)	—	—	(18.0)
Principal repayments on capital lease obligations	(2.1)	(5.8)	—	(7.9)
Payment of)/receipt from intercompany loans	(251.1)	—	251.1	—
Payments on revolving credit facility	(195.0)	—	—	(195.0)
Payment of debt issuance costs	(4.9)	—	—	(4.9)

Net cash provided by financing activities	86.7	4.4	306.1	397.2

Effect of changes in foreign exchange rates on cash	—	—	1.0	1.0
Net (decrease)/increase in cash and cash equivalents	172.4	1.6	31.1	205.1
Cash and cash equivalents, beginning of period	83.6	4.2	3.5	91.3

Cash and cash equivalents, end of period	$256.0	$5.8	$35.6	$297.4

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(17) Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statements of Cash Flows
Year Ended June 30, 2013

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total
Net cash provided by operating activities	$359.3	$31.8	$13.6	$404.7

Cash flows from investing activities:
Purchases of property and equipment, net of stimulus grants	(299.8)	(14.1)	(9.4)	(323.3)
Acquisitions, net of cash acquired	(2,489.0)	0.4	7.9	(2,480.7)

Net cash used in investing activities	(2,788.8)	(13.7)	(1.5)	(2,804.0)

Cash flows from financing activities:
Proceeds from debt	3,184.4	4.9	—	3,189.3
Proceeds from equity offerings and contributions	344.0	—	—	344.0
Dividends received/(paid)	18.6	(18.6)	—	—
Principal payments on long-term debt	(1,058.6)	—	—	(1,058.6)
Payment of early redemption fees on debt extinguished	(72.1)	—	—	(72.1)
Principal repayments on capital lease obligations	(1.8)	(0.1)	—	(1.9)
Payment of)/receipt from intercompany loans	8.3	—	(8.3)	—
Payment of debt issuance costs	(83.1)	—	—	(83.1)
Changes in restricted cash, net	22.6	—	—	22.6

Net cash provided by financing activities	2,362.3	(13.8)	(8.3)	2,340.2

Effect of changes in foreign exchange rates on cash	0.1	(0.1)	(0.3)	(0.3)
Net (decrease)/increase in cash and cash equivalents	(67.2)	4.3	3.8	(59.1)
Cash and cash equivalents, beginning of period	150.7	—	—	150.7

Cash and cash equivalents, end of period	$83.6	$4.2	$3.5	$91.3

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table presents the unaudited quarterly results for the year ended June 30, 2015 (in millions):

	2015 Quarter Ended(1)
	September 30(1)	December 31	March 31(3)(4)	June 30	Total
Revenue	$320.6	$323.9	$340.7	$361.9	$1,347.1

Operating costs and expenses
Operating costs (excluding depreciation and amortization and including stock-based compensation)	107.3	97.8	100.9	107.5	413.5
Selling, general and administrative expenses (including stock-based compensation)(2)	156.6	32.1	83.0	86.4	358.1
Depreciation and amortization	96.0	96.9	100.1	113.2	406.2

Total operating costs and expenses	359.9	226.8	284.0	307.1	1,177.8

Operating income	(39.3)	97.1	56.7	54.8	169.3

Other expenses
Interest expense	(46.9)	(53.4)	(60.7)	(53.0)	(214.0)
Loss on extinguishment of debt(5)	—	(30.9)	(54.9)	(8.5)	(94.3)
Foreign currency (loss)/gain on intercompany loans	(14.7)	(13.3)	(13.2)	16.8	(24.4)
Other (expense)/income, net	—	(0.1)	—	(0.3)	(0.4)

Total other expenses, net	(61.6)	(97.7)	(128.8)	(45.0)	(333.1)

(Loss)/earnings from operations before income taxes	(100.9)	(0.6)	(72.1)	9.8	(163.8)
(Benefit)/provision for income taxes	9.4	(4.3)	(18.4)	4.6	(8.7)

Net (loss)/earnings	$(110.3)	$3.7	$(53.7)	$5.2	$(155.1)

(1)
The Company realized an increase in revenue and operating expenses beginning July 1, 2014 as a result of the acquisition of AtlantaNap and Neo.

(2)
The Company realized an increase in compensation expense in the first quarter as a result of an increase in the estimated fair value of CII common units as a result of the pending IPO. The common unit fair values were further adjusted in second quarter upon completion of the IPO. See Note 12—Stock-based Compensation.

(3)
The Company realized an increase in revenue and operating expenses beginning January 1, 2015 as a result of the acquisition of IdeaTek.

(4)
The Company realized an increase in revenue and operating expenses beginning February 23, 2015 as a result of the acquisition of Latisys.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(18) QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

(5)
The Company completed debt refinancing transactions during the second, third and fourth quarters of Fiscal 2015, resulting in a loss on debt extinguishment for those respective periods. See Note 8—Long-Term Debt.

        The following table presents the unaudited quarterly results for the year ended June 30, 2014 (in millions):

	2014 Quarter Ended(1)
	September 30(1)	December 31(2)(3)	March 31(4)	June 30(5)	Total
Revenue	$269.7	$278.7	$283.2	$298.1	$1,129.7

Operating costs and expenses
Operating costs (excluding depreciation and amortization and including stock-based compensation)	79.7	85.9	84.9	92.8	343.3
Selling, general and administrative expenses (including stock-based compensation)	76.4	87.0	96.6	124.6	384.6
Depreciation and amortization	81.0	81.7	84.2	91.3	338.2

Total operating costs and expenses	237.1	254.6	265.7	308.7	1,066.1

Operating income	32.6	24.1	17.5	(10.6)	63.6

Other expenses
Interest expense(6)	(51.5)	(50.3)	(49.1)	(52.6)	(203.5)
Loss on extinguishment of debt(7)	—	(1.9)	—	—	(1.9)
Foreign currency gain on intercompany loans	0.6	0.2	0.1	3.8	4.7
Other income, net	0.1	0.3	—	(0.1)	0.3

Total other expenses, net	(50.8)	(51.7)	(49.0)	(48.9)	(200.4)

Loss from operations before income taxes	(18.2)	(27.6)	(31.5)	(59.5)	(136.8)
Provision for income taxes	9.3	8.4	12.1	10.5	40.3

Net loss	$(27.5)	$(36.0)	$(43.6)	$(70.0)	$(177.1)

(1)
The Company realized an increase in revenue and operating expenses beginning August 1, 2013 as a result of the acquisition of Corelink.

(2)
The Company realized an increase in revenue and operating expenses beginning October 1, 2013 as a result of the acquisition of Access.

(3)
The Company realized an increase in revenue and operating expenses beginning October 2, 2013 as a result of the acquisition of Fiberlink.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS (Continued)

(18) QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

(4)
The Company realized an increase in revenue and operating expenses beginning March 4, 2014 as a result of the acquisition of CoreXchange.

(5)
The Company realized an increase in revenue and operating expenses beginning May 16, 2014 as a result of the acquisition of Geo.

(6)
The Company realized an increase in interest expense during the second and fourth quarters of 2014 due to financing transactions completed to increase its borrowings under its term loan facility. See Note 8—Long-Term Debt.

(7)
The Company completed a debt refinancing transaction during the second quarter of Fiscal 2014, resulting in a loss on debt extinguishment for that period. See Note 8—Long-Term Debt.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)

	December 31, 2015	June 30, 2015
Assets
Current assets
Cash and cash equivalents	$175.6	$308.0
Trade receivables, net of allowance of $4.8 and $3.4 as of December 31, 2015 and June 30, 2015, respectively	73.9	88.0
Due from related parties	0.5	0.6
Prepaid expenses	33.8	37.3
Deferred income taxes, net	129.8	129.5
Other assets	5.8	3.9

Total current assets	419.4	567.3
Property and equipment, net	3,626.1	3,299.2
Intangible assets, net	933.0	948.3
Goodwill	1,222.2	1,224.4
Other assets	72.4	54.8

Total assets	$6,273.1	$6,094.0

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$16.5	$16.5
Accounts payable	66.2	40.0
Accrued liabilities	182.2	182.4
Accrued interest	40.2	57.2
Capital lease obligations, current	5.4	4.4
Due to related parties	1.3	1.3
Deferred revenue, current	97.8	86.6

Total current liabilities	409.6	388.4
Long-term debt, non-current	3,649.8	3,652.2
Capital lease obligation, non-current	30.5	28.3
Deferred revenue, non-current	727.4	612.7
Deferred income taxes, net	186.6	189.7
Other long-term liabilities	37.6	28.6

Total liabilities	5,041.5	4,899.9
Commitments and contingencies (Note 10)
Member's equity
Member's interest	1,774.3	1,699.1
Accumulated other comprehensive loss	(19.6)	(7.9)
Accumulated deficit	(523.1)	(497.1)

Total member's equity	1,231.6	1,194.1

Total liabilities and member's equity	$6,273.1	$6,094.0

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions)

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
Revenue	$369.6	$323.9	$736.4	$644.5

Operating costs and expenses
Operating costs (excluding depreciation and amortization and including stock-based compensation—Note 8)	112.2	97.8	225.2	205.1
Selling, general and administrative expenses (including stock-based compensation—Note 8)	85.0	32.1	169.6	188.7
Depreciation and amortization	113.7	96.9	230.8	192.9

Total operating costs and expenses	310.9	226.8	625.6	586.7

Operating income	58.7	97.1	110.8	57.8

Other expenses
Interest expense	(51.2)	(53.4)	(105.0)	(100.3)
Loss on extinguishment of debt	—	(30.9)	—	(30.9)
Foreign currency loss on intercompany loans	(7.1)	(13.3)	(17.8)	(27.9)
Other expense, net	(0.1)	(0.1)	(0.2)	(0.2)

Total other expenses, net	(58.4)	(97.7)	(123.0)	(159.3)

Income/(loss) from operations before income taxes	0.3	(0.6)	(12.2)	(101.5)
Provision/(benefit) for income taxes	11.1	(4.3)	13.8	5.1

Net (loss)/income	$(10.8)	$3.7	$(26.0)	$(106.6)

The accompanying notes are an integral part of these condensed consolidated financial statements

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (UNAUDITED)

(in millions)

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
Net (loss)/income	$(10.8)	$3.7	$(26.0)	$(106.6)
Foreign currency translation adjustments	(7.7)	(8.7)	(11.7)	(21.0)

Comprehensive loss	$(18.5)	$(5.0)	$(37.7)	$(127.6)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (UNAUDITED)

SIX MONTHS ENDED DECEMBER 31, 2015

(in millions)

	Member's Interest	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Member's Equity
Balance at June 30, 2015	$1,699.1	$(7.9)	$(497.1)	$1,194.1
Stock-based compensation	87.6	—	—	87.6
Tax benefits from stock-based compensation	5.1	—	—	5.1
Foreign currency translation adjustment	—	(11.7)	—	(11.7)
Capital distribution to parent	(17.5)	—	—	(17.5)
Net loss	—	—	(26.0)	(26.0)

Balance at December 31, 2015	$1,774.3	$(19.6)	$(523.1)	$1,231.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in millions)

	Six months ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(26.0)	$(106.6)

Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	230.8	192.9
Loss on extinguishment of debt	—	30.9
Non-cash interest expense	6.6	9.4
Stock-based compensation	89.0	117.1
Amortization of deferred revenue	(41.9)	(34.6)
Additions to deferred revenue	86.6	84.1
Foreign currency loss on intercompany loans	17.8	27.9
Excess tax benefit from stock-based compensation	(7.9)	—
Deferred income taxes	8.3	(0.6)
Provision for bad debts	2.5	0.9
Non-cash loss on investments	0.6	0.5
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	15.3	(5.0)
Prepaid expenses	6.0	0.2
Payables to/(from) related parties, net	0.1	(10.4)
Accounts payable and accrued liabilities	(26.0)	(67.5)
Other assets and liabilities	(20.4)	(6.6)

Net cash provided by operating activities	341.4	232.6

Cash flows from investing activities
Purchases of property and equipment	(331.6)	(244.8)
Acquisition of Viatel, net of cash acquired	(101.0)	—
Acquisition of Dallas Data Center, net of cash acquired	(16.7)	—
Acquisition of Neo Telecoms, net of cash acquired	—	(73.9)
Acquisition of Colo Facilities Atlanta, net of cash acquired	—	(52.5)
Other	(0.3)	(0.1)

Net cash used in investing activities	(449.6)	(371.3)
Cash flows from financing activities
Distributions to parent	(17.5)	279.7
Principal payments on long-term debt	(8.3)	(259.7)
Payment of early redemption fees on debt extinguished	—	(23.8)
Principal payments on capital lease obligations	(2.2)	(1.3)
Excess tax benefit from stock-based compensation	7.9	—
Other	(0.8)	—

Net cash used in financing activities	(20.9)	(5.1)

Net cash flows	(129.1)	(143.8)
Effect of changes in foreign exchange rates on cash	(3.3)	(1.6)

Net decrease in cash and cash equivalents	(132.4)	(145.4)

Cash and cash equivalents, beginning of year	308.0	297.4

Cash and cash equivalents, end of period	$175.6	$152.0

Supplemental disclosure of non-cash investing and financing activities:
Cash paid for interest, net of capitalized interest	$112.5	$144.7
Cash paid for income taxes	6.7	10.8
Non-cash purchases of equipment through capital leasing	5.8	5.8
Increase in accounts payable and accrued expenses for purchases of property and equipment	25.5	5.9

        Refer to Note 2—Acquisitions for details regarding the Company's recent acquisitions.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) BUSINESS AND BASIS OF PRESENTATION

Business

        Zayo Group, LLC, a Delaware limited liability company, was formed on May 4, 2007, and is the operating parent company of a number of subsidiaries engaged in bandwidth infrastructure services. Zayo Group LLC and its subsidiaries are collectively referred to as "Zayo Group" or the "Company." Headquartered in Boulder, Colorado, the Company operates bandwidth infrastructure assets, including fiber networks and datacenters, in the United States and Europe to offer:

  •
  Dark Fiber Solutions, including dark fiber and mobile infrastructure services.

  •
  Colocation and Cloud Infrastructure, including Cloud and Colocation services.

  •
  Network Connectivity, wavelengths, Ethernet, IP and SONET services.

  •
  Other services, including Zayo Professional Services ("ZPS").

        Zayo Group is wholly owned by Zayo Group Holdings, Inc. ("Holdings" or "ZGH").

Basis of Presentation

        The accompanying condensed consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. The accompanying condensed consolidated financial statements and related notes are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for quarterly reports on Form 10-Q, and do not include all of the note disclosures required by GAAP for complete financial statements. These condensed consolidated financial statements should, therefore, be read in conjunction with the consolidated financial statements and notes thereto for the year ended June 30, 2015 included in the Company's Annual Report on Form 10-K for the year ended June 30, 2015. In the opinion of management, all adjustments considered necessary for fair presentation of financial position, results of operations and cash flows of the Company have been included herein. The results of operations for the three and six months periods ended December 31, 2015 are not necessarily indicative of the operating results for any future interim period or the full year.

        The Company's fiscal year ends June 30 each year, and we refer to the fiscal year ended June 30, 2015 as "Fiscal 2015" and the fiscal year ending June 30, 2016 as "Fiscal 2016."

Significant Accounting Policies

        There have been no changes to the Company's significant accounting policies described in its Annual Report on Form 10-K for the year ended June 30, 2015.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) BUSINESS AND BASIS OF PRESENTATION (Continued)

Use of Estimates

        The preparation of the Company's condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Significant estimates are used when establishing allowances for doubtful accounts and accruals for billing disputes, determining useful lives for depreciation and amortization and accruals for exit activities associated with real estate leases, assessing the need for impairment charges (including those related to intangible assets and goodwill), determining the fair values of assets acquired and liabilities assumed in business combinations, accounting for income taxes and related valuation allowances against deferred tax assets and estimating the restricted stock unit grant fair values used to compute the stock-based compensation liability and expense. Management evaluates these estimates and judgments on an ongoing basis and makes estimates based on historical experience, current conditions, and various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

Recently Issued Accounting Pronouncements

        In September 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2015-17, Balance Sheet Classification of Deferred Taxes, which requires an entity to present deferred tax liabilities and assets as noncurrent. The ASU will replace the current classification and presentation requirements for deferred tax assets and liabilities. Early adoption is permitted as of the original effective date or annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The Company has not yet adopted ASU 2015-17 and it is not expected to have a material effect on the Company's financial statements.

        In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which requires acquirers who have reported provisional amounts for items in a business combination to recognize adjustments to provisional amounts that are identified during the measurement period, in the reporting period in which the adjustments are determined. The ASU also requires that the acquirer record, in the same period's financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Prior to the issuance of ASU 2015-16, adjustments to provisional amounts were required to be retrospectively adjusted. The Company prospectively early-adopted ASU 2015-16 effective July 1, 2015. The adoption of this standard did not have a material impact on the financial statements.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. In July 2015, the FASB deferred the effective date to annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2017. Early adoption is permitted as of the original effective date or annual reporting

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) BUSINESS AND BASIS OF PRESENTATION (Continued)

periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

(2) ACQUISITIONS

        Since its formation, the Company has consummated 36 transactions accounted for as business combinations. The acquisitions were executed as part of the Company's business strategy of expanding through acquisitions. The acquisitions of these businesses have allowed the Company to increase the scale at which it operates, which in turn affords the Company the ability to increase its operating leverage, extend its network reach, and broaden its customer base.

        The accompanying condensed consolidated financial statements include the operations of the acquired entities from their respective acquisition dates.

  Acquisitions Completed During Fiscal 2016

Viatel

        On December 31, 2015, the Company completed the acquisition of a 100% interest in Viatel Infrastructure Europe Ltd., Viatel (UK) Limited, Viatel France SAS, Viatel Deutschland GmbH and Viatel Nederland BV (collectively, "Viatel") for cash consideration of €92.6 million (or $101.0 million), net of cash acquired. The final purchase consideration is subject to certain post-closing adjustments. The acquisition was funded with cash on hand. €5.0 million (or $5.5 million) of the purchase consideration is currently held in escrow pending expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

Dallas Data Center Acquisition ("Dallas Data Center")

        On December 31, 2015, the Company acquired a 36,000 square foot data center located in Dallas, Texas for cash consideration of $16.7 million. The acquisition was funded with cash on hand and was considered an asset purchase for tax purposes.

  Acquisitions Completed During Fiscal 2015

Colo Facilities Atlanta ("AtlantaNAP")

        On July 1, 2014, the Company acquired 100% of the equity interest in AtlantaNAP, a datacenter and managed services provider in Atlanta, for cash consideration of $51.9 million. The acquisition was considered an asset purchase for tax purposes.

Neo Telecoms ("Neo")

        On July 1, 2014, the Company acquired a 96% equity interest in Neo, a Paris-based bandwidth infrastructure company. The purchase agreement also includes a call option to acquire the remaining equity interest on or after December 31, 2015. The purchase consideration of €54.1 million (or

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(2) ACQUISITIONS (Continued)

$73.9 million), net of cash acquired, was in consideration of acquiring 96% equity ownership in Neo and a call option to purchase the remaining 4% equity interest in Neo. The fair value of the 4% non-controlling interest in Neo as of the acquisition date was $2.9 million and recorded in Other long-term liabilities. The consideration consisted of cash and was paid with cash on hand from the proceeds of the Term Loan Facility (as defined below). €8.7 million (or $11.9 million) of the purchase consideration is currently held in escrow pending the expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

IdeaTek Systems, Inc. ("IdeaTek")

        Effective January 1, 2015, the Company acquired all of the equity interest in IdeaTek. The purchase price, subject to certain post-closing adjustments, was $52.7 million and was paid with cash on hand. $3.2 million of the purchase consideration is currently held in escrow pending the expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

        The IdeaTek acquisition added 1,800 route miles to the Company's network in Kansas, and includes a dense metro footprint in Wichita, Kansas. The network spans across Kansas and connects to approximately 600 cellular towers and over 100 additional buildings.

Latisys Holdings, LLC ("Latisys")

        On February 23, 2015, the Company acquired the operating units of Latisys, a colocation and infrastructure as a service ("Iaas") provider for a price of $677.8 million, net of cash acquired. The Latisys acquisition was funded with the proceeds of the January Notes Offering (as defined in Note 5—Long-Term Debt). $31.4 million of the purchase consideration is currently held in escrow pending the expiration of the indemnification adjustment period. The acquisition was considered a stock purchase for tax purposes.

Acquisition Method Accounting Estimates

        The Company initially recognizes the assets and liabilities acquired from the aforementioned acquisitions based on its preliminary estimates of their acquisition date fair values. As additional information becomes known concerning the acquired assets and assumed liabilities, management may make adjustments to the opening balance sheet of the acquired company up to the end of the measurement period, which is no longer than a one year period following the acquisition date. The determination of the fair values of the acquired assets and liabilities assumed (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As of December 31, 2015, the Company has not completed its fair value analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of certain working capital and non-working capital acquired assets and assumed liabilities, including the allocations to goodwill and intangible assets, deferred revenue and resulting deferred taxes related to its acquisitions of Viatel, Dallas Data Center, and Latisys. All information presented with respect to certain working capital and non-working capital acquired assets and liabilities assumed as it relates to these acquisitions is preliminary and subject to revision pending the final fair value analysis.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(2) ACQUISITIONS (Continued)

        The table below reflects the Company's estimates of the acquisition date fair values of the assets and liabilities assumed from its Fiscal 2016 acquisitions:

Acquisition date	Viatel December 31, 2015	Dallas Data Center December 31, 2015
	(in millions)
Cash	$5.3	$—
Other current assets	7.5	—
Property and equipment	127.2	14.9
Deferred tax assets, net	—	—
Intangibles	24.8	1.8
Goodwill	12.1	—
Other assets	—	—

Total assets acquired	176.9	16.7

Current liabilities	14.4	—
Deferred revenue	46.6	—
Deferred tax liability, net	9.6	—
Other liabilities	—	—

Total liabilities assumed	70.6	—

Net assets acquired	106.3	16.7
Less cash acquired	(5.3)	—

Net consideration paid	$101.0	$16.7

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(2) ACQUISITIONS (Continued)

        The table below reflects the Company's estimates of the acquisition date fair values of the assets and liabilities assumed from its Fiscal 2015 acquisitions:

Acquisition date	AtlantaNAP July 1, 2014	Neo July 1, 2014	IdeaTek January 1, 2015	Latisys February 23, 2015
	(in millions)
Cash	$—	$4.2	$—	$9.4
Other current assets	0.2	9.5	0.8	17.2
Property and equipment	7.0	31.3	32.3	222.9
Deferred tax assets, net	—	—	3.1	0.4
Intangibles	21.0	26.4	7.6	250.2
Goodwill	25.2	32.5	39.0	274.7
Other assets	—	2.3	—	5.0

Total assets acquired	53.4	106.2	82.8	779.8

Current liabilities	1.5	13.5	4.4	10.0
Deferred revenue	—	3.7	25.7	3.1
Deferred tax liability, net	—	7.6	—	79.5
Other liabilities	—	3.3	—	—

Total liabilities assumed	1.5	28.1	30.1	92.6

Net assets acquired	51.9	78.1	52.7	687.2
Less cash acquired	—	(4.2)	—	(9.4)

Net consideration paid	$51.9	$73.9	$52.7	$677.8

        The goodwill arising from the Company's acquisitions results from synergies, anticipated incremental sales to the acquired company customer base and economies-of-scale expected from the acquisitions. The Company has allocated the goodwill to the reporting units (in existence on the respective acquisition dates) that were expected to benefit from the acquired goodwill. The allocation was determined based on the excess of the estimated fair value of the reporting unit over the estimated fair value of the individual assets acquired and liabilities assumed that were assigned to the reporting units. Note 3—Goodwill, displays the allocation of the Company's acquired goodwill to each of its reporting units.

        In each of the Company's Fiscal 2015 and Fiscal 2016 acquisitions, the Company acquired certain customer relationships. These relationships represent a valuable intangible asset, as the Company anticipates continued business from the acquired customer bases. The Company's estimate of the fair value of the acquired customer relationships is based on a multi-period excess earnings valuation technique that utilizes Level 3 inputs.

Transaction Costs

        Transaction costs include expenses associated with professional services (i.e., legal, accounting, regulatory, etc.) rendered in connection with signed and/or closed acquisitions or disposals (including spin-offs), travel expense, severance expense incurred on the date of acquisition or disposal, and other

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(2) ACQUISITIONS (Continued)

direct expenses incurred that are associated with such acquisitions or disposals. The Company incurred transaction costs of $3.3 million for the three and six months ended December 31, 2015, and $1.3 million and $4.6 million during the three and six months ended December 31, 2014, respectively. Transaction costs have been included in selling, general and administrative expenses in the condensed consolidated statements of operations and in cash flows from operating activities in the condensed consolidated statements of cash flows during these periods.

Pro-forma Financial Information

        The pro forma results presented below include the effects of the Company's Fiscal 2016 and 2015 acquisitions as if the acquisitions occurred on July 1, 2014. The pro forma net loss for the periods ended December 31, 2015 and 2014 includes the additional depreciation and amortization resulting from the adjustments to the value of property and equipment and intangible assets resulting from purchase accounting and adjustment to amortized revenue during Fiscal 2016 and 2015 as a result of the acquisition date valuation of assumed deferred revenue. The pro forma results also include interest expense associated with debt used to fund the acquisitions. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions been consummated as of July 1, 2014.

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
	(in millions)
Revenue	$374.7	$357.6	$746.6	$710.8
Net loss	$(11.9)	$(6.6)	$(28.3)	$(127.7)

        The Company is unable to determine the amount of revenue and net income associated with each acquisition recognized during the period as a result of integration activities.

(3) GOODWILL

        The Company's goodwill balance was $1,222.2 million and $1,224.4 million as of December 31, 2015 and June 30, 2015, respectively.

        The Company's reporting units are comprised of its strategic product groups ("SPGs"): Zayo Dark Fiber ("Dark Fiber"), Zayo Wavelength Services ("Waves"), Zayo SONET Services ("SONET"), Zayo Ethernet Services ("Ethernet"), Zayo IP Services ("IP"), Zayo Mobile Infrastructure Group ("MIG"), Zayo Colocation ("zColo"), Zayo Cloud Services ("Cloud") and Other (primarily ZPS).

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(3) GOODWILL (Continued)

        The following reflects the changes in the carrying amount of goodwill during the six months ended December 31, 2015:

Product Group	As of June 30, 2015	Fiscal 2016 Acquisitions	Adjustments to Fiscal 2015 Acquisitions	Foreign Currency Translation and Other	As of December 31, 2015
	(in millions)
Dark Fiber	$299.1	$5.3	$—	$(5.8)	$298.6
Waves	265.6	2.3	—	(3.1)	264.8
Sonet	50.3	1.5	—	—	51.8
Ethernet	104.2	1.3	—	(0.1)	105.4
IP	86.3	0.2	—	(0.2)	86.3
MIG	73.4	—	0.3	—	73.7
zColo	273.2	1.5	(5.1)	(0.2)	269.4
Cloud	57.0	—	—	(0.1)	56.9
Other	15.3	—	—	—	15.3

Total	$1,224.4	$12.1	$(4.8)	$(9.5)	$1,222.2

        During the six months ended December 31, 2015, the Company recorded adjustments to its provisional accounting estimates primarily associated with deferred tax asset balances acquired from the IdeaTek and Latisys acquisitions, which resulted in a $4.8 million reduction to goodwill.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(4) INTANGIBLE ASSETS

        Identifiable acquisition-related intangible assets as of December 31, 2015 and June 30, 2015 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net
	(in millions)
December 31, 2015
Finite-Lived Intangible Assets
Customer relationships	$1,102.3	$(191.1)	$911.2
Trade names	0.2	(0.2)	—
Underlying rights	1.7	(0.3)	1.4

Total	1,104.2	(191.6)	912.6
Indefinite-Lived Intangible Assets
Certifications	3.5	—	3.5
Underlying Rights	16.9	—	16.9

Total	$1,124.6	$(191.6)	$933.0

June 30, 2015
Finite-Lived Intangible Assets
Customer relationships	$1,080.3	$(155.0)	$925.3
Trade names	0.2	(0.1)	0.1
Underlying rights	1.7	(0.2)	1.5

Total	1,082.2	(155.3)	926.9
Indefinite-Lived Intangible Assets
Certifications	3.5	—	3.5
Underlying Rights	17.9	—	17.9

Total	$1,103.6	$(155.3)	$948.3

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(5) LONG-TERM DEBT

        As of December 31, 2015 and June 30, 2015, long-term debt was as follows:

	December 31, 2015	June 30, 2015
	(in millions)
Term Loan Facility due 2021	$1,638.5	$1,646.8
10.125% Senior Unsecured Notes due 2020	325.6	325.6
6.00% Senior Unsecured Notes Due 2023	1,430.0	1,430.0
6.375% Senior Unsecured Notes Due 2025	350.0	350.0

Total debt obligations	3,744.1	3,752.4

Unamortized discount on Term Loan Facility	(18.3)	(19.8)
Unamortized premium on 6.00% Senior Unsecured Notes	6.7	7.1
Unamortized debt issuance costs	(66.2)	(71.0)

Carrying value of debt	3,666.3	3,668.7
Less current portion	(16.5)	(16.5)

Long-term debt, less current portion	$3,649.8	$3,652.2

  Term Loan Facility due 2021 and Revolving Credit Facility

        On May 6, 2015, the Company and Zayo Capital, Inc. ("Zayo Capital") entered into an Amendment and Restatement Agreement whereby its credit agreement (the "Credit Agreement") governing its senior secured term loan facility (the "Term Loan Facility") and $450 million senior secured revolving credit facility (the "Revolver") was amended and restated in its entirety. The amended and restated Credit Agreement extended the maturity date of its outstanding term loans under the Term Loan Facility to May 6, 2021. The interest rate margins applicable to the Term Loan Facility were decreased by 25 basis points to LIBOR plus 2.75% with a minimum LIBOR of 1.0%. In addition, the amended and restated Credit Agreement removed the fixed charge coverage ratio covenant and replaced such covenant with a springing senior secured leverage ratio maintenance requirement applicable only to the Revolver, increased certain lien and debt baskets, and removed certain covenants related to collateral. The terms of the Term Loan Facility require the Company to make quarterly principal payments of $4.1 million plus an annual payment of up to 50% of excess cash flow, as determined in accordance with the Credit Agreement (no such payment was required during the three and six months ended December 31, 2015 or 2014).

        The Revolver matures at the earliest of (i) April 17, 2020, (ii) six months prior to the maturity date of the Term Loan Facility, subject to amendment thereof, and (iii) six months prior to the maturity date of the 2020 Unsecured Notes (as defined below), subject to repayment or amendment thereof. The Credit Agreement also allows for letter of credit commitments of up to $50.0 million. The Revolver is subject to a fee per annum of 0.25% to 0.375% (based on its current leverage ratio) of the weighted-average unused capacity, and the undrawn amount of outstanding letters of credit backed by the Revolver are subject to a 0.25% fee per annum. Outstanding letters of credit backed by the Revolver accrue interest at a rate ranging from LIBOR plus 2.0% to LIBOR plus 3.0% per annum based upon its leverage ratio.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(5) LONG-TERM DEBT (Continued)

        Interest rates on the Term Loan Facility as of December 31, 2015 and June 30, 2015 were 3.75%. Interest rates on the Revolver as of December 31, 2015 and June 30, 2015 were approximately 3.2% and 3.0%, respectively.

        As of December 31, 2015, no amounts were outstanding under the Revolver. Standby letters of credit were outstanding in the amount of $9.2 million as of December 31, 2015, leaving $440.8 million available under the Revolver.

  10.125% Senior Unsecured Notes due 2020

        On July 2, 2012, the Company and Zayo Capital (the "Issuers") issued $500.0 million aggregate principal amount of 10.125% senior unsecured notes due 2020 (the "2020 Unsecured Notes"). On December 15, 2014, the Issuers redeemed $174.4 million of their outstanding 2020 Unsecured Notes at a price of 110.125% and $75.0 million of their then outstanding 8.125% senior secured notes due 2020 at a price of 108.125% (the "Note Redemption"). As part of the Note Redemption, the Company paid an early redemption call premium of $23.8 million, which was recorded as a loss on extinguishment of debt on the consolidated statements of operations during three and six months ended December 31, 2014.

  6.00% Senior Unsecured Notes Due 2023 and 6.375% Senior Unsecured Notes due 2025

        On January 23, 2015, the Issuers completed a private offering (the "January Notes Offering") of $700.0 million aggregate principal amount of 6.00% senior unsecured notes due in 2023 (the "2023 Unsecured Notes"). On March 9, 2015, the Issuers completed a private offering of an additional $730.0 million aggregate principal amount of 2023 Unsecured Notes at a premium of 1% (the "March Notes Offering") resulting in aggregate gross proceeds for the 2023 Unsecured Notes of $1,437.3 million. The issue premium of $7.3 million on the March Notes Offering is being accreted against interest expense over the term of the notes under the effective interest method. The 2023 Unsecured Notes bear interest at the rate of 6.00% per year, which is payable on April 1 and October 1 of each year, beginning on October 1, 2015. The 2023 Unsecured Notes will mature on April 1, 2023. The net proceeds from the January Notes Offering were used to fund the Latisys acquisition (see Note 2—Acquisitions). The net proceeds from the March Notes Offering were used to redeem the remaining $675.0 million of the Issuers' then outstanding 8.125% senior secured notes due 2020 at a price of 105.75% (the "Second Notes Redemption"). As part of the Second Notes Redemption, the Company paid an early redemption call premium of $38.8 million. The call premium was recorded as a loss on extinguishment of debt on the consolidated statements of operations during the three months ended March 31, 2015.

        On May 6, 2015, the Issuers completed a private offering of $350.0 million aggregate principal amount of 6.375% senior unsecured notes due in 2025 (the "2025 Unsecured Notes"). Interest on the 2025 Unsecured Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2015. The 2025 Unsecured Notes will mature on May 15, 2025. The net proceeds from the 2025 Unsecured Notes were used to repay $344.5 million of the Term Loan Facility. As a result of the repayment, the Company recorded a loss on extinguishment of debt of $8.4 million during the three months ended June 30, 2015.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(5) LONG-TERM DEBT (Continued)

Debt covenants

        The indentures (the "Indentures") governing the 2020 Unsecured Notes, the 2023 Unsecured Notes and the 2025 Unsecured Notes (collectively the "Notes") contain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions with respect to any equity interests, make certain investments or other restricted payments, create liens, sell assets, incur restrictions on the ability of the Company's restricted subsidiaries to pay dividends or make other payments to the Company, consolidate or merge with or into other companies or transfer all or substantially all of their assets, engage in transactions with affiliates, and enter into sale and leaseback transactions. The terms of the Indentures include customary events of default.

        The Credit Agreement contains customary events of default, including among others, non-payment of principal, interest, or other amounts when due, inaccuracy of representations and warranties, breach of covenants, cross default to certain other indebtedness, insolvency or inability to pay debts, bankruptcy, or a change of control. The Credit Agreement also contains a covenant, applicable only to the Revolver, that the Company maintain a senior secured leverage ratio below 5.25:1.00 at any time when the aggregate principal amount of loans outstanding under the Revolver is greater than 35% of the commitments under the Revolver.

        The indenture governing the 2020 Unsecured Notes limits any increase in the Company's secured indebtedness (other than certain forms of secured indebtedness expressly permitted under such indenture) to a pro forma secured debt ratio of 4.50 times the Company's previous quarter's annualized modified EBITDA, as defined in the indenture, and limits the Company's incurrence of additional indebtedness to a total indebtedness ratio of 5.25 times the previous quarter's annualized modified EBITDA. The indentures governing the 2023 Unsecured Notes and the 2025 Unsecured Notes limit any increase in the Company's secured indebtedness (other than certain forms of secured indebtedness expressly permitted under such indentures) to a pro forma secured debt ratio of 4.50 times the Company's previous quarter's annualized modified EBITDA (as defined in such indentures), and limit the Company's incurrence of additional indebtedness to a total indebtedness ratio of 6.00 times the previous quarter's annualized modified EBITDA.

        The Company was in compliance with all covenants associated with its debt agreements as of December 31, 2015.

Guarantees

        The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company's current and future domestic restricted subsidiaries. The Notes were co-issued with Zayo Capital, which does not have independent assets or operations.

Debt issuance costs

        In connection with the Credit Agreement (and subsequent amendments thereto), and the various Notes offerings, the Company incurred debt issuance costs of $99.5 million (net of extinguishments). These costs are being amortized to interest expense over the respective terms of the underlying debt

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(5) LONG-TERM DEBT (Continued)

instruments using the effective interest method, unless extinguished earlier, at which time the related unamortized costs are to be immediately expensed.

        Unamortized debt issuance costs of $23.2 million associated with the Company's previous indebtedness were recorded as part of the loss on extinguishment of debt during Fiscal 2015.

        The balance of debt issuance costs as of December 31, 2015 and June 30, 2015 was $66.2 million and $71.0 million, net of accumulated amortization of $33.3 million and $28.3 million, respectively. The amortization of debt issuance costs is included on the condensed consolidated statements of cash flows within the caption "Non-cash interest expense" along with the amortization or accretion of the premium and discount on the Company's indebtedness and changes in the fair value of the Company's interest rate derivatives. Interest expense associated with the amortization of debt issuance costs was $2.5 million and $5.0 million for the three and six months ended December 31, 2015 and $3.8 million and $7.5 million during the three and six months ended December 31, 2014, respectively.

        Debt issuance costs are presented in the condensed consolidated balance sheets as a reduction to "Long-term debt, non-current".

Loss on extinguishment of debt

        In connection with the Note Redemption, the Company recorded an early redemption call premium of $23.8 million and recorded an expense of $7.1 million related to unamortized debt issuance costs associated with the notes redeemed. These expenses are included on the consolidated statements of operations during three and six months ended December 31, 2014.

  Interest rate derivatives

        On August 13, 2012, the Company entered into forward-starting interest rate swap agreements with an aggregate notional value of $750.0 million, a maturity date of June 30, 2017, and a start date of June 30, 2013. There were no up-front fees for these agreements. The contract states that the Company shall pay a 1.67% fixed rate of interest for the term of the agreement beginning on the start date. The counterparty will pay to the Company the greater of actual LIBOR or 1.25%. The Company entered into the forward-starting swap arrangements to reduce the risk of increased interest costs associated with potential changes in LIBOR rates.

        Changes in the fair value of interest rate swaps are recorded in interest expense in the condensed consolidated statements of operations for the applicable period. The fair value of the interest rate swaps of $3.5 million and $4.1 million are included in "Other long term liabilities" in the Company's condensed consolidated balance sheets as of December 31, 2015 and June 30, 2015, respectively. During the three and six months ended December 31, 2015, respectively, $1.0 million and $0.6 million was recorded as a decrease in interest expense for the change in fair value of the interest rate swaps. During the three and six months ended December 31, 2014, respectively, $1.5 million and $(0.5) million was recorded as an increase/(decrease) in interest expense for the change in the fair value of the interest rate swaps.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(6) INCOME TAXES

        The Company, a limited liability company, is taxed at the Holdings level. All income tax balances resulting from the operations of Zayo Group, on a separate return basis, are reflected in these financial statements.

        The Company's provision for income taxes from operations is summarized as follows:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
	(in millions)
Current Income Taxes
Federal	$0.7	$1.6	$0.8	$3.1
State	3.1	0.9	3.5	1.8
Foreign	1.0	—	1.2	0.8

Total	$4.8	$2.5	$5.5	$5.7

Deferred Income Taxes
Federal	$8.2	$(5.2)	$9.9	$1.1
State	(2.0)	(1.4)	(2.2)	(1.2)
Foreign	0.1	(0.2)	0.6	(0.5)

Total	6.3	(6.8)	8.3	(0.6)

Total provision/(benefit) for income taxes	$11.1	$(4.3)	$13.8	$5.1

        The United States and foreign components of loss from operations before income taxes for the three and six months ended December 31, 2015 and 2014 are as follows:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
	(in millions)
United States	$1.6	$0.1	$(12.1)	$(92.2)
Foreign	(1.3)	(0.7)	(0.1)	(9.3)

Total	$0.3	$(0.6)	$(12.2)	$(101.5)

        The Company's effective income tax rate differs from what would be expected if the federal statutory rate were applied to earnings before income taxes primarily because of certain expenses that represent permanent differences between book and tax expenses and deductions, such as the stock-based compensation expense related to the common units of Communications Infrastructure Investments, LLC ("CII") that is recorded as an expense for financial reporting purposes but is not deductible for tax purposes (See Note 7—Equity).

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(6) INCOME TAXES (Continued)

        A reconciliation of the actual income tax provision and the tax computed by applying the U.S. federal rate to the earnings before income taxes during the three and six-month periods ended December 31, 2015 and 2014 is as follows:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
	(in millions)
Expected benefit at the statutory rate	$(0.1)	$(0.3)	$(4.3)	$(35.6)
Increase/(decrease) due to:
Non-deductible stock-based compensation	10.0	(5.1)	17.4	42.1
State income taxes benefit, net of federal benefit	0.1	—	(0.5)	(4.5)
Transactions costs not deductible for tax purposes	0.5	0.1	0.5	0.4
Foreign tax rate differential	0.4	(0.3)	0.3	0.8
Other, net	0.2	1.3	0.4	1.9

Provision/(benefit) for income taxes	$11.1	$(4.3)	$13.8	$5.1

        Each interim period, management estimates the annual effective tax rate and applies that rate to its reported year-to-date earnings. The tax expense or benefit related to items for which management is unable to make reliable estimates or that are significant, unusual, or extraordinary items that will be separately reported, or reported net of their related tax effect, are individually computed and are recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws, tax rates or tax status is recognized in the interim period in which the change occurs.

        The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgments, including but not limited to the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent differences, and the likelihood of realizing deferred tax assets generated in both the current year and prior years. The accounting estimates used to compute the interim provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained, or the tax environment changes.

(7) EQUITY

        Zayo Group was initially formed on May 4, 2007, and is a wholly-owned subsidiary of Holdings. Prior to October 16, 2014, Holdings was a wholly owned subsidiary of CII. CII was organized on November 6, 2006, and subsequently capitalized on May 7, 2007, with capital contributions from various institutional and founder investors. Cash, property, and service proceeds from the capitalization of CII were contributed to the Company, and the contributions are reflected in the Company's member's interest. During Fiscal 2015, there was a deemed modification to the Company's stock compensation arrangements with employees and directors. The modification resulted in a reclassification of previously recorded stock-based compensation liability to member's interest.

        During the six months ended December 31, 2015, the Company recorded an $87.6 million increase in member's interest associated with stock-based compensation expense related to the Company's equity

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(7) EQUITY (Continued)

classified stock-based compensation awards (See Note 8—Stock-based Compensation). Additionally, the Company recorded an increase to member's interest of $5.1 million associated with a net tax benefit from stock-based compensation. The net tax benefit is a result of the stock-based compensation deduction for tax purposes exceeding the stock-based compensation expense recorded in the Company's condensed consolidated statement of operations. As a result of this net benefit, the Company retained $0.6 million in cash during the six months ended December 31, 2015 that would have otherwise been paid in income taxes during the current period. The remaining $4.5 million net tax benefit allowed the Company to preserve an equal amount of its federal net operating loss carryforward balance. Under GAAP, the gross tax benefit recognized during the period of $7.9 million has been recorded on the condensed consolidated statement of cash flows as a cash inflow in the financing activities section and an offsetting outflow of $7.9 million has been recorded as a cash outflow in the cash provided by operating activities section.

        During the three months ended December 31, 2015, the Company repurchased 726,327 shares of ZGH common stock for $17.5 million. The stock repurchase on behalf of the Company's parent is included on the condensed consolidated statement of member's equity as a Capital distribution to parent during the six months ended December 31, 2015.

(8) STOCK-BASED COMPENSATION

        The following table summarizes the Company's stock-based compensation expense for liability and equity classified awards included on the condensed consolidated statements of operations.

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
	(in millions)
Included in:
Operating costs	$5.1	$0.9	$11.8	$15.4
Selling, general and administrative expenses	37.8	(6.9)	77.2	101.7

Total stock-based compensation expense	$42.9	$(6.0)	$89.0	$117.1

CII common and preferred units	$26.4	$(13.3)	$45.9	$109.8
Part A restricted stock units	10.2	2.6	20.2	2.6
Part B restricted stock units	6.0	4.7	22.4	4.7
Part C restricted stock units	0.3	—	0.5	—

Total stock-based compensation expense	$42.9	$(6.0)	$89.0	$117.1

  CII Common and Preferred Units

        Prior to ZGH's initial public offering (the "IPO"), the Company was given authorization by CII to award 625,000,000 of CII's common units as profits interests to employees, directors, and affiliates of the Company. The common units were historically considered to be stock-based compensation with terms that required the awards to be classified as liabilities due to cash settlement features. The vested portion of the awards was reported as a liability and the fair value was re-measured at each reporting

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) STOCK-BASED COMPENSATION (Continued)

date until the date of settlement, with a corresponding charge (or credit) to stock-based compensation expense. In connection with ZGH's IPO and the related amendment to the CII operating agreement, there was a deemed modification to the stock compensation arrangements with the Company's employees and directors. As a result, previously issued common units which were historically accounted for as liability awards, became classified as equity awards. Prior to reclassifying the common unit liability to equity, the Company re-measured the fair value of the CII common units factoring in the change in fair value since September 30, 2014 and the change in fair value caused by the modification. The fair value of these previously vested common units was estimated to be $490.2 million on the modification date and this amount was recorded as an increase to additional-paid-in-capital during the year ended June 30, 2015. The fair value of the unrecognized compensation expense associated with unvested CII common units is being recognized over the remaining vesting period of CII's outstanding common units through May 15, 2017.

        On October 9, 2014, the Company and CII's board of managers approved a non-liquidating distribution by CII of shares of ZGH's common stock held by CII to holders of CII vested common units. Employees and independent directors of the Company with vested CII common units received shares of ZGH's common stock equal in value to the underlying value of their vested CII common units. The total number of shares of ZGH's common stock that were distributed to CII common unit holders in connection with this non-liquidating distribution was 20,460,047 shares.

        Employees with unvested CII common units at the time of the IPO have and/or will continue to receive monthly distributions from CII of ZGH's common stock as they vest under the original terms of the CII common unit grant agreements. A total of 6,353,302 shares of ZGH's common stock are associated with unvested CII common units that have or will be distributed subsequent to the IPO date. In addition, CII has and may in the future be required to distribute additional shares of ZGH's common stock to CII common unit holders on a quarterly basis based on ZGH's stock price performance through June 30, 2016, subject to the existing vesting provisions of the CII common units. The shares to be distributed to the common unit holders are based on a pre-existing distribution mechanism, whose primary input is ZGH's stock price at each subsequent measurement date. Any remaining shares of common stock owned by CII will be distributed to the existing CII preferred unit holders. The total number of shares of ZGH's common stock that have or will be distributed to existing CII preferred or common unit holders subsequent to the IPO date is 10,294,867 shares.

        CII has issued preferred units of CII to certain of the Company's executives and independent directors as compensation. In connection with the non-liquidating distribution by CII approved on October 9, 2014, the Company's CEO and independent directors with vested CII preferred units received 256,265 shares of ZGH's common stock equal to the underlying value of their vested CII preferred units. A total of 29,555 shares of ZGH's common stock associated with CII preferred units that were unvested at the time of the IPO have been distributed subsequent to the IPO date.

        The valuation of the CII common units as of the IPO date was determined based on a Monte Carlo simulation. The Monte Carlo valuation analysis attempts to approximate the probability of certain outcomes by running multiple trial runs, called simulations, using random variables to generate potential future stock prices. This valuation technique was used to estimate the fair value associated with future distributions of common stock to CII common unit holders. The Monte Carlo simulation first projects the number of shares to be distributed by CII to the common unit holders at each

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) STOCK-BASED COMPENSATION (Continued)

subsequent measurement date based on stock price projections under each simulation. Shares attributable to unvested CII common units are subject to the existing vesting provisions of the CII common unit awards. The estimated future value of shares scheduled to be distributed by CII based on vesting provisions are calculated under each independent simulation. The present value of the number of shares of common stock to be distributed to common unit holders under each simulation is then computed, and the average of each simulation is the fair value of the Company's common shares to be distributed by CII to the common unit holders. This value was then adjusted for prior non-liquidating distributions made by the Company to derive a value for CII common units by class and on per unit basis. These values were used to calculate the fair value of outstanding CII common units as of the IPO date. Various inputs and assumptions were utilized in the valuation method, including forfeiture behavior, vesting provisions, holding restrictions, peer companies' historical stock volatility, and an appropriate risk-free rate.

        On June 13, 2014, the Company completed a spin-off of Onvoy, LLC and its subsidiaries ("OVS") to CII. The value of the CII common units is derived from the value of CII's investments in the Company and OVS. As the value derived from each of these investments is separately determinable and there is a plan in place to distribute the value associated with the investment in ZGH shares separate from the value derived from OVS, the two components are accounted for separately. The OVS component of the CII awards is adjusted to fair value each reporting period. On December 31, 2015, CII entered into an agreement to sell OVS to a third party. Based on the proposed sale price, the estimated fair value of OVS awards has been increased, resulting in an increase to stock based compensation expense and corresponding increase to member's interest of $12.4 million during the three and six months ended December 31, 2015. Any proceeds from the sale to be distributed to the Company's employees will be paid by CII.

        During the three and six months ended December 31, 2015, the Company recognized $26.4 million and $45.9 million, respectively, of stock-based compensation expense related to fair value adjustments and vesting of CII common and preferred units. During the three and six months ended December 31, 2014, the Company recognized a reduction of $13.3 million and an increase of $109.8 million, respectively, to stock-based compensation expense related to the vesting of CII common and preferred units. As of December 31, 2015, the unrecognized compensation associated with the ZGH component of unvested CII common units was $37.5 million.

  Performance Incentive Compensation Plan ("PCIP")

        During October 2014, ZGH adopted the 2014 Performance Compensation Incentive Plan ("PCIP"). The PCIP includes incentive cash compensation (ICC) and equity (in the form of restricted stock units or "RSUs"). Grants under the PCIP RSU plans are made quarterly for all participants. The PCIP was effective on October 16, 2014 and will remain in effect for a period of 10 years (or through October 16, 2024) unless it is earlier terminated by ZGH's Board of Directors.

        The PCIP has the following components:

  Part A

        Under Part A of the PCIP, participants, including the Company's executives, are eligible to earn quarterly awards of RSUs. Each participant in Part A of the PCIP has a RSU target annual award

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) STOCK-BASED COMPENSATION (Continued)

value. Twenty-five percent of this annual target award value is allocated to each fiscal quarter. The final Part A value awarded to a participant for any fiscal quarter is determined by the Compensation Committee subsequent to the end of the respective performance period taking into account ZGH's measured value creation for the quarter, as well as such other subjective factors that it deems relevant (including group and individual level performance factors). The number of Part A RSUs granted is calculated based on the final award value determined by the Compensation Committee divided by the average closing price of ZGH's common stock over the last ten trading days of the measured performance period. Part A RSUs vest based upon continued employment through one year after the last day of the quarter in which the Part A RSU grant is made, and at that time will be exchanged for an equal number of shares in ZGH's common stock.

        During the three and six months ended December 31, 2015, the Company recognized $10.2 million and $20.2 million, respectively, of compensation expense associated with the vested portion of the Part A awards. During the three and six months ended December 31, 2014, the Company recognized $2.6 million of compensation expense associated with the vested portion of the Part A awards. The December 2015 and June 2015 quarterly awards were recorded as liabilities totaling $2.0 million and $1.9 million, as of December 31, 2015 and June 30, 2015, respectively, as the awards represent an obligation denominated in a fixed dollar amount to be settled in a variable number of shares during the subsequent quarter. The quarterly stock-based compensation liability is included in "Other long-term liabilities" in the accompanying condensed consolidated balance sheets. Upon the issuance of the RSUs, the liability is re-measured and then reclassified to member's interest, with a corresponding charge (or credit) to stock based compensation expense. The value of the remaining unvested RSUs is expensed ratably through the vesting date. At December 31, 2015, the remaining unrecognized compensation cost to be expensed over the remaining vesting period for Part A awards is $18.7 million.

        The following table summarizes the Company's Part A RSU activity for the six months ended December 31, 2015:

	Number of Part A RSUs	Weighted average grant-date fair value per share		Weighted average remaining contractual term in months
	(in millions, except share data)
Outstanding at July 1, 2015	933,217		$26.25	7.1
Granted	1,024,991		$26.32
Vested	(146,001)		$19.04
Forfeited	(65,360)	$	n/a

Outstanding at December 31, 2015	1,746,847		$26.84	8.0

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) STOCK-BASED COMPENSATION (Continued)

  Part B

        Under Part B of the PCIP, participants, including the Company's executives, are awarded quarterly grants of RSUs. The number of the RSUs earned by the participants is based on ZGH's stock price performance over a performance period of one year with the starting price being the average closing price over the last ten trading days of the quarter immediately prior to the grant and vest, assuming continuous employment through the end of the measurement period. The existence of a vesting provision that is associated with the performance of ZGH's stock price is a market condition, which affects the determination of the grant date fair value. Upon vesting, RSUs earned convert to an equal number of shares of ZGH's common stock.

        The following table summarizes the Company's Part B RSU activity for the six months ended December 31, 2015:

	Number of Part B RSUs	Weighted average grant-date fair value per unit	Weighted average remaining contractual term in months
	(in millions, except share data)
Outstanding at July 1, 2015	1,249,873	$42.91	5.5
Granted	554,887	$17.96
Vested	(915,177)	$48.74
Forfeited	(58,976)	$21.97

Outstanding at December 31, 2015	830,607	$21.30	5.9

        The table below reflects the total Part B RSUs granted during Fiscal 2016 and 2015, the maximum eligible shares of ZGH's stock that the respective Part B RSU grant could be converted into, and the grant date fair value per Part B RSU:

	During the Three months ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(in millions, except per share data)
Part B RSUs granted	282,074	272,813	316,353	359,658	575,660
Maximum eligible shares of ZGH's stock	1,449,860	1,426,812	1,490,023	1,388,280	2,222,048
Grant date fair value per Part B RSU	$18.08	$17.83	$27.10	$24.36	$63.12

        The Company recognized stock-based compensation expense of $6.0 million and $22.4 million related to Part B awards for the three and six months ended December 31, 2015, respectively, and $4.7 million for the three and six months ended December 31, 2014.The grant date fair value of Part B RSU grants is estimated utilizing a Monte Carlo simulation. This simulation estimates the ten-day average closing stock price ending on the vesting date, the stock price performance over the performance period, and the number of common shares to be issued at the vesting date. Various assumptions are utilized in the valuation method, including the target stock price performance ranges

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) STOCK-BASED COMPENSATION (Continued)

and respective share payout percentages, the Company's historical stock price performance and volatility, peer companies' historical volatility and an appropriate risk-free rate. The aggregate future value of the grant under each simulation is calculated using the estimated per share value of the common stock at the end of the vesting period multiplied by the number of common shares projected to be granted at the vesting date. The present value of the aggregate grant is then calculated under each of the simulations, resulting in a distribution of potential present values. The fair value of the grant is then calculated based on the average of the potential present values. The remaining unrecognized compensation cost associated with Part B RSU grants is $8.2 million at December 31, 2015.

  Part C

        Under Part C of the PCIP, independent directors of ZGH are eligible to receive quarterly awards of RSUs. Independent directors electing to receive a portion of their annual director fees in the form of RSUs are granted a set dollar amount of Part C RSUs each quarter. The quantity of Part C RSUs granted is based on the average closing price of ZGH's common stock over the last ten trading days of the quarter ended immediately prior to the grant date and vest at the end of each quarter for which the grant was made. During the six months ended December 31, 2015, the Company's independent directors were granted 18,826 Part C RSUs. Part C RSUs vest in the same quarter as issuance. During the three and six months ended December 31, 2015, the Company recognized $0.3 million and $0.5 million, respectively, of compensation expense associated with the Part C RSUs.

(9) FAIR VALUE MEASUREMENTS

        The Company's financial instruments consist of cash and cash equivalents, restricted cash, trade receivables, accounts payable, interest rate swaps, long-term debt and stock-based compensation liability. The carrying values of cash and cash equivalents, restricted cash, trade receivables and accounts payable approximated their fair values at December 31, 2015 and June 30, 2015 due to the short maturity of these instruments.

        The carrying value of the Company's Notes, excluding debt issuance costs, reflects the original amounts borrowed, inclusive of unamortized premium, and was $2,112.3 million and $2,112.7 million as of December 31, 2015 and June 30, 2015, respectively. Based on market interest rates for debt of similar terms and average maturities, the fair value of the Company's Notes as of December 31, 2015 and June 30, 2015 was estimated to be $2,034.0 million and $2,109.3 million, respectively. The Company's fair value estimates associated with its Note obligations were derived utilizing Level 2 inputs—quoted prices for similar instruments in active markets.

        The carrying value of the Company's Term Loan Facility, excluding debt issuance costs, reflects the original amounts borrowed, net of the unamortized discounts, and was $1,620.2 million and $1,627.0 million as of December 31, 2015 and June 30, 2015, respectively. The Company's Term Loan Facility accrues interest at variable rates based upon the one month, three month or six month LIBOR (with a LIBOR floor of 1.00%) plus a spread of 2.75%. Since management does not believe that the Company's credit quality has changed significantly since the date when the Term Loan Facility was last amended on May 6, 2015, its carrying amount approximates fair value. Excluding any offsetting effect of the Company's interest rate swaps, a hypothetical increase in the applicable interest rate on the

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(9) FAIR VALUE MEASUREMENTS (Continued)

Company's Term Loan Facility of one percentage point above the 1.0% LIBOR floor would increase the Company's annual interest expense by approximately $16.4 million.

        The Company's interest rate swaps are valued using discounted cash flow techniques that use observable market inputs, such as LIBOR-based yield curves, forward rates, and credit ratings. Changes in the fair value of the interest rate swaps of $1.0 million and $0.6 million were recorded as an decrease to interest expense during the three and six months ended December 31, 2015, respectively, and $1.5 million and $(0.5) million were recorded as an increase/(decrease) to interest expense during the three and six months ended December 31, 2014, respectively. A hypothetical increase in LIBOR rates of 100 basis points would favorably increase the fair value of the interest rate swaps by approximately $9.5 million.

        As of December 31, 2015 and June 30, 2015, there was no balance outstanding under the Company's Revolver.

        Financial instruments measured at fair value on a recurring basis are summarized below:

	Level	December 31, 2015	June 30, 2015
		(in millions)
Liabilities Recorded at Fair Value in the Financial Statements:
Interest rate swap	Level 2	$3.5	$4.1

(10) COMMITMENTS AND CONTINGENCIES

Purchase commitments

        At December 31, 2015, the Company was contractually committed for $241.2 million of capital expenditures for construction materials and purchases of property and equipment. A majority of these purchase commitments are expected to be satisfied in the next twelve months. These purchase commitments are primarily success based; that is, the Company has executed customer contracts that support the future capital expenditures.

Contingencies

        In the normal course of business, the Company is party to various outstanding legal proceedings, asserted and unasserted claims, and carrier disputes. In the opinion of management, the ultimate disposition of these matters, both asserted and unasserted, will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

(11) RELATED PARTY TRANSACTIONS

        On June 13, 2014, the Company completed a spin-off of OVS to CII (see Note 7—Equity). CII holds approximately 4% of ZGH's outstanding common stock at December 31, 2015. The Company continues to have ongoing contractual relationships with OVS, whereby the Company provides OVS and its subsidiaries with bandwidth capacity and OVS provides the Company and its subsidiaries with voice services. The contractual relationships are based on agreements that were entered into at estimated market rates. Subsequent to the spin-off date, transactions with OVS are included in the Company's results of operations.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(11) RELATED PARTY TRANSACTIONS (Continued)

        The following table represents the revenue and expense transactions the Company recorded with OVS for the periods presented:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
	(in millions)
Revenues	$1.6	$1.7	$3.3	$3.4

Operating costs	$0.1	$0.4	$0.2	$0.7

        As of December 31, 2015 and June 30, 2015, the Company had outstanding balances of $0.5 million and $0.6 million, respectively, due from OVS.

        Dan Caruso, the Company's Chief Executive Officer and Chairman of the Board, is a party to an aircraft charter (or membership) agreement through his affiliate, Bear Equity LLC, for business and personal travel. Under the terms of the charter agreement, all fees for the use of the aircraft are effectively variable in nature. For his business travel on behalf of the Company, Mr. Caruso is reimbursed for his use of the aircraft subject to quarterly and annual maximum reimbursement thresholds approved by the Company's Nominating and Governance Committee. During the three and six months ended December 31, 2015 the Company reimbursed Mr. Caruso $0.2 million and $0.3 million, respectively, and during the three and six months ended December 31, 2014 reimbursed $0.2 million and $0.6 million, respectively, for his business use of the aircraft.

        On June 28, 2012, Matt Erickson, the President and COO of Global Sales & Customer Success, purchased $0.6 million in aggregate principal amount of 2020 Unsecured Notes at the offering price for such notes. Mr. Erickson qualifies as an "accredited investor" (as defined in Rule 501 under the Securities Act), and this purchase was on terms available to other investors. On December 15, 2014, in connection with the Note Redemption, approximately $0.2 million of Mr. Erickson's notes were redeemed, and as of December 31, 2015, the principal amount of 2020 Unsecured Notes held by Mr. Erickson was $0.4 million.

(12) SEGMENT REPORTING

        The Company uses the management approach to determine the segment financial information that should be disaggregated and presented separately in the Company's notes to its financial statements. The management approach is based on the manner by which management has organized the segments within the Company for making operating decisions, allocating resources, and assessing performance.

        As the Company has increased in scope and scale, it has developed its management and reporting structure to support this growth. The Company's dark fiber solutions, network connectivity, colocation and cloud infrastructure and other services are comprised of various related product groups generally defined around the type of service the customer is buying, referred to as Strategic Product Groups ("SPG" or "SPGs"). Each SPG is responsible for the revenue, costs and associated capital expenditures of their respective services. The SPGs enable sales, make pricing and product decisions, engineer networks and deliver services to customers, and support customers for their specific telecom and Internet infrastructure services.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(12) SEGMENT REPORTING (Continued)

        With the continued increase in the Company's scope and scale, effective October 1, 2015, the Company's chief operating decision maker ("CODM"), the Company's Chief Executive Officer, implemented certain organizational changes to the management and operation of the business that directly impacts how the CODM makes resource allocation decisions and manages the Company. The change in structure had the impact of establishing a new reportable segment and re-aligning the Company's existing SPGs to the revised reportable segments. Prior to this change, the operating segments were reported as Physical Infrastructure, which included the Company's Dark Fiber, MIG and zColo SPGs, Cloud and Connectivity, which included the Company's Waves, SONET, Ethernet, IP and Cloud SPGs, and Other, which primarily included ZPS. The new structure has removed the zColo and Cloud SPGs out of the Physical Infrastructure and Cloud and Connectivity reporting segments, respectively, creating a new reportable segment named Zayo Colocation and Cloud Infrastructure. The Dark Fiber and MIG SPGs are now reported as Dark Fiber Solutions operating segment, and Ethernet, IP, Waves, and SONET, are now reported in the Network Connectivity operating segment. SPGs report directly to the reportable segment managers who are responsible for the operations and financial results for the Dark Fiber Solutions, Network Connectivity, Colocation and Cloud Infrastructure, and Other reportable segments (collectively, the "Revised Segments"). The Revised Segment managers report directly to the CODM, and it is the financial results of those segments that are evaluated and drive the resource allocation decisions.

        The Company's Revised Segments are further described below:

    Dark Fiber Solutions.    Through the Dark Fiber Solutions segment, the Company provides raw bandwidth infrastructure to customers that require more control of their internal networks. These services include dark fiber and mobile infrastructure (fiber-to-the-tower and small cell). Dark fiber is a physically separate and secure, private platform for dedicated bandwidth. The Company leases dark fiber pairs (usually 2 to 12 total fibers) to its customers, who "light" the fiber using their own optronics. The Company's mobile infrastructure services provide direct fiber connections to cell towers, small cells, hub sites, and mobile switching centers. Dark Fiber Solutions customers include carriers and other communication service providers, Internet service providers, wireless service providers, major media and content companies, large enterprises, and other companies that have the expertise to run their own fiber optic networks or require interconnected technical space. The contract terms in the Dark Fiber Solutions segment tend to range from three to twenty years.

    Network Connectivity.    The Network Connectivity segment provides bandwidth infrastructure solutions over the Company's metro, regional, and long-haul fiber networks where it uses optronics to light the fiber and the Company's customers pay for access based on the amount and type of bandwidth they purchase. The Company's services within this segment include wavelength, Ethernet, IP and SONET. The Company targets customers who require a minimum of 10G of bandwidth across their networks. Network Connectivity customers include carriers, financial services companies, healthcare, government institutions, education institutions and other enterprises. The contract terms in this segment tend to range from two to five years.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(12) SEGMENT REPORTING (Continued)

    Colocation and Cloud Infrastructure.    The Colocation and Cloud Infrastructure segment provides data center infrastructure solutions to a broad range of enterprise, carrier, content and cloud customers. The Company's services within this segment include colocation, interconnection, cloud, hosting and managed services, such as security and remote hands offerings. Solutions range in size from single cabinet and server support to comprehensive international outsourced IT infrastructure environments. The Company's datacenters also support a large component of the Company's networking equipment for the purpose of aggregating and distributing data, voice, Internet, and video traffic. The contract terms in this segment tend to range from two to five years

    Other.    The Other segment is primarily comprised of ZPS. ZPS provides network and technical resources to customers in designing, acquiring and maintaining their networks. Services are typically provided for a term of one year for a fixed recurring monthly fee in the case of network and on an hourly basis for technical resources (usage revenue).

        Effective October 1, 2015 revenues for all of the Company's products are included in one of the Company's segments. This segment presentation has been recast for all prior periods presented for comparability. The results of operations for each segment include an allocation of certain indirect costs and corporate related costs, including overhead and third party-financed debt. The allocation is based on a percentage that represents management's estimate of the relative burden each segment bears of indirect and corporate costs. Management has evaluated the allocation methods utilized to allocate these costs and determined they are systematic and rational. Identifiable assets for each reportable segment are reconciled to total consolidated assets including unallocated corporate assets and intersegment eliminations. Unallocated corporate assets consist primarily of cash and deferred taxes.

Segment Adjusted EBITDA

        Segment Adjusted EBITDA is the primary measure used by the Company's CODM to evaluate segment operating performance.

        The Company defines Segment Adjusted EBITDA as earnings from operations before interest, income taxes, depreciation and amortization ("EBITDA") adjusted to exclude acquisition or disposal-related transaction costs, losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains (losses) on intercompany loans, and non-cash income (loss) on equity and cost method investments. The Company uses Segment Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures used by management for planning and forecasting of future periods. The Company believes that the presentation of Segment Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and facilitates comparison of the Company's results with the results of other companies that have different financing and capital structures.

        Segment Adjusted EBITDA results, along with other quantitative and qualitative information, are also utilized by the Company and its Compensation Committee for purposes of determining bonus payouts to employees.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(12) SEGMENT REPORTING (Continued)

        Segment Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of the Company's results from operations and operating cash flows as reported under GAAP. For example, Segment Adjusted EBITDA:

  •
  does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, working capital needs;

  •
  does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on the Company's debt; and

  •
  does not reflect cash required to pay income taxes.

        The Company's computation of Segment Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate segment Adjusted EBITDA in the same fashion.

	As of and for the Three months ended December 31, 2015
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
	(in millions)
Revenue from external customers	$137.7	$168.7	$58.5	$4.7	$—	$369.6
Segment Adjusted EBITDA	99.1	89.9	29.0	0.9	—	218.9
Total assets	3,078.3	1,900.7	1,027.2	34.4	232.5	6,273.1
Capital expenditures	109.2	48.1	15.1	—	—	172.4

	As of and for the Six months ended December 31, 2015
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
	(in millions)
Revenue from external customers	$272.7	$335.7	$116.8	$11.2	$—	$736.4
Segment Adjusted EBITDA	195.7	178.6	57.4	2.6	—	434.3
Capital expenditures	202.7	94.8	34.1	—	—	331.6

	As of and for the Three months ended December 31, 2014
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
	(in millions)
Revenue from external customers	$129.7	$161.7	$27.0	$5.5	$—	$323.9
Segment Adjusted EBITDA	89.6	85.6	13.4	1.1	—	189.7
Total assets	2,652.1	1,766.3	250.1	36.1	284.2	4,988.8
Capital expenditures	69.7	52.5	7.3	—	—	129.5

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(12) SEGMENT REPORTING (Continued)

	As of and for the Six months ended December 31, 2014
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
	(in millions)
Revenue from external customers	$257.1	$321.9	$53.9	$11.6	$—	$644.5
Segment Adjusted EBITDA	174.8	168.7	26.7	2.5	—	372.7
Capital expenditures	127.8	98.8	18.2	—	—	244.8

	As of June 30, 2015
	Dark Fiber Solutions	Network Connectivity	Colocation and Cloud Infrastructure	Other	Corp/ Eliminations	Total
	(in millions)
Total assets	$2,848.9	$1,807.7	$1,013.7	$35.0	$388.7	$6,094.0

  Reconciliation from Total Segment Adjusted EBITDA to net loss from operations:

	Three months ended December 31,
	2015	2014
	(in millions)
Total Segment Adjusted EBITDA	$218.9	$189.7
Interest expense	(51.2)	(53.4)
Depreciation and amortization expense	(113.7)	(96.9)
Transaction costs	(3.3)	(1.3)
Stock-based compensation	(42.9)	6.0
Loss on extinguishment of debt	—	(30.9)
Unrealized foreign currency loss on intercompany loans	(7.1)	(13.3)
Non-cash loss on investments	(0.4)	(0.5)

Income/(loss) from operations before income taxes	$0.3	$(0.6)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(12) SEGMENT REPORTING (Continued)

	Six months ended December 31,
	2015	2014
	(in millions)
Total Segment Adjusted EBITDA	$434.3	$372.7
Interest expense	(105.0)	(100.3)
Depreciation and amortization expense	(230.8)	(192.9)
Transaction costs	(3.3)	(4.6)
Stock-based compensation	(89.0)	(117.1)
Loss on extinguishment of debt	—	(30.9)
Unrealized foreign currency loss on intercompany loans	(17.8)	(27.9)
Non-cash loss on investments	(0.6)	(0.5)

Income/(loss) from operations before income taxes	$(12.2)	$(101.5)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        As discussed Note 5—Long-Term Debt, as of December 31, 2015, the Company has outstanding $325.6 million 2020 Unsecured Notes, $1,430.0 million 2023 Unsecured Notes and $350.0 million 2025 Senior Unsecured Notes. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company's current and future domestic restricted subsidiaries. Zayo Capital does not have independent assets or operations. The non-guarantor subsidiaries consist of the foreign subsidiaries that were acquired in conjunction with the Company's acquisitions.

        The accompanying condensed consolidating financial information has been prepared and is presented to display the components of the Company's balance sheets, statements of operations and statements of cash flows in a manner that allows an existing or future holder of the Company's Notes to review and analyze the current financial position and recent operating results of the legal subsidiaries that guarantee the Company's debt obligations.

        The operating activities of the separate legal entities included in the Company's consolidated financial statements are interdependent. The accompanying condensed consolidating financial information presents the results of operations, financial position and cash flows of each legal entity. Zayo Group and its guarantors provide services to each other during the normal course of business. These transactions are eliminated in the consolidated results of operations of the Company. Activity related to income taxes is included at the issuer, or Zayo Group level, and the Company's non-guarantor subsidiaries and is not allocated to the Company's guarantor subsidiaries in the condensed consolidated financial information presented below.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Balance Sheets (Unaudited)
December 31, 2015
(in millions)

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$137.2	$3.7	$34.7	$—	175.6
Trade receivables, net of allowance	36.1	15.0	22.8	—	73.9
Due from related parties	(4.1)	—	4.6	—	0.5
Prepaid expenses	21.8	5.2	6.8	—	33.8
Deferred income taxes, net	128.9	—	0.9	—	129.8
Other assets	2.7	—	3.1	—	5.8

Total current assets	322.6	23.9	72.9	—	419.4
Property and equipment, net	2,820.7	345.1	460.3	—	3,626.1
Intangible assets, net	581.0	232.3	119.7	—	933.0
Goodwill	762.5	275.9	183.8	—	1,222.2
Other assets	52.1	9.0	11.3	—	72.4
Related party receivable	356.7	—	—	(356.7)	—
Investment in subsidiary	1,091.5	—	—	(1,091.5)	—

Total assets	$5,987.1	$886.2	$848.0	$(1,448.2)	$6,273.1

Liabilities and member's equity
Current liabilities
Current portion of long-term debt	$16.5	$—	$—	$—	$16.5
Accounts payable	45.9	4.8	15.5	—	66.2
Accrued liabilities	122.7	16.2	43.3	—	182.2
Accrued interest	40.2	—	—	—	40.2
Capital lease obligations, current	2.4	1.5	1.5	—	5.4
Due to related parties	(0.3)	—	1.6	—	1.3
Deferred revenue, current	76.6	3.0	18.2	—	97.8

Total current liabilities	304.0	25.5	80.1	—	409.6
Long-term debt, non-current	3,649.8	—	356.7	(356.7)	3,649.8
Capital lease obligation, non-current	23.3	—	7.2	—	30.5
Deferred revenue, non-current	627.0	4.7	95.7	—	727.4
Deferred income taxes, net	138.1	—	48.5	—	186.6
Other long-term liabilities	13.3	11.8	12.5	—	37.6

Total liabilities	4,755.5	42.0	600.7	(356.7)	5,041.5
Commitments and contingencies (Note 10)
Member's equity
Member's interest	1,793.6	805.5	275.7	(1,100.5)	1,774.3
Accumulated other comprehensive loss	—	—	(19.6)	—	(19.6)
Accumulated deficit	(562.0)	38.7	(8.8)	9.0	(523.1)

Total member's equity	1,231.6	844.2	247.3	(1,091.5)	1,231.6

Total liabilities and member's equity	$5,987.1	$886.2	$848.0	$(1,448.2)	$6,273.1

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Balance Sheets (Unaudited)
June 30, 2015
(in millions)

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$274.3	$4.7	$29.0	$—	308.0
Trade receivables, net of allowance	54.7	4.6	28.7	—	88.0
Due from related parties	(1.3)	0.4	2.9	(1.4)	0.6
Prepaid expenses	25.8	4.4	7.1	—	37.3
Deferred income taxes, net	128.5	—	1.0	—	129.5
Other assets	3.6	—	0.3	—	3.9

Total current assets	485.6	14.1	69.0	(1.4)	567.3
Property and equipment, net	2,622.9	335.5	340.8	—	3,299.2
Intangible assets, net	605.8	239.5	103.0	—	948.3
Goodwill	762.2	281.0	181.2	—	1,224.4
Other assets	36.2	8.3	10.3	—	54.8
Related party receivable	304.8	—	—	(304.8)	—
Investment in subsidiary	1,050.8	—	—	(1,050.8)	—

Total assets	$5,868.3	$878.4	$704.3	$(1,357.0)	$6,094.0

Liabilities and member's equity
Current liabilities
Current portion of long-term debt	$16.5	$—	$—	$—	16.5
Accounts payable	26.6	4.0	9.4	—	40.0
Accrued liabilities	125.6	20.6	36.2	—	182.4
Accrued interest	57.2	—	—	—	57.2
Capital lease obligations, current	2.0	1.6	0.8	—	4.4
Due to related parties	1.7	—	1.0	(1.4)	1.3
Deferred revenue, current	73.2	2.8	10.6	—	86.6

Total current liabilities	302.8	29.0	58.0	(1.4)	388.4
Long-term debt, non-current	3,652.2	—	—	—	3,652.2
Related party debt, long-term	—	—	304.8	(304.8)	—
Capital lease obligation, non-current	5.6	18.6	4.1	—	28.3
Deferred revenue, non-current	559.4	4.6	48.7	—	612.7
Deferred income taxes, net	139.2	—	50.5	—	189.7
Other long-term liabilities	15.0	10.6	3.0	—	28.6

Total liabilities	4,674.2	62.8	469.1	(306.2)	4,899.9
Commitments and contingencies (Note 10)
Member's equity
Member's interest	1,730.1	778.1	251.2	(1,060.3)	1,699.1
Accumulated other comprehensive loss	—	—	(7.9)	—	(7.9)
Accumulated deficit	(536.0)	37.5	(8.1)	9.5	(497.1)

Total member's equity	1,194.1	815.6	235.2	(1,050.8)	1,194.1

Total liabilities and member's equity	$5,868.3	$878.4	$704.3	$(1,357.0)	$6,094.0

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statements of Operations
For the three months ended December 31, 2015
(in millions)

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$279.0	$51.8	$38.8	$—	$369.6

Operating costs and expenses
Operating costs (excluding depreciation amortization and including stock-based compensation)	81.7	17.1	13.4	—	112.2
Selling, general and administrative expenses (including stock-based compensation)	60.9	14.0	10.1	—	85.0
Depreciation and amortization	84.7	18.8	10.2	—	113.7

Total operating costs and expenses	227.3	49.9	33.7	—	310.9

Operating income/(loss)	51.7	1.9	5.1	—	58.7

Other expenses
Interest expense	(44.8)	(0.2)	(6.2)	—	(51.2)
Foreign currency (loss)/gain on intercompany loans	(6.9)	—	(0.2)	—	(7.1)
Other expense	(0.1)	—	—	—	(0.1)
Equity in net earnings of subsidiaries	(0.4)	—	—	0.4	—

Total other expense, net	(52.2)	(0.2)	(6.4)	0.4	(58.4)

(Loss)/earnings from operations before income taxes	(0.5)	1.7	(1.3)	0.4	0.3
Provision for income taxes	10.3	—	0.8	—	11.1

Net (loss)/earnings	$(10.8)	$1.7	$(2.1)	$0.4	$(10.8)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statements of Operations
For the six months ended December 31, 2015
(in millions)

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$552.9	$103.7	$79.8	$—	$736.4

Operating costs and expenses
Operating costs (excluding depreciation amortization and including stock-based compensation)	163.8	35.7	25.7	—	225.2
Selling, general and administrative expenses (including stock-based compensation)	120.2	28.0	21.4	—	169.6
Depreciation and amortization	171.6	38.6	20.6	—	230.8

Total operating costs and expenses	455.6	102.3	67.7	—	625.6

Operating income/(loss)	97.3	1.4	12.1	—	110.8

Other expenses
Interest expense	(94.3)	(0.2)	(10.5)	—	(105.0)
Foreign currency (loss)/gain on intercompany loans	(17.3)	—	(0.5)	—	(17.8)
Other expense	—	—	(0.2)	—	(0.2)
Equity in net earnings of subsidiaries	0.5	—	—	(0.5)	—

Total other expense, net	(111.1)	(0.2)	(11.2)	(0.5)	(123.0)

(Loss)/earnings from operations before income taxes	(13.8)	1.2	0.9	(0.5)	(12.2)
Provision for income taxes	12.2	—	1.6	—	13.8

Net (loss)/earnings	$(26.0)	$1.2	$(0.7)	$(0.5)	$(26.0)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statements of Operations (Unaudited)
For the three months ended December 31, 2014
(in millions)

	Zayo Group, LLC Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$256.0	$30.1	$37.8	$—	$323.9

Operating costs and expenses
Operating costs (excluding depreciation amortization and including stock-based compensation)	74.9	11.1	11.8	—	97.8
Selling, general and administrative expenses (including stock-based compensation)	18.9	4.7	8.5	—	32.1
Depreciation and amortization	78.1	5.8	13.0	—	96.9

Total operating costs and expenses	171.9	21.6	33.3	—	226.8

Operating income/(loss)	84.1	8.5	4.5	—	97.1

Other expenses
Interest expense	(48.9)	(0.3)	(4.2)	—	(53.4)
Loss on extinguishment of debt	(30.9)	—	—	—	(30.9)
Foreign currency loss on intercompany loans	(13.3)	—	—	—	(13.3)
Other income, net	1.4	(0.5)	(1.0)	—	(0.1)
Equity in net earnings of subsidiaries	7.1	—	—	(7.1)	—

Total other expense, net	(84.6)	(0.8)	(5.2)	(7.1)	(97.7)

(Loss)/earnings from operations before income taxes	(0.5)	7.7	(0.7)	(7.1)	(0.6)
(Benefit)/provision for income taxes	(4.2)	—	(0.1)	—	(4.3)

Net (loss)/earnings	$3.7	$7.7	$(0.6)	$(7.1)	$3.7

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statements of Operations (Unaudited)
For the six months ended December 31, 2014
(in millions)

	Zayo Group, LLC Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$507.5	$60.5	$76.5	$—	$644.5

Operating costs and expenses
Operating costs (excluding depreciation amortization and including stock-based compensation)	158.8	22.8	23.5	—	205.1
Selling, general and administrative expenses (including stock-based compensation)	146.1	15.1	27.5	—	188.7
Depreciation and amortization	157.5	10.8	24.6	—	192.9

Total operating costs and expenses	462.4	48.7	75.6	—	586.7

Operating income/(loss)	45.1	11.8	0.9	—	57.8

Other expenses
Interest expense	(108.5)	(0.4)	8.6	—	(100.3)
Loss on extinguishment of debt	(30.9)	—	—	—	(30.9)
Foreign currency loss on intercompany loans	(29.0)	—	1.1	—	(27.9)
Other income, net	(0.1)	(0.6)	0.5	—	(0.2)
Equity in net earnings of subsidiaries	21.2	—	—	(21.2)	—

Total other expense, net	(147.3)	(1.0)	10.2	(21.2)	(159.3)

(Loss)/earnings from operations before income taxes	(102.2)	10.8	11.1	(21.2)	(101.5)
(Benefit)/provision for income taxes	4.4	0.4	0.3	—	5.1

Net (loss)/earnings	$(106.6)	$10.4	$10.8	$(21.2)	$(106.6)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statements of Cash Flows
Six months ended December 31, 2015
(in millions)

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total
Net cash provided by operating activities	$243.8	40.3	57.3	$341.4

Cash flows from investing activities:
Purchases of property and equipment	(283.7)	(27.9)	(20.0)	(331.6)
Acquisitions, net of cash acquired	—	(16.7)	(101.0)	(117.7)
Other	0.3	(0.1)	(0.5)	(0.3)

Net cash used in investing activities	(283.4)	(44.7)	(121.5)	(449.6)

Cash flows from financing activities:
Distributions to parent	(37.8)	5.5	14.8	(17.5)
Loan from Parent	(59.0)	—	59.0	—
Principal payments on long-term debt	(7.1)	(1.2)	—	(8.3)
Principal repayments on capital lease obligations	(0.7)	(0.9)	(0.6)	(2.2)
Excess tax benefit from stock-based compensation	7.9	—	—	7.9
Other	(0.8)	—	—	(0.8)

Net cash provided by financing activities	(97.5)	3.4	73.2	(20.9)

Effect of changes in foreign exchange rates on cash	—	—	(3.3)	(3.3)
Net decrease in cash and cash equivalents	(137.1)	(1.0)	5.7	(132.4)

Cash and cash equivalents, beginning of period	274.3	4.7	29.0	308.0

Cash and cash equivalents, end of period	$137.2	$3.7	$34.7	$175.6

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(13) CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Condensed Consolidating Statements of Cash Flows
Six months ended December 31, 2014
(in millions)

	Zayo Group, LLC (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total
Net cash provided by operating activities	$204.4	13.8	14.4	$232.6

Cash flows from investing activities:
Purchases of property and equipment	(207.9)	(17.8)	(19.1)	(244.8)
Acquisitions, net of cash acquired	(0.1)	(52.5)	(73.9)	(126.5)

Net cash used in investing activities	(208.0)	(70.3)	(93.0)	(371.3)

Cash flows from financing activities:
Proceeds from equity offerings and contributions	205.3	64.9	9.5	279.7
Principal payments on long-term debt	(254.4)	(5.3)	—	(259.7)
Payment of early redemption fees on debt extinguished	(23.8)	—	—	(23.8)
Payment of)/receipt from intercompany loans	(50.1)	—	50.1	—
Principal repayments on capital lease obligations	(0.5)	(0.8)	—	(1.3)

Net cash provided by financing activities	(123.5)	58.8	59.6	(5.1)

Effect of changes in foreign exchange rates on cash	(4.1)	0.8	1.7	(1.6)
Net decrease in cash and cash equivalents	(131.2)	3.1	(17.3)	(145.4)

Cash and cash equivalents, beginning of period	260.8	1.0	35.6	297.4

Cash and cash equivalents, end of period	$129.6	$4.1	$18.3	$152.0

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(14) SUBSEQUENT EVENTS

Allstream Acquisition

        On January 15, 2016, the Company acquired 100% of the equity interest in Allstream, Inc. and Allstream Fiber U.S. Inc. (together "Allstream") for cash consideration of CAD $427.0 million (or $298.0 million), subject to certain post-closing adjustments. The consideration paid is net of CAD $38.0 million (or $26.0 million) of working capital and other liabilities assumed by the Company in the acquisition. The acquisition was funded with Term Loan Proceeds (as defined below).

        The acquisition adds more than 18,000 route miles to the Company's fiber network, including 12,500 miles of long-haul fiber connecting all major Canadian markets and 5,500 route miles of metro fiber network connecting approximately 3,300 on-net buildings concentrated in Canada's top five metropolitan markets.

Term Loan Borrowings

        On January 15, 2016, the Company entered into an Incremental Amendment (the "Amendment") to its Credit Agreement. Under the terms of the Amendment, the Company's term loan facility was increased by $400 million. The additional amounts borrowed bear interest at LIBOR plus 3.5 percent with a minimum LIBOR rate of 1.0 percent. The $400 million add-on was priced at 99.0 percent. No other terms of the Credit Agreement were amended.

GLOSSARY OF TERMS

        Our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus, we have provided definitions of some of these terms below.

        3G—Third generation of cellular wireless standards and successor to the 2G standard.

        4G—Fourth generation of cellular wireless standards. It is a successor to 3G and 2G standards, with the aim to provide a wide range of data services, with rates up to gigabit-speed Internet access for mobile, as well as stationary users.

        Bandwidth infrastructure—Dark fiber, mobile infrastructure and lit: bandwidth services provided over fiber networks, and datacenter-based colocation and interconnection services. Fiber-based bandwidth infrastructure services that are lit (i.e., provided by using optronics that "light" the fiber) include wavelengths, Ethernet, IP, and SONET; fiber-based services that are not lit are sold as dark-fiber capacity. Datacenter- based bandwidth infrastructure services include colocation (space and power) as well as interconnection within facilities.

        Capacity—The information carrying ability of a telecommunications service. Below is a list of some common units of capacity for various lit bandwidth services:

        DS-0, DS-1 and DS-3—Data communication circuits capable of transmitting over SONET (or similar) at 64 Kbps, 1.544 Mb and 45 Mb, respectively.

        OC-3, OC-12, OC-48 and OC-192—Data communication circuits capable of transmitting over SONET at 155 Mb, 622 Mb, 2.5G and 10G, respectively.

        1G, 2.5G, 10G, 40G and 100G—Data communication circuits capable of transmitting over Wavelengths at 1G, 2.5G, 10G, 40G and 100G, respectively.

        10Mb and 100Mb—Data communication circuits capable of transmitting over Ethernet at 10 Mb and 100 Mb, respectively.

        GigE and 10GigE—Data communication circuits capable of transmitting over Ethernet at 1G and 10G.

        Carrier—A provider of communications services that commonly include voice, data and Internet services.

        Carrier hotel—A building containing many carriers and other telecommunications service providers that are widely interconnected. These facilities generally have high-capacity power service, backup batteries and generators, fuel storage, riser cable systems, large cooling capability, and advanced fire suppression systems.

        Cellular tower—An outdoor structure primarily used to attach and house antennae used by wireless carriers to aggregate and transmit mobile voice and data.

        CLEC—Competitive local exchange carrier; provides local telecommunications services in competition with the ILEC.

        Cloud computing—An Internet-based or intranet-based computing environment wherein computing resources are distributed across the network (i.e., the "cloud"), dynamically allocated on an individual or pooled basis, and increased or reduced as circumstances warrant, to handle the computing task at hand.

        Colocation—The housing of transport equipment, other communications equipment, servers and storage devices within the same location. Operators of these colocation facilities typically also sell interconnection services to their customers, enabling them to cross connect with other customers located within the same facility and/or with Bandwidth Infrastructure providers.

        Conduit—A pipe, usually made of metal, ceramic or plastic, that protects buried fiber optic cables.

        Data center—A facility used to house computer systems, backup storage devices, routers, services and other Internet and other telecommunications equipment. Data centers generally have environmental controls (air conditioning, fire suppression, etc.), redundant/backup power supplies, redundant data communications connections and high security.

        Dark fiber—Fiber that has not yet been connected to telecommunications transmission equipment or optronics and, therefore, has not yet been activated or "lit" by the fiber cable owner.

        DS—Digital signal level; a measure of the transmission rate of digital telecommunications traffic. For example, DS-1 corresponds to 1.544 Mb and DS-3 corresponds to 45 Mb. See the definition of "Capacity" above.

        DWDM—Dense wavelength-division multiplexing. The term "dense" refers to the number of channels being multiplexed. A DWDM system typically has the capability to multiplex up to 40 wavelength channels.

        Ethernet—The standard local area network (LAN) protocol. Ethernet was originally specified to connect devices on a company or home network as well as to a cable modem or DSL modem for Internet access. Due to its ubiquity in the LAN, Ethernet has become a popular transmission protocol in metropolitan, regional and long haul networks as well.

        Fiber miles—The number of route miles in a network multiplied by the number of fiber strands within each cable on the network. For example, if a ten-mile network segment has a 144 count fiber installed, it would represent a 10x144 or 1,440 fiber miles.

        Fiber—Fiber, or fiber optic cables, are thin filaments of glass through which light beams are transmitted over long distances.

        Fiber-to-the-Tower or FTT—The connection of cellular towers to the wider terrestrial network via fiber connections.

        G—Gigabits per second, a measure of telecommunications transmission speed. One gigabit equals one billion bits of information.

        ILEC—Incumbent local exchange carrier; a traditional telecommunications provider that, prior to the Telecommunications Act of 1996, had the exclusive right and responsibility for providing local telecommunications services in its local service area.

        Interconnection service—A service that is used to connect two customers who are located within a single building or within a single colocation space using either fiber or other means.

        IP—Internet protocol; the transmission protocol used in the transmission of data over the Internet.

        IRU and IRU contract—Indefeasible right of use. The exclusive, unrestricted, and indefeasible right to use one, a pair, or more strands of fiber of a fiber cable. IRU contracts are typically long-term in nature (20 years) and may or may not contain restrictions on the use of the fiber by the lessee.

        ISP—Internet service provider; provides access to the Internet for consumers and businesses.

        Lateral—An extension from the main or core portion of a network to a customer's premises or other connection point.

        Mb—Megabits per second; a measure of telecommunications transmission speed. One megabit equals one million bits of information.

        Meet-Me Room—A physical location in a building, usually a data center or carrier hotel, where voice carriers, Internet service providers, data service providers and others physically interconnect so that traffic can be passed between their respective networks. At any given colocation facility or data center, network owners may also be able to interconnect outside the Meet-Me Room.

        Mobile switching centers—Buildings where wireless service providers house their Internet routers and voice switching equipment.

        NOC—Network operations center; a location that is used to monitor networks, troubleshoot network degradations and outages, and ensure customer network outages and other network degradations are restored.

        OC—Optical carrier level; a measure of the transmission rate of optical telecommunications traffic. For example, OC-3 corresponds to 155 Mb. See the definition of "Capacity," above.

        On-net—Describes a location or service that is directly and fully supported by fiber.

        Optronics—Various types of equipment that are commonly used to light fiber. Optronics include systems that are capable of providing wavelength, Ethernet, IP, SONET, and other service over fiber optic cable.

        POP—Point-of-presence; a location in a building separate from colocation facilities and data centers that houses equipment used to provide telecom or Bandwidth Infrastructure services.

        Private line—Dedicated private bandwidth circuit that generally utilizes SONET, Ethernet and wavelength technology used to connect various locations.

        Route miles—The length, measured in non-overlapping miles, of a fiber network. That is the actual number of miles that a network cable traverses. Route miles are distinct from fiber miles (see fiber miles definition).

        Small cell—A location other than a cellular tower or building that is used to attach an antennae used by a wireless carriers to aggregate and transmit mobile voice and data. Typically, the location is a light pole, traffic light, or other small separate purpose structure.

        SONET—Synchronous optical network; a network protocol traditionally used to support private line services. This protocol enables transmission of voice, data and video at high speeds. Protected SONET networks provide for virtually instantaneous restoration of service in the event of a fiber cut or equipment failure.

        Switch—An electronic device that selects the path that voice, data and Internet traffic take or use on a network.

        Transport—A dedicated telecommunication service to move data, Internet, voice, video or wireless traffic from one location to another.

        Wavelength—A channel of light that carries telecommunications traffic through the process of wavelength-division multiplexing.

$550,000,000

Zayo Group, LLC
and
Zayo Capital, Inc.

Exchange Offer for All Outstanding

$550,000,000 aggregate amount of 6.375% Senior Notes due 2025
(CUSIP Nos. 989194 AN5 and U98832 AG0)
for new 6.375% Senior Notes due 2025
that have been registered under the Securities Act of 1933

PROSPECTUS

April 20, 2016